As filed with the Securities and Exchange Commission on August 4, 2004

Registration No. 333-114472

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Dex Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1855759	2741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert M. Neumeister, Jr.

Executive Vice President and Chief Financial Officer

Dex Media, Inc.

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Ezring, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 4, 2004.

PROSPECTUS

DEX MEDIA, INC.

Offer to Exchange

$500,000,000 aggregate principal amount of its 8% Series B Notes due 2013,

which have been registered under the Securities Act,

for any and all of its outstanding 8% Series A Notes due 2013

and

$389,000,000 aggregate principal amount at maturity of its 9% Series B

Discount Notes due 2013, which have been registered

under the Securities Act, for any and all of its outstanding

9% Series A Discount Notes due 2013

and

$361,000,000 aggregate principal amount at maturity of its 9% Series B

Discount Notes due 2013, which have been registered

under the Securities Act, for any and all of its outstanding

9% Series A Discount Notes due 2013.

We are offering to exchange our 8% Series B Notes due 2013, or the “November exchange notes,” for our currently outstanding 8% Series A Notes due 2013 issued in November 2003, or the “outstanding November notes,” our 9% Series B Discount Notes due 2013 issued in November 2003, or the “November discount exchange notes,” for our currently outstanding 9% Series A Discount Notes due 2013, or the “outstanding November discount notes,” and our 9% Series B Discount Notes due 2013 issued in February 2004, or the “February discount exchange notes” and, collectively with the November exchange notes and the November discount exchange notes, the “exchange notes,” for our currently outstanding 9% Series A Discount Notes due 2013, or the “outstanding February discount notes” and, collectively with the outstanding November notes and the outstanding November discount notes, the “outstanding notes.” Each series of the exchange notes are substantially identical to the applicable outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 12:00 p.m. midnight, New York City time, on , 2004, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the exchange notes involves risks.

See “ Risk Factors” beginning on page 22.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. The information regarding our business and detailed financial data, while important to an understanding of our cost structure, results of operations, financial position and cash flow, does not directly impact your decision as to whether or not to participate in the exchange offer. Information directly relating to the exchange offer can be found in this summary under the subheadings “—The Offering,” “—The Exchange Offer,” “—Terms of the Exchange Notes” and elsewhere in this prospectus under the headings “The Exchange Offer” and “Description of Exchange Notes.” You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements of Dex Media, Inc. and related notes thereto and the consolidated financial statements of Dex Media West and related notes thereto appearing elsewhere in this prospectus.

Unless the context otherwise requires, in this prospectus:

•	“Dex Media” refers to Dex Media, Inc., the issuer of the notes, and not to any of its subsidiaries;

•	“we,” “our” or “us” refers collectively to Dex Media and its consolidated subsidiaries and their predecessors;

•	“Dex Media East” refers to Dex Media East LLC, an indirect wholly owned subsidiary of Dex Media;

•	“Dex Media West” refers to Dex Media West LLC, an indirect wholly owned subsidiary of Dex Media;

•	“Dex West” refers to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming;

•	“Dex Holdings” refers to Dex Holdings LLC, the parent of Dex Media;

•	“Qwest” refers to Qwest Communications International Inc. and its subsidiaries, including Qwest Corporation, the local exchange carrier subsidiary of Qwest, or “Qwest LEC;”

•	“Qwest Dex” refers collectively to Qwest Dex, Inc. and its parent, Qwest Dex Holdings, Inc.;

•	“Predecessor” and “Dex East” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota prior to November 8, 2002, the date that Dex Media East acquired Dex East;

•	“Predecessor Period” refers to the period from January 1, 2002 through November 8, 2002;

•	“Successor Period” refers to the period from November 9, 2002 through December 31, 2002;

•	“Combined Year 2003” refers collectively to the year ended December 31, 2003 for Dex Media and its consolidated subsidiaries and the period from January 1, 2003 through September 9, 2003 for Dex West;

•	“Combined Year 2002” refers collectively to the Successor Period, the Predecessor Period, and the year ended December 31, 2002 for Dex West;

•	“Combined Year 2001” refers collectively to the year ended December 31, 2001 for Dex East and the year ended December 31, 2001 for Dex West;

•	“Combined Successor and Predecessor Period” refers collectively to the Successor Period and the Predecessor Period;

•	“outstanding November notes” refers to the 8% Series A Notes due 2013 issued on November 10, 2003;

•	“outstanding November discount notes” refers to the 9% Series A Discount Notes due 2013 issued on November 10, 2003;

•	“outstanding February discount notes” refers to the 9% Series A Discount Notes due 2013 issued on February 11, 2004;

•	“outstanding discount notes” refers collectively to the outstanding November discount notes and the outstanding February discount notes;

•	“outstanding notes” refers collectively to the outstanding November notes and the outstanding discount notes;

•	“November exchange notes” refers to the 8% Series B Notes due 2013 offered pursuant to this prospectus;

•	“November discount exchange notes” refers to the 9% Series B Discount Notes due 2013 offered pursuant to this prospectus;

•	“February discount exchange notes” refers to the 9% Series B Discount Notes due 2013 offered pursuant to this prospectus;

•	“discount exchange notes” refers collectively to the November discount exchange notes and the February discount exchange notes;

•	“exchange notes” refers collectively to the November exchange notes and the discount exchange notes;

•	“notes” refers collectively to the outstanding notes and the exchange notes; and

•	“directory” refers to telephone directory.

Our Company

We are the exclusive publisher of the “official” yellow pages and white pages directories for Qwest in the following states where Qwest is the primary incumbent local exchange carrier: Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, or collectively the “Dex States.” We have been publishing directories for over 100 years. Our contractual agreements with Qwest grant us the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex States until November 2052 and prevent Qwest from competing with us in the directory products business in the Dex States until November 2042.

We seek to bring buyers together with our advertising customers through a cost-effective, bundled advertising solution that includes print, CDROM and Internet-based directories. We generate our revenues primarily through the sale of print directory advertising. For the year ended December 31, 2003, after giving pro forma effect to the Transactions, as defined below, we generated $1.63 billion in revenue, $910 million in EBITDA and $32 million in net loss. For the three months ended March 31, 2004, after giving pro forma effect to the Transactions, we generated $411 million in revenue, $234 million in EBITDA and $2 million in net income. Our ability to generate EBITDA, along with low capital expenditure requirements and cash income taxes, allows our business to provide significant free cash flow. See “—Summary Historical and Pro Forma Financial Data.”

During 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential customers throughout the Dex States. In addition, our Internet-based directory, DexOnline.com, which provides an integrated complement to our print directories, includes more than 15 million business listings and 200 million residential listings from across the United States. Approximately 96% of our revenue from directory services for the Combined Year 2003 came from the sale of advertising in yellow pages directories, and approximately 4% of our revenue from directory services for the same period came from the sale of advertising in white pages directories.

We believe that our advertising customers value: (i) our lower cost per usage versus other directories and higher return on investment than other forms of local advertising; (ii) our broad distribution to potential buyers of our advertisers’ products and services; (iii) our ability to provide potential buyers with an authoritative reference source to search for products and services; and (iv) the quality of our client service and support. We have advertising customers across a diverse range of industries and we believe our customer retention rates exceed the averages of other incumbent publishers, or those owned by or affiliated with incumbent local exchange carriers. In 2003, we had over 400,000 local advertising accounts consisting primarily of small and medium-sized businesses and over 4,000 national advertising accounts.

Our Industry

The U.S. directory advertising industry generated approximately $14 billion in revenues in 2003, of which Dex Media generated $1.6 billion after giving pro forma effect to the Transactions, and has been characterized by stability and revenue growth in every year since 1985. Unlike overall advertising spending, directory advertising revenues have grown despite changes in the U.S. economy’s business cycle. For example, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspapers, experienced revenue declines.

We believe that this growth is a result of several advantages that directory advertising has relative to other forms of advertising. First, directory advertising is often the primary form of paid advertising used by small and medium-sized businesses due to its low cost relative to other media, broad demographic distribution, enduring presence and high usage rates. Second, we believe that directory advertising is attractive to businesses looking to advertise their products or services because consumers generally view telephone directories as a free, comprehensive, single source of information. Third, we believe that the “directional” nature of directory advertising is especially valuable to advertisers because directory advertisements reach consumers at a time when buyers are actively seeking information and are prepared to make a purchase. Finally, we believe that directory advertising generates a higher return on investment for small and medium-sized businesses than most other major media, including newspapers, television, radio and the Internet.

Over the past decade, growth by independent publishers and out-of-territory expansion by some incumbent publishers have significantly increased competition in the directory advertising industry. However, the directory advertising industry is still largely dominated by the incumbent publishers, as evidenced by their generating approximately 86% of the industry’s total revenue in 2003.

Our Strengths

While the directory advertising industry has become increasingly competitive, we believe that we possess the following strengths that will enable us to continue to compete successfully in the local advertising market:

•	Scale and leading market position. Dex is the fourth largest directory publisher in the United States and the exclusive directory publisher for Qwest in the Dex States. We believe that our scale and our incumbent position provide us with a substantial competitive advantage over independent directory advertising providers. Further, both our strong brand and long history as the incumbent yellow pages directory positions us as the “official” directory for both consumers and local advertisers, many of whom select our directories as their primary advertising medium.

•	Superior value proposition for our target advertisers. We believe that directory advertising provides our target advertisers with a greater value proposition than other media. We believe that our directory advertising has a lower cost per usage than other competing directories and higher return on investment than other local advertising alternatives, including newspapers, television, radio and the Internet.

•	Established and experienced sales force. As of December 31, 2003, we had 1,019 sales representatives who have been employed by Dex for an average of nine years. We believe that our sales force’s experience, tenure and local market knowledge is a competitive advantage which has enabled us to develop longstanding relationships with our advertisers and has been a key factor in our ability to exceed the average revenue growth of the incumbent industry for the Combined Year 2003.

•	Attractive market demographics. In 2003, the Dex States on a percentage basis have experienced greater job creation and gross state product growth than the United States as a whole. In addition, we believe our markets are economically diverse, limiting our exposure to economic downturns in specific sectors of the economy.

•	Stable and recurring revenue. Our business produces stable and recurring revenue because of our large diversified customer base, high account retention and renewal rates and limited exposure to national advertising. For the Combined Year 2003, our account renewal rate was 91%, no single account contributed more than 0.3% of total revenue (excluding Qwest) and no single directory heading contributed more than 2.8% of total revenue.

•	Strong financial profile generates significant free cash flow. Our business generates significant free cash flow due to its recurring revenue combined with the high margins associated with our incumbent position, low capital expenditures and favorable tax position. For the three months ended March 31, 2004, we generated $130 million in cash provided by operating activities and $103 million in free cash flow. For the year ended December 31, 2003, on a pro forma basis giving effect to the Transactions, we generated $910 million in EBITDA and $32 million in net loss from $1.63 billion of revenue. Over the past three years ending December 31, 2003, we have invested an average of $37.5 million per year in capital expenditures on a combined basis, including capitalized software development costs. We also benefit from the favorable income tax treatment associated with the $6.8 billion step-up in the tax basis of our assets from the Acquisitions, as defined below, which is amortized for tax purposes on a straight-line basis for 15 years. In 2003 and for the three months ended March 31, 2004, our free cash flow allowed us to repay $405 million and $105 million, respectively, of our indebtedness.

•	Experienced management team. We have assembled a strong and experienced senior management team across all areas of our organization, including sales, finance, operations, marketing and customer service. Our senior management team has an average of approximately 20 years of public and/or private company experience in their respective areas of expertise.

Our Strategy

We intend to leverage our incumbent position and strong brand while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities to enhance our position in the Dex States. We believe that our directory advertisements enable our customers to connect with potential buyers in a very cost effective manner, which, when combined with our competitive strengths, will allow us to grow our revenues and cash flows. The principal elements of our business strategy include:

•	Introducing new products that enhance the value proposition for our customers. We have a history of introducing and selling new products, product extensions and other innovations that offer creative opportunities for our advertisers to find new customers and generate additional revenue for their products and services. Over the past three years, our new product introductions have included: leader advertisements, Spanish yellow pages, white pages repeating corner advertisements, dining guides and top tabs. As the incumbent directory publisher in the Dex States, we have a large number of existing advertisers to whom we can effectively market our new products to generate additional revenue. We believe that our ability to innovate our product line will continue to serve as a competitive advantage.

•	Increasing revenue and customer growth through segmented pricing. Historically, the directory advertising industry has utilized a simplified approach to pricing, with set rates based upon the size and features (e.g., use of color, graphics, etc.) of the advertisement regardless of heading category. We are now instituting a more sophisticated pricing strategy, which prices advertisements by heading category. We believe that implementing this strategy will improve revenue growth by allowing us to respond to the different demand characteristics of various heading categories and to better align our pricing with our customers’ perceptions of value.

•

Further penetrating our addressable markets through enhanced sales force productivity. We believe a significant opportunity exists for our established local sales force to further penetrate the addressable markets that we serve and increase the sales of our services to existing customers. Over the past year, we have taken a number of steps to improve sales force effectiveness including: (i) servicing our customers on a more cost-effective means based on the revenue generated by such customers, (ii) rescheduling the launch and duration of sales campaigns to maximize available selling days and (iii) implementing standardized sales practices and procedures across all markets.

•	Increasing the value proposition for our customers through a content-driven Internet strategy. We currently provide an Internet-based directory, DexOnline.com, which includes fully searchable content derived from more than 240,000 yellow pages advertisements from our directories. The site incorporates free text search capabilities, with a single search box that is similar in design and functionality to popular search engines. We believe that the competitive advantage of DexOnline.com versus search engines is that our content is structured to deliver information from our printed directories on local services and products within the Dex States. We are also reviewing opportunities to expand our electronic product line in appropriately structured and cost-effective relationships with other Internet directory providers, portals and search engines. We are committed to developing these opportunities in a manner that will benefit us, and at a scale which is justified by usage and utility to our advertisers.

•	Strengthen our competitive position by aggressively promoting our superior value proposition. We are investing in brand awareness campaigns that reinforce the benefits that our directories and DexOnline.com offer to advertisers and consumers. Our marketing plan highlights the advantages we enjoy as an incumbent publisher by positioning us as the “official” directory with the broad distribution, high usage and low cost per usage, which are attributes that advertisers require.

•	Enhancing our operational efficiency by converting to the Amdocs software system. We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system, that will allow us to better manage every aspect of our production cycle from initial sales call through distribution of our directories. We expect the implementation of this system will allow us to improve our operational efficiency and benefit from the associated cost savings.

You should also consider the many risks we face that could limit our ability to implement our business strategies, including:

•	our inability to introduce new products in the future could adversely affect our ability to generate additional revenue;

•	if we do not successfully implement our new segmented pricing strategy, we may not fully realize the expected growth of our revenues;

•	if we experience a significant turnover of our sales force, we will incur additional costs in the hiring and training of new sales force personnel;

•	the ability of other search engines to provide local products and services content in a cost-effective manner could adversely affect our Internet strategy;

•	a significant decline in consumer usage could adversely affect our business; and

•	our failure to utilize the capabilities of the Amdocs software system could adversely affect our planned operational efficiencies.

In addition, while we may implement individual elements of our strategies, the benefits derived from such implementation may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. See “Risk Factors” and “Forward-Looking Statements.”

Our History

On August 19, 2002, Dex Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, in two separate phases, for an aggregate consideration of $7.1 billion (excluding fees and expenses). The acquisitions were structured to be completed in two phases to accommodate the regulatory requirements in the applicable states. In connection with the first phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex East States to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East States. We refer to the acquisition of Dex East, or the “Dex East Acquisition,” and the financing thereof, collectively, as the “Dex East Transactions.” In connection with the second phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex West States to its indirect subsidiary, Dex Media West. Dex Media West consummated the second phase of the acquisition on September 9, 2003 and currently operates the acquired directory businesses in the Dex West States. We refer to the acquisition of Dex West, or the “Dex West Acquisition,” and the financing thereof, collectively, as the “Dex West Transactions,” and together with the Dex East Transactions, the “Acquisition Transactions.” We refer to the Dex East Acquisition and the Dex West Acquisition, collectively, as the “Acquisitions.” Prior to the Acquisitions, the directory businesses of Qwest were operated by Qwest Dex, a subsidiary of Qwest.

For federal income tax purposes, the Acquisitions were treated as asset purchases and Dex Media East, Inc. and Dex Media West, Inc., the direct parents of Dex Media East and Dex Media West, respectively, generally have a tax basis in the acquired assets equal to the purchase price for the applicable Acquisition. Upon the consummation of the Dex East Acquisition and the Dex West Acquisition, Dex Media East and Dex Media West, respectively, each became a stand alone company separate from Qwest.

In connection with the Acquisitions, we entered into contractual agreements with Qwest, which grant us the exclusive right to be its official directory publisher in the Dex States until November 7, 2052. In addition, Qwest agreed not to compete with us in the directory products business in the Dex States until November 7, 2042. See “The Acquisition Transactions.”

Financing of Dex East Acquisition

In connection with the Dex East Acquisition, Dex Media East entered into credit facilities comprised of a Tranche A term loan facility in an aggregate principal amount of $530 million, a Tranche B term loan facility in an aggregate principal amount of $700 million and a revolving credit facility comprised of commitments in an aggregate principal amount of $100 million. In addition, Dex Media East and Dex Media East Finance Co., a wholly owned subsidiary of Dex Media East, issued $450 million of their 9 7/8% Senior Notes due 2009 and $525 million of their 12 1/8% Senior Subordinated Notes due 2012. See “Description of Other Indebtedness.”

Also in connection with the Dex East Acquisition, The Carlyle Group, or “Carlyle,” and Welsh, Carson, Anderson & Stowe, or “WCAS” and together with Carlyle, the “Sponsors,” and their assignees and designees, or the “Equity Investors,” provided an aggregate of $655 million in equity contributions, which represented approximately 20% of the purchase price of the Dex East Acquisition (including fees and expenses).

Financing of Dex West Acquisition

In connection with the Dex West Acquisition, Dex Media West entered into credit facilities comprised of a Tranche A term loan facility in an aggregate principal amount of $960 million, a Tranche B term loan facility in an aggregate principal amount of $1,200 million and a revolving credit facility comprised of commitments in an aggregate principal amount of $100 million. We refer to the Dex Media East credit facilities and Dex Media West credit facilities, collectively, as “our subsidiaries’ credit facilities.” In addition, Dex Media West and Dex Media West Finance Co., a wholly owned subsidiary of Dex Media West, issued $385 million of their 8 1/2% Senior Notes due 2010 and $780 million of their 9 7/8% Senior Subordinated Notes due 2013. We refer to the senior notes and the senior subordinated notes of Dex Media East and Dex Media West, collectively, as the “subsidiary notes.” See “Description of Other Indebtedness.”

Also in connection with the Dex West Acquisition, the Equity Investors provided an aggregate of $962 million in equity contributions, which represented approximately 20% of the purchase price of the Dex West Acquisition (including fees and expenses). In addition, Dex Media East borrowed an additional $160 million under the Dex Media East Tranche A term loan facility, the proceeds of which were paid by us to Qwest as a portion of the consideration for the Dex West Acquisition.

Our corporate structure is as follows:

(1)	Issuer of the 8% Notes due 2013 and 9% Discount Notes due 2013 issued in the November Offering (as defined) and 9% Discount Notes due 2013 issued in the February Offering (as defined). Obligor under the contingent support obligations in respect of our subsidiaries’ credit facilities.
(2)	Guarantor under the Dex Media East credit facilities.
(3)	Borrower under the Dex Media East credit facilities.
(4)	Co-issuer of the Dex Media East 9 7/8% Senior Notes due 2009 and 12 1/8% Senior Subordinated Notes due 2012.
(5)	Employer of Dex Media East’s and Dex Media West’s non-senior management personnel.
(6)	Guarantor under the Dex Media West credit facilities.
(7)	Borrower under the Dex Media West credit facilities.
(8)	Co-issuer of the Dex Media West 8 1/2% Senior Notes due 2010 and 9 7/8% Senior Subordinated Notes due 2013.

Recent Developments

Amendment to Credit Facilities

On June 11, 2004, our subsidiaries entered into amended and restated credit agreements to, among other things, permit (i) the redemption of all of Dex Media’s 5% Series A preferred stock, which is held by our Sponsors and management, plus accrued and unpaid dividends, (ii) the redemption of (a) up to 35% of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and its associated redemption premium, plus accrued and unpaid interest and (b) up to 35% of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 and its associated redemption premium, plus accrued and unpaid interest, in each case, from proceeds from the shares of common stock of Dex Media sold by Dex Media in its initial public offering of common stock, (iii) the final lump sum payment to our Sponsors to terminate the annual advisory fees payable under the management consulting agreements, and (iv) distribution of funds to us in an amount equal to our regularly scheduled quarterly cash dividends on Dex Media’s common stock. The amendments specified above became effective immediately upon the consummation of the initial public offering of Dex Media common stock. We refer to the amendments to our subsidiaries’ credit facilities as the “Amendment.” For more detail regarding the Amendment, please refer to the Amendment agreements, both of which have been filed as exhibits to the registration statement relating to this prospectus. In conjunction with the Amendment, effective June 11, 2004, we have repriced our subsidiaries’ credit facilities on economic terms more favorable to us, or the “Repricing.”

We refer to the Acquisition Transactions, the offering of Dex Media’s outstanding notes, or “the Notes Offerings,” the borrowings under our subsidiaries’ revolving credit facilities to fund the final lump sum payment to our Sponsors to terminate the annual advisory fees payable under the management consulting agreements and the initial public offering (as defined below), including the use of proceeds, collectively, as the “Transactions.”

Initial Public Offering

On July 27, 2004, Dex Media consummated its initial public offering, or the “initial public offering,” in which 53,061,224 shares of its common stock were sold at a price of $19.00 per share. 19,736,842 shares were sold by Dex Media, or the “primary shares,” and 33,324,382 shares were sold by a selling stockholder. Dex Media did not receive any of the proceeds from the sale of shares by the selling stockholder.

Dex Media used a portion of the proceeds from its sale of primary shares to redeem all of its outstanding 5% Series A preferred stock. Dex Media will use the remainder of the proceeds from its sale of primary shares to redeem (i) $183.75 million in aggregate principal amount of Dex Media East’s outstanding 12 1/8% Senior Subordinated Notes due 2012, and (ii) $18.2 million in aggregate principal amount of Dex Media West’s outstanding 9 7/8% Senior Subordinated Notes due 2013.

The November Offering

On November 10, 2003, Dex Media completed an offering of $500.0 million in aggregate principal amount of its 8% Notes due 2013 and $389.0 million in aggregate principal amount at maturity of its 9% Discount Notes due 2013, which we refer to collectively as the “November Offering.” The November Offering was exempt from registration under the Securities Act.

Outstanding Notes

We sold the outstanding notes issued in the November Offering to J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., the initial purchasers, on November 10, 2003. The initial purchasers subsequently resold the outstanding notes issued in the November Offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreements

In connection with the sale of the outstanding notes issued in the November Offering, we entered into registration rights agreements with the initial purchasers. Under the terms of those agreements, we agreed to:

•	use all commercially reasonable efforts to file a registration statement for the exchange offer and the exchange notes;

•	use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement; and

•	file a shelf registration statement for the sale of the outstanding notes issued in the November Offering under certain circumstances and use all commercially reasonable efforts to cause such shelf registration statement to become effective under the Securities Act.

If the exchange offer registration statement or the shelf registration statement, if required by the applicable registration rights agreement, is not declared effective on or prior to August 7, 2004 or the exchange offer is not consummated on or prior to October 6, 2004, (1) the annual interest rate borne by the outstanding November notes will be increased by 0.25% per annum for the first 90-day period, increasing by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum of the principal amount of the outstanding November notes and (2) the annual interest rate borne by the outstanding November discount notes will be increased by 0.25% per annual on the accreted value of the outstanding November discount notes for the first 90-day period, increasing by an additional 0.25% per annum on the accreted value of the outstanding November discount notes with respect to each subsequent 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum on the accreted value of the outstanding November discount notes. All additional interest that accrues on or prior to the full accretion date shall be added to the accreted value of each outstanding November discount note and all additional interest that accrues thereafter shall be payable in cash to holders of the outstanding November discount notes on each scheduled interest payment date. The exchange offer is being made pursuant to the registration rights agreements and is intended to satisfy the rights granted under the registration rights agreements, which rights terminate upon completion of the exchange offer.

The February Offering

On February 11, 2004, Dex Media completed an offering of $361.0 million in aggregate principal amount at maturity of its 9% Discount Notes due 2013, which we refer to as the “February Offering.” The February Offering was exempt from registration under the Securities Act.

Outstanding Notes

We sold the outstanding notes issued in the February Offering to J.P. Morgan Securities Inc and Lehman Brothers Inc., the initial purchasers, on February 11, 2004. The initial purchasers subsequently resold the outstanding notes issued in the February Offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreements

In connection with the sale of the outstanding notes issued in the February Offering, we entered into a registration rights agreement with the initial purchasers. Under the terms of this agreement, we agreed to:

•	use all commercially reasonable efforts to file a registration statement for the exchange offer and the exchange notes;

•	use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement; and

•	file a shelf registration statement for the sale of the outstanding notes issued in the February Offering under certain circumstances and use all commercially reasonable efforts to cause such shelf registration statement to become effective under the Securities Act.

If the exchange offer registration statement or the shelf registration statement, if required by the registration rights agreement, is not declared effective on or prior to November 8, 2004 or the exchange offer is not consummated on or prior to January 7, 2005, the annual interest rate borne by the outstanding February discount notes will be increased by 0.25% per annum on the accreted value of the outstanding February discount notes for the first 90-day period, increasing by an additional 0.25% per annum on the accreted value of the outstanding February discount notes with respect to each subsequent 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum on the accreted value of the outstanding February discount notes. All additional interest that accrues on or prior to the full accretion date shall be added to the accreted value of each outstanding February discount note and all additional interest that accrues thereafter shall be payable in cash to holders of the outstanding February discount notes on each scheduled interest payment date. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

The Exchange Offer

The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

$500.0 million in aggregate principal amount of 8% Series B Notes due 2013, $389.0 million in aggregate principal amount at maturity of 9% Series B Discount Notes due 2013 and $361.0 million in aggregate principal amount at maturity of 9% Series B Discount Notes due 2013.

Exchange Offer

The November exchange notes are being offered in exchange for a like principal amount of outstanding November notes and the discount exchange notes are being offered in exchange for a like principal amount at maturity of outstanding discount notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                     , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2004, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of Dex Media; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering Outstanding Notes” and “Plan of Distribution.”

Effect of Not Tendering

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Interest on the Exchange Notes and the Outstanding Notes

The November exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from November 10, 2003. Prior to November 15, 2008, interest will accrue on the discount exchange notes in the form of an increase in the accreted value of the discount exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Material Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.”

Issuer	Dex Media, Inc., a Delaware corporation.

Securities	$500.0 million in aggregate principal amount of 8% Series B Notes due 2013.

$389.0 million in aggregate principal amount at maturity of 9% Series B Discount Notes due 2013.

$361.0 million in aggregate principal amount at maturity of 9% Series B Discount Notes due 2013.

Maturity	November 15, 2013.

Interest

November exchange notes: The November exchange notes will bear cash interest from the most recent interest payment date to which interest has been paid on the outstanding November notes or, if no interest has been paid, from November 10, 2003. Cash interest on the November exchange notes will accrue and be payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2004, at a rate of 8% per annum.

November discount exchange notes and February discount exchange notes: Prior to November 15, 2008, interest will accrue on the discount exchange notes in the form of an increase in the accreted value of the discount exchange notes. The accreted value of each discount exchange note will increase from the date of issuance until November 15, 2008 at a rate of 9% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on November 15, 2008. Thereafter, cash interest on the discount notes will accrue and be payable semiannually in arrears on May 15 and November 15 of each year commencing on May 15, 2008 at a rate of 9% per annum.

Original issue discount

The November discount exchange notes and the February discount exchange notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the discount notes prior to May 15, 2009, interest will accrue from the issue date of the discount exchange notes based on the yield to maturity of the discount exchange notes and will be included as interest income (including for periods ending prior to November 15, 2008) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See “Material Federal Income Tax Consequences.”

Ranking	The exchange notes will be senior unsecured obligations of Dex Media and will:

•	rank equally in right of payment to all existing and future senior indebtedness of Dex Media (other than Dex Media’s contingent support obligations under our subsidiaries’ credit facilities, to which the exchange notes will be contractually subordinated);

•	rank senior in right of payment to Dex Media’s existing and future senior subordinated indebtedness and subordinated indebtedness;

•	be effectively subordinated in right of payment to future secured debt of Dex Media, to the extent of the value of the assets securing such debt; and

•	be effectively subordinated in right of payment to all liabilities and preferred stock of each of our existing and future subsidiaries.

See “Description of Exchange Notes—Ranking.” The November discount exchange notes and the February discount exchange notes will be substantially similar but will be issued under different indentures. The November discount exchange notes will not be fungible, and will not trade as a single class, with the February discount exchange notes.

As of March 31, 2004, Dex Media’s only indebtedness would have been $500.0 million of outstanding November notes, approximately $259.0 million ($389.0 million at maturity) of outstanding November discount notes and $253.3million ($361.0 million at maturity) of outstanding February discount notes.

In connection with our subsidiaries’ credit facilities, Dex Media entered into support agreements providing that, upon an acceleration of Dex Media East’s or Dex Media West’s credit facilities, Dex Media is obligated to partially repay such subsidiary’s credit facilities using a portion of any proceeds received by Dex Media from certain extraordinary events relating to the other subsidiary. A portion of any proceeds received from such extraordinary events from time to time are required to be pledged to secure Dex Media’s obligations under the applicable support agreement. See “Description of Other Indebtedness—Our Subsidiaries’ Credit Facilities—Support Agreement.”

As of March 31, 2004, on a pro forma basis giving effect to the Transactions, our subsidiaries would have had total indebtedness of approximately $5,057 million to which the exchange notes will be effectively subordinated and that, among other things, limits Dex Media’s ability to access the value or cash flow of our subsidiaries. See “Risk Factors—Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.”,

“—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.” and “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media.”

Optional Redemption	Dex Media may redeem some or all of each series of exchange notes at any time at the redemption prices listed under “Description of Exchange Notes—Optional Redemption.”

In addition, before November 15, 2006, Dex Media may redeem up to 35% of each series of exchange notes with the net cash proceeds from certain equity offerings at the prices listed under “Description of Exchange Notes—Optional Redemption.”

Change of Control

November exchange notes: Upon the occurrence of a change of control, unless Dex Media has exercised its right to redeem all of the November exchange notes as described above, you will have the right to require Dex Media to purchase all or a portion of your November exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Change of Control.”

November discount exchange notes and February discount exchange notes: Upon the occurrence of a change of control, unless Dex Media has exercised its right to redeem all of the discount exchange notes as described above, you will have the right to require Dex Media to purchase all or a portion of your discount exchange notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes—Change of Control.”

Covenants

The indentures that will govern the exchange notes contain covenants that will impose significant restrictions on our business. The restrictions these covenants place on Dex Media, our restricted subsidiaries and future restricted subsidiaries include limitations on Dex Media’s ability and the ability of our future restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	designate any of our future subsidiaries as unrestricted subsidiaries; and

•	incur liens.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Exchange Notes—Certain Covenants.”

No Public Market for the Exchange Notes

The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.”

PORTAL Trading of the Exchange Notes…

We expect the exchange notes to be eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages, or “PORTAL,” System of the National Association of Securities Dealers, Inc.

Risk factors

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning immediately after this “Prospectus Summary.”

Our principal executive offices are located at 198 Inverness Drive West, Englewood, Colorado 80112. Our telephone number is (303) 784-2900. Our internet address is http://www.dexmedia.com. The contents of this website are not part of this prospectus.

Summary Historical and Pro Forma Financial Data

The summary historical financial data as of December 31, 2002 and 2003 and for the year ended December 31, 2001, the period from January 1, 2002 to November 8, 2002, the period from November 9, 2002 to December 31, 2002 and the year ended December 31, 2003 have been derived from our consolidated financial statements and related notes thereto included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The summary historical financial data as of December 31, 2001 have been derived from our consolidated financial statements and related notes thereto not included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The summary historical financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements and related notes thereto, which have been prepared on a basis consistent with our annual consolidated financial statements, included in this prospectus. The summary historical financial data as of March 31, 2003 have been derived from our unaudited consolidated financial statements and related notes thereto, which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year or any future period.

On November 8, 2002, we consummated the Dex East Acquisition. Periods of our Predecessor reflect the historical basis of accounting of Qwest Dex’s operations in the Dex East States, and periods of the Successor reflect the effects of purchase accounting for the Dex East Acquisition. On September 9, 2003, we consummated the Dex West Acquisition. The results of operations of Dex Media West are included in our historical results of operations for the period from September 10, 2003 to December 31, 2003 and the three months ended March 31, 2004 and reflect the effects of purchase accounting for the Dex West Acquisition. Accordingly, the results of operations for periods of the Predecessor are not comparable to the results of operations for periods of the Successor and our results of operations prior to the Dex West Acquisition are not comparable to our results of operations subsequent to the Dex West Acquisition.

The summary pro forma balance sheet data as of March 31, 2004 have been prepared to give pro forma effect to the Transactions and the summary pro forma statement of operations data for the year ended December 31, 2003 have been prepared to give pro forma effect to the Transactions as if they had occurred on January 1, 2003. It also eliminates the non-recurring effects on 2003 revenue and cost of revenue as a result of purchase accounting related to the Dex East Acquisition.

We have historically operated as the directory business of Qwest Dex in the Dex States. Because our relationship with Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our summary historical operating results and the historical operating results of Dex West included elsewhere in this prospectus. As a result, our summary historical results of operations, financial position and cash flows and those of Dex West would have been different if we had operated as a stand-alone company without the shared resources of Qwest and its affiliates. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the date indicated and do not purport to be indicative of results of operations as of any future date or for any future period. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Acquisition Transactions,” our consolidated financial statements and related notes thereto and the combined financial statements of Dex West and related notes thereto included elsewhere in this prospectus.

	Predecessor		Dex Media
(Dollars in thousands, except per share data)	Year Ended December 31, 2001	January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year Ended December 31, 2003	Unaudited Three Months Ended March 31,		Unaudited Pro Forma Year Ended December 31, 2003	Unaudited Pro Forma Three Months Ended March 31, 2004
					2003	2004
Statement of operations data:
Revenue(a)	$666,207	$589,896	$58,097	$882,772	$152,873	$388,177	$1,631,129	$410,911
Cost of revenue(a)	209,050	177,360	19,906	265,333	47,228	118,192	491,253	124,630
General and administrative expense(b)	47,610	49,606	20,502	146,480	23,642	53,351	218,104	52,351
Depreciation and amortization expense	12,707	9,258	33,299	305,420	56,363	109,440	482,156	109,440
Merger-related expenses(c)	3,859	—	—	—	—	—	—	—
Impairment charges(d)	6,744	—	—	—	—	—	—	—

Total operating expenses	279,970	236,224	73,707	717,233	127,233	280,983	1,191,513	286,421

Operating income (loss)	386,237	353,672	(15,610)	165,539	25,640	107,194	439,616	124,490
Other (income) expense:
Interest income	(2,971)	(721)	(71)	(1,380)	(98)	(257)	(1,380)	(257)
Interest expense(e)	112,944	87,165	27,866	277,626	48,164	124,625	481,057	120,978
Other (income) expense, net(f)	7,417	3,506	3,578	12,058	4,077	33	12,058	33
Provision (benefit) for income taxes	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)	(20,257)	1,447

Net income (loss)	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)	$(31,862)	$2,289

Balance sheet data (at period end):
Total cash and cash equivalents	$54,825	n/a	$37,626	$7,416	$74,726	$14,089	n/a	$14,089
Working capital (deficit)(g)	(1,266,857)	n/a	29,354	(8,341)	37,578	(53,290)	n/a	(53,290)
Total assets	347,647	n/a	3,021,674	7,290,378	3,015,380	7,218,598	n/a	7,232,058
Total debt	1,390,920	n/a	2,207,130	6,097,434	2,183,378	6,251,316	n/a	6,069,366
Stockholders’ (deficit) equity	(1,250,187)	n/a	623,379	760,772	605,829	503,141	n/a	698,551

Other financial data:
EBITDA(h)	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601	$909,714	$233,897
Capital expenditures	7,401	13,367	3,513	40,548	3,273	27,257
Cash paid for interest	—	—	648	197,192	17,168	90,074
Ratio of earnings to fixed charges(i)	3.3x	4.0x	—	—	—	—

Other operational data:
Local account renewal rate	93%	92%	92%	91%	n/a	n/a
Number of directories published	150	130	20	182	28	74

(a)	Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have otherwise been because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period and will have no impact on cash flows.

(b)	Includes bad debt expense.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the “Merger,” including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	Pro forma interest expense reflects an estimated weighted average interest rate on our subsidiaries’ credit facilities of approximately 4%. A 0.125% increase or decrease in the assumed interest rate applicable to our subsidiaries’ credit facilities would change pro forma interest expense and income before taxes by approximately $4 million for the year ended December 31, 2003. Pro forma interest expense does not give effect to the Repricing.

(f)	In 2001, other (income) expense, net represents charges for a permanent decline in the value of investments. In 2002 and 2003, other (income) expense, net represents commitment fees related to the financing of the Dex West Acquisition.

(g)	Working capital is defined as current assets less current liabilities. Working capital includes cash and short-term borrowings that were not acquired or assumed by Dex Media from Qwest Dex. The following table summarizes the effects of these items on working capital for the period of the Predecessor indicated:

(In thousands)	December 31, 2001
Working capital (deficit)	$(1,266,857)
Cash and cash equivalents	(54,825)
Short-term borrowings	1,390,920

Working capital, excluding cash and short-term borrowings	$69,238

Working capital, excluding cash and short-term borrowings is included in this prospectus to provide additional information with respect to the working capital of Dex Media, as it excludes cash and short-term borrowings that were not acquired or assumed by Dex Media from Qwest Dex.

(h)	EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense, net and depreciation and amortization expense.

The following table summarizes the calculation of EBITDA for the periods indicated:

	Predecessor		Dex Media
	Year ended December 31, 2001	January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year ended December 31, 2003	Unaudited Three months ended March 31,		Unaudited Pro forma Year ended December 31, 2003	Unaudited Pro forma Three months ended March 31, 2004
(In thousands)					2003	2004
Net income (loss)	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)	$(31,862)	$2,289
Adjustments to net income (loss):
Provision (benefit) for income taxes	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)	(20,257)	1,447
Interest expense, net	109,973	86,444	27,795	276,246	48,066	124,368	479,677	120,721
Depreciation and amortization expense	12,707	9,258	33,299	305,420	56,363	109,440	482,156	109,440

EBITDA	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601	$909,714	233,897

EBITDA for the period from November 9, 2002 to December 31, 2002, for the year ended December 31, 2003 and for the three months ended March 31, 2003 and 2004 includes the effects of purchase accounting adjustments recorded upon the consummation of the Dex East Acquisition and the Dex West Acquisition, as applicable. These purchase accounting adjustments relate to the portion of deferred revenue and related deferred costs associated with directories published and distributed prior to the Acquisitions that were not carried over to our balance sheet due to purchase accounting. As a result of such Dex Media East purchase accounting adjustments, revenue and cost of revenue were reduced by $41.5 million and $10.6 million, respectively, for the period from November 9, 2002 to December 31, 2002, and revenue and cost of revenue were reduced by $24.7 million and $5.9 million, respectively, for the three months ended March 31, 2003, and, as a result of the Dex Media East and the Dex Media West purchase accounting adjustments, revenue and cost of revenue were reduced by $118.2 million and $32.6 million, respectively, for the year ended December 31, 2003 and revenue and cost of revenue were reduced by $22.7 million and $6.4 million, respectively, for the three months ended March 31, 2004. As a result, EBITDA was reduced by $30.9 million, $18.8 million, $85.6 million and $16.3 million for the period from November 9, 2002 to December 31, 2002, the three months ended March 31, 2003, the year ended December 31, 2003 and the three months ended March 31, 2004.

Management uses EBITDA as a measure of operating performance of its directory publishing business. Excluding certain items from net income (loss) allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, and amortization of intangible assets recorded in the acquisition and depreciation of property and equipment. EBITDA is also used by management to assess the ability of Dex Media to satisfy its debt service, capital expenditures and working capital requirements, and to assess certain covenants in our borrowing arrangements that are tied to similar measures. However, EBITDA presented in this prospectus is calculated in a different manner than comparable terms in our and our subsidiaries’ debt agreements, which permit the exclusion of certain items as defined.

The use of EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense, net and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Dex Media. Management believes it is acceptable to exclude depreciation from net income because Dex Media has not historically been required to invest significant amounts in property, plant or equipment in its primary business. Net income and a reconciliation of net income to EBITDA are provided above to compensate for these limitations.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(i)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of the interest within rental expense. For the Successor Period, the year ended December 31, 2003, the three months ended March 31, 2003 and the three months ended March 31, 2004, earnings were inadequate to cover fixed charges. The deficiencies were $48.6 million, $136.8 million, $29.3 million and $20.4 million, respectively.

RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

The loss of any of our key agreements with Qwest could have a material adverse effect on our business.

In connection with the Acquisitions, we entered into several agreements with Qwest, including a publishing agreement, a non-competition agreement and billing and collection services agreements. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest in the Dex States until November 7, 2052. We believe that acting as the exclusive official publisher of directories for the incumbent telephone company provides us with a competitive advantage. Under the non-competition agreement, Qwest agreed until November 7, 2042 not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex States in which Qwest provides local telephone service that are directed primarily at customers in those geographic areas. Under the billing and collection services agreements, Qwest agreed until November 7, 2004 to continue to bill and collect, on behalf of Dex Media East and Dex Media West, amounts owed by customers in connection with our directory services and purchase the associated accounts receivable from Dex Media East and Dex Media West. For the Combined Year 2003, Qwest billed approximately 45% of our local account billings on our behalf as part of Qwest’s telephone bill and held these collections in joint accounts with Qwest’s own collections. The termination of any of these agreements or the failure by Qwest to satisfy its obligations under these agreements could have a material adverse effect on our business. See “The Acquisition Transactions—Agreements between Us, Dex Media East and/or Dex Media West and Qwest.”

Qwest is currently highly leveraged and has a significant amount of debt service obligations over the near term and thereafter. In addition, Qwest has faced and may continue to face significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Based on Qwest’s public filings and announcements, Qwest has recently taken measures to improve its near-term liquidity and covenant compliance. However, Qwest still has a substantial amount of indebtedness outstanding and substantial debt service requirements. Consequently, it may be unable to meet its debt service obligations without obtaining additional financing or improving operating cash flow. Accordingly, we cannot assure you that Qwest will not ultimately seek protection under U.S. bankruptcy laws. In any such proceeding, our agreements with Qwest, and Qwest’s ability to provide the services under those agreements, could be adversely impacted. For example:

•	Qwest, or a trustee acting on its behalf, could seek to reject our agreements with Qwest as “executory” contracts under U.S. bankruptcy law, thus allowing Qwest to avoid its obligations under such contracts. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on our business.

•	Qwest could seek to sell certain of its assets, including the assets relating to Qwest’s local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest.

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We may have difficulties obtaining the funds collected by Qwest on our behalf pursuant to the billing and collection service agreements at the time such proceeding is instituted, although pursuant to such agreements, Qwest prepares settlement statements 10 times per month for each state in the Dex States summarizing the amounts due to Dex Media East and Dex Media West and purchases Dex Media East’s and Dex Media West’s accounts receivable billed by it within approximately nine business days following such settlement date. Further, if Qwest continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest may be less likely to pay on time, or at all, bills received, including the amount owed to us. Qwest has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. See “The Acquisition Transactions—Agreements between Us, Dex Media East and/or Dex Media West and Qwest—Billing and Collection Services Agreements.”

We operate in the competitive directory advertising industry.

The U.S. directory advertising industry is competitive. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex States. In addition, we compete with other directory publishers in some of our markets, including Verizon Communications Inc., and these other directory publishers could elect to publish directories in the future in any of our markets in which they do not currently publish directories. For example, new competitive directories were introduced in six of our top ten markets in 2003 compared to just one new competitive directory in 2002. In the Dex States, our competitors publish and deliver approximately 550 directories. Our two largest competitors are Yell Group and Verizon. On average, there are two to three competing directories in each of our local markets. Through our Internet-based directory, we compete with these publishers and with other Internet sites providing classified directory information, such as Switchboard.com, yellowpages.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers. We cannot assure you that we will be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising in the future. In addition, we compete against other media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising, and we cannot assure you that we will be able to compete successfully against these and other media for such advertising.

The Telecommunications Act of 1996 effectively opened local telephone markets to increased competition. Consequently, there can be no assurance that Qwest will remain the dominant local telephone service provider in its local service area. If Qwest were no longer the dominant local telephone service provider in its local service area, we may not realize some of the anticipated benefits under our publishing agreement with Qwest, which could have a material adverse effect on our business.

We could be materially adversely affected by declining usage of printed yellow pages directories.

We believe that overall usage of printed yellow pages directories in the United States and in the Dex States declined by a compound annual rate of approximately 2% between 1999 and 2003. Notwithstanding these declines in usage, we have been able to increase our annual revenue in recent years through, among other things, increases in our advertising prices and new product offerings and enhanced features such as color advertisements and awareness products. There can be no assurance that usage of our print yellow pages directories will not continue to decline at the existing rate or more severely. In addition, there can be no assurance that we will be able to continue to increase prices or increase revenues from new product offerings and enhanced features. Any declines in usage could impair our ability to maintain or increase our advertising prices, cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases and discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our Internet-based directory, we cannot assure you that such increase in usage will result in additional Internet revenue. Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our directory services revenue and have a material adverse effect on our business.

Qwest, the former owner of our business, is the subject of ongoing investigations by the SEC and the U.S. Attorney’s office.

On March 8, 2002, Qwest, the former owner of our business, received a request from the Denver regional office of the U.S. Securities and Exchange Commission, or “SEC,” to voluntarily produce documents and information as part of an informal inquiry into certain of its accounting practices. On April 3, 2002, the SEC issued an order authorizing a formal investigation of Qwest. The matters under investigation include, among others, the revenue recognition practices of Qwest Dex. In addition, two former Chief Executive Officers (one of whom is our current Chief Executive Officer) and two former Chief Financial Officers (one of whom is our current Vice President, Financial Planning and Analysis) of Qwest Dex were subpoenaed in August 2002 and have provided documents and testimony to the SEC. In the investigation, the SEC may issue additional subpoenas seeking documents and/or testimony from other current and former Qwest Dex employees. We cannot assure you that the SEC investigation will not result in any enforcement action against Qwest Dex, its employees or those of our employees who were formerly employees of Qwest Dex.

In addition, on July 9, 2002, Qwest was informed by the U.S. Attorney’s Office for the District of Colorado that it had begun a criminal investigation of Qwest. Although the U.S. Attorney’s Office has not disclosed the subject matter of the investigation, it has indicated that it is investigating the matters under inquiry in the SEC investigation. It is not clear whether this investigation involves the business or management of Qwest Dex’s directory business (other than its former revenue recognition policy under the point of publication method) or employees who historically worked for the Qwest Dex business, most of whom are now our employees. We do not have any knowledge that former employees of Qwest Dex, most of whom are now our employees, are the subject of the U.S. Attorney’s investigation. None of the former employees of Qwest Dex have informed us that they are the targets of the U.S. Attorney’s investigation or have been contacted by the U.S. Attorney’s office in connection with the investigation. Although we acquired only the assets of the Qwest Dex business located in the Dex States and not the Qwest Dex corporate entity and we did not assume in the Acquisitions any liabilities relating to the SEC or the U.S. Attorney’s Office investigations, there can be no assurances that these investigations or other investigations will not have a material adverse effect on our business.

Restrictive covenants in our subsidiaries’ credit facilities and the indentures may restrict our ability to pursue our business strategies.

Our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and/or the indentures governing the notes limit Dex Media’s ability and/or the ability of our subsidiaries, among other things, to:

•	access the cash flow and value of our subsidiaries and, therefore, to pay interest and/or principal on the indebtedness of Dex Media or to pay dividends on the common stock of Dex Media;

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make distributions in respect of Dex Media’s or the applicable subsidiary’s capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of Dex Media’s or the applicable subsidiary’s future restricted subsidiaries;

•	agree to payment restrictions affecting Dex Media’s or the applicable subsidiary’s future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Dex Media’s or the applicable subsidiary’s assets;

•	enter into transactions with Dex Media’s or the applicable subsidiary’s affiliates;

•	incur liens;

•	designate any of Dex Media’s or the applicable subsidiary’s future subsidiaries as unrestricted subsidiaries; and

•	enter into new lines of businesses.

In addition, our subsidiaries’ credit facilities include other and more restrictive covenants and prohibit our subsidiaries from prepaying our other indebtedness while indebtedness under our subsidiaries’ credit facilities is outstanding. The agreements governing our subsidiaries’ credit facilities also require our subsidiaries to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our subsidiaries’ ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indentures governing the subsidiary notes, the indentures governing the notes and the agreements governing our subsidiaries’ credit facilities could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreements governing our subsidiaries’ credit facilities. If a default occurs, the lenders under our subsidiaries’ credit facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable or prevent our subsidiaries from making distributions to Dex Media in order for Dex Media to make payments on its indebtedness, either of which could result in an event of default under such indebtedness. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our subsidiaries’ credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our subsidiaries’ credit facilities, the subsidiary notes and the notes were to be accelerated, we can make no assurances that our assets would be sufficient to repay in full that indebtedness and our other indebtedness. See “Description of Other Indebtedness.”

Our business could suffer if there is a prolonged economic downturn.

We derive our net revenue from the sale of advertising in our directories. Our advertising revenue, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.

We depend on third parties for the printing and distribution of our directories. Dex Media East and Dex Media West each have contracts with two companies, R.R. Donnelley & Sons Company, or “Donnelley,” and Quebecor World Directory Sales Corporation, or “Quebecor,” for the printing of our directories, which expire on December 31, 2011 and July 30, 2008, respectively. Because of the large print volume and specialized binding of directories, there are only a small number of companies in the printing industry that could service our needs. Accordingly, the inability or unwillingness of Donnelley or Quebecor to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business.

We have a contract with a single company, Product Development Corporation, or “PDC,” for the distribution of our directories. This contract expires on May 31, 2009. There are only a small number of companies that could service our distribution needs. Accordingly, the inability or unwillingness of PDC to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business. We have a contract with Matson Integrated Logistics, or “Matson,” to provide logistical support and to transport our printed directories from our printers’ locations to PDC. This contract expires on December 31, 2008. We rely on Matson’s services extensively for our transportation and logistical needs, and only a small number of companies could service our transportation needs. Accordingly, any disruptions in the services provided to us by Matson or by a third party upon termination of the contracts with Matson could have a material adverse effect on our business.

Fluctuations in the price or availability of paper could materially adversely affect us.

The principal raw material that we use is paper. For the Combined Year 2003, paper costs equaled 4% of our revenue and 12% of our cost of revenue, excluding the effects of purchase accounting. Approximately 97% of the paper that we use is supplied by two companies: Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.), or “Nippon,” and Norske Skog Canada (USA), Inc., or “Norske.” Pursuant to our agreements with Nippon and Norske, they are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. The contract with Nippon expires on December 31, 2009 and the contract with Norske expires on December 31, 2008. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc., or “Spruce Falls.” Pursuant to an agreement between Spruce Falls and us, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Prices under this agreement are negotiated each year. If, in a particular year, Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

We do not engage in hedging activities to limit our exposure to paper price increases. The price of paper may fluctuate significantly in the future. Changes in the supply of or demand for paper could affect delivery times and prices. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Results of Operations.”

We could be materially adversely affected by turnover among sales representatives or loss of key personnel.

We depend on our ability to identify, hire, train and retain qualified sales personnel. A loss of a significant number of experienced sales representatives would likely result in fewer sales of advertising in our directories and could materially adversely affect our business. We expend significant resources and management time in identifying and training our sales representatives. Our ability to attract and retain qualified sales personnel depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate. We cannot assure you that we will be able to hire or retain a sufficient number of sales representatives to achieve our financial objectives.

Furthermore, we depend on the continued services of key personnel, including George Burnett, our President and Chief Executive Officer, Robert M. Neumeister, Jr., our Executive Vice President and Chief Financial Officer, Marilyn B. Neal, our Executive Vice President and Chief Operating Officer, and other members of our senior management and regional sales management personnel. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business.

We may be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

For the Combined Year 2003, approximately 82% of our revenue, excluding the effects of purchase accounting, was generated through the sale of advertising to local businesses, which are generally small and medium-sized businesses. In the ordinary course of our directory operations, we extend credit to these customers for advertising purchases. As of December 31, 2003, we had approximately 399,000 accounts with local businesses to which we extended credit. Full collection of delinquent accounts can take many months or may never occur. For the Combined Year 2003, bad debt expense for all of our accounts amounted to approximately $55.8 million, or 3.4% of our revenue, excluding the effects of purchase accounting. Small and medium-sized businesses tend to have fewer financial resources and higher rates of failure than do larger businesses. Consequently, although we attempt to mitigate exposure to the risks that result from extending credit to small and medium-sized businesses through credit screening and the collection of advance payments under certain circumstances, we cannot assure you that we will not be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.

Approximately 15% of our revenue for the Combined Year 2003 was derived from the sale of advertising to national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertising in several of the directories that we publish. In order to sell advertising to these accounts, we contract with approximately 160 certified marketing representatives, which we refer to as CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. In particular, we rely on one of our CMRs, TMP Worldwide Inc., or “TMP,” whose billings were approximately 4% of our revenue for the Combined Year 2003. Although we believe that our relationship with TMP is mutually beneficial and that those CMRs with whom we have existing relationships or other third parties could service our needs if TMP were unable or unwilling to provide its services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of TMP or the other CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business.

We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

As of December 31, 2003, approximately 66% of our workforce was represented by various local labor unions. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and an increase in our operating costs, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

Future changes in Qwest’s directory publishing obligations in the Dex States may increase our costs.

Pursuant to the publishing agreement, we are required to discharge Qwest’s regulatory obligation to publish white pages directories covering each service territory in the Dex States where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex State were to impose additional or changed legal requirements in any of Qwest’s service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest will only be obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation will expire on November 7, 2009. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest that portion of our increased costs that Qwest has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenue to cover any unreimbursed compliance costs.

Our conversion to the Amdocs software system may disrupt our operations or we may not be able to realize the improvement in our operational efficiency and the associated cost savings.

We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system. The conversion from our existing software system to the Amdocs software system is complicated and is expected to take several months for us to fully complete in all of the Dex States. During the conversion, we may experience a disruption to our business. We cannot assure you that any disruption caused by the conversion to Amdocs will not materially adversely affect our business or that we will be able to realize the anticipated cost savings as result of our conversion to Amdocs. In addition, if we are unable to convert to Amdocs, we will be unable to fully implement our segmented pricing strategy.

We are controlled by Carlyle and WCAS, whose interests may not be aligned with yours.

Dex Holdings, which is equally controlled by Carlyle and WCAS, owns approximately 63.9% of our common stock. The Sponsors have the power to control our affairs and policies. The Sponsors also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of the Sponsors could conflict with your interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

We are a highly leveraged company. As of March 31, 2004, our total indebtedness was $6,251 million, including $3,099 million of indebtedness under our subsidiaries’ credit facilities, $835 million of our subsidiaries’ senior notes, $1,305 million of our subsidiaries’ senior subordinated notes, $500 million of outstanding November notes and $512 million ($750 million at maturity) of outstanding discount notes. On a pro forma basis giving effect to the Transactions, our total indebtedness at March 31, 2004 would have been $6,069 million, including $3,119 million of indebtedness under our subsidiaries’ credit facilities, $835 million of our subsidiaries’ senior notes, $1,103 million of our subsidiaries’ senior subordinated notes, $500 million of outstanding November notes and $512 million ($750 million at maturity) of outstanding discount notes. This level of indebtedness could have important consequences to you, including the following:

•	the agreements governing our indebtedness substantially limit our ability to access the cash flow and value of our subsidiaries and, therefore, to pay interest and/or principal on the indebtedness of Dex Media;

•	our indebtedness limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates;

•	our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	our indebtedness may make us more vulnerable to a downturn in our business or the economy;

•	a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.

Although covenants under (1) the indentures governing the subsidiary notes limit the ability of our subsidiaries to incur additional indebtedness, (2) our subsidiaries’ credit facilities limit our ability and the ability of our subsidiaries to incur additional indebtedness and (3) the indentures governing the notes limit our ability and the ability of our subsidiaries to incur additional indebtedness, the terms of our subsidiaries’ credit facilities and the indentures permit Dex Media and our subsidiaries to incur significant additional indebtedness in the future if conditions are satisfied, including indebtedness under our subsidiaries’ revolving credit facilities. As of March 31, 2004, on a pro forma basis giving effect to the Transactions, our subsidiaries had $179.1 million available for additional borrowing under our subsidiaries’ revolving credit facilities. See “—Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.”

Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. Dex Media therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations and to pay dividends on our common stock. Because of the substantial leverage of Dex Media East and Dex Media West, and the dependence of Dex Media upon the operating performance of its subsidiaries to generate distributions to it, there can be no assurance that we will have adequate funds to fulfill our obligations in respect of our indebtedness when due. In connection with our subsidiaries’ credit facilities, Dex Media entered into support agreements providing that, upon an acceleration of Dex Media East’s or Dex Media West’s credit facility, Dex Media is obligated to partially repay such subsidiary’s credit facilities using a portion of any proceeds received by Dex Media from certain extraordinary events relating to the other subsidiary, including, for example, certain asset sale proceeds and excess distribution proceeds. A portion of any proceeds received from such extraordinary events from time to time is required to be pledged to secure Dex Media’s obligations under the applicable support agreement. See “Description of Other Indebtedness—Our Subsidiaries’ Credit Facilities—Support Agreement.”

As of March 31, 2004, after giving pro forma effect to the Transactions, our subsidiaries had total indebtedness of approximately $5,057 million. Furthermore, $179.1 million was available to our subsidiaries for additional borrowing under our subsidiaries’ credit facilities. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, such subsidiary may not have sufficient assets to make payments to Dex Media.

The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.

The indentures governing the subsidiary notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to Dex Media. We cannot assure you that the agreements governing our current and future indebtedness or other agreements will permit us to engage in transactions to fund scheduled interest and principal payments on our indebtedness when due, and no assurances can be given as to the timing or cost of, or our ability to, effectuate any refinancing or renegotiation, if such transactions are necessary. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

Specifically, the indentures relating to the senior notes and the senior subordinated notes of Dex Media East prohibit Dex Media East and its restricted subsidiaries from distributing funds to Dex Media if the amount of such distribution, together with all other restricted payments made by Dex Media East since November 8, 2002, would exceed the sum of (i) 50% of the adjusted consolidated net income accrued by Dex Media East since January 1, 2003, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media East, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media East by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media East would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes and senior subordinated notes. There is no specific exception to this restriction that would permit funds to be distributed to Dex Media to make interest payments on our indebtedness or the payment of dividends on its common stock.

The indentures relating to the senior notes and the senior subordinated notes of Dex Media West permit Dex Media West and its restricted subsidiaries to make one or more distributions to Dex Media with an aggregate amount not to exceed $50.0 million each fiscal year for the sole purpose of paying interest on Dex Media’s debt obligations. However, the same indentures prohibit Dex Media West and its restricted subsidiaries from distributing funds to Dex Media in excess of $50.0 million each fiscal year to service interest on Dex Media’s debt obligations or for any other purpose if the amount of such distribution, together with all other restricted payments made by Dex Media West since September 9, 2003 would exceed the sum of (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1, 2004 less 1.4 times the consolidated interest expense for the same period, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media West, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media West by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media West would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes and senior subordinated notes.

The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media.

Although the terms of our subsidiaries’ credit facilities permit Dex Media East and Dex Media West to pay cash dividends to Dex Media in an amount not to exceed 42% and 58%, respectively, of regularly scheduled cash interest payable on the initial $250 million of the November exchange notes (provided that no event of default is continuing or would result therefrom), Dex Media East or Dex Media West, as applicable, may not pay dividends on its 42% or 58% portion, as applicable, of the regularly scheduled interest payments on the remaining $250 million of the $500 million of the November exchange notes unless Dex Media East or Dex Media West, as applicable, meets an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend. Furthermore, in the event that (1) Dex Media East or Dex Media West, as the case may be, is unable to pay any dividends to be used for payment of cash interest on the November exchange notes because an event of default is continuing or would result therefrom or (2) Dex Media East or Dex Media West is unable to pay dividends in excess of its 42% or 58% portion, respectively, of the interest payments on $250 million of the $500 million of our November exchange notes, the other subsidiary will not be permitted by the terms of its credit facility to pay dividends in excess of its 42% or 58% portion of the cash interest payments, as applicable, to replace the dividends that cannot be paid by the other subsidiary.

Additionally, although the terms of our subsidiaries’ credit facilities permitted Dex Media to issue discount notes, such credit facilities do not specifically permit the payment of dividends to Dex Media to pay cash interest on our discount exchange notes when cash interest becomes payable on May 15, 2009. Accordingly, any dividend to Dex Media for payment of cash interest on the discount exchange notes must be permitted to be paid pursuant to the general dividend basket of each of our subsidiaries’ credit facilities, which restricts Dex Media East (including its immediate parent and its subsidiaries) and Dex Media West (including its immediate parent and its subsidiaries), as applicable, from paying dividends to Dex Media in excess of $5 million and $12.5 million per year, respectively, if Dex Media East (including its immediate parent and its subsidiaries) or Dex Media West (including its immediate parent and its subsidiaries), as applicable, does not comply with a coverage ratio and a leverage ratio test. In any event, any such dividend would be limited to a portion of excess cash flow (as defined in the Dex Media East and Dex Media West credit facilities). If Dex Media East and Dex Media West are not able to pay Dex Media dividends under the general dividend basket of our subsidiaries’ credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on our discount exchange notes once cash payments become due, we will need to refinance or amend our subsidiaries’ credit facilities before such date. We cannot be sure that we will be able to refinance or amend our subsidiaries’ credit facilities on commercially reasonable terms or at all.

Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.

Our subsidiaries are permitted under the terms of our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Dex Media. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to Dex Media. The indentures governing Dex Media’s notes do not significantly limit our subsidiaries from entering into agreements restricting such distributions, dividends or loans. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, other agreements of our subsidiaries and statutory restrictions will permit our subsidiaries to provide Dex Media with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on our indebtedness when due.

Exchange note holders’ right to receive payments on the exchange notes is effectively subordinated to the rights of Dex Media’s future secured creditors.

Holders of Dex Media’s secured indebtedness will have claims that are prior to your claims as a note holder to the extent of the value of the assets securing that secured indebtedness. The exchange notes will be effectively subordinated to all such secured indebtedness to the extent of the value of the related collateral. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Note holders will participate ratably with all holders of Dex Media’s unsecured indebtedness that is deemed to be of the same class as the respective exchange notes, and potentially with all of Dex Media’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, note holders may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2004, Dex Media did not have any secured indebtedness. The indentures that govern the exchange notes permit Dex Media to borrow significant additional indebtedness, including secured indebtedness, in the future. See “Description of Exchange Notes—Certain Covenants.”

To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future.

This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our subsidiaries’ revolving credit facilities will be adequate to meet our future liquidity needs, including Dex Media’s debt service obligations, for at least the next 12 months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our subsidiaries’ credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot make any assurances that we will be able to refinance any of our indebtedness, including our subsidiaries’ credit facilities, the subsidiary notes and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot make any assurances that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indentures. In addition, certain events may not constitute a change of control.

Upon the incurrence of specific kinds of change of control events, we may need to refinance large amounts of our debt, including the exchange notes, the subsidiary notes and borrowings under our subsidiaries’ credit facilities. If a change of control occurs, Dex Media must offer to purchase (1) the subsidiary notes and the November exchange notes for a price equal to 101% of the principal amount of the applicable notes, plus any accrued and unpaid interest and (2) the November discount exchange notes and the February discount exchange notes for a price equal to 101% of the accreted value of the applicable discount exchange notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for Dex Media to make any required repurchases of the exchange notes and the subsidiary notes upon a change of control. The occurrence of a change of control also would constitute an event of default under our subsidiaries’ credit facilities, in which case the lenders may terminate their commitments under our subsidiaries’ credit facilities and accelerate all amounts outstanding under our subsidiaries’ credit facilities. Our subsidiaries’ credit facilities contain, and any future debt that we incur may contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The purchase requirements contained in our debt instruments could also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not necessarily constitute a change of control under the indentures governing the subsidiary notes and the exchange notes. See “Description of Other Indebtedness” and “Description of Exchange Notes—Change of Control.”

Because the gross proceeds from the outstanding notes were distributed to our equity holders, a court could deem the obligations evidenced by the exchange notes a fraudulent conveyance.

The gross proceeds from the outstanding notes were distributed to our equity holders. The incurrence of the indebtedness evidenced by the outstanding notes (evidenced by the exchange notes after the consummation of the exchange offer) and the making of the distribution are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of Dex Media. Under these statutes, if a court were to find that at the time the outstanding notes were issued Dex Media issued the outstanding notes with the intent to hinder, delay or defraud any present or future creditor or Dex Media did not receive fair consideration or reasonably equivalent value for issuing the outstanding notes and, at the time Dex Media issued the outstanding notes, it was insolvent or became insolvent as a result of issuing the outstanding notes, was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured or became due (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes), the court could void or subordinate the obligations evidenced by the exchange notes in favor of our other obligations.

The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the applicable jurisdiction. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they mature. We believe that, after giving effect to the offering of the outstanding notes and the distribution to Dex Media’s stockholders of gross proceeds therefrom, Dex Media was not insolvent or rendered insolvent as a result of issuing the outstanding notes; that Dex Media was in possession of sufficient capital to run its business effectively; and Dex Media had incurred debts within its ability to pay as the same mature or become due. There can be no assurance, however, as to what standard a court would apply to evaluate Dex Media’s intent or to determine whether Dex Media was insolvent at the time of, or rendered insolvent upon, the consummation of the offering of the outstanding notes and the making of the distribution or that, regardless of the standard, a court would not determine that Dex Media was insolvent at the time of, or rendered insolvent upon, the consummation of the offering of the outstanding notes and the making of the distribution.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the November discount exchange notes and the February discount exchange notes even if Dex Media does not pay cash interest thereon.

The November discount exchange notes and the February discount exchange notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the discount exchange notes prior to November 15, 2008, and there will be no periodic payments of cash interest on the discount exchange notes prior to May 15, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the discount exchange notes) will accrue from the issue date of the discount exchange notes based on the yield to maturity of the discount exchange notes and the adjusted issue price of the discount exchange notes. Consequently, purchasers of the discount exchange notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the discount exchange notes) and the issue price of discount exchange notes. The yield to maturity of the discount exchange notes generally is the discount rate that, when applied to all payments to be made under the discount exchange notes, produces a present value equal to the issue price of the discount exchange notes. In the case of the February discount exchange notes, because the yield to maturity will be based on the issue price of the February discount exchange notes (which issue price of the February discount exchange notes is not equal to the initial accreted value of the February discount exchange notes) and the amount of original issue discount includible in income is based on the adjusted issue price of the February discount exchange notes, the amount of original issue discount includible in income by holders of the February discount exchange notes will differ from the amount of non-cash interest accruing on the February discount exchange notes.

There is no public market for the exchange notes, and we cannot assure you that a market for the exchange notes will develop or that you will be able to sell your exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system. Each of the initial purchasers of the outstanding notes advised us at the time of the issuance of the outstanding notes that it then intended to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and any of them may discontinue its market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stand-Alone Company” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the U.S. directory advertising industry, the U.S. advertising industry and their respective segments, our general expectations concerning such industries and their segments and our market position and market share within such industries and their segments are derived from data from various third party sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the U.S. directory advertising industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

Data on U.S. directory advertising industry revenue and corresponding market position and market share within the industry are based on U.S. directory advertising sales. A few of our competitors utilize the point of publication method of accounting under which revenue and expenses are recognized when a directory is published. We utilize the deferral and amortization method of accounting under which revenue and expenses are recognized over the lives of the directories. As a result, while we believe that the information presented herein with respect to ourselves and our competitors is comparable, comparisons made beyond the scope of those made in this prospectus may be impacted by the differing accounting methods. Except where otherwise noted, the calculation of advertiser renewal and retention rates is based on local advertisers and excludes the loss of advertisers as a result of business failures, which we believe is the customary calculation method in our industry.

The DEX® trademark referred to in this prospectus is a registered trademark of Dex Media. The QWEST DEX® and QWEST DEX ADVANTAGE® trademarks referred to in this prospectus are registered trademarks of Qwest and are used by us under license.

THE EXCHANGE OFFER

Purpose and Effect

Together with the sale by us of the outstanding November notes and the outstanding November discount notes on November 10, 2003 and the outstanding February discount notes on February 11, 2004, we entered into three registration rights agreements, two dated November 10, 2003 and one dated February 11, 2004, with the initial purchasers of the outstanding notes, which require that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the applicable outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes (or, in the case of the discount exchange notes, like principal amount at maturity). The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. Although the November discount exchange notes and the February discount exchange notes will be substantially similar, the November discount exchange notes will not be fungible, and will not trade as a single class, with the February discount exchange notes. The registration rights agreements further provide that we must use all commercially reasonable efforts to have such registration statement remain effective until the earlier of (i) 180 days after the closing of the exchange offer and (ii) such time as no broker-dealer holds any of certain types of outstanding notes. They further provide that we must use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the notes will terminate. A copy of each of the registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part, and this is a summary of the material provisions of each of the registration rights agreements. For a more complete understanding of the registration rights agreements, we encourage you to read the actual agreements as they, and not this description, govern your rights as holders of outstanding notes. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreements. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

In the event that:

•	we determine that an exchange offer registration statement is not available or that registration of exchange notes pursuant to an exchange offer registration statement may not be completed as soon as practicable after the expiration date of the exchange offer because it would violate any applicable law or applicable interpretations of the Staff of the SEC;

•	the exchange offer registration statements is not, for any other reason, declared effective by the SEC by August 7, 2004, in the case of the outstanding November notes and the outstanding November discount notes, or November 8, 2004, in the case of the outstanding February discount notes; or

•	the exchange offer has been completed and, in the opinion of counsel for the initial purchasers of the outstanding notes, a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of outstanding notes originally purchased and still held by the initial purchasers;

we must use all commercially reasonable efforts to cause to be filed a “shelf” registration statement for a continuous offering in connection with the applicable outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s Staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	the holder has an arrangement with any person to engage in the distribution of exchange notes;

•	is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s Staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC’s Staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                     , 2004 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

As of the date of this prospectus, outstanding notes representing $500.0 million in aggregate principal amount of November notes, $389.0 million in aggregate principal amount at maturity of November discount notes and $361.0 million in aggregate principal amount at maturity of February discount notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 12:00 midnight, New York City time, on                         , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be representing to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or “NYSE,” trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading “—Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attn: Specialized Finance Department

By Facsimile: (Eligible Institutions Only) (651) 495-8158

For Information or Confirmation by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements, two dated November 10, 2003 and one dated February 11, 2004, by and among us and the initial purchasers of the applicable outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount (or, in the case of the discount exchange notes, like principal amount at maturity). We will retire or cancel all of the outstanding notes tendered in the exchange offer.

On November 10, 2003, we issued and sold the outstanding November notes and the outstanding November discount notes, and on February 11, 2004, we issued and sold the outstanding February discount notes. We distributed the gross proceeds from the offerings of the outstanding notes to our stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004 on an actual basis and a pro forma basis giving effect to the Transactions.

The information in this table should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	March 31, 2004
(In thousands)	Actual	Pro forma
	(unaudited)
Cash and cash equivalents	$14,089	$14,089

Total debt:
Subsidiary debt:
Dex Media East credit facilities:
Revolving credit facility(1)	$—	$10,000
Term loan facilities	1,091,017	1,091,017
Dex Media West credit facilities:
Revolving credit facility(2)	—	10,000
Term loan facilities	2,008,000	2,008,000
Senior notes:
9 7/8% senior notes of Dex Media East	450,000	450,000
8 1/2% senior notes of Dex Media West	385,000	385,000
Senior subordinated notes:
12 1/8% senior subordinated notes of Dex Media East	525,000	341,250
9 7/8% senior subordinated notes of Dex Media West	780,000	761,800
Dex Media debt:
Outstanding November notes	500,000	500,000
Outstanding November discount notes	253,321	253,321
Outstanding February discount notes	258,978	258,978

Total debt	6,251,316	6,069,366
Stockholders’ equity:
5% Series A preferred stock	3	—
Common stock, $0.01 par value	130	1,502
Additional paid-in capital	621,985	846,643
Accumulated deficit	(113,681)	(144,298)
Accumulated other comprehensive loss	(5,296)	(5,296)

Total stockholders’ equity	503,141	698,551

Total capitalization	$6,754,457	$6,767,917

(1)	Total availability of $100 million. As of March 31, 2004, after giving pro forma effect to the Transactions, Dex Media East had $89.1 million available under such revolving credit facility ($0.9 million was committed under a stand-by letter of credit).

(2)	Total availability of $100 million. As of March 31, 2004, after giving pro forma effect to the Transactions, Dex Media West had $90.0 million available under such revolving credit facility.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of Dex Media has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Dex Media and the combined financial statements of Dex West included elsewhere in this prospectus. The Dex Media pro forma balance sheet as of March 31, 2004 gives pro forma effect to the initial public offering and the redemption of our outstanding 5% Series A preferred stock, a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012 and a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 from the proceeds from the initial public offering as if they were completed on March 31, 2004. The Dex Media pro forma statement of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give pro forma effect to the Dex West Transactions, the Notes Offerings, the initial public offering, the redemption of our outstanding 5% Series A preferred stock, a portion of Dex Media East’s outstanding 12 1/8% senior subordinated notes due 2012, a portion of Dex Media West’s outstanding 9 7/8% senior subordinated notes due 2013 and the payment of a final lump sum to our Sponsors to terminate the annual advisory fees paid to our Sponsors under our management consulting agreements as if each were completed on January 1, 2003. The pro forma statement of operations for the year ended December 31, 2003 also eliminates the non-recurring effects on 2003 revenue and cost of revenue resulting from purchase accounting adjustments related to the Dex East Acquisition. The pro forma financial information does not give effect to the Repricing. We refer to the adjustments relating to the Dex West Transactions and the Dex East Transactions as the “Acquisitions Transactions Adjustments,” the adjustments relating to the Notes Offerings as the “Notes Adjustments” and the adjustments relating to the initial public offering and the use of proceeds therefrom as the “Offering Adjustments.” The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes.

The pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Dex West Transactions, the Notes Offerings and the initial public offering been completed on the date indicated and does not purport to be indicative of results of operations as of any future date or for any future period. The pro forma financial information does not include all of the stand-alone costs related to operating as a separate entity from Qwest. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stand-Alone Company.” The pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Acquisition Transactions,” the historical consolidated financial statements of Dex Media and the notes thereto and the historical consolidated financial statements of Dex Media West and the notes thereto, in each case included elsewhere in this prospectus.

Dex Media

Unaudited pro forma balance sheet

As of March 31, 2004

(In thousands)	Dex Media Historical	Offering Adjustments		Dex Media Pro Forma
Current Assets:
Cash and cash equivalents	$14,089	$—		$14,089
Accounts receivable, net	112,719	—		112,719
Deferred directory costs	297,910	—		297,910
Current deferred taxes	9,938	—		9,938
Other current assets	7,774	—		7,774

Total Current Assets	442,430	—		442,430

Property, plant and equipment, net	98,610	—		98,610
Goodwill	3,084,066	—		3,084,066
Intangible assets	3,342,990	—		3,342,990
Deferred income taxes	66,802	19,329	(a)	86,131
Deferred financing costs	179,406	(5,869	)(a)(b)	173,537
Other assets	4,294	—		4,294

Total Assets	$7,218,598	$13,460		$7,232,058

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$49,906	$—		$49,906
Amounts due to related parties	32,791	—		32,791
Deferred revenue and customer deposits	205,835	—		205,835
Accrued interest payable	80,486	—		80,486
Current portion of long-term debt	109,194	—		109,194
Other accrued liabilities	17,508	—		17,508

Total Current Liabilities	495,720	—		495,720

Long-term debt	6,142,122	(201,950	)(c)	5,960,172
		20,000	(d)
Post-retirement and other post-employment benefit obligations	72,431	—		72,431
Other liabilities	5,184	—		5,184

Total Liabilities	6,715,457	(181,950)		6,533,507

Commitments and contingencies
Stockholders’ Equity:
Series A Preferred stock	3	(3	)(e)	—

Common stock	130	1,372	(f)	1,502
Additional paid-in-capital	621,985	351,105	(f)	846,643
		(126,447	)(e)

Accumulated deficit	(113,681)	(30,617	)(a)	(144,298)
Accumulated other comprehensive income	(5,296)	—		(5,296)

Total Stockholders’ Equity	503,141	195,410		698,551

Total Liabilities and Stockholders’ Equity	$7,218,598	$13,460		$7,232,058

See accompanying notes to unaudited pro forma balance sheet.

Dex Media

Notes to unaudited pro forma balance sheet

The pro forma financial data have been derived by the application of pro forma adjustments to our historical balance sheet data as of March 31, 2004.

(a)	Reflects the write-off of deferred financing costs from the redemption of Dex Media East senior subordinated notes and Dex Media West senior subordinated notes, premium paid upon the redemption of Dex Media East and Dex Media West senior subordinated notes and a one-time fee of $20.0 million paid to eliminate the $4.0 million annual fee under the management services agreement, net of the related deferred tax benefits. The $4.0 million annual fee has been eliminated from the pro forma statements of operations to reflect the continuing impact on us. The effect of these adjustments on accumulated deficit and deferred income taxes are as follows (in thousands):

Deferred financing costs	$5,869
Premium on redemption of senior subordinated notes	24,077
Elimination of annual fee under management services agreement	20,000

Pre-tax impact	49,946
Income tax benefit	(19,329)

Accumulated deficit	$30,617

(b)	Reflects the elimination of deferred financing costs associated with the redemption of $183.8 million of Dex Media East senior subordinated notes and $18.2 million of Dex Media West senior subordinated notes.

(c)	Reflects the redemption of $183.8 million of Dex Media East senior subordinated notes and $18.2 million of Dex Media West senior subordinated notes using a portion of the net proceeds of the initial public offering.

(d)	Reflects borrowings under the Dex Media East and Dex Media West revolving credit facilities to pay $20 million to eliminate the $4.0 million annual fee under the management services agreement.

(e)	Reflects the redemption of $126.5 million of preferred stock, including accumulated dividends of $0.8 million, with a portion of the net proceeds of the initial public offering.

(f)	Reflects the proceeds of the initial public offering, net of related expenses.

Dex Media

Unaudited pro forma statement of operations

For the year ended December 31, 2003

(in thousands, except per share data)	Dex Media Historical Year Ended December 31, 2003(i)	Dex West Historical January 1 to September 9, 2003	Acquisitions Transactions Adjustments		Subtotal	Notes Adjustments		Offering Adjustments		Total
Revenue	$882,772	$630,160	$118,197	(a)	$1,631,129	—		—		$1,631,129

Operating expenses:
Cost of revenue	265,333	193,282	32,638	(b)	491,253	—		—		491,253
General and administrative expense (including bad debt expense)	146,480	74,241	1,383	(c)	222,104	—		(4,000	)(c)	218,104
Depreciation and amortization expense	305,420	8,153	168,583	(d)	482,156	—		—		482,156

Total operating expenses	717,233	275,676	202,604		1,195,513	—		(4,000)		1,191,513

Operating income	165,539	354,484	(84,407)		435,616	—		4,000		439,616
Other (income) expense:
Interest income	(1,380)	(2,336)	2,336	(e)	(1,380)	—		—		(1,380)
Interest expense	277,626	113,627	32,354	(f)	423,607	81,520	(f)	(24,070	)(f)	481,057
Other expense, net	12,058	—	—		12,058	—		—		12,058

(Loss) income before income taxes	(122,765)	243,193	(119,097)		1,331	(81,520)		28,070		(52,119)
Provision (benefit) for income taxes	(47,729)	91,441	(43,194	)(g)	518	(31,694	)(g)	10,919	(g)	(20,257)

Net income (loss)	(75,036)	151,752	(75,903)		813	(49,826)		17,151		(31,862)
Dividend on Series A Preferred Stock	8,594	—	—		8,594	—		(8,594	)(h)	—

Net income (loss) available to common shareholders	$(83,630)	$151,752	$(75,903)		$(7,781)	$(49,826)		$25,745		$(31,862)

Basic loss per common share										$(0.21)
Diluted loss per common share										$(0.21)
Weighted average common shares, basic and diluted										149,119,976

See accompanying notes to unaudited pro forma statements of operations.

Dex Media

Unaudited pro forma statement of operations

For the three months ended March 31, 2004

	Dex Media Historical Three Months Ended March 31, 2004(i)	Acquisitions Transactions Adjustments		Notes Adjustments		Offering Adjustments		Total
(in thousands, except per share data)
Revenue	$388,177	$22,734	(a)	—		—		$410,911

Operating expenses:
Cost of revenue	118,192	6,438	(b)	—		—		124,630
General and administrative expense	53,351	—		—		(1,000	)(c)	52,351
Depreciation and amortization expense	109,440	—		—		—		109,440

Total operating expenses	280,983	6,438		—		(1,000)		286,421

Operating income	107,194	16,296		—		1,000		124,490
Other (income) expense:
Interest income	(257)	—		—		—		(257)
Interest expense	124,625	—		2,370	(f)	(6,017	)(f)	120,978
Other expense, net	33	—		—		—		33

(Loss) income before income taxes	(17,207)	16,296		(2,370)		7,017		3,736
Benefit (provision) for income taxes	(6,666)	6,313	(g)	(918	)(g)	2,718	(g)	1,447

Net (loss) income	(10,541)	9,983		(1,452)		4,299		2,289
Dividend on Series A Preferred Stock	1,896	—		—		(1,896	)(h)	—

Net income (loss) available to common shareholders	$(12,437)	$9,983		$(1,452)		$6,195		$2,289

Basic income per common share								$0.02
Diluted income per common share								$0.02
Weighted average common shares, basic								149,330,178
Weighted average common shares, diluted								152,149,861

See accompanying notes to unaudited pro forma statements of operations.

Dex Media

Notes to unaudited pro forma statements of operations

Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated such Acquisitions because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period. These purchase accounting adjustments relating to the Acquisitions are non-recurring and have no impact on cash flows.

(a) For the year ended December 31, 2003, the pro forma adjustment to revenue reflects the effects of Dex Media purchase accounting on amortization of deferred revenue related to Dex Media East and Dex Media West of $44.4 million and $73.8 million, respectively. For the three months ended March 31, 2004, the pro forma adjustment to revenue reflects the effects of Dex Media purchase accounting on amortization of deferred revenue related to Dex Media West of $22.7 million.

(b) For the year ended December 31, 2003, the pro forma adjustment to cost of revenue reflects the effects of Dex Media purchase accounting on amortization of deferred directory costs related to Dex Media East and Dex Media West of $11.6 million and $21.1 million, respectively. For the three months ended March 31, 2004, the pro forma adjustment to cost of revenue reflects the effects of Dex Media purchase accounting on amortization of deferred directory costs related to Dex Media West of $6.4 million.

(c) The pro forma adjustment to general and administrative expense for the Acquisition Transactions reflects the pro rata adjustment for management fees of $1.4 million related to Dex Media West for the period from January 1 to September 9, 2003. Management fees represent a $4.0 million annual fee to be paid to the Sponsors under the management agreement ($2.0 million each for Dex Media East and Dex Media West). The pro forma adjustment to general and administrative expense for the initial public offering reflects the elimination of the $4.0 million in annual management fees paid to the Sponsors pursuant to the management agreements.

(d) The pro forma adjustment to depreciation and amortization reflects the effects of amortization of intangible assets of $168.6 million related to Dex Media West. The pro forma financial statements reflect an allocation to tangible assets, liabilities, goodwill and identified intangible assets. For purposes of the unaudited pro forma financial statements, the underlying expected useful lives and related amortization periods of identifiable intangible assets are as follows:

Amortization Period(i)
Local customer relationships	20 years	(ii)
National customer relationships	25 years	(ii)
Non-compete/Publishing agreements	39 years
Qwest Dex trademark agreement	4 years
Dex trademark	Indefinite
Advertising agreement	14 years

(i)	See Note 7 to our audited consolidated financial statements for the year ended December 31, 2003 included elsewhere in this prospectus for our determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

(ii)	Annual amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

(e) The pro forma adjustment eliminates interest income relating to cash and cash equivalents that were not acquired in the Dex West Acquisition.

(f) The pro forma adjustments to interest expense reflect the following (in thousands):

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
Dex Media West:
Revolving credit facility	$1,436
Tranche A term loan	31,144
Tranche B term loan	38,762
Senior notes	22,377
Senior subordinated notes	52,262

Pro forma interest expense for the period from January 1 to September 9, 2003	145,981
Less: Dex West historical interest expense	(113,627)

Dex Media West Transactions adjustment	$32,354

Dex Media:
November notes	$35,096
November discount notes	22,856
February discount notes	23,568	$2,370

Notes Adjustments	$81,520	$2,370

Dex Media East:
Revolving credit facility	$335	$84
Senior subordinated notes	(22,898)	(5,725)

Dex Media West:
Revolving credit facility	$360	$90
Senior subordinated notes	(1,867)	(466)

Offering adjustments	$(24,070)	$(6,017)

Pro forma adjustments for the November 2003 offerings include interest expense for the period from January 1 to November 10, 2003. The pro forma adjustment for the February 2004 offering includes interest expense for the year ended December 31, 2003 and for the period from January 1, 2004 through February 10, 2004.

The offering adjustment related to interest expense reflects the impact of the redemption of $183.8 million of Dex Media East senior subordinated notes and $18.2 million of Dex Media West senior subordinated notes, and the effects of the additional borrowings under the Dex Media East and Dex Media West revolving credit facilities used to fund the $20.0 million paid to eliminate the annual fees related to the management services agreements.

(g) The estimated tax effect of the pro forma adjustments has been included at our estimated effective tax rate for the period presented. The estimated effective tax rate is based upon our Federal statutory rate of 35% and our average state income tax rate, net of Federal tax benefit.

(h) The pro forma adjustment to dividend on 5% Series A preferred stock reflects the redemption of $126.5 million of 5% Series A preferred stock, which is held by our Sponsors and management, with a portion of the proceeds of the initial public offering.

(i) Includes results of operations of Dex Media West subsequent to September 9, 2003, the date of the consummation of the Dex West Acquisition.

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data as of December 31, 2003 and 2002 and for the year ended December 31, 2003, the period from November 9, 2002 to December 31, 2002, the period from January 1, 2002 to November 8, 2002 and the year ended December 31, 2001 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of December 31, 2000 and 2001 and for each of the years ended December 31, 1999 and 2000 have been derived from our Predecessor’s combined financial statements not included in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of December 31, 1999 and as of and for the three months ended March 31, 2003 and 2004 were derived from our unaudited consolidated financial statements which, in the case of the three months ended March 31, 2003 and as of and for the three months ended March 31, 2004, are included in this prospectus. In the opinion of management, the unaudited financial data for the three months ended March 31, 2003 and 2004 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

On November 8, 2002, we consummated the Dex East Acquisition. The periods of our Predecessor reflect the historical basis of accounting of Qwest Dex for operations in the Dex East States, and the periods of our Successor reflect the effects of purchase accounting for the Dex East Acquisition. On September 9, 2003, we consummated the Dex West Acquisition. The results of operations of Dex Media West are included in our historical results of operations for the period from September 10, 2003 to December 31, 2003 and the three months ended March 31, 2004 and reflect the effects of purchase accounting for the Dex West Acquisition. Accordingly, the results of operations for the periods of the Predecessor are not comparable to the results of operations for the periods of the Successor. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor				Dex Media
(Dollars in thousands)	Year ended December 31,			January 1, 2002 to November 8, 2002	November 9, 2002 to December 31, 2002	Year ended December 31, 2003	Three Months Ended March 31,
	1999	2000	2001				2003	2004
Statement of operations data:
Revenue(a)	$600,906	$637,894	$666,207	$589,896	$58,097	$882,772	$152,873	$388,177

Cost of revenue(a)	231,764	238,326	209,050	177,360	19,906	265,333	47,228	118,192
General and administrative expense(b)	87,027	49,288	47,610	49,606	20,502	146,480	23,642	53,351
Depreciation and amortization expense	14,162	15,329	12,707	9,258	33,299	305,420	56,363	109,440
Merger-related expense(c)	—	5,788	3,859	—	—	—	—	—
Impairment charges(d)	—	—	6,744	—	—	—	—	—

Total operating expenses	332,953	308,731	279,970	236,224	73,707	717,233	127,233	280,983

Operating income (loss)	267,953	329,163	386,237	353,672	(15,610)	165,539	25,640	107,194

Other (income) expense:
Interest income	(2,808)	(915)	(2,971)	(721)	(71)	(1,380)	(98)	(257)
Interest expense	126,596	123,501	112,944	87,165	27,866	277,626	48,164	124,625
Other (income) expense, net(e)	—	(14,481)	7,417	3,506	3,578	12,058	4,077	33
Provision (benefit) for income taxes	58,531	90,903	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)

Net income (loss)	$85,634	$130,155	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)

Balance sheet data (at period end):
Total cash and cash equivalents	$—	$—	$54,825	n/a	$37,626	$7,416	$74,726	$14,089
Total assets	298,587	313,112	347,647	n/a	3,021,674	7,290,378	3,015,380	7,218,598
Total debt	1,741,255	1,602,654	1,390,920	n/a	2,207,130	6,097,434	2,183,378	6,251,316
Stockholders’ (deficit) equity	(1,672,775)	(1,492,517)	(1,250,187)	n/a	623,379	760,772	605,829	503,141

Other financial data:
EBITDA(f)	$282,115	$358,973	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601
Ratio of earnings to fixed charges(g)	2.1x	2.8x	3.3x	4.0x	—	—	—	—

Other operational data:
Local account renewal rate	94%	94%	93%	92%	92%	91%	n/a	n/a
Number of directories published	153	152	150	130	20	182	28	74

(a)	Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, and we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated such Acquisitions because the Acquisitions are accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to this twelve-month period. The purchase accounting adjustments relating to the Acquisitions are non-recurring and have no impact on cash flows.

(b)	Includes bad debt expense.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the “Merger,” including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	In 2000, other (income) expense, net includes a $15.9 million gain related to the sale of investments, net of losses on asset sales of $1.5 million. In 2001 other (income) expense, net represents a permanent decline in the value of investments. In 2002 and 2003, other (income) expense, net includes commitment fees related to the financing of the Dex West Acquisition.

(f)	EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense, net and depreciation and amortization expense.

The following table summarizes the calculation of EBITDA for the periods indicated:

	Predecessor				Dex Media
	Year ended December 31,			January 1, 2002 to November 8,	November 9, 2002 to December 31,	Year ended December 31,	Unaudited Three months ended March 31,
(In thousands)	1999	2000	2001	2002	2002	2003	2003	2004
Net income (loss)	$85,634	$130,155	$160,555	$157,093	$(28,104)	$(75,036)	$(15,888)	$(10,541)
Adjustments to net income (loss):
Provision (benefit) for income taxes	58,531	90,903	108,292	106,629	(18,879)	(47,729)	(10,615)	(6,666)
Interest expense, net	123,788	122,586	109,973	86,444	27,795	276,246	48,066	124,368
Depreciation and amortization expense	14,162	15,329	12,707	9,258	33,299	305,420	56,363	109,440

EBITDA	$282,115	$358,973	$391,527	$359,424	$14,111	$458,901	$77,926	$216,601

EBITDA for the period from November 9, 2002 to December 31, 2002, for the year ended December 31, 2003 and for the three months ended March 31, 2003 and 2004 includes the effects of purchase accounting adjustments recorded upon the consummation of the Dex East Acquisition and the Dex West Acquisition, as applicable. These purchase accounting adjustments relate to the portion of deferred revenue and related deferred costs associated with directories published and distributed prior to the Acquisitions that were not carried over to our balance sheet due to purchase accounting. As a result of such Dex Media East purchase accounting adjustments, revenue and cost of revenue were reduced by $41.5 million and $10.6 million, respectively, for the period from November 9, 2002 to December 31, 2002, and revenue and cost of revenue were reduced by $24.7 million and $5.9 million, respectively, for the three months ended March 31, 2003, and, as a result of the Dex Media East and the Dex Media West purchase accounting adjustments, revenue and cost of revenue were reduced by $118.2 million and $32.6 million, respectively, for the year ended December 31, 2003 and revenue and cost of revenue were reduced by $22.7 million and $6.4 million, respectively, for the three months ended March 31, 2004. As a result, EBITDA was reduced by $30.9 million, $18.8 million, $85.6 million and $16.3 million for the period from November 9, 2002 to December 31, 2002, the three months ended March 31, 2003, the year ended December 31, 2003 and the three months ended March 31, 2004.

Management uses EBITDA as a measure of operating performance of its directory publishing business. Excluding certain items from net income (loss) allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, and amortization of intangible assets recorded in the acquisition and depreciation of property and equipment. EBITDA is also used by management to assess the ability of Dex Media to satisfy its debt service, capital expenditures and working capital requirements, and to assess certain covenants in our borrowing arrangements that are tied to similar measures. However, EBITDA presented in this prospectus is calculated in a different manner than comparable terms in our and our subsidiaries’ debt agreements, which permit the exclusion of certain items as defined.

The use of EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense, net and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Dex Media. Management believes it is acceptable to exclude depreciation from net income because Dex Media has not historically been required to invest significant amounts in property, plant or equipment in its primary business. Net income and a reconciliation of net income to EBITDA are provided above to compensate for these limitations.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(g)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, an estimate of the interest component within rental expense and dividends on preferred stock. For the period from November 9, 2002 to December 31, 2002, the year ending December 31, 2003, the three months ended March 31, 2003 and the three months ended March 31, 2004, earnings were inadequate to cover fixed charges. The deficiencies were $48.6 million, $136.8 million, $29.3 million and $20.4 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Background

The following discussion and analysis of our financial condition and results of operations covers periods prior to and subsequent to the consummation of the acquisitions of the assets of Qwest Dex in the Dex East States (the “Dex East Acquisition”) on November 8, 2002 and of Qwest Dex in the Dex West States (the “Dex West Acquisition”) on September 9, 2003 (together, the “Acquisitions”). References to “Predecessor” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in the Dex East States prior to November 8, 2002. Pursuant to generally accepted accounting principles (“GAAP”), Dex East is considered to be the predecessor to Dex Media. References to “Dex West” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in the Dex West States prior to September 9, 2003. The Dex East States and the Dex West States are referred to collectively as the “Dex States.”

We have operated as a stand-alone company since the Dex East Acquisition. The Dex East Acquisition and the Dex West Acquisition have been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition dates were not carried over to Dex Media’s balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition dates.

Prior to the Dex East Acquisition, Qwest Dex Holdings, Inc. and its subsidiary operated the directory businesses of Dex East and Dex West as one business. In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, we have provided a discussion and analysis of (1) the historical results of Dex Media for the three months ended March 31, 2004 compared to the combined results of Dex Media and Dex West for the three months ended March 31, 2003, (2) the combined results of Dex Media for the year ended December 31, 2003 and Dex West for the period from January 1, 2003 through September 9, 2003 (the “Combined Year 2003”) compared to the combined results of our Predecessor for the period from January 1, 2002 through November 8, 2002, Dex Media for the period from November 9, 2002 through December 31, 2002 and Dex West for the year ended December 31, 2002 (the “Combined Year 2002”), (3) the Combined Year 2002 compared to the combined results of our Predecessor for the year ended December 31, 2001 and Dex West for the year ended December 31, 2001 (the “Combined Year 2001”), (4) the historical results of Dex Media for the year ended December 31, 2003 compared to the combined results of our Predecessor for the period from January 1, 2002 through November 8, 2002 (the “Predecessor Period”) and Dex Media for the period from November 9, 2002 through December 31, 2002 (the “Successor Period”), (together the “Combined Successor and Predecessor Period 2002”), (5) the Combined Successor and Predecessor Period 2002 compared to the historical results of our Predecessor for the year ended December 31, 2001. For purposes of discussion and analysis, we have compared the combined results of Dex Media and Dex West for the applicable periods. We have also provided separate discussion and analysis of our historical results, including our historical results subsequent to the Dex East Acquisition and the historical results of our Predecessor for periods prior to the Dex East Acquisition.

We have provided the combined results described in the previous paragraph because (1) we believe that such financial information results are important to an investor’s understanding of Dex Media’s future operations due to the Dex West Acquisition and (2) Dex East and Dex West were under common management for all periods presented. In the following discussion and analysis, “we,” “our” or “us” refers to (1) Dex Media and our Predecessor and (2) Dex Media and Dex West combined, as applicable.

The discussion and analysis of historical periods of the Predecessor do not reflect the significant impact that the Acquisitions have had on us, including significantly increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As a result of our conversion to the Amdocs software system, certain of our customer categories will be reclassified, which may result in a change in how we report our total number of customer accounts.

Our Business

We are the largest directory publisher in the Dex States and the fourth largest directory publisher in the U.S. For the Combined Year 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential consumers in the Dex States. We also provide related services, including an Internet-based directory, direct marketing lists and the sale of directories of Dex and other publishers outside of the normal delivery schedule. For the Combined Year 2003, we generated $1,512.9 million in revenue. Excluding the effects of purchase accounting adjustments to deferred revenue, which totaled $118.2 million, our revenue for the Combined Year 2003 would have been $1,631.1 million. Approximately 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated from the publication of directories. Approximately 96% and 4% of this directory services revenue, excluding the effects of purchase accounting, came from the sale of advertising in yellow pages directories and white pages directories, respectively.

Stand-Alone Company

Our Predecessor historically operated as the directory business of Qwest Dex in the Dex East States and not as a stand-alone company. Dex West historically operated as the directory business of Qwest Dex in the Dex West States and not as a stand-alone company. The combined financial statements included in this prospectus for the periods prior to November 8, 2002 (the “Predecessor Financial Statements”) have been derived from the historical financial statements of Qwest Dex, and include the activities of Qwest Dex for business conducted in the Dex East States prior to the Dex East Acquisition. To prepare the Predecessor Financial Statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West. Whenever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. Substantially all of the Predecessor’s revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on revenue and/or cost causative relationships to the account balance being apportioned. These specific identifications, assignments and apportionments are believed to be reasonable; however, the resulting amounts could differ from amounts that would have been determined if the Predecessor had operated on a stand-alone basis. Note 3(v) to our consolidated financial statements included in this prospectus sets forth additional information regarding such identification, assignments and apportionments. Because of the Predecessor’s relationship with Qwest Dex as well as Qwest and its other affiliates, the Predecessor’s historical results of operations and cash flows are not necessarily indicative of what they would have been had the Predecessor operated without the shared resources of Qwest and its affiliates. Accordingly, the results of operations and cash flows for periods prior to November 8, 2002 and for periods prior to the Dex West Acquisition are not indicative of our future results of operations and cash flows.

Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs (“FDC”). FDCs include costs associated with employees of Qwest or Qwest affiliates that were entirely dedicated to functions within Qwest Dex, many of whom became our employees upon consummation of the Acquisitions. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. For more detail regarding how the Predecessor historically reimbursed Qwest for services Qwest and its affiliates provided to the Predecessor, see Note 16 to our audited consolidated financial statements included in this prospectus. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates may not necessarily reflect the expenses that we will incur as an independent entity.

After the Acquisitions, Qwest continued to provide certain services to us that they had historically provided to the Predecessor, including but not limited to support services relating to information technology services and payroll services, pursuant to a transition services agreement. We have terminated the transition services agreement with Qwest as of December 31, 2003 with services provided internally or through arrangements with third parties.

Our Strategy

Our strategy is centered on building relationships with our major customer groups: small and medium-sized local businesses and national companies doing business in the Dex States. We plan to continue to build our knowledge of their businesses and develop value-added content that can be distributed in a variety of forms. Currently, the primary method of distribution is our print directories, which represented 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003. We also use the Internet and CD-ROMs to deliver our content. We plan to continue evaluating different methods of distribution as markets and electronic device acceptance change, particularly in the digital space. Additionally, we will look to enhance product offerings such as bundled print and Internet.

Maximizing the utility of our content is an important aspect of our overall strategy. To accomplish this, we plan to continue innovating new products such as advertising on book spines, covers and tabs, expanding on market segmentation such as bilingual directories in select markets, and enhancing our distribution platforms. In addition, we plan to continue evaluating our related businesses based on the utility of these product offerings to our advertisers and consumers.

Also, now that we are a stand-alone company, our strategy is to focus on improving our infrastructure in order to achieve a more efficient cost structure and improve revenue opportunities in the long-term. In 2004, we expect to replace our entire production system with Amdocs technology in a phased deployment. The first phase was deployed on June 1, 2004, with the last phase expected to be completed in the first quarter of 2005. Costs related to the phased deployment and related on-going support, through 2008, include a $108 million contract with Amdocs, of which $76 million was not yet incurred as of March 31, 2004, and approximately $10 million of internal development, $2 million of software costs and $9 million of training, travel and project management, of which $7 million of internal development and $5 million of training, travel and project management costs were not yet incurred as of March 31, 2004.

RESULTS OF OPERATIONS

Overview

Our consolidated financial statements included herein have been prepared on the basis of the deferral and amortization method of accounting, under which revenue and expenses are initially deferred and then recognized ratably over the life of each directory, commencing in the month of delivery. In 2003, we determined that the 12-month lives of 13 directories published in December 2002 would be extended. The new editions of these 13 directories were published in January 2004, in most cases. These extensions were made to more efficiently manage work and customer flow. The lives of the new editions of these directories are expected to be 12 months thereafter. These extensions did not have a significant impact on our results of operations for the year ended December 31, 2003 or the three months ended March 31, 2004, and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting.

Revenue

We derive virtually all of our revenue from the sale of advertising in our printed directories, which we refer to as directory services revenue. We also provide related services, including an Internet-based directory, direct marketing lists and the sale of directories of Dex and other publishers outside of the normal delivery schedule, which we refer to collectively as other revenue. Growth in directory services revenue is affected by several factors, including changes in the quantity and size of advertisements sold as well as the proportion of premium advertisements sold, changes in the pricing of advertising, changes in the quantity of advertising purchased per customer and the introduction of additional products which generate incremental revenue. Directory services revenue may also increase through the publication of new printed directories.

We estimate that our revenue and cost of revenue for the twelve months following the consummation of each of the Acquisitions will be lower than they would have been had the Acquisitions not occurred because the Acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and deferred directory costs associated with the directories published and distributed prior to the Acquisitions were not carried over to our balance sheet at the time of purchase. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise be recognized in the twelve months subsequent to the Acquisitions. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to September 2004. These purchase accounting adjustments are non-recurring and have no impact on cash flows.

We enter into transactions where our products and services are promoted by a customer and, in exchange, we carry that customer’s advertisement. We account for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to our operations for the three months ended March 31, 2004, for the year ended December 31, 2003, during the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001.

In certain cases, we enter into agreements with customers that involve the delivery of more than one product or service. We allocate revenue for such arrangements in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

As part of the Advertising Commitment Agreement dated September 9, 2003 between Qwest and us, Qwest agreed to purchase from us, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5.0 million of the excess would be carried over to the subsequent year’s minimum advertising purchase commitment. In addition, as part of the agreement, we agreed to allocate $2.9 million of advertising purchased in 2002 to the 2003 advertising purchase commitment.

Cost of Revenue

We account for cost of revenue under the deferral and amortization method of accounting. Accordingly, our cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period, and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to CMRs, which act as our channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

General and Administrative Expense

Our general and administrative expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, information technology, training, customer billing, corporate management and bad debt expense. All of our general and administrative expense is recognized in the period in which it is incurred. Historically, our general and administrative expense has included the costs of other services that were shared among Qwest affiliates, including real estate, information technologies, finance and human resources. However, since we have terminated the transition services agreements with Qwest as of December 31, 2003, we now incur these costs directly. Our general and administrative expense has increased as a stand-alone company and may continue to increase as we complete our transition to a stand-alone company.

Income Tax Provision

We account for income taxes under the asset and liability method of accounting. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

Items Affecting Comparability Between Periods

Our revenue and cost of revenue for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, than our revenue and cost of revenue would have been because the Dex East Acquisition was accounted for under the purchase method of accounting. Additionally, we estimate that our revenue and cost of revenue for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than our revenue and cost of revenue would have been because the Dex West Acquisition was also accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and related deferred directory costs associated with directories that had previously been published and distributed were not carried over to the balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized in the twelve months subsequent to the applicable acquisition. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to these twelve-month periods after the consummation of the related Acquisitions. These purchase accounting adjustments are non-recurring and have no historical or future cash impact.

Dex Media financial information for the periods prior to the consummation of the Dex East Acquisition on November 8, 2002 reflect a historic basis of accounting. Financial information for the periods subsequent to the consummation of the Dex East Acquisition reflect a purchase accounting basis. As a result of the differing bases of accounting, the financial information for these respective periods are not comparable.

Upon the consummation of the Dex East Acquisition, we became a stand-alone company. Operating as a separate entity from Qwest increased our costs subsequent to the date of the Dex East Acquisition. In addition, we believe that we have incurred incremental pension and benefit costs as a stand-alone entity. The increase in pension costs results from the elimination of pension credits included in our Predecessor’s historical results related to Qwest’s over-funded pension plan from which Dex Media will no longer benefit. Additionally, Dex Media is expected to incur increased employee benefit costs due to separation from Qwest’s larger employee base. Other additional incremental costs relate primarily to post-retirement pension and other post-employment medical benefits, and to employee medical insurance and other employee related benefits. We have incurred certain stand-alone costs in connection with operating as a separate entity from Qwest. Future stand-alone costs incurred are unpredictable due to various factors. In addition, we pay an annual management fee of $4.0 million to the Sponsors. In connection with the initial public offering, the annual management consulting fees currently payable under the management consulting agreements with the Sponsors have been terminated.

Historically, we have been included in the consolidated federal income tax returns filed by Qwest. Our Predecessor and Dex West had an informal agreement with Qwest pursuant to which we were required to compute our provision for income taxes on a separate return basis and pay to, or receive from, Qwest the separate U.S. federal income tax return liability or benefit so computed, if any. For federal income tax purposes, the Acquisitions are treated as an asset purchase and we generally have a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, we will be able to depreciate assets, primarily intangibles, with a higher tax basis after the consummation of the Acquisitions. These step-ups in tax basis for intangibles, which will be amortized over 15 years, should significantly reduce our cash taxes over that period.

In connection with the Acquisitions, we incurred substantial indebtedness. As a result, we incur significant interest expense and we have significant repayment obligations. The interest expense relating to this debt adversely affects our net income.

Results of Operations

Three Months Ended March 31, 2004 compared to the Combined Three Months Ended March 31, 2003

We have provided the following combined results of Dex Media and Dex West for the three months ended March 31, 2003 because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Dex West Acquisition on Dex Media’s future financial results and 2) Dex Media and Dex West were under common management for all periods presented. The financial information for the combined three months ended March 31, 2003 includes the financial information of Dex Media and Dex West for the three months ended March 31, 2003. Because our relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including the combined results of operations that follows. There were no significant transactions between Dex Media and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the Dex West Acquisition.

	Three Months Ended March 31, 2004	Combined Three Months Ended March 31, 2003	$ Change	% Change
(Dollars in thousands)
Revenue:
Local directory services	$332,675	$325,707	$6,968	2.1%
National directory services	43,932	46,750	(2,818)	(6.0)%

Total directory services	376,607	372,457	4,150	1.1%
Other revenue	11,570	9,031	2,539	28.1%

Total revenue	388,177	381,488	6,689	1.8%
Cost of revenue	118,192	114,839	3,353	2.9%

Gross profit	$269,985	$266,649	$3,336	1.3%
Gross margin	69.6%	69.9%
General and administrative expense, including bad debt expense	$53,351	$47,473	$5,878	12.4%

Revenue

Total revenue increased by $6.7 million, or 1.8%, to $388.2 million for the three months ended March 31, 2004 from $381.5 million for the combined three months ended March 31, 2003. Total revenue was $22.7 million and $24.7 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, total revenue increased $4.7 million, or 1.2%. Total revenue, excluding the effects of purchase accounting, included $399.3 million in directory services revenue and $11.6 million in revenue for all other products for the three months ended March 31, 2004.

Total directory services revenue, which consists of local and national directory services revenue, increased $4.2 million, or 1.1%, to $376.6 million for the three months ended March 31, 2004 from $372.5 million for the combined three months ended March 31, 2003. Total directory services revenue was $22.7 million and $24.7 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, total directory services revenue increased $2.1 million, or 0.5%.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue increased $7.0 million, or 2.1%, to $332.7 million for the three months ended March 31, 2004 compared to $325.7 million for the combined three months ended March 31, 2003. Local directory services revenue was $2.5 million and $9.1 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, local directory services revenue increased $0.4 million, or 0.1%.

Revenue from national advertisers, including Qwest, decreased $2.8 million, or 6.0%, to $43.9 million for the three months ended March 31, 2004 as compared to $46.8 million for the combined three months ended March 31, 2003. Revenue from national advertisers, including Qwest, was $20.2 million and $15.6 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2003, revenue from national advertisers, including Qwest, increased $1.7 million, or 2.7%.

Other revenue increased by $2.5 million, or 28.1%, to $11.6 million for the three months ended March 31, 2004 from $9.0 million for the combined three months ended March 31, 2003.

Cost of Revenue

Cost of revenue recognized was $118.2 million for the three months ended March 31, 2004 compared to $114.8 million for the combined three months ended March 31, 2003. Recognized cost of revenue was $6.4 million and $5.9 million lower for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting, cost of revenue recognized represented 30.3% and 29.7% of revenue for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

For the three months ended March 31, 2004 and the combined three months ended March 31, 2003, we incurred costs subject to deferral and amortization of $140.4 million and $123.1 million, respectively. Costs subject to deferral and amortization included employee costs, direct costs of publishing, and other costs. The increase in incurred costs was primarily due to the shifts in publication cycles which impacted direct costs of publishing and national commissions by $15.0 million.

Employee costs incurred were $55.1 million for the three months ended March 31, 2004 and $55.0 million for the combined three months ended March 31, 2003.

Direct costs of publishing incurred during the period, which primarily included paper, printing and distribution, were $57.9 million and $43.2 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively. The difference in directory publication schedules between the periods contributed to $10.8 million of the increase.

Other costs of revenue incurred during the period, which primarily included systems expense, office and facilities expense, national commissions and professional fees were $27.4 million and $24.9 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

Gross Profit

Our gross profit was $270.0 million for the three months ended March 31, 2004 compared to $266.6 million for the combined three months ended March 31, 2003. Gross profit for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, was $16.3 million and $18.8 million lower, respectively, due to the effects of purchase accounting. Excluding the effects of purchase accounting in 2003, total gross profit increased $0.9 million, or 0.3%. Gross margin, excluding the effects of purchase accounting, decreased to 69.7% for the three months ended March 31, 2004 from 70.3% for the combined three months ended March 31, 2003. The decrease in gross margin is attributable to a change in the product mix, specifically an increase in internet and awareness products which offer slightly lower margins, partially offset by a decrease in paper, printing and distribution resulting from lower paper costs and lower page counts.

General and Administrative Expense

General and administrative expense, excluding depreciation and amortization, increased $5.9 million, or 12.4%, to $53.4 million from $47.5 million for the combined three months ended March 31, 2003. The increase was primarily due to increases in employee costs, advertising and office and facilities expense.

Employee costs, which include salaries and wages, benefits and other employee costs, increased $4.3 million, or 38.1%, to $15.6 million for the three months ended March 31, 2004 from $11.3 million for the combined three months ended March 31, 2003. Salaries and wages increased $2.5 million, or 36.8%, to $9.3 million from $6.8 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively, due to increased employees in finance, human resources and information technology related to Dex Media West. Benefits were $5.2 million and $3.9 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively. The increase in benefits was a result of pension expense in 2004 compared to pension credits in 2003 for Dex Media West. Other employee costs were $1.1 million and $0.6 million for the three months ended March 31, 2004 and the combined three months ended March 31, 2003, respectively.

Bad debt expense decreased $0.4 million, or 2.8%, to $14.0 million for the three months ended March 31, 2004 from $14.4 million for the combined three months ended March 31, 2003. Bad debt expense as a percentage of revenue, excluding the effects of purchase accounting, was 3.4% for the three months ended March 31, 2004 as compared to 3.5% for the combined three months ended March 31, 2003.

Advertising increased $3.2 million to $7.3 million for the three months ended March 31, 2004 from $4.1 million for the combined three months ended March 31, 2003 due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 1.8% for the three months ended March 31, 2004 from 1.0% for the combined three months ended March 31, 2003.

Office and facilities expense was $6.1 million for the three months ended March 31, 2004 compared to $4.8 million for the combined three months ended March 31, 2003.

All other general and administrative expense, decreased $2.5 million, or 19.4%, to $10.4 million for the three months ended March 31, 2004 from $12.9 million for the combined three months ended March 31, 2003. For the combined three months ended March 31, 2003, other general and administrative expense includes shared services with Qwest including finance, human resources, real estate and information technology with the costs of such services incurred directly in salaries and wages for the three months ended March 31, 2004.

Combined Year 2003 compared to the Combined Year 2002

We have provided the following combined results because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Dex West Acquisition on Dex Media’s future financial results and 2) Dex Media, Dex East and Dex West were under common management for all periods presented. The financial information for the Combined Year 2003 includes the financial information of Dex Media for the year ended December 31, 2003 and the financial information of Dex West for the period from January 1, 2003 through September 9, 2003. The financial information for the Combined Year 2002 is the result of the aggregation of the historical financial results of our Predecessor for the period from January 1, 2002 through November 8, 2002, Dex Media for the period from November 9, 2002 through December 31, 2002 and Dex West for the year ended December 31, 2002. Because our relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including combined results of operations that follow. There were no significant transactions between Dex Media (including our Predecessor) and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the Acquisitions.

(Dollars in thousands)	Combined Year 2003	Combined Year 2002	$ Change	% Change
Revenue:
Local directory services	$1,288,938	$1,279,297	$9,641	0.8%
National directory services	182,511	231,379	(48,868)	(21.1)%

Total directory services	1,471,449	1,510,676	(39,227)	(2.6)%
Other revenue	41,483	37,516	3,967	10.6%

Total revenue	1,512,932	1,548,192	(35,260)	(2.3)%
Cost of revenue	458,615	479,022	(20,407)	(4.3)%

Gross profit	1,054,317	1,069,170	(14,853)	(1.4)%
Gross margin	69.7%	69.1%
General and administrative expense, including bad debt expense	$220,722	$163,832	$56,890	34.7%

Revenue

Total revenue decreased by $35.3 million, or 2.3%, to $1,512.9 million for the Combined Year 2003 from $1,548.2 million for the Combined Year 2002. The effects of purchase accounting for deferred revenue totaled $118.2 million and $41.5 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, total revenue would have been $1,631.1 million for the Combined Year 2003, a $41.4 million, or 2.6%, increase from $1,589.7 million for the Combined Year 2002. Total revenue, excluding the effects of purchase accounting, for the Combined Year 2003 included $1,589.6 million in directory services revenue and $41.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, decreased $39.2 million, or 2.6%, to $1,471.4 million for the Combined Year 2003 from $1,510.7 million for the Combined Year 2002. Excluding the effects of purchase accounting in each combined year, total directory services revenue increased by $37.4 million, or 2.4%, to $1,589.6 million for the Combined Year 2003 from $1,552.2 million for the Combined Year 2002.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of publication. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue, excluding the effect of purchase accounting.

Local directory services revenue increased $9.6 million, or 0.8%, to $1,288.9 million for the Combined Year 2003 compared to $1,279.3 million for the Combined Year 2002. The effects of purchase accounting on local directory services revenue totaled $50.5 million and $27.1 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, local directory services revenue increased by $33.0 million, or 2.5%, to $1,339.4 million for the Combined Year 2003 from $1,306.4 million for the Combined Year 2002. Local directory services revenue, excluding the effects of purchase accounting in each combined year, accounted for 82.1% and 82.2% of revenue for the Combined Year 2003 and the Combined Year 2002, respectively.

Revenue from national advertisers, including Qwest, decreased $48.9 million, or 21.1%, to $182.5 million for the Combined Year 2003 compared to $231.4 million for the Combined Year 2002. The effects of purchase accounting on revenue from national advertisers totaled $67.7 million and $14.4 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting in each combined year, revenue from national advertisers, including Qwest, increased $4.4 million, or 1.8%, to $250.2 million for the Combined Year 2003 compared to $245.8 million for the Combined Year 2002. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting in each combined year, accounted for 15.3% and 15.5% of revenue for the Combined Year 2003 and the Combined Year 2002, respectively.

Other revenue increased by $4.0 million, or 10.6%, to $41.5 million for the Combined Year 2003 from $37.5 million for the Combined Year 2002.

Cost of revenue

Cost of revenue recognized was $458.6 million for the Combined Year 2003 compared to $479.0 million for the Combined Year 2002. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $32.6 million and $10.6 million for the Combined Year 2003 and the Combined Year 2002, respectively. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $491.2 million for the Combined Year 2003 compared to $489.6 million for the Combined Year 2002. Cost of revenue recognized, excluding the effects of purchase accounting, represented 30.1% of revenue for the Combined Year 2003, compared to 30.8% for the Combined Year 2002.

For the Combined Year 2003 and the Combined Year 2002, we and our Predecessor incurred costs subject to deferral and amortization of $486.5 million and $476.3 million, respectively. Costs subject to deferral and amortization include certain employee costs, direct costs of publishing, sales commissions, systems costs and other costs.

Employee costs incurred increased by $22.7 million, or 11.9%, to $213.6 million for the Combined Year 2003 from $190.9 million for the Combined Year 2002. This increase was primarily a result of increases in the number of employees, higher cost of medical insurance and higher sales commissions and sales incentives paid to employees.

Direct costs of publishing incurred, which include paper, printing and distribution, were $158.6 million and $176.0 million for the Combined Year 2003 and the Combined Year 2002, respectively. The decrease is primarily a result of differences in directory publication schedules between the periods.

National commissions incurred decreased by $1.9 million, or 3.9%, to $47.0 million for the Combined Year 2003 from $48.9 million for the Combined Year 2002.

Systems costs incurred increased $7.3 million, or 27.3%, to $34.0 million for the Combined Year 2003 from $26.7 million for the Combined Year 2002 as a result of increased technology spending associated with being a stand-alone entity.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, decreased by $0.5 million, or 1.5%, to $33.3 million for the Combined Year 2003 from $33.8 million for the Combined Year 2002.

Gross profit

Our gross profit was $1,054.3 million for the Combined Year 2003 compared to $1,069.2 million for the Combined Year 2002. Excluding the effects of purchase accounting in each combined year, gross profit for the Combined Year 2003 would have been $1,139.9 million compared to $1,100.1 million for the Combined Year 2002. Gross margin, excluding the effects of purchase accounting, increased to 69.9% for the Combined Year 2003 from 69.2% for the Combined Year 2002.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $56.9 million, or 34.7%, to $220.7 million for the Combined Year 2003 from $163.8 million for the Combined Year 2002. The increase was primarily due to increases in employee costs, bad debt expense, advertising, contractor and professional fees and other general and administrative expense associated with operating as a stand-alone company.

Employee costs increased $48.3 million to $69.4 million for the Combined Year 2003 from $21.1 million for the Combined Year 2002 primarily due to increases in salaries and wages and employee benefits of $32.7 million and $14.0 million, respectively. Salaries and wages increased as a result of additional stand-alone costs resulting from operating as a separate entity from Qwest, including additional employees in information technology, finance and human resources. The services related to the stand-alone costs were previously provided to our Predecessor by Qwest, and were included in other general and administrative expense as affiliate transactions in the Predecessor Period, as further discussed below. Salary and wages also includes an increase in bonus expense for the Combined Year 2003 compared to the Combined Year 2002. Employee benefits increased due to additional costs related to transitioning to a stand-alone entity including pension and other post-retirement expense of $11.7 million for the Combined Year 2003 compared to pension credits, net of other post-retirement expense, of $2.4 million for the Combined Year 2002.

Bad debt expense increased $7.2 million, or 14.8%, to $55.8 million for the Combined Year 2003 from $48.6 million for the Combined Year 2002 due to the effects of weak local economies and aging receivables. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 3.4% for the Combined Year 2003 compared to 3.1% for the Combined Year 2002.

Advertising increased $20.1 million to $26.8 million for the Combined Year 2003 from $6.7 million for the Combined Year 2002 due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 1.6% from 0.4% for the Combined Year 2003 compared to the Combined Year 2002, respectively.

Contractor and professional fees increased $15.1 million, or 57.4%, to $41.4 million for the Combined Year 2003 from $26.3 million for the Combined Year 2002. The increase in contractor and professional fees is primarily due to increased spending for consulting and contract labor in connection with transitioning to a stand-alone entity as well as management fees for which there was minimal comparable cost in the Combined Year 2002.

All other general and administrative expense decreased $33.8 million, or 55.3%, to $27.3 million for the Combined Year 2003 from $61.1 million for the Combined Year 2002. The Combined Year 2002 includes ten months of allocations from Qwest, including costs for information technology, finance and human resource services. The costs of these services are incurred directly in salaries and wages, advertising and contractor and professional fees in the Combined Year 2003.

Combined Year 2002 compared to the Combined Year 2001

We have provided the following combined results because 1) we believe that such financial information is important to an investor’s understanding of the impact of the Acquisitions on Dex Media’s future financial results and 2) Dex Media, Dex East and Dex West were under common management for all periods presented. The financial information for the Combined Year 2002 is the result of the aggregation of the historical financial results of our Predecessor for the period of January 1, 2002 to November 8, 2002, our historical financial results for the period of November 9, 2002 to December 31, 2002 and the historical financial results of Dex West for the year ended December 31, 2002. The financial information for the Combined Year 2001 is the result of the aggregation of the historical financial results of our Predecessor for the year ended December 31, 2001 and Dex West for the year ended December 31, 2001. Because our relationship with Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the Acquisitions, we expect that our cost structure will change from that reflected in our historical results of operations, including combined results of operations that follow. There were no significant transactions between Dex Media (including our Predecessor) and Dex West to consider in combining the results as described above. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles due to the change in the basis that resulted from the Acquisitions.

(Dollars in thousands)	Combined Year 2002	Combined Year 2001	$ Change	% Change
Revenue
Local directory services	$1,279,297	$1,259,752	$19,545	1.6%
National directory services	231,379	245,129	(13,750)	(5.6)%

Total directory services	1,510,676	1,504,881	5,795	0.4%
Other revenue	37,516	41,538	(4,022)	(9.7)%

Total revenue	1,548,192	1,546,419	1,773	0.1%
Cost of revenue	479,022	481,782	(2,760)	(0.6)%

Gross profit	1,069,170	1,064,637	4,533	0.4%
Gross margin	69.1%	68.8%
General and administrative expense, including bad debt expense	$163,832	$122,583	$41,249	33.6%

Revenue

Total revenue increased by $1.8 million, or 0.1%, to $1,548.2 million for the Combined Year 2002 from $1,546.4 million for the Combined Year 2001. Total revenue for the Combined Year 2002 included $1,510.7 million in directory services revenue and $37.5 million in revenue for all other products. The effects of purchase accounting for deferred revenue totaled $41.5 million for the Combined Year 2002. Excluding the effects of purchase accounting, total revenue would have been $1,589.7 million for the Combined Year 2002, a $43.3 million, or 2.8%, increase from $1,546.4 million for the Combined Year 2001. Total revenue, excluding the effects of purchase accounting for the Combined Year 2002, included $1,552.2 million in directory services revenue and $37.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, increased $5.8 million, or 0.4%, to $1,510.7 million for the Combined Year 2002 from $1,504.9 million for the Combined Year 2001. Excluding the effects of purchase accounting, total directory services revenue increased by $47.3 million, or 3.1%, to $1,552.2 million for the Combined Year 2002 from $1,504.9 million for the Combined Year 2001.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue increased $19.5 million, or 1.6%, to $1,279.3 million for the Combined Year 2002 compared to $1,259.8 million for the Combined Year 2001. Excluding the effects of purchase accounting of $27.1 million for the Combined Year 2002, local directory services revenue increased by $46.6 million, or 3.7%, to $1,306.4 million from $1,259.8 million for the Combined Year 2001. Local directory services revenue, excluding the effects of purchase accounting for the Combined Year 2002 accounted for 82.2% of revenue compared to 81.5% of revenue for the Combined Year 2001.

Revenue from national advertisers, including Qwest, decreased $13.8 million, or 5.6%, to $231.4 million for the Combined Year 2002 compared to $245.1 million for the Combined Year 2001. Excluding the effects of purchase accounting of $14.4 million for the Combined Year 2002, revenue from national advertisers, including Qwest, increased $0.7 million, or 0.3%, to $245.8 million compared to $245.1 million for the Combined Year 2001. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting for the Combined Year 2002, accounted for 15.5% of revenue compared to 15.9% of revenue for the Combined Year 2001.

Other revenue decreased by $4.0 million, or 9.7%, to $37.5 million for the Combined Year 2002 from $41.5 million for the Combined Year 2001.

Cost of revenue

Cost of revenue recognized was $479.0 million for the Combined Year 2002 compared to $481.8 million for the Combined Year 2001. Excluding the effects of purchase accounting for deferred costs of $10.6 million for the Combined Year 2002, cost of revenue recognized would have been $489.6 million for the Combined Year 2002 compared to $481.8 million for the Combined Year 2001. Cost of revenue recognized represented 30.8% of revenue for the Combined Year 2002, compared to 31.2% for the Combined Year 2001.

For the Combined Year 2002 and the Combined Year 2001, we incurred costs subject to deferral and amortization of $476.3 million and $480.3 million, respectively. Costs subject to deferral and amortization include employee costs, direct costs of publishing, sales commissions and other costs.

Employee costs incurred increased by $5.6 million, or 3.0%, to $190.9 million for the Combined Year 2002 from $185.3 million for the Combined Year 2001. This increase in salaries and wages resulted from annual wage increases and higher commission payments associated with revenue growth.

Direct costs of publishing incurred, which include paper, printing and distribution, were $176.0 million and $178.0 million for the Combined Year 2002 and the Combined Year 2001, respectively. The decrease was due in part to a reduction in the number of copies printed resulting from increased demand for CD-Rom versions of our directories.

National commissions incurred decreased by $14.3 million, or 22.6%, to $48.9 million for the Combined Year 2002 from $63.2 million for the Combined Year 2001.

Other cost of revenue incurred, which primarily includes contractor and professional fees, office and facilities expense, system costs and other expenses, increased by $6.7 million, or 12.5%, to $60.5 million for the Combined Year 2002 from $53.8 million for the Combined Year 2001.

Gross profit

Our gross profit was $1,069.2 million for the Combined Year 2002 compared to $1,064.6 million for the Combined Year 2001. Excluding the effects of purchase accounting for the Combined Year 2002, gross profit would have been $1,100.1 million compared to $1,064.6 million for the Combined Year 2001. Gross margin, excluding the effects of purchase accounting for the Combined Year 2002 increased to 69.2% compared to 68.8% for the Combined Year 2001.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $41.2 million, or 33.6%, to $163.8 million for the Combined Year 2002 from $122.6 million for the Combined Year 2001.

Employee costs increased $22.9 million to $21.1 million for the Combined Year 2002 from a credit of $1.8 million for the Combined Year 2001. Included in employee costs are employee pension benefits which increased $14.7 million, to a credit of $2.4 million from a credit of $17.4 million for the Combined Year 2001.

Bad debt expense increased $2.5 million, or 5.4%, to $48.6 million for the Combined Year 2002 from $46.1 million for the Combined Year 2001. Bad debt expense, excluding the effects of purchase accounting for the Combined Year 2002, was 3.1% as a percent of total revenue compared to 3.0% for the Combined Year 2001.

Advertising decreased $9.7 million, or 59.1%, to $6.7 million for the Combined Year 2002 from $16.4 million for the Combined Year 2001. Advertising as a percent of revenue decreased to 0.4% from 1.1% for the Combined Year 2002 and the Combined Year 2001, respectively.

Contractor and professional fees were $26.3 million and $8.1 million for the Combined Year 2002 and the Combined Year 2001, respectively. The increase resulted primarily from professional fees related to the acquisition of Dex East and increased expenses related to marketing research.

All other general and administrative expense increased $7.3 million, or 13.6%, to $61.1 million for the Combined Year 2002 from $53.8 million for the Combined Year 2001.

Historical Results of Operations of Dex Media

Three Months Ended March 31, 2004 compared to the Three Months Ended March 31, 2003

The three months ended March 31, 2004 include the results of operations for Dex Media West, whereas the results of operations for the three months ended March 31, 2003 do not include the results of Dex West. Consequently, the periods presented are non-comparable. As such, we have provided a comparison of the three months ended March 31, 2004 to the combined three months ended March 31, 2003 in a previous section. In addition and as described further below, in connection with the acquisition of Dex West, we acquired intangible assets subject to amortization and incurred significant indebtedness.

Amortization of Intangibles

In connection with the Acquisitions, we recorded significant intangible assets at the date of the Acquisitions. Substantial portions of these assets have definite lives and are subject to amortization. For the three months ended March 31, 2004 and 2003, we recognized $103.1 million and $53.6 million, respectively, in amortization expense related to our identifiable intangible assets.

Interest Expense

We incurred significant indebtedness in connection with the Acquisitions. We recognized interest expense of $124.6 million and $48.2 million for the three months ended March 31, 2004 and 2003, respectively.

Income Taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of these assets is more likely than not. As of March 31, 2004 we have recorded $76.7 million of deferred income tax assets resulting primarily from net operating loss carryforwards. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Year ended December 31, 2003 compared to the Combined Successor and Predecessor Period

The following discussion and analysis is based on the historical financial information of Dex Media. For the periods prior to the consummation of the of Dex East Acquisition on November 8, 2002, the historical financial information of Dex Media is that of our Predecessor. For the periods subsequent to November 8, 2002, the historical financial information of Dex Media is primarily that of Dex Media East. The financial information for the periods prior to November 8, 2002 reflect the historical basis of accounting of Qwest Dex, Inc.’s operations in the Dex East States, while the financial information for the periods subsequent to November 8, 2002 reflect the effects of purchase accounting; therefore, the financial information for these periods is not comparable. In reviewing the following information, it should be noted that there is significant additional non-comparability among the periods presented because Dex Media consummated the Dex West Acquisition on September 9, 2003 and therefore the results of operations for the year ended December 31, 2003 include the operations of Dex Media West since its acquisition.

(Dollars in thousands)	Year ended December 31, 2003	Combined Successor and Predecessor Period 2002	$ Change	% Change
Revenue
Local directory services	$768,144	$536,402	$231,742	43.2%
National directory services	88,162	95,076	(6,914)	(7.3)%

Total directory services	856,306	631,478	224,828	35.6%
Other revenue	26,466	16,515	9,951	60.3%

Total revenue	882,772	647,993	234,779	36.2%
Cost of revenue	265,333	197,266	68,067	34.5%

Gross profit	617,439	450,727	166,712	37.0%
Gross margin	69.9%	69.6%
General and administrative expense, including bad debt expense	$146,480	$70,108	$76,372	108.9%

Revenue

Total revenue increased by $234.8 million, or 36.2%, to $882.8 million for the year ended December 31, 2003 from $648.0 million for the Combined Successor and Predecessor Period. The effects of purchase accounting for deferred revenue totaled $118.2 million and $41.5 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, total revenue would have been $1,001.0 million for the year ended December 31, 2003, which includes 113 days of Dex Media West revenue, a $311.5 million, or 45.2%, increase from $689.5 million for the Combined Successor and Predecessor Period. Total revenue, excluding the effects of purchase accounting, included $974.5 million in directory services revenue and $26.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, increased $224.8 million, or 35.6%, to $856.3 million for the year ended December 31, 2003 from $631.5 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, total directory services revenue increased by $301.5 million, or 44.8%, to $974.5 million for the year ended December 31, 2003 from $673.0 million for the Combined Successor and Predecessor Period.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue, excluding the effect of purchase accounting.

Local directory services revenue increased $231.7 million, or 43.2%, to $768.1 million for the year ended December 31, 2003 compared to $536.4 million for the Combined Successor and Predecessor Period. The effects of purchase accounting on local directory services revenue totaled $50.5 million and $27.1 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, local directory services revenue increased by $255.1 million, or 45.3%, to $818.6 million for the year ended December 31, 2003 from $563.5 million for the Combined Successor and Predecessor Period. Local directory services revenue, excluding the effects of purchase accounting in each year, accounted for 81.8% and 81.7% of revenue for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Revenue from national advertisers, including Qwest, decreased $6.9 million, or 7.3%, to $88.2 million for the year ended December 31, 2003 compared to $95.1 million for the Combined Successor and Predecessor Period. The effects of purchase accounting on revenue from national advertisers totaled $67.7 million and $14.4 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting in each year, revenue from national advertisers, including Qwest, increased $46.4 million, or 42.4%, to $155.9 million for the year ended December 31, 2003 compared to $109.5 million for the Combined Successor and Predecessor Period. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting in each year, accounted for 15.6% and 15.9% of revenue for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Other revenue increased by $10.0 million, or 60.3%, to $26.5 million for the year ended December 31, 2003 from $16.5 million for the Combined Successor and Predecessor Period.

Cost of revenue

Cost of revenue recognized was $265.3 million for the year ended December 31, 2003 compared to $197.3 million for the Combined Successor and Predecessor Period. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $32.6 million and $10.6 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $297.9 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West, compared to $207.9 million for the Combined Successor and Predecessor Period. Cost of revenue recognized, excluding the effects of purchase accounting, represented 29.8% of revenue for the year ended December 31, 2003, compared to 30.2% for the Combined Successor and Predecessor Period.

For the year ended December 31, 2003 and the Combined Successor and Predecessor Period, we and our Predecessor incurred costs subject to deferral and amortization of $297.3 million and $207.2 million, respectively. Costs subject to deferral and amortization include certain employee costs, direct costs of publishing, sales commissions, systems costs and other costs.

Employee costs incurred increased by $43.0 million, or 50.2%, to $128.7 million for the year ended December 31, 2003 from $85.7 million for the Combined Successor and Predecessor Period. This increase was primarily a result of increases in the number of employees, higher cost of medical insurance and higher sales commissions and sales incentives paid to employees.

Direct costs of publishing incurred, which include paper, printing and distribution, were $97.8 million and $76.5 million for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively. The increase is primarily a result of the inclusion of 113 days of expense for Dex Media West for the year ended December 31, 2003 offset by differences in directory publication schedules between the periods.

National commissions incurred increased by $5.4 million, or 24.0%, to $27.9 million for the year ended December 31, 2003 from $22.5 million for the Combined Successor and Predecessor Period.

Systems costs incurred increased $11.2 million to $20.8 million for the year ended December 31, 2003 from $9.6 million for the Combined Successor and Predecessor Period as a result of increased technology spending associated with being a stand-alone entity.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, increased by $9.2 million, or 71.3%, to $22.1 million for the year ended December 31, 2003 from $12.9 million for the Combined Successor and Predecessor Period.

Gross profit

Our gross profit was $617.4 million for the year ended December 31, 2003 compared to $450.7 million for the Combined Successor and Predecessor Period. Gross profit for the year ended December 31, 2003 includes the operations of Dex Media West subsequent to the Dex West Acquisition on September 9, 2003. The operations of Dex West are not included in the 2002 Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, gross profit for the year ended December 31, 2003 would have been $703.0 million compared to $481.6 million for the Combined Successor and Predecessor Period. Gross margin, excluding the effects of purchase accounting, increased to 70.2% for the year ended December 31, 2003 from 69.8% for the Combined Successor and Predecessor Period.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $76.4 million to $146.5 million for the year ended December 31, 2003, which includes 113 days of expense for Dex Media West, from $70.1 million for the Combined Successor and Predecessor Period. The increase was primarily due to the inclusion of 113 days of expense for Dex Media West in 2003 not in 2002 and due to increases in employee costs, bad debt expense, advertising, contractor and professional fees and other general and administrative expense associated with operating as a stand-alone company.

Employee costs increased $40.2 million to $49.9 million for the year ended December 31, 2003 from $9.7 million for the Combined Successor and Predecessor Period primarily due to increases in salaries and wages and employee benefits of $26.6 million and $10.7 million, respectively. Salaries and wages increased as a result of additional stand-alone costs resulting from operating as a separate entity from Qwest, including additional employees in information technology, finance and human resources. The services related to the stand-alone costs were previously provided to our Predecessor by Qwest, and were included in other general and administrative expense in periods of the Predecessor, as further discussed below. Salary and wages also includes an increase in bonus expense for the year ended December 31, 2003 compared to the Combined Successor and Predecessor Period. Employee benefits increased due to additional costs related to transitioning to a stand-alone entity including pension and other post-retirement expense of $9.0 million for the year ended December 31, 2003 compared to pension credits, net of other post-retirement expense, of $1.7 million for the Combined Successor and Predecessor Period.

Bad debt expense increased $17.5 million to $34.8 million for the year ended December 31, 2003 from $17.3 million for the Combined Successor and Predecessor Period due to the effects of weak local economies and aging receivables. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 3.5% for the year ended December 31, 2003 compared to 2.5% for the Combined Successor and Predecessor Period.

Advertising increased $16.2 million to $19.9 million for the year ended December 31, 2003 from $3.7 million for the Combined Successor and Predecessor Period due to efforts to increase customer awareness, including promoting the new Dex trademark and product offerings. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 2.0% from 0.5% for the year ended December 31, 2003 and the Combined Successor and Predecessor Period, respectively.

Contractor and professional fees increased $16.7 million to $30.8 million for the year ended December 31, 2003 from $14.1 million for the Combined Successor and Predecessor Period. The increase in contractor and professional fees is primarily due to increased spending for consulting and contract labor in connection with transitioning to a stand-alone entity as well as management fees for which there was minimal comparable cost for the Combined Successor and Predecessor Period.

All other general and administrative expense decreased $14.2 million, or 56.1%, to $11.1 million for the year ended December 31, 2003 from $25.3 million for the Combined Successor and Predecessor Period. The Combined Successor and Predecessor Period includes ten months of allocations from Qwest, including costs for information technology, finance and human resource services. The costs of these services are incurred directly in salaries and wages, advertising and contractor and professional fees in 2003.

Amortization of intangibles

In connection with the Acquisitions, we recorded significant intangible assets at each respective acquisition date. Substantial portions of these assets have definite lives and are subject to amortization. For the year ended December 31, 2003 and the Successor Period, we recognized $290.1 million and $31.8 million, respectively, in amortization expense related to our identifiable intangible assets. There were no comparable expenses in periods of the Predecessor.

Interest expense

We incurred significant indebtedness in connection with the Acquisitions. As such, interest expense between the Predecessor Period and the Successor Period is not comparable. We recognized interest expense of $277.6 million and $27.9 million, for the year ended December 31, 2003 and the Successor Period, respectively.

Other expense

Other expense consists primarily of accrued fees to various financial institutions for financing commitments relating to the Dex West Acquisition. The obligation for such fees was extinguished in connection with the consummation of the Dex West Acquisition on September 9, 2003. For the year ended December 31, 2003 and the Successor Period we recognized $11.7 million and $2.6 million in other expense related to the accrual of such fees.

Income taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of such assets is more likely than not. As of December 31, 2003 we have recorded $69.2 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $140.7 million. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Combined Successor and Predecessor Period compared to the year ended December 31, 2001

For purposes of comparison and analysis, the Successor Period from November 9 to December 31, 2002 has been combined with the Predecessor Period from January 1 to November 8, 2002 for the Combined Successor and Predecessor Period and the financial information for the year ended December 31, 2001 is that of our Predecessor. Although we have provided these combined results in order to provide a more meaningful discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles due to the change in basis of our assets that resulted from the Dex East Acquisition.

(Dollars in thousands)	Combined Successor and Predecessor 2002 Period	Year ended December 31, 2001	$ Change	% Change
Revenue
Local directory services	$536,402	$540,640	$(4,238)	(0.8)%
National directory services	95,076	107,410	(12,334)	(11.5)%

Total directory services	631,478	648,050	(16,572)	(2.6)%
Other revenue	16,515	18,157	(1,642)	(9.0)%

Total revenue	647,993	666,207	(18,214)	(2.7)%
Cost of revenue	197,266	209,050	(11,784)	(5.6)%

Gross profit	450,727	457,157	(6,430)	(1.4)%
Gross margin	69.6%	68.6%
General and administrative expense, including bad debt expense	$70,108	$47,610	$22,498	47.3%

Revenue

Total revenue decreased by $18.2 million, or 2.7%, to $648.0 million for the Combined Successor and Predecessor Period from $666.2 million for the year ended December 31, 2001. The effects of purchase accounting for deferred revenue totaled $41.5 million for the Combined Successor and Predecessor Period.

Excluding the effects of purchase accounting, total revenue would have been $689.5 million for the Combined Successor and Predecessor Period, a $23.3 million, or 3.5%, increase from $666.2 million for the year ended December 31, 2001. Total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, included $673.0 million in directory services revenue and $16.5 million in revenue for all other products. The increase in total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, is substantially due to increases in local directory service revenue and revenue from national advertisers, as discussed below.

Total directory services revenue, which consists of local and national directory services revenue, decreased $16.6 million, or 2.6%, to $631.5 million for the Combined Successor and Predecessor Period from $648.1 million for the year ended December 31, 2001. Excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, total directory services revenue increased by $24.9 million, or 3.8%, to $673.0 million for the Combined Successor and Predecessor Period from $648.1 million for the year ended December 31, 2001.

Directory services revenue is affected by a variety of volume and pricing factors. Volume related factors include quantity of ads sold, the change in mix of ads among our product families and the proportion of ads sold with premium features. Pricing factors include certain price increases that are applied by product and market and that are offset by discount programs that may be offered in select local markets for targeted products or headings. Such factors generally affect the dollar volume of orders initiated in a period which are recognized as revenue over the life of a given directory, beginning in the month of delivery. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable customer retention, contributed to our increased directory services revenue.

Local directory services revenue decreased $4.2 million, or 0.8%, to $536.4 million for the Combined Successor and Predecessor Period compared to $540.6 million for the year ended December 31, 2001. The effects of purchase accounting on local directory services revenue totaled $27.1 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting for the year ended December 31, 2002, local directory services revenue increased by $22.9 million, or 4.2%, to $563.5 million for the Combined Successor and Predecessor Period from $540.6 million for the year ended December 31, 2001. Local directory services revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, accounted for 81.7% and 81.2% of total revenue for the Combined Successor and Predecessor Period and the year ended December 31, 2001, respectively.

Revenue from national advertisers, including Qwest, decreased $12.3 million, or 11.5%, to $95.1 million for the Combined Successor and Predecessor Period compared to $107.4 million for the year ended December 31, 2001. The effects of purchase accounting on revenue from national advertisers totaled $14.4 million for the Combined Successor and Predecessor Period. Excluding the effects of purchase accounting in each year, revenue from national advertisers, including Qwest, increased $2.1 million, or 2.0%, to $109.5 million for the Combined Successor and Predecessor Period compared to $107.4 million for the year ended December 31, 2001. Revenue from national advertisers, including Qwest, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, accounted for 15.9% of revenue compared to 16.1% of revenue for the year ended December 31, 2001.

Other revenue decreased by $1.6 million, or 9.0%, to $16.5 million for the Combined Successor and Predecessor Period from $18.2 million for the year ended December 31, 2001.

Cost of revenue

Cost of revenue recognized was $197.3 million for the Combined Successor and Predecessor Period compared to $209.1 million for the year ended December 31, 2001. Cost of revenue recognized reflects reductions to costs related to purchase accounting of $10.6 million for the Combined Successor and Predecessor

Period. Excluding the effects of purchase accounting for deferred costs, cost of revenue recognized would have been $207.9 million for the Combined Successor and Predecessor Period. Cost of revenue recognized, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, represented 30.2% of revenue as compared to 31.4% for the year ended December 31, 2001.

For the Combined Successor and Predecessor Period and the year ended December 31, 2001, we incurred costs subject to deferral and amortization of $207.2 million and $208.1 million, respectively. Costs subject to deferral and amortization include employee costs, direct costs of publishing, sales commissions and other costs.

Employee costs incurred increased by $4.6 million, or 5.7%, to $85.7 million for the Combined Successor and Predecessor Period from $81.1 million for the year ended December 31, 2001. This increase in salaries and wages resulted from annual wage increases and higher commission payments associated with revenue growth.

Direct costs of publishing incurred, which include paper, printing and distribution were $76.5 million and $77.3 million for the Combined Successor and Predecessor Period and the year ended December 31, 2001, respectively. The decrease was due in part to a reduction in the number of copies printed resulting from increased demand for CD-Rom versions of our directories.

National commissions incurred decreased by $4.6 million, or 17.0%, to $22.5 million for the Combined Successor and Predecessor Period from $27.1 million for the year ended December 31, 2001.

Other cost of revenue incurred, which primarily includes contractor and professional fees and office and facilities expense, system costs and other expenses, decreased by $0.1 million, or 0.4%, to $22.5 million for the Combined Successor and Predecessor Period from $22.6 million for the year ended December 31, 2001.

Gross profit

Our gross profit was $450.7 million for the Combined Successor and Predecessor Period compared to $457.2 million for the year ended December 31, 2001. Excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, gross profit would have been $481.6 million. Gross margin, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, increased to 69.8% from 68.6% for the year ended December 31, 2001.

General and administrative expense

General and administrative expense, excluding depreciation and amortization, increased $22.5 million, or 47.3%, to $70.1 million for the Combined Successor and Predecessor Period from $47.6 million for the year ended December 31, 2001. The increase was primarily due to increases in benefits and contracting and professional fees.

Employee costs increased $12.8 million to $9.7 million for the Combined Successor and Predecessor Period from a credit of $3.1 million for the year ended December 31, 2001. Included in employee costs are employee benefits which increased $11.5 million, to $1.7 million from a credit of $9.8 million for the year ended December 31, 2001. The increase in employee benefits resulted from the incurrence of pension credits of $1.7 million for the Combined Successor and Predecessor Period compared to pension credits of $9.6 million for the year ended December 31, 2001.

Bad debt expense increased $1.2 million, or 7.5%, to $17.3 million for the Combined Successor and Predecessor Period from $16.1 million for the year ended December 31, 2001. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, was 2.5% compared to 2.4% for the year ended December 31, 2001.

Advertising decreased $3.3 million, or 47.1%, to $3.7 million for the Combined Successor and Predecessor Period from $7.0 million for the year ended December 31, 2001. Advertising as a percent of revenue, excluding the effects of purchase accounting for the Combined Successor and Predecessor Period, was 0.5% compared to 1.1% for the year ended December 31, 2001.

Contractor and professional fees were $14.1 million for the Combined Successor and Predecessor Period compared to $3.6 million for the year ended December 31, 2001. The increase resulted primarily from professional fees related to the acquisition of Dex East and increased expenses related to marketing research.

All other general and administrative expense increased $1.3 million, or 5.4%, to $25.3 million for the Combined Successor and Predecessor Period from $24.0 million for the year ended December 31, 2001.

Income taxes

SFAS No. 109 requires that we recognize deferred income tax assets on net operating losses to the extent realization of such assets is more likely than not. As of December 31, 2002 we have recorded $21.2 million of deferred income tax assets resulting primarily from net operating loss carryforwards of $40.7 million. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize these deferred tax assets before the expiration of the net operating loss carryforward periods. Accordingly, no valuation allowance has been recorded.

Liquidity and Capital Resources

Overview

Following the Acquisition Transactions, our primary source of liquidity continues to be cash flow generated from the operations of our subsidiaries. Our subsidiaries also have availability under their revolving credit facilities, subject to certain conditions.

In connection with the Acquisitions, we incurred $3,653 million of borrowings under our subsidiaries’ credit facilities and $2,140 million of indebtedness with the issuance of outstanding subsidiary notes. On November 10, 2003, we issued $500 million of outstanding November notes and $389 million aggregate principal amount at maturity of outstanding November discount notes for gross proceeds of $750.2 million. On February 11, 2004, we issued $361 million aggregate principal amount at maturity of outstanding February discount notes for gross proceeds of $250.5 million. The gross proceeds of $1,000.7 million were paid by us as a distribution to our parent. These notes are expected to be serviced and repaid from distributions from Dex Media East and Dex Media West, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements. As of March 31, 2004, we had outstanding $6,251.3 million in aggregate indebtedness. As a result, we are significantly leveraged and our liquidity requirements have significantly increased due to increased debt service obligations.

Our subsidiaries’ credit facilities each consist of revolving credit and term loan facilities. The revolving credit facility for Dex Media East expiring in November 2008 is comprised of total principal of up to $100.0 million and the revolving credit facility for Dex Media West expiring in September 2009 is comprised of total principal of up to $100.0 million, both of which are available for general corporate purposes, subject to certain conditions. Our subsidiaries’ term loan facilities consist of Tranche A term loan facilities and Tranche B term loan facilities. The Tranche A term loan facility and Tranche B term loan facility for Dex Media East mature in November 2008 and May 2009, respectively. The Tranche A term loan facility and Tranche B term loan facility for Dex Media West mature in September 2009 and March 2010, respectively.

Our subsidiaries’ credit facilities bear interest, at their option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

The applicable margins on loans under our subsidiaries’ revolving credit facilities and the Tranche A term loan facilities and the Tranche B term loan facilities are subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable. In addition to paying interest on outstanding principal amounts under our subsidiaries’ credit facilities, our subsidiaries are required to pay an annual commitment fee of 0.5% to the lenders for the unused commitments under our subsidiaries’ revolving credit facilities. The commitment fee is payable quarterly in arrears and is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

On November 10, 2003, Dex Media East restructured its credit facilities to, among other things, replace the Tranche B Euro denominated term loan facility with a larger Tranche B US dollar denominated term loan facility. Through this restructuring, we eliminated the currency risk exposure in our subsidiary’s credit facilities and terminated the cross currency swap that had been in place since November 2002. In conjunction with the restructuring, the applicable margins on loans under the revolving credit facility, Tranche A term loan facility and Tranche B term loan facility were reduced. Consequently, the interest expense and liquidity needs associated with the credit facilities will decrease in the future even when the floating interest rate remains unchanged from the current level. In addition, Dex Media East paid a one-percent prepayment fee totaling $6.2 million in connection with the restructuring and is included in interest expense. Assuming the reduction in the interest rate spreads of 0.25% and 1.50% on the Tranche A and Tranche B term loan facilities, respectively, had been in place since January 1, 2003, our interest expense for the year ended December 31, 2003 would have been approximately $10 million lower.

On June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements which included a repricing of their respective credit facilities. The applicable margins on loans under the revolving credit facilities, Tranche A term loan facilities and Tranche B term loan facilities were reduced.

Our subsidiaries’ credit facilities contain negative and affirmative covenants and requirements affecting us, domestic subsidiaries that we create or acquire and our existing subsidiaries, with certain exceptions set forth in our subsidiaries’ credit agreements. Our subsidiaries’ credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, incurrence of debt, payment of dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and inter-company indebtedness. Our subsidiaries’ credit facilities also require Dex Media East or Dex Media West, as applicable, to meet certain financial covenants, including leverage ratios, an interest coverage ratio and a fixed charges coverage ratio.

Dex Media East and Dex Media West each entered into a billing and collection services agreement with Qwest upon the consummation of the respective Acquisitions. Under these agreements, Qwest will continue until November 7, 2004 subject to renewal, to bill and collect, on our behalf, amounts owed by customers, that are also Qwest local telephone customers, for our directory services. For the Combined Year 2003, Qwest billed approximately 45% of our revenue, excluding the effects of purchase accounting, on our behalf, and we billed the remaining 55% directly. Qwest bills the customer on the same billing statement on which it bills the customer for local telephone service. In connection with the Acquisitions, we developed and continue to maintain the ability to transition from the Qwest billing and collection system to our own billing and collection system, for those customers billed by Qwest, within approximately two weeks should we choose to do so.

Historically, our principal source of liquidity has been cash flow generated from the operations of our subsidiaries. Prior to the consummation of the Dex East Acquisition, our Predecessor’s primary liquidity requirements were for debt service on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to them, debt service on $750.0 million of debt issued by Qwest Dex, dividends to Qwest, income tax payments to Qwest to reflect their portion of the estimated tax liability of Qwest Dex as well as capital expenditures and working capital. Our Predecessor historically generated sufficient cash flow to fund its operations and investments and to make payments to Qwest.

Sources of Liquidity

Three months ended March 31, 2004

Net cash provided by operations was $130.2 million and $65.7 million for the three months ended March 31, 2004 and 2003, respectively. Cash provided by operations was generated primarily from cash receipts from the sale of directory advertisements, reduced by cash disbursements for cost of revenue incurred, general and administrative expenses and interest expense.

Net cash used for investing activities was $22.0 million and $3.3 million for the three months ended March 31, 2004 and 2003, respectively. The principal use of cash for investing activities for the three months ended March 31, 2004 and 2003 was expenditures for property, plant and equipment and software.

Net cash used for financing activities was $101.5 million and $25.3 million for the three months ended March 31, 2004 and 2003, respectively. Significant uses of cash for financing activities for the three months ended March 31, 2004 and 2003 include $105.0 million and $25.0 million, respectively, of repayments on long-term borrowings and a $250.5 million distribution to stockholders for the three months ended March 31, 2004.

Year ended December 31, 2003

Net cash provided by operations was $380.4 million for the year ended December 31, 2003, and $77.4 million for the Successor Period. Cash provided by operations was generated primarily from cash receipts from the sale of directory advertisements, reduced by cash disbursements for cost of revenue incurred, general and administrative expenses and interest expense.

Net cash used for investing activities was $4,367 million and $2,804 million for the year ended December 31, 2003 and the Successor Period, respectively. The principal use of cash flows for investing activities for the year ended December 31, 2003 was $4,344 million for the acquisition of Dex West (which includes $54.4 million in acquisition fees), $31.4 million for capitalized software and $9.1 million of property, plant and equipment purchases. These were offset by $17.2 million in proceeds received from the disposition of our investment in a partnership interest held by Dex Media International Inc. (formerly LCI International Inc.). The principal use of cash flows for investing activities for the Successor Period was the $2,754 million purchase price and the $44.2 million payment of fees related to the Dex East Acquisition.

Net cash provided by financing activities was $3,956 million and $2,764 million for the year ended December 31, 2003 and for the Successor Period, respectively. The principal sources of cash flows provided by financing activities for year ended December 31, 2003 came from proceeds from issuance of long term debt and preferred and common stock, totaling $5,250 million, obtained in relation to the consummation of the Dex West Acquisition in September of 2003. Significant uses of cash flows for financing activities for the year ended December 31, 2003 includes $750.2 million in distributions to our parent, $405.1 million of net repayments on long-term borrowings, and $125.4 million in payment of deferred financing costs related to the Dex West Acquisition. The principal source of cash flows provided by financing activities for the Successor Period were proceeds from issuance of long term debt and preferred and common stock, totaling $2,910 million, obtained in relation to the consummation of the Dex East Acquisition in November of 2002. Significant uses of cash flows for financing activities for the Successor Period included $50.0 million of net repayments on long-term borrowings and $96.1 million in payment of deferred financing costs related to the Dex East Acquisition.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend to a large extent on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our subsidiaries’ credit facilities will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. The restrictive covenants under our subsidiaries’ note indentures and credit agreements prohibit us from commingling the funds of our subsidiaries. They also prohibit our subsidiaries from borrowing any funds from each other. Despite the restrictive covenants under our subsidiaries’ note indentures and credit agreements limiting our ability to incur additional indebtedness and dispose of our assets, the covenants allow for multiple sources of limited liquidity that we may access to meet our ongoing business needs, including:

i.	Cash from operating cash flow.

ii.	Up to $179.1 million of our subsidiaries’ revolving facilities available to our subsidiaries as of March 31, 2004, after giving pro forma effect to the Transactions.

iii.	Other unsecured indebtedness up to an aggregate principal amount of $360.0 million, of which no more than $125.0 million may be borrowed by our subsidiaries.

iv.	Our subsidiaries may sell, or dispose of, assets up to $10.0 million and $15.0 million annually for Dex Media East and Dex Media West, respectively, subject to an aggregate amount of $20.0 million and $30.0 million, respectively.

v.	The proceeds from any debt issuance, which our subsidiaries may use as long as the respective leverage ratio of Dex Media East and Dex Media West is at or below 4.0 to 1.0.

vi.	Our subsidiaries may use the proceeds from any equity offering as follows: a) 50%, if the respective leverage ratio is above 4.0 to 1.0 or b) 100%, if the respective leverage ratio is at or below 4.0 to 1.0.

The subsidiaries’ credit agreements and indentures of the senior notes and senior subordinated notes permit our subsidiaries to pursue the option of financing capital expenditures with capital leases as long as the aggregate outstanding balance of capital leases is not in excess of $30.0 million at any time for Dex Media East and $45.0 million at any time for Dex Media West. As of March 31, 2004, the outstanding balance of capital leases was $1.2 million.

Uses of Liquidity

We expect that our primary liquidity requirements will be for debt service on our indebtedness, our subsidiaries’ credit facilities and notes, capital expenditures and working capital. During the three months ended March 31, 2004, we used cash generated from operations in excess of liquidity requirements to make optional repayments under our subsidiaries’ credit facilities.

Our capital expenditure requirements over the last three years (including the combined Predecessor Period and Successor Period) averaged $21.0 million per year, or 2.7% of average total revenue, excluding the effects of purchase accounting. We expect that our capital expenditures in 2004 will not be materially greater than in the Combined Year 2003. During 2004, we expect that our capital expenditures will include approximately $34 million related to software development and implementation related to the replacement of our production system with technology from Amdocs.

The following table sets forth, as of December 31, 2003, on a pro forma basis giving effect to the Transactions, debt, lease and employment agreement obligations for the next several years:

(Dollars in Thousands)	2004	2005	2006	2007	2008	2009 and Thereafter	Total
Debt, Lease and Employment Agreement Obligations:
Long-Term Debt	$71,023	$276,688	$357,175	$402,114	$688,065	$4,120,419	$5,915,484
Operating Leases	15,152	12,904	10,850	8,099	5,332	6,268	58,605
Capital Leases	805	830	437	25	—	—	2,097
Employment Agreements(1)	3,525	2,988	306	—	—	—	6,819

Total Debt, Lease and Employment Agreement Obligations	$90,505	$293,410	$368,768	$410,238	$693,397	$4,126,687	$5,983,005

(1)	The amounts set forth above represent the amount of base salary payable to the executives during the initial term of employment assuming that all such executives remain employed by us until the end of the initial term. For additional information regarding the employment agreements of certain of our senior executive officers, please see “Executive Compensation-Employment Agreements.”

Our subsidiary, Dex Media East, made optional repayments in an aggregate principal amount of $75.0 million under its credit facilities during the three months ended March 31, 2004 using the excess cash flow generated from operations. As a result of the repayments and the fixed interest rate swaps that were entered into in 2002, the Dex Media East debt portfolio, consisting of the amounts borrowed under the credit facilities, senior notes and senior subordinated notes, is comprised of 65.1% fixed rate debt and 34.9% floating rate debt as of March 31, 2004. Our subsidiary, Dex Media West, made optional repayments in an aggregate principal amount of $30.0 million under our credit facilities during the three months ended March 31, 2004 using the excess cash flow generated from operations. The Dex Media West debt portfolio, consisting of the amounts borrowed under the credit facilities, senior notes and senior subordinated notes, is comprised of 36.7% fixed rate debt and 63.3% floating rate debt as of March 31, 2004. Mandatory repayments or optional repayments under the credit facilities in the future will cause the percentage of fixed rate debt in the debt portfolios to increase. As fixed rate debt increases in the portfolios, the effective interest rates of the debt portfolios will rise. Due to the current low interest rate environment, the floating rate debt under the credit facilities has significantly lower interest rates than the fixed interest rates of the senior notes and senior subordinated notes. If short-term interest rates rise, the effective interest rate of the portfolios will also increase.

We intend to use a portion of the proceeds from the sale of primary shares in the initial public offering to redeem (i) $183.75 million in aggregate principal amount of Dex Media East’s outstanding 12 1/8% Senior Subordinated Notes due 2012 and (ii) $18.2 million in aggregate principal amount of Dex Media West’s outstanding 9 7/8% Senior Subordinated Notes due 2013.

Tranche A and Tranche B of Dex Media East’s term loan credit facilities have scheduled quarterly principal repayments that began September 30, 2003 and continue until the maturity dates of the facilities. As a result of the optional repayments made through June 30, 2004, the required quarterly payments for each tranche in the period from September 30, 2003 to June 30, 2004 have been reduced to zero. The first mandatory repayment of $22.9 million is now due on September 30, 2004.

Tranche A and Tranche B of Dex Media West’s term loan credit facilities have scheduled quarterly principal repayments starting June 30, 2004 and continue until the maturity dates of the facilities. Any optional repayment is applied to reduce the subsequent scheduled repayments of each tranche, in direct order of the first four scheduled repayments, and thereafter, ratably. As a result of the optional repayments made through

June 30, 2004, the required quarterly payments for each tranche in the period from June 30, 2004 to March 31, 2005 have been reduced to zero. The first mandatory repayment is now due June 30, 2005 in the amount of $39.9 million.

At December 31, 2003, on a pro forma basis giving effect to the Transactions, the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$71,023
2005	276,688
2006	357,175
2007	402,114
2008	688,065
Thereafter	4,120,419

$5,915,484

On November 10, 2003, Dex Media issued $500.0 million of outstanding November notes and $389.0 million aggregate principal amount at maturity of outstanding November discount notes for gross proceeds of $750.2 million. The gross proceeds of $750.2 million were paid by Dex Media as a distribution to our parent. Our parent distributed the gross proceeds from the offering to its equity holders. Dex Media did not receive any of the proceeds from the offering. These notes are expected to be serviced and repaid from distributions to Dex Media from Dex Media East and Dex Media West, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements. Accordingly, our subsidiaries’ cash requirements will increase in May 2009 when cash interest becomes payable on the November discount exchange notes.

On February 11, 2004, Dex Media issued $361.0 million aggregate principal amount at maturity of outstanding February discount notes for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by Dex Media as a distribution to our parent. Our parent distributed the gross proceeds from the offering to its equity holders. Dex Media did not receive any of the proceeds from the offering. These discount notes defer interest until May 2009 at which time Dex Media East and Dex Media West will be expected to service and repay this debt in the form of distributions to us, subject in each case to restrictions contained in our subsidiaries’ respective debt agreements.

Dex Media has no operations of its own and Dex Media derives all of its cash flow and liquidity from our subsidiaries. Dex Media depends on the earnings and the distribution of funds from Dex Media East and Dex Media West to meet its cash needs. Although our subsidiaries are not obligated to make funds available to Dex Media for any purpose, Dex Media East and Dex Media West are expected to make cash distributions of $8.4 million and $11.6 million, respectively, to Dex Media semi-annually to service cash interest obligations on the November exchange notes, subject to certain covenant requirements under the subsidiary note indentures and credit agreements. Particularly, Dex Media East’s indentures relating to the senior notes and the senior subordinated notes prohibit Dex Media East from distributing funds to Dex Media if the amount of such distribution, together with all other restricted payments made since November 8, 2002 would exceed the sum of (i) 50% of the adjusted consolidated net income accrued by Dex Media East since January 1, 2003, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media East, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media East by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media East would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes and senior subordinated notes. The indentures relating to the senior notes and the senior subordinated notes of Dex Media West permit Dex Media West and its restricted subsidiaries to make one or more distributions to Dex Media with an aggregate amount not to exceed $50.0 million each fiscal year for the sole purpose of paying interest on Dex Media’s debt obligations. However, the same indentures prohibit Dex Media West and its restricted subsidiaries from distributing funds to Dex Media in excess of $50.0 million each fiscal year to service interest on Dex Media’s debt obligations or for any other purpose if the amount of such distribution, together with all other restricted payments made by Dex Media West since September 9, 2003 would exceed the sum of (i) 100% of the adjusted earnings before interest, tax, depreciation and amortization accrued since January 1,

2004 less 1.4 times the consolidated interest expense for the same period, (ii) the aggregate net proceeds from the sale of capital stock of Dex Media West, (iii) the amount of debt issued after the date of the indenture relating to the senior notes or senior subordinated notes that is subsequently converted into capital stock, and (iv) certain amounts of payments received or credited to Dex Media West by its unrestricted subsidiaries. In addition, in order to make any such distributions of funds to Dex Media, Dex Media West would have to meet the leverage tests relating to the issuance of indebtedness under the indentures relating to its senior notes and senior subordinated notes.

Although the terms of Dex Media East’s credit facilities permit Dex Media East to pay cash distributions to Dex Media in an amount not to exceed 42% of the regularly scheduled interest payments on the initial $250.0 million of the $500.0 million of outstanding November notes, Dex Media East must meet an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the distribution to Dex Media to cover Dex Media East’s 42% portion of the regularly scheduled interest payments on the remaining $250.0 million of the $500.0 million of outstanding November notes. In addition, the terms of Dex Media West’s credit facilities permit Dex Media West to pay cash dividends to Dex Media in an amount not to exceed 58% of the regularly scheduled interest payments on the initial $250.0 million of the $500.0 million of outstanding November notes, Dex Media West must meet an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend to Dex Media to cover Dex Media West’s 58% portion of the regularly scheduled interest payments on the remaining $250.0 million of the $500.0 million of outstanding November notes.

Additionally, although the terms of our subsidiaries’ credit facilities permitted Dex Media to issue the outstanding discount notes, such credit facilities do not specifically permit the payment of dividends to Dex Media to pay cash interest on the outstanding November discount notes and the outstanding February discount notes when cash interest becomes payable on such notes on May 15, 2009. Accordingly, any dividend to Dex Media for payment of cash interest on the outstanding November discount notes and the outstanding February discount notes must be permitted to be paid pursuant to the subsidiaries’ indentures described in the previous paragraph and the general dividend basket of each of our subsidiaries’ credit facilities, which restricts Dex Media East (including its immediate parent and its subsidiaries) and Dex Media West (including its immediate parent and its subsidiaries), as applicable, from paying dividends to Dex Media in excess of $5.0 million and $12.5 million per year, respectively, if Dex Media East (including its immediate parent and its subsidiaries) or Dex Media West (including its immediate parent and its subsidiaries), as applicable, does not comply with a coverage ratio and a leverage ratio test; furthermore, assuming the applicable parties comply with such tests, any such dividend would be limited to a portion of excess cash flow (as defined in the Dex Media East and Dex Media West credit facilities). If Dex Media East and Dex Media West are not able to pay Dex Media dividends under the general dividend basket of our subsidiaries’ credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on the outstanding November discount notes and the outstanding February discount notes once cash payments become due, we will need to refinance or amend our subsidiaries’ credit facilities before such date. We cannot assure you that we will be able to refinance or amend our subsidiaries’ credit facilities on commercially reasonable terms or at all.

Furthermore, our subsidiaries are permitted under the terms of our subsidiaries’ credit facilities, the indentures governing the subsidiary notes and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Dex Media. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to Dex Media. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, other agreements of our subsidiaries and statutory restrictions will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the discount exchange notes when due.

In addition to the limitations on distributions, dividends or loans to Dex Media by our subsidiaries mentioned above, our subsidiaries’ credit facilities, the indentures that will govern the exchange notes, the terms of our other indebtedness or any future agreements may prohibit or limit our ability to, among other things, dispose of assets (including the stock of our subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the exchange notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the exchange notes may be prohibited or limited by agreements governing our current and future indebtedness. The indentures that will govern the exchange notes will not significantly limit our subsidiaries from entering into agreements restricting such distributions, dividends or loans. We cannot assure you that the agreements governing our current and future indebtedness or other agreements will permit Dex Media to engage in transactions to fund scheduled interest and principal payments on the exchange notes when due, if such transactions are necessary. See “Risk Factors—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on its indebtedness or the payment of dividends on its common stock,” “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media” and “—Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.”

In addition, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to our subsidiaries under our subsidiaries’ revolving credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Further, if we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See “Risk Factors—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on its indebtedness or the payment of dividends on its common stock,” “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media” and “—Our subsidiaries may enter into additional agreements or financings in the future which could further limit Dex Media’s ability to access the assets and cash flow of our subsidiaries.”

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

As of December 31, 2003, our subsidiaries had no debt outstanding under Dex Media East’s or Dex Media West’s revolving credit facilities (although $0.9 million was committed under a stand-by letter of credit under the Dex Media East revolving credit facility), $585.3 million of debt outstanding under Dex Media East’s Tranche A term loan facility, $580.8 million of debt outstanding under Dex Media East’s Tranche B term loan facility, $905.8 million of debt outstanding under Dex Media West’s Tranche A term loan facility, and $1,132.2 million of debt outstanding under Dex Media West’s Tranche B term loan facility. Each of Dex Media East’s and Dex Media West’s revolving credit facilities and term loan facilities are subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Dex Media East has hedged a portion of its interest rate risk. All of Dex Media East’s interest rate swap agreements became effective May 8, 2003, have an aggregate notional amount of $370.0 million, have applicable fixed rates ranging from 2.354% to 4.085% and expire in various terms ranging from two and a half to five and a half years. The notional amount of Dex Media East’s interest rate cap totals $200.0 million, has a cap interest rate of 4.75% and expires in May 2005. Assuming our subsidiaries had incurred this level of borrowings, excluding the amounts covered under Dex Media East’s interest rate swap agreements, on January 1, 2003 at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, our interest expense for the year ended December 31, 2003 would have increased by $28.7 million. We have not and do not expect to use any financial derivative instruments for speculative purposes.

Foreign Currency Exchange Risk

On November 10, 2003, Dex Media East restructured its credit facilities to replace the Euro-denominated portion of its tranche B term loan facility with a larger US dollar denominated tranche B term loan facility. In connection with this restructuring, Dex Media East eliminated the currency risk exposure in the tranche B term loan facility and terminated the cross currency swap that had been in place since November 2002. In addition, a one-percent prepayment fee totaling $6.2 million was paid in connection with the restructuring and is included in interest expense. Dex Media East has realized a total, after-tax gain of $3.1 million from this cross-currency swap since its inception.

Material Trends, Known Facts and Uncertainties

Advertising Revenue

Directory services revenue is our most significant source of revenue. Competition from other yellow pages publishers affects our ability to attract and retain advertisers and to increase advertising rates. The effect of competition and the current economic cycle on our revenue, excluding the effects of purchase accounting, can be seen in the decreasing revenue growth trend, on a combined revenue basis, of 4.3%, 2.8% and 2.6% in 2001, 2002 and 2003, respectively.

Paper Prices

Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by two companies: Nippon and Norske. Prices under the two agreements with these vendors are negotiated each year based on prevailing market rates, which have been declining, consistent with general U.S. market trends for directory paper over the last three years.

Stand-Alone Costs

Historically, our Predecessor reimbursed Qwest for services Qwest and its affiliates provided to Dex East based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs (“FDC”). The historical costs for services provided to the Predecessor by Qwest affiliates do not reflect the expenses that we will incur as a stand-alone entity. As of December 31, 2003, we have completed the replacement of the services provided by Qwest with services provided internally or through arrangements with third parties. We expect that the costs we incur on a stand-alone basis will be higher than historical costs for services previously provided by Qwest and its affiliates.

Usage

Based on industry sources, overall usage of printed yellow pages directories in the U.S. and in the Dex States declined by a compound annual rate of approximately 2% between 1999 and 2003. Several factors, including the publication of competing directories and the increased usage of Internet-based directories, could cause usage of our printed directories to continue to decline. Any declines in usage could limit our ability to maintain or increase our advertising prices, cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases and discourage businesses that do not purchase advertising in our yellow pages directories from doing so. Any of these factors could affect our revenue and have a material adverse effect on our business.

On-Line Migration

Although we remain primarily focused on our printed directories, we also market an Internet-based directory service, DexOnline.com (formerly Qwestdex.com), to our advertisers. We view our Internet-based directory as a complement to our print product rather than as a stand-alone business. We believe that any decline in the usage of our printed directories could be offset in part by an increase in usage of our Internet-based directory. We also believe that increased usage of Internet-based directories will continue to support overall usage and advertising rates in the U.S. directory advertising industry and could provide us with growth in advertisements. However, if we cannot provide services over the Internet successfully or compete successfully with other Internet-based directory services, our business would be negatively impacted.

Reduction of Bond Ratings

In connection with the offering of $361.0 million aggregate principal amount at maturity of the outstanding February discount notes on February 11, 2004, Moody’s Investor Service, Inc. downgraded the credit ratings of the notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes by one notch while Standard & Poor’s Rating Group maintained negative outlooks on our subsidiaries’ credit ratings. The rating downgrade does not have any immediate impact on our and our subsidiaries’ financing costs. If we issue new debt or refinance our existing debt in the future, the downgrade may result in higher interest costs. The credit ratings of the notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes assigned by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Group are summarized in the following table:

	Credit Ratings Assigned By Moody’s Investor Service, Inc. prior to January 28, 2004	Current Credit Ratings Assigned by Moody’s Investor Service, Inc.	Notches Below Investment Grade	Current Credit Ratings Assigned by Standard & Poor’s Rating Group		Notches Below Investment Grade
Dex Media’s notes	Caa1	Caa2	8	B		5
Subsidiaries’ credit facilities	Ba3	B1	4	BB	–	3
Subsidiaries’ senior notes	B2	B3	6	B		5
Subsidiaries’ senior subordinated notes	B3	Caa1	7	B		5

In anticipation of the initial public offering, Moody’s Investor Service, Inc. placed the credit ratings of the notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes on credit watch for potential upgrade. Standard & Poor’s Rating Group revised the outlooks on the notes and our subsidiaries’ credit facilities, senior notes and senior subordinated notes from negative to stable.

Competition

The U.S. directory advertising industry is competitive. There are a number of independent directory publishers and publishers affiliated with local exchange carriers with which we compete in one or more of the Dex States. For example, new competitive directories were introduced in six of our top ten markets in 2003 compared to just one new competitive directory in 2002.

Through our Internet-based directory, we compete with these publishers and with other Internet sites providing search and classified directory information. In addition, we compete against other forms of media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising.

The foregoing list of factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosure made by us.

We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Critical Accounting Policies and Estimates

We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. The effect and any associated risks related to these policies and estimates on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where these policies and estimates affect our reported and expected financial results.

Revenue Recognition

The sale of advertising in printed directories published by us is our primary source of revenue. We recognize revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. Our directories are initially published with an estimated 12-month useful life, although we may revise the estimate of a directory life subsequent to its publication in order to better manage customer and production workflow as it relates to other directories published in the same period. Because we generally have the right to bill and collect revenue related to the extension of directory publishing dates, a revision in the estimated life of a given directory should not have a significant impact on our results of operations or cash flows.

Cost of Revenue

Direct costs related to the sales, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution. Revisions in the estimated useful lives of directories after their initial publication may cause the acceleration or deceleration of cost recognition related to the amortization of deferred directory costs. Although we cannot predict the extent such changes could have on future cost recognition, the movement of book publishing dates has historically had a minimal impact on cost recognition between periods.

Allowance for Doubtful Accounts and Bad Debt Expense

We periodically make judgments regarding the collectibility of outstanding receivables and provide appropriate allowances when collectibility becomes doubtful. Although we believe our allowance for doubtful accounts adequately reflects that portion of our receivables that are uncollectible, we may revise our estimates in future periods based upon new circumstances and such revisions may be material.

Income Taxes

It is our determination that it is more likely than not that we will utilize our deferred tax assets before the expiration of the net operating loss carryforward periods. This determination is based upon our estimation of projected book and taxable income over the next several years. To the extent our projections vary significantly from actual results, a portion of our deferred tax benefits may not be realizable, resulting in a charge to income tax expense.

Basis of Allocation for Periods of the Predecessor

In order to divide the Qwest Dex combined financial statements between Dex East and Dex West, it was necessary for management of Qwest Dex to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. A substantial portion of the Predecessor’s revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on revenue and/or cost causative relationships to the account balance being apportioned. Expense accounts subject to apportionment primarily consisted of overhead costs and related items that have historically been shared with Qwest Dex.

We believe that such specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would have been determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex, as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, the Predecessor’s combined financial statements are not necessarily indicative of future results of operations.

BUSINESS

We are the exclusive publisher of the “official” yellow pages and white pages directories for Qwest in the following states where Qwest is the primary incumbent local exchange carrier: Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, or collectively the “Dex States.” Our contractual agreements with Qwest grant us the right to be the exclusive incumbent publisher of the “official” yellow pages and white pages directories for Qwest in the Dex States until November 2052 and prevent Qwest from competing with us in the directory products business in the Dex States until November 2042.

We seek to bring buyers together with our advertising customers through a cost-effective, bundled advertising solution that includes print, CDROM and Internet-based directories. We generate our revenues primarily through the sale of print directory advertising. For the year ended December 31, 2003, after giving pro forma effect to the Transactions, as defined below, we generated $1.63 billion in revenue, $910 million in EBITDA, and $14 million in net loss. For the three months ended March 31, 2004, after giving pro forma effect to the Transactions, we generated $411 million in revenue, $234 million in EBITDA and $7 million in net income. Our ability to generate EBITDA, along with low capital expenditure requirements and cash income taxes, allows our business to provide significant free cash flow. See “Prospectus Summary—Summary Historical and Pro Forma Financial Data.”

During 2003, we published 259 directories and distributed approximately 43 million copies of these directories to business and residential customers throughout the Dex States. In addition, our Internet-based directory, DexOnline.com, which provides an integrated complement to our print directories, includes more than 15 million business listings and 200 million residential listings from across the United States. Approximately 96% of our revenue from directory services for the Combined Year 2003 came from the sale of advertising in yellow pages directories, and approximately 4% of our revenue from directory services for the same period came from the sale of advertising in white pages directories.

We believe that our advertising customers value: (i) our lower cost per usage versus other directories and higher return on investment than other forms of local advertising; (ii) our broad distribution to potential buyers of our advertisers’ products and services; (iii) our ability to provide potential buyers with an authoritative reference source to search for products and services; and (iv) the quality of our client service and support. We have advertising customers across a diverse range of industries and we believe our customer retention rates exceed the averages of other incumbent publishers, or those owned by or affiliated with incumbent local exchange carriers. In 2003, we had over 400,000 local advertising accounts consisting primarily of small and medium-sized businesses and over 4,000 national advertising accounts.

Industry Overview and Outlook

Directory advertising competes with all other forms of media advertising, including television, radio, newspapers, the Internet, outdoor and direct mail. The entire U.S. advertising market was $245.5 billion in 2003, with directory advertising estimated to have captured a 5.7% share of the advertising market. Unlike other advertising, directory advertising is characterized as primarily “directional” advertising, or advertising targeted at consumers who are actively seeking information and are prepared to purchase a product or service. Historically, the U.S. directory advertising industry has been dominated by the large publishing businesses of regional bell operating companies, or “RBOCs,” and other incumbent local telephone companies. Over the past few years, RBOC mergers have reduced the number of RBOC-affiliated publishers to four: SBC Directory Operations, Verizon Information Services, BellSouth Advertising & Publishing Corp. and Dex Media.

Directory Advertising Market Size

The U.S. directory advertising industry generated approximately $14 billion in revenues in 2003, with a total circulation of approximately 540 million directories. The industry is characterized by steady and consistent growth with revenue increasing at a 3.0%, 3.9% and 3.9% compounded annual growth rate in the periods 1998 to 2003, 1993 to 2003 and 1988 to 2003, respectively. The following chart depicts the estimated size and growth of the U.S. directory advertising industry since 1985.

U.S. Directory Advertising Revenue: 1985—2003

Local Versus National Advertising

While directory advertising is sold on both a local and national basis, local advertising from small and medium-sized businesses constitutes the majority of directory advertising revenue. As shown in the table below, over the last seven years local directory advertising constituted approximately 84% of total revenue for the U.S. directory advertising industry. This is consistent with our experience, where in 2003, local advertising made up approximately 82% of our directory advertising revenue, excluding the effects of purchase accounting.

Local Versus National U.S. Print Directory Advertising: 1997—2003

(Dollars in billions)	1997	% of total	1998	% of total	1999	% of total	2000	% of total	2001	% of total	2002	% of total	2003	% of total	CAGR ’97-’03
Local	$9.7	85.1%	$10.1	84.2%	$10.7	84.3%	$11.1	84.1%	$11.5	84.6%	$11.7	84.8%	$11.8	84.9%	3.3%
% growth yearly	NA		4.1%		5.9%		3.7%		3.6%		1.7%		0.9%
National	1.7	14.9%	1.9	15.8%	2.0	15.7%	2.1	15.9%	2.1	15.4%	2.1	15.2%	$2.1	15.1%	3.6%
% growth yearly	NA		11.8%		5.3%		5.0%		0.0%		0.0%		0.0%

Total Print	$11.4	100.0%	$12.0	100.0%	$12.7	100.0%	$13.2	100.0%	$13.6	100.0%	$13.8	100.0%	$13.9	100.0%	3.4%
% growth yearly	NA		5.3%		5.8%		3.9%		3.0%		1.5%		0.7%

Competition Within the Industry

Presently, the industry can be divided into two major groups of directory advertising publishers: incumbent publishers, which includes the directory businesses of RBOCs and other incumbent local telephone companies, and independents, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd. As shown in the table below, the independents’ revenues have increased over the last seven years, yet the incumbent publishers remain the dominant players, with an 86.5% share of total 2003 revenue for the U.S. directory advertising industry.

U.S. Print Directory Market Share: 1997—2003

(Dollars in billions)	1997	% of total	1998	% of total	1999	% of total	2000	% of total	2001	% of total	2002	% of total	2003	% of total	CAGR ’97-’03
Incumbent Publishers(1)	$10.6	93.0%	$11.0	91.7%	$11.5	90.6%	$11.8	89.7%	$12.1	89.2%	$12.2	88.2%	$12.0	86.5%	2.1%
% growth yearly	NA		3.8%		4.6%		2.6%		2.5%		0.8%		(1.6)%
Independent Publishers	0.8	7.0%	1.0	8.3%	1.2	9.4%	1.4	10.3%	1.5	10.8%	1.6	11.8%	1.9	13.5%	15.5%
% growth yearly	NA		25.0%		20.0%		16.7%		7.1%		6.7%		18.8%

Total Print	$11.4	100.0%	$12.0	100.0%	$12.7	100.0%	$13.2	100.0%	$13.6	100.0%	$13.8	100.0%	$13.9	100.0%	3.4%
% growth yearly	NA		5.3%		5.8%		3.9%		3.0%		1.5%		0.7%

(1)	Includes the directory businesses of RBOCs and other incumbent local telephone companies.

As the table below illustrates, the U.S. directory advertising industry remains highly concentrated with the incumbent publishers, Dex Media, SBC, Verizon, BellSouth and Sprint, cumulatively generated approximately $12.2 billion, or 88.4%, of total U.S. directory advertising revenue in 2002. The independents segment is highly fragmented and comprised only 11.6% of total directory-related advertising revenue in 2002.

U.S. Directory Advertising Publishers: 2002

(Dollars in billions) Company	2002 Revenue	Market Share
SBC	$4.5	32.6%
Verizon(1)	3.8	27.6%
BellSouth(1)	1.8	13.0%
Dex Media	1.6	11.6%
Yell Group(2)	0.8	5.8%
Sprint	0.5	3.6%
TransWestern	0.3	2.2%
Others	0.5	3.6%

Total	$13.8	100%

(1)	Represents estimates of U.S. operations only.
(2)	Represents the U.S. business of the Yell Group, Ltd., including the revenues of McLeod USA Media Group Inc., which Yell Group, Ltd. acquired in early 2002.

We believe incumbents have a number of advantages over their independent competitors. Incumbents typically can deliver a better value proposition to advertisers, largely due to user perception of accuracy and completeness that comes with their affiliation with the local telecom service provider. Incumbents also benefit from established usage patterns and customer bases. The majority of incumbent sales are made on premise in local offices calling on established clients. Independents’ sales are primarily made over the telephone, often through cold calling.

These factors force independents to compete on price while they build their customer bases resulting in listing rates significantly lower than those prices for equivalent products listed by incumbents. Incumbents also benefit from an established operational infrastructure. Printing, publishing, and distribution channels benefit from established long-term relationships. The existing infrastructure, scale of business, and pricing premium allow incumbents to achieve significantly higher EBITDA margins than their independent competitors.

Competition with Other Media

We believe directory advertising is the preferred form of advertising for many small and medium-sized businesses due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high customer usage rates. We believe that directory advertising is attractive to our customers because consumers may view directories as a free, comprehensive, single source of information. While overall advertising tends to track an economy’s business cycle, directory advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or only form of advertising. Directory advertising is also less influenced by business cycles because failure to advertise in a given directory cannot be remedied until the replacement directory is published, which is usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year, so as not to lose their priority placement within the directory.

As the table below highlights, in the last two recessions, in 1991 and 2001, directory advertising was one of the only media segments to show revenue growth. U.S. directory advertising industry revenue increased 3.4% and 3.0% in 1991 and 2001, respectively, while other major media segments declined.

Advertising Spending by Media Category: 1990—2003

(Dollars in billions)
Year	U.S. Directories	Revenue Growth	Television(1)	Revenue Growth	Radio	Revenue Growth	Newspaper	Revenue Growth
1990	$8.9	n/a	$28.4	n/a	$8.7	n/a	$32.3	n/a
1991	$9.2	3.4%	$27.4	-3.5%	$8.5	-2.3%	$30.4	-5.9%
1992	$9.3	1.1%	$29.4	7.3%	$8.7	2.4%	$30.7	1.0%
1993	$9.5	2.2%	$29.7	1.0%	$9.5	9.2%	$32.0	4.3%
1994	$9.8	3.2%	$34.2	15.2%	$10.5	10.5%	$34.4	7.5%
1995	$10.2	4.1%	$37.8	10.5%	$11.3	7.6%	$36.3	5.5%
1996	$10.8	5.9%	$42.5	12.5%	$12.3	8.8%	$38.4	5.8%
1997	$11.4	5.6%	$44.1	3.8%	$13.5	9.8%	$41.7	8.6%
1998	$12.0	5.3%	$47.5	7.7%	$15.1	11.9%	$44.3	6.2%
1999	$12.7	5.8%	$52.6	10.7%	$17.2	13.9%	$46.6	5.4%
2000	$13.2	3.9%	$60.3	14.6%	$19.3	12.2%	$49.0	4.9%
2001	$13.6	3.0%	$54.6	-9.5%	$17.9	-7.3%	$44.3	-9.6%
2002	$13.8	1.5%	$58.4	7.0%	$18.9	5.6%	$44.0	-0.7%
2003	$13.9	0.7%	$60.7	3.9%	$19.1	1.1%	$44.8	1.8%

’98-’03 CAGR		3.0%		5.0%		4.8%		0.2%

(1)	Includes broadcast television and cable and satellite television; excludes barter syndication.

The Internet

Most major directory publishers, including us, operate an Internet-based directory business. The U.S. Internet directory market represented only a small portion of the total U.S. directory advertising market in 2002 with total revenue of approximately $347 million, having grown from $263 million in 2001, an increase of approximately 32%. Industry sources estimate that 70% of 2001 Internet directory revenues were generated by print publishers. Publishers have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. We expect Internet directory usage to continue to grow steadily in support of overall directory usage.

Competitive Strengths

While the directory advertising industry has become increasingly competitive, we believe that we possess the following strengths that will enable us to continue to compete successfully in the local advertising market:

Scale and leading market position. Dex is the fourth largest directory publisher in the United States and the exclusive directory publisher for Qwest in the Dex States. We believe that our scale and our incumbent position provide us with a substantial competitive advantage over independent directory advertising providers. During 2003, we printed and distributed approximately 43 million directories. As the incumbent directory publisher in the Dex States, our directories benefit from strong brand recognition as the “official” yellow pages and have positioned us as the preferred directory for both consumers and local advertisers, many of whom select our directories as their primary advertising medium.

Superior value proposition for our target advertisers. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than other media. Directory advertisements enable our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. In addition, we believe that the “directional” nature of directory advertising is a unique attribute to our media ensuring our advertisers reach their target customers at the key time when they are actively seeking information to make a purchase. Furthermore, we believe that our directory advertising has a lower cost per usage than other directories and higher return on investment than other local advertising alternatives, including newspapers, television, radio and the Internet.

Established and experienced sales force. As of December 31, 2003, we had 1,019 sales representatives in 49 local offices who have been employed by Dex for an average of nine years. We believe that our sales force’s experience, tenure and local market knowledge is a competitive advantage which has enabled us to develop longstanding relationships with our advertisers and has been a key factor in our ability to exceed the average revenue growth of the incumbent industry for the Combined Year 2003. Our revenue growth (excluding the effects of purchase accounting) for the Combined Year 2003 was 2.6%.

Attractive market demographics. In 2003, the Dex States on a percentage basis have experienced greater job creation and per capita gross state product growth than the United States as a whole. For the period 1995 through 2003, non-agricultural employment grew at an average compounded annual growth rate of 1.3% in the Dex States versus the national average of 1.2%. In addition, gross state product in the Dex States grew at an average compounded annual growth rate of 4.3% versus the national average of 3.3%. We believe our markets are economically diverse, limiting our exposure to economic downturns in specific sectors of the economy.

Stable and recurring revenue. Our business produces stable and recurring revenue because of our large diversified customer base, high account retention and renewal rates and limited exposure to national advertising. In addition, the pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. As of December 31, 2003, we had over 400,000 local advertising accounts, consisting primarily of small and medium-sized businesses. These local accounts generated approximately 82% of our revenue, excluding effects of purchase accounting, and, in many cases, use yellow pages directories as their primary form of advertising. Our account renewal rate was 91% in 2003. For the Combined Year 2003, no single account contributed more than 0.3% of our total revenue (other than Qwest, which accounted for 1.6% of our total revenue), with our top 10 customers (excluding Qwest) representing less than 1.5% of total revenue. In addition, no single directory heading contributed more than 2.8% of total revenue, with the top 10 directory headings accounting for 15.1% of total revenue.

Strong financial profile generates significant free cash flow. Our business generates significant free cash flow due to its recurring revenue combined with the high margins associated with our incumbent position, low capital expenditures and favorable tax position. For example, for the three months ended March 31, 2004, we generated $130 million in cash provided by operating activities and $103 million in free cash flow. For the year ended December 31, 2003, on a pro forma basis giving effect to the Transactions, we generated $910 million in EBITDA and $32 million in net loss from $1.63 billion of revenue. Over the past three years ending December 31, 2003, we have invested an average of $37.5 million per year in capital expenditures on a combined basis, including capitalized software development costs. We also benefit from the favorable income tax treatment associated with the $6.8 billion step-up in the tax basis of our assets from the Acquisitions, as defined below, which is amortized for tax purposes on a straight-line basis for 15 years. In 2003 and for the three months ended March 31, 2004, our free cash flow allowed us to repay $405 million and $105 million, respectively, of our indebtedness.

Experienced management team. We have assembled a strong and experienced senior management team across all areas of our organization, including sales, finance, operations, marketing and customer service. Our senior management team has an average of approximately 20 years of public and private company experience in their respective areas of expertise.

Business Strategy

We intend to leverage our incumbent position and strong brand while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities to enhance our position in the Dex States. We believe that our directory advertisements enable our customers to connect with potential buyers in a very cost effective manner, which, when combined with our competitive strengths, will allow us to grow our revenues and cash flows. The principal elements of our business strategy include:

Introducing new products that enhance the value proposition for our customers. We have a history of introducing and selling new products, product extensions and other innovations that offer creative opportunities for our advertisers to find new customers and generate additional revenue for their products and services. As the incumbent directory publisher in the Dex States, we have a large number of existing advertisers to whom we can effectively market our new products to generate additional revenue. In 2002 and 2003, we introduced the following new products: (i) targeted segment products within existing directories (local dining guides, golf guides and Spanish Yellow Pages), (ii) a new directory in Lincoln, Nebraska, (iii) two additional white pages directory products (repeating corner advertisement and color offerings) and (iv) limited inventory products (e.g. leader advertisements and front cover gate folds). We believe that our ability to innovate our product line will continue to serve as a competitive advantage.

Increasing revenue and customer growth through segmented pricing. Historically, the directory advertising industry has utilized a simplified approach to pricing, with set rates based upon the size and features (e.g., use of color, graphics, etc.) of the advertisement regardless of heading category. We are now instituting a more sophisticated pricing strategy, which prices advertisements by heading category. We believe that implementing this strategy will improve advertiser retention and help drive revenue growth by allowing us to respond to the different demand characteristics of various heading categories and to better align our pricing with our customers’ perceptions of value.

Further penetrating our addressable markets through enhanced sales force productivity. We believe a significant opportunity exists for our established local sales force to further penetrate the addressable markets that we serve and increase the sales of our services to existing customers. Over the past year, we have taken a number of steps to improve sales force effectiveness including:

(i)	servicing our customers on a more cost-effective means based on the revenue generated by such customers;

(ii)	rescheduling the launch and duration of sales campaigns to maximize available selling days by allowing our salespeople to more efficiently allocate their time over a broader customer base during the publishing cycle; and

(iii)	implementing standardized sales practices and procedures across all markets, including the introduction of “PrepSmart,” our proprietary sales preparation tool. “PrepSmart” provides critical account history and advertisement effectiveness to our salespeople, which can be shared with our customers to demonstrate the value of our product and the benefits of enhancements such as colored or larger sized advertisements. We expect our salespeople to offer our existing customers a more consultative approach to their marketing needs by using tools such as “PrepSmart,” thereby enhancing their relationships and increasing the sales of existing services.

Increasing the value proposition for our customers through a content-driven Internet strategy. We currently provide an Internet-based directory, DexOnline.com, which includes fully searchable content derived from more than 240,000 yellow pages advertisements from our directories. DexOnline.com includes more than 15 million business listings and more than 200 million residential listings from across the United States. The site incorporates free text search capabilities, with a single search box that is similar in design and functionality to popular search engines. We believe that the competitive advantage of DexOnline.com versus search engines is that our content is structured to deliver information from our printed directories on local services and products within the Dex States. We are also reviewing opportunities to expand our electronic product line in appropriately structured and cost-effective relationships with other Internet directory providers, portals and search engines. We are committed to developing these opportunities in a manner that will benefit us, and at a scale which is justified by usage and utility to our advertisers.

Strengthen our competitive position by aggressively promoting our superior value proposition. We are investing in brand awareness campaigns that reinforce the benefits that our directories and DexOnline.com offer to advertisers and consumers. Our marketing plan highlights the advantages we enjoy as an incumbent publisher by positioning us as the “official” directory with the broad distribution, high usage and low cost per usage, which are attributes that advertisers require.

Enhancing our operational efficiency by converting to the Amdocs software system. We are in the process of migrating from our legacy process management infrastructure to Amdocs, an industry-standard software system, that will allow us to better manage every aspect of our production cycle from initial sales call through distribution of our directories. The Amdocs system will enable us to: (i) consolidate our software systems and associated hardware; (ii) maintain a single customer database; (iii) implement a coordinated billing, credit and collection system; (iv) provide new mobile technology for the sales force; (v) automate the entering of customer orders; and (vi) implement our segmented pricing strategy. Upon completion of the Amdocs implementation, we will have reduced the number of process management systems from 54 to 13. We expect the implementation of this system will allow us to improve our operational efficiency and benefit from the associated cost savings.

You should also consider the many risks we face that could limit our ability to implement our business strategies, including:

•	our inability to introduce new products in the future could adversely affect our ability to generate additional revenue;

•	if we do not successfully implement our new segmented pricing strategy, we may not fully realize the expected growth of our revenues;

•	if we experience a significant turnover of our sales force, we will incur additional costs in the hiring and training of new sales force personnel;

•	the ability of other search engines to provide local products and services content in a cost-effective manner could adversely affect our Internet strategy;

•	a significant decline in consumer usage could adversely affect our business; and

•	our failure to utilize the capabilities of the Amdocs software system could adversely affect our planned operational efficiencies.

In addition, while we may implement individual elements of our strategies, the benefits derived from such implementation may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

Markets

For the Combined Year 2003, we published 259 directories, including white pages, yellow pages and other specialty directories, and distributed approximately 43 million copies of these directories to business and residential consumers in metropolitan areas and local communities in the Dex States. Our directories are generally well-established in their communities and cover contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies. The following table shows the percentage of directory services revenue and other data for the Combined Year 2003 for our directories in each state in which we operate:

(Circulation in millions) State	Percentage of directory services revenue(1)	Published directories	Total circulation
Washington	17.7%	23	5.0
Colorado	17.5%	34	6.7
Arizona	16.6%	26	10.6
Minnesota	12.5%	40	5.7
Oregon	9.3%	22	3.3
Utah	6.6%	14	2.7
New Mexico	5.0%	18	2.1
Iowa	4.4%	29	2.3
Idaho	3.0%	8	0.4
Nebraska	2.6%	11	1.6
Montana	1.8%	9	0.8
South Dakota	1.1%	7	0.6
Wyoming	1.1%	10	0.5
North Dakota	0.8%	8	0.6

Total	100.0%	259	42.9

(1)	Excludes non-print related directory services revenue and includes revenue from affiliates.

We derive a significant portion of our printed revenue from the sale of directory advertising to businesses in large metropolitan areas. For the Combined Year 2003, 45.5% and 61.8% of our directory services revenue was from the sale of directory advertising in our 5 and 10 largest geographic markets, respectively.

Products

Our main product is printed directories, which generated approximately 97% of our total revenue, excluding the effects of purchase accounting, for the Combined Year 2003. We also operate an Internet-based telephone directory and provide direct and database marketing services.

Printed Directories

For the Combined Year 2003, we published 259 printed directories, consisting of:

•	231 directories that contained both white and yellow pages;

•	11 directories that contained only yellow pages, which contains a listing of businesses by various directory headings as well as display and other paid advertisements;

•	12 directories that contained only white pages, which contains a listing of the names, addresses and phone numbers of residences and businesses in the area served, as well as display and other paid advertisements; and

•	5 specialty “On the Go” directories, which are yellow pages directory editions that are designed for use in the car.

Whenever practicable, we combine the white and yellow pages sections into one volume.

Our directories are designed to meet the advertising needs of local and national businesses and the informational needs of consumers. The diversity of our advertising options enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. Our yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under approximately 4,400 directory headings.

Yellow Pages Directories. We offer businesses a basic listing at no charge in the relevant edition of our yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant heading.

For the Combined Year 2003, we derived approximately 96% of our directory services revenue, excluding the effects of purchase accounting, from the sale of advertising in our yellow pages directories. A range of paid advertising options is available in our yellow pages directories, as set forth below:

•	Listing Options. An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing placed in additional headings, highlighted or printed in bold or superbold text, which increases the visibility of the listing. An advertiser may also purchase extra lines of text to convey information such as hours of operation or a more detailed description of its business.

•	In-column Advertising Options. For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

•	Display Advertising Options. A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements usually are placed at the front of a heading, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive to advertisers to increase the size of their advertisements and to renew their advertising purchases from year to year to ensure that their advertisements receive priority placement. Display advertisements range in size from a quarter column to as large as two pages (a “double truck” advertisement) and three pages (a “triple truck” advertisement).

•	Awareness Products. Our line of “awareness products” allows businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our new awareness products include ink jet edge advertisements and front cover gate folds. Our other awareness products include:

•	Cover. Premium location advertisements are available on the front cover, inside front and back cover and the inside and outside back cover of a directory.

•	Spine. Premium location advertisements are available on the spine of yellow and white pages directories.

•	Tabs. A full-page, double-sided, hardstock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

•	Tip-On. Removable paper or magnet coupon placed on the front cover of the directory.

•	Banners. An ad sold at the bottom of any page in the Community or Government sections of the print directory.

•	Delivery Bag. Used in the delivery of hand-delivered print directories. Between one and three advertisers per bag.

White Pages Directories. State public utilities commissions require Qwest, as the local exchange carrier in its local service area, to have white pages directories published to serve the local service areas. Qwest has contracted with us to publish these directories until November 7, 2052. By virtue of this agreement, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of the residence or business in question unless they have requested to be a non-published or non-listed customer.

For the Combined Year 2003, we derived approximately 4% of our directory services revenue, excluding the effects of purchase accounting, from the sale of advertising in our white pages directories. Advertising options include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column and display advertisements. With a renewed focus on selling white pages advertising for the Combined Year 2003, we more than doubled our white pages revenue growth rate over the prior year. We still believe there is an untapped market for selling white pages advertising and intend to continue to pursue our opportunities with innovative new products such as the repeating corner ad and color offerings.

Internet-based Directory and Electronic Products

Although we remain primarily focused on our printed directories, we also market an Internet-based directory service, DexOnline.com (formerly Qwestdex.com), to our advertisers. All of the listings in our printed directories also appear in our Internet-based directory, which is available in real time to users and at no additional charge to our advertisers. We began to post the proprietary display advertisements we create for our printed directories on DexOnline.com in April 2003. We believe these proprietary display advertisements cannot currently be replicated by other Internet-based directories.

In January 2004, we introduced significant new search capabilities. DexOnline.com now includes fully searchable content from our more than 240,000 Yellow Pages advertisements. It also includes more than 15 million business listings and more than 200 million residential listings from across the United States. The new site incorporates free text search capability, with a single search box that is similar in its design and functionality to popular search engines. In addition, we have incorporated intelligence capabilities such as “spell check” and “thesaurus.” Users can now refine their searches using important selection criteria that include such things as specific product and brand names, hours of operation, payment options and locations.

We view our Internet-based directory as an integrated complement to our printed directories through expanded distribution capability rather than as a stand-alone business. We believe that increased usage of Internet-based directories, such as DexOnline.com, will serve to enhance overall Yellow Pages advertising usage thereby lowering our advertisers’ cost per thousand uses (“CPMU”) despite some growth in advertising rates.

To promote usage of our Internet-based directories, we have bundled some of our Internet products to enhance completeness with our print advertising products. We believe bundling will drive-up our usage rates, which will in turn increase the customer value proposition. As in our printed directories, businesses may pay to enhance their listings on DexOnline.com and for other premium advertising products. Options that are available include extra lines, replica advertisements, website and email link, pop-up windows, priority placement and banners.

Direct Marketing Services

We sell comprehensive direct marketing lists of residents and businesses within the Dex States that allow our customers to purchase accurate lists for their direct mail and telemarketing activities. We also have an extensive New Mover list that provides businesses access to the most current new business and/or residence lists in the Dex States. We are able to overlay demographic data that is purchased through third-party providers so that our customers can identify certain information about the residents in the Dex States, including age, income and household size. The lists we sell comply with do-not-call and do-not-mail requirements for the industry. While we provide customer names, addresses and telephone numbers to outside companies, this information does not include any private, non-published or non-listed information.

We also have insert programs through which we help businesses deliver messages and promotional offers to our customers in conjunction with directories delivered right to the mailbox or doorstep. Customers can choose between Total Market Coverage inserts in directories going to nearly every household and business within the Dex States, or New Mover Delivery inserts reaching the lucrative market of new movers within a few days of their new phone service connection.

Sales and Marketing

The marketing of directory advertisements is primarily a direct sales effort that requires both maintaining existing customers and developing new customers. Renewing customers comprise our core advertiser base, and a large number of these customers have advertised in our directories for many years. For the Combined Year 2003, we retained approximately 91% of our local advertising accounts from the previous year. This high renewal rate reflects the importance of our directories to our local customers, for whom yellow pages directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.

We believe that we have one of the most experienced sales forces in the U.S. directory advertising industry. We believe this experience has enabled our sales representatives to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers.

Local Sales Force

As of December 31, 2003, our locally-based sales force was comprised of 1,019 quota-bearing sales representatives who average approximately nine years of employment with us. The sales force is divided into three principal groups:

•	Premise Sales Representatives. Our 432 premise sales representatives generally focus on high revenue customers. A premise sales representative typically interacts with customers on a face-to-face basis at the customer’s place of business.

•	Telephone Sales Representatives. Our 393 telephone sales representatives generally focus on medium-sized customers. A telephone sales representative typically interacts with customers over the telephone. Telephone sales represent our principal source of new advertisers.

•	Centralized Sales Representatives. Our 194 centralized sales representatives include both centralized account representatives, who generally focus on the smallest accounts, and prospector sales representatives, who generally focus on customer acquisition.

We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer’s expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. A majority of our sales force is decentralized and locally based, operating from 49 locations. We believe that our locally-based sales force facilitates the establishment of personal, long-term relationships with local advertisers necessary to maintain a high rate of customer renewal.

We believe that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, our product portfolio, customer care and administration and standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training. Ongoing training and our commitment to developing the best sales practices are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.

We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. Each sales representative has a specified customer assignment consisting of both new business leads and renewing advertisers and is accountable for meeting sales goals on a regular basis. Our sales representatives are compensated in the form of base salary and incentive-based compensation. Approximately two-thirds of the total compensation paid to our sales force is in the form of commissions and other incentive-based compensation, making sales force compensation largely tied to sales performance. Our sales force employees are represented by labor unions covered by collective bargaining agreements, which we believe significantly reduce the rate of employee turnover. For the Combined Year 2003, we experienced 15% turnover among our sales representatives.

For purposes of managing our sales force, we divide the local service area into twelve territories. In each territory, between six and 16 sales managers supervise the performance of the sales representatives who are assigned to that territory. Every sales manager within a territory reports to the sales director for the territory, and the 12 sales directors report to the Senior Vice President of Sales for the relevant territory.

In 2002, our Predecessor began compensating our sales managers and directors pursuant to an incentive-based compensation plan that ties their compensation to their success in meeting specific sales targets. Prior to the Acquisitions, bonuses for our sales managers and directors were determined by our Predecessor by reference to Qwest’s overall financial performance.

National Sales Force

In addition to our locally-based sales personnel, we have a separate sales channel to serve our national advertisers. National advertisers are typically national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertisements in many yellow pages directories in multiple geographical regions. In order to sell to national advertisers, we use the services of third party certified marketing representatives, or “CMRs.” CMRs design and create advertisements for national companies and place those advertisements in yellow pages directories nationwide. Some CMRs are departments or subsidiaries of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays us after deducting its commission. We have contracts with approximately 160 CMRs and employ eight national sales managers to manage our selling efforts to national customers.

Customers

For the Combined Year 2003, we had over 400,000 accounts with local businesses which purchased advertising in our directories. Approximately 82% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated by the sale of our advertising to local businesses, which are generally small and medium-sized enterprises. Approximately 15% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated by sales to national advertisers. The remaining 3% of our revenue, excluding the effects of purchase accounting, for the Combined Year 2003 was generated from sources other than sales of advertising in our print directories, including Internet-based directory and direct marketing services.

We do not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. For the Combined Year 2003, no single directory heading accounted for more than 2.8% of our total revenue, no single customer accounted for more than 0.3% of our total revenue (other than Qwest, which accounted for 1.6% of our total revenue), the top 10 customers (excluding Qwest) accounted for 1.5% of our total revenue and the top 10 directory headings accounted for approximately 15% of total revenue. The diversity of our customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. The table below, which sets forth 2003 information relating to our largest directory headings demonstrates this diversity:

Directory heading	Percentage of directory services revenue
Attorneys	2.8%
Insurance	2.1%
Dentists	1.9%
Plumbing Contractors	1.7%
Auto Repair and Service	1.3%
Storage-Household and Commercial	1.3%
Glass-Auto, Plate, Window, etc.	1.2%
Physicians and Surgeons	1.0%
Roofing Contractors	1.0%
Restaurants	0.8%

Total	15.1%

We enjoy high customer renewal rates. From 1999 to 2002, our annual account renewal rate remained stable at approximately 93%, which we believe compares favorably with the renewal rates of our competitors. For the Combined Year 2003, we retained approximately 91% of our local advertising accounts from the previous year (which excludes the loss of advertisers as a result of business failures). As it relates to our revenue results, increases in total advertising spending and average dollars spent per advertisement substantially offset the net loss of advertiser accounts.

We believe that this low level of turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, our customers often do not reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their placement within the directory.

Publishing, Production and Distribution

We generally publish our directories on a 12-month cycle. The publishing cycles for our directories are staggered throughout the year, which allows us to efficiently use our infrastructure and sales capabilities and the resources of our third-party vendors. The following are the major steps of the publication and production process:

•	Selling. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new advertisers in an effort to expand our customer base. Potential new advertisers include businesses that have operated in the area for some time but that did not purchase advertising in the most recent edition of our directory, as well as newly-formed businesses and businesses that have only recently moved into the area. At the same time, the sales force contacts existing advertisers and encourages them to renew and increase the size, and therefore, prominence of their advertisements and to purchase other products in our portfolio. Advertisers generally agree to our standard advertising terms and conditions at the time that they place their order.

•	Generation of Advertisements. Upon entering into an agreement with a customer, we collaborate with the customer to generate its advertisement. We use our proprietary technology and a team of in-house graphic artists for this purpose.

•	Pre-press Activities. The selling of advertisements typically ceases one month prior to publication, at which time we do not accept additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include finalizing artwork, proofing and paginating the directories. When the composition of the directory is finalized, we deliver the directory pages to a third-party printer.

•	Printing. We use two outside contractors, R.R. Donnelley & Sons Company, or “Donnelley,” and Quebecor World Directory Sales Corporation, or “Quebecor,” for the printing of our directories. In addition, we have purchase contracts with two paper suppliers, Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.), or “Nippon,” and Norske Skog Canada (USA), Inc. or “Norske,” for the paper needed for the pages of our directories and we have a contract with one paper supplier, Spruce Falls, Inc., or “Spruce Falls,” for the paper needed for the covers of our directories. The time required to print a directory depends on its size and may be as long as one month.

•	Transportation. We use Matson Integrated Logistics, or “Matson,” to manage the logistics of transporting our printed directories from our printers to our distributor.

•	Distribution. We aim to deliver our directories to all of the residences and businesses in the geographical areas for which we produce directories. We use Product Development Corporation, or “PDC,” for the distribution of our directories. Distribution begins as soon as the first completed directories are produced. Depending on the circulation and size of the directory, distribution ranges three to six weeks, with most directories taking 30 days or less.

Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by Nippon and Norske. Pursuant to our agreements with them, Nippon and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are negotiated each year based on prevailing market rates and are subject to certain price escalation limits. For the Combined Year 2003, paper costs were 4% of revenue, excluding the effects of purchase accounting, and 12% of our cost of revenue. If, in a particular year, the parties to one of the agreements are unable to agree on repricing, either party may terminate the agreement. The agreement with Nippon expires on December 31, 2009 and the agreement with Norske expires on December 31, 2008. In addition, we purchase paper used for the covers of our directories from Spruce Falls. Pursuant to an agreement between Spruce Falls and us, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Although the amount of future price increases are specified in the agreement, if Spruce Falls and we are unable to agree on repricing, either party may terminate this agreement. This agreement expires on December 31, 2006.

All of our directories are printed by Donnelley and Quebecor, with which each of Dex Media East and Dex Media West has contracts. In general, Donnelley prints our larger, higher-circulation directories and Quebecor prints those directories that are smaller and have a more limited circulation. Dex Media East and Dex Media West do not guarantee any minimum volume in their agreements with Donnelley and Quebecor. Dex Media East’s and Dex Media West’s contracts with Donnelley allow us to adjust prices annually on a formula based on changes to the consumer price index. Our contracts with Donnelley and Quebecor expire on December 31, 2011 and July 30, 2008, respectively.

Nearly all copies of our directories are distributed by PDC. Although prices under our agreement with PDC are fixed, they may be renegotiated under some circumstances, such as new service specifications or to match more favorable prices offered by PDC to other customers. This contract expires on May 31, 2009.

We rely on Matson to manage the transportation of our printed directories from our printers’ locations to PDC. Our contract with Matson expires on December 31, 2008.

We believe that each of these agreements is favorable on terms that are currently available in the market and could be replaced.

Billing and Credit Control

Historically, we have generally billed our customers monthly for advertising fees, either directly by us or by Qwest as part of the customer’s monthly bill for telecommunications services, for which we have paid Qwest a fee. For the Combined Year 2003, Qwest billed approximately 45% of our local customer billings on our behalf. In connection with the Acquisition Transactions, Dex Media East and Dex Media West each entered into a billing and collection services agreement with Qwest pursuant to which Qwest continues to bill and collect on our behalf. The terms of these agreements end on November 7, 2004, although Qwest is required to provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of either agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest would be subject to negotiations and to Qwest’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Qwest prepares settlement statements approximately 10 times per month for each state in the Dex States. At that time, Qwest purchases our accounts receivable with recourse to facilitate billing and collection. See “The Acquisition Transactions—Agreements between us, Dex Media East and/or Dex Media West and Qwest—Billing and Collection Services Agreements.” We will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.

Because most directories are published on 12-month cycles and we bill most of our customers over the course of that 12-month period, we often effectively extend credit to our customers, many of which are small or medium-sized businesses with default rates that usually exceed those of larger businesses. Fees for national advertisers are typically billed upon issue of each directory in which advertising is placed by CMRs, after deduction of commissions. Because we do not usually enter into contracts with our national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers, to the extent we do not receive fees in advance. For the Combined Year 2003, bad debt expense for our customers amounted to approximately 3.4% of our revenue, excluding the effects of purchase accounting. We attempt to improve collection of accounts receivable by conducting initial credit checks of new advertisers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees from business owners. We check all new orders from existing advertisers for payments that are past due to us prior to publishing of the new order. When applicable, based on credit policy, we use both internal and external data to decide whether to extend credit to an advertiser. In some cases, where appropriate, we may also require the advertiser to prepay part or all of the amount of its order. Beyond efforts under certain circumstances to assess credit risk prior to extending credit to customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage with customers concerning payment obligations.

Competition

The U.S. directory advertising industry is competitive. We compete with many different advertising and other media, including newspapers, radio, television, the Internet, billboards, direct mail and other yellow pages directory publishers. There are a number of Independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex States. In addition, we compete with other directory publishers in some of our markets, including Verizon Communications Inc. We compete with these publishers on value, quality, features and distribution. In the Dex States, our competitors publish and deliver approximately 550 directories. Our two largest competitors are Yell Group and Verizon. On average, there are two to three competing directories in each of our local markets.

In connection with the Acquisitions, we became a party to a publishing agreement and a non-competition agreement with Qwest. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest within the Dex States. The publishing agreement will expire on November 7, 2052 and will automatically be renewed for additional one-year periods unless either party terminates the contract upon 12 months’ written notice. See “The Acquisition Transactions—Agreements between Us, Dex Media East or Dex Media West and Qwest—Publishing Agreement.” Acting as the exclusive official publisher of directories for the incumbent telephone company provides us with an advantage over our Independent competitors due to recognition of our brands, higher usage of our directories by end users and our long-term relationships with our customers. Under the non-competition and non-solicitation agreement, which will remain in effect until November 7, 2042, Qwest has agreed not to compete with us in the directory publication business in the areas in which we operate. See “The Acquisition Transactions—Agreements between Us, Dex Media East or Dex Media West and Qwest—Non-competition and Non-solicitation Agreement.”

The Internet has emerged as a new medium for advertisers. Although advertising on the Internet still represents only a small part of the total advertising market, as the Internet grows, it may become increasingly important as an advertising medium. Most major yellow pages publishers operate an Internet-based directory business. We compete directly through our Internet-based directory, DexOnline.com with the Internet directories of the Independent publishers and some of the local exchange carriers. In addition, we compete with other Internet sites providing classified directory information, such as yellowpages.com, Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers.

Intellectual Property

We own and license a number of patents, copyrights and trademarks in the United States. The only trademark we consider material to our operations is the DEX® trademark, which is owned by us and is used by Dex Media East and Dex Media West. We do not consider any individual patent, copyright or other trademark to be material to our operations. We believe that the phrase “yellow pages” and the walking fingers logo are in the public domain in the United States.

Properties

Our headquarters are located at 198 Inverness Drive West, Englewood, Colorado. Dex Media East leases this facility from Qwest Dex. The lease covering this facility expires October 31, 2008. After the consummation of the Dex West Acquisition, Dex Media West obtained co-occupancy rights with Dex Media East for these headquarters. Dex Media East also has significant operations at its facility located at 3190 South Vaughn Way, Aurora, Colorado, which it leases from a third party. The lease covering this facility expires October 31, 2008, and Dex Media East has the option to renew it for two additional terms, each for a period of five years. Dex Media West has significant operations at its facilities located at 10200 SW Greeburg Road, Portland, Oregon, which it leases from a third party. The lease covering this facility expires June 30, 2006, and Dex Media West has the option to renew it for five years. We operate from approximately 53 other facilities and, in the aggregate, utilize over 1,020,000 square feet (excluding the sublease for 198 Inverness Drive). We lease all of our facilities.

Employees

As of December 31, 2003, we employed approximately 3,000 employees, of which approximately 66% were represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers, or “IBEW,” which covered approximately 27% of our unionized workforce as of December 31, 2003, expires in May 2006. Our collective bargaining agreement with the Communications Workers of America, or “CWA,” which covered approximately 73% of our unionized workforce as of December 31, 2003, expires in October 2006. As of January 1, 2004, Dex Media Service LLC, a bankruptcy-remote entity owned 49% by Dex Media East, Inc., 49% by Dex Media West, Inc. and 2% by Dex Media, employs all of our non-senior management employees and makes them available to Dex Media East and Dex Media West. Dex Media Service LLC was formed as a bankruptcy-remote entity pursuant to the terms of Dex Media West’s credit facilities and Dex Media East’s credit facilities in order to mitigate the risk of not having available to Dex Media West or Dex Media East the services of our non-management employees if the other entity merges, is acquired or files for bankruptcy.

Our Sponsors

The Carlyle Group, or “Carlyle,” is a global private equity firm with more than $18 billion under management. Carlyle invests in buyouts, venture, real estate, leveraged finance, and turnarounds in North America, Europe, and Asia, focusing on aerospace & defense, automotive & transportation, consumer, energy & power, healthcare, industrial, technology & business services, and telecommunications & media. Since 1987, the firm has invested $10.5 billion of equity in 300 transactions. The Carlyle Group employs more than 500 people in 14 countries.

Welsh, Carson, Anderson & Stowe, or “WCAS,” is one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the communications, information services and healthcare services industries. WCAS has more than $11 billion in total assets under management and, since its founding in 1979, has completed more than 100 management buyouts and initial investments.

Legal Proceedings

From time to time, we are a party to litigation matters arising in connection with the normal course of our business. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. Although we have not had notice of any such claims that we believe to be material, any pending or future claim could have a material adverse effect on our business.

In addition, we are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us was improperly accessed and disseminated by unauthorized persons. Although we have not had notice of any material claims relating to defamation or breach of privacy claims to date, we may be party to litigation matters that could have a material adverse effect on our business.

THE ACQUISITION TRANSACTIONS

The outstanding notes were issued in connection with the transactions described below, pursuant to which we became a stand-alone company. While an understanding of the transactions described below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer. In addition, we do not believe that the transactions described below will affect our future corporate structure.

General

On August 19, 2002, Dex Holdings, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, in two separate phases, for an aggregate consideration of $7.1 billion (excluding fees and expenses). In connection with the first phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex East States to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East States. We refer to the Dex East Acquisition and the financing thereof, including the issuance of senior notes and senior subordinated notes, the borrowings under the Dex East credit facilities and the equity contribution by the equity investors in connection therewith, collectively, as the “Dex East Transactions.” In connection with the second phase, Dex Holdings assigned its right to purchase the directory businesses in the Dex West States to its indirect subsidiary, Dex Media West. Dex Media West consummated the second phase of the acquisition on September 9, 2003 and currently operates the acquired directory businesses in the Dex West States. We refer to the Dex West Acquisition and the financing thereof, including the issuance of senior notes and senior subordinated notes, the borrowings under the Dex West credit facilities and the equity contribution by the equity investors in connection therewith, collectively, as the “Dex West Transactions,” and together with the Dex East Transactions, the “Acquisition Transactions.”

For federal income tax purposes, the Acquisitions were treated as asset purchases and Dex Media East, Inc. and Dex Media West, Inc., the direct parents of Dex Media East and Dex Media West, respectively, generally will have a tax basis in the acquired assets equal to the purchase price for the applicable Acquisition. Upon the consummation of the Dex East Acquisition and the Dex West Acquisition, Dex Media East and Dex Media West, respectively, each became a stand alone company separate from Qwest.

Agreements between Us, Dex Media East and/or Dex Media West and Qwest

Publishing Agreement

Our publishing agreement with Qwest granted us the right to be the exclusive official directory publisher of listings and classified advertisements of its telephone customers in the geographic areas in the Dex States in which Qwest provides local telephone service from time to time, which we refer to as Qwest’s service areas. Pursuant to state public utilities commission requirements, Qwest is required to publish and deliver white pages directories of certain residences and businesses that order or receive local telephone service from Qwest. In addition, pursuant to tariffs and agreements with telephone companies and resellers of local telephone service, Qwest is required to publish and deliver certain white pages directories and yellow pages directories. Pursuant to this agreement, we are obligated to fulfill Qwest’s legal and contractual obligations to publish and deliver white pages and yellow pages directories in each of Qwest’s service areas and, subject to limitations, are obligated to fulfill Qwest’s publishing obligations in the areas in the Dex States into which Qwest provides local telephone service in the future. In fulfilling these obligations, we must comply with all regulatory requirements related to the publishing and delivery of such directories. We agreed to cause any successor acquiring our business and Qwest agreed to cause any successor acquiring its business to agree in writing to assume the terms of this agreement.

Our contractual agreement with Qwest granted us the right to identify ourselves (including on our web sites) as its exclusive official directory publisher for its legally required directories as well as certain other directories in Qwest’s service areas in the Dex States. Our use of the name of the local exchange carrier in such circumstances must be in accordance with Qwest’s trademark and branding requirements. Pursuant to this agreement, we granted Qwest the limited right to use specific service marks, trade names and trademarks that are owned by us, including DEX® (which we refer to as the Dex trademarks), solely in connection with the advertising and marketing of products and services that relate to or refer to our directories that cover the service areas in the Dex States. Pursuant to the list license agreement for the use of directory publisher and directory delivery lists discussed below, Qwest is required to provide us with information about subscribers, such as names, addresses and telephone numbers for the purpose of publishing and delivering directories.

If federal law no longer requires Qwest to provide subscriber information under nondiscriminatory and reasonable terms, Qwest is required by the terms of the publishing agreement to continue to license the information to us on terms and conditions at least as favorable as those then being offered to any person doing business in the Dex States. If such a change in federal law occurs within the first seven years after November 8, 2002, Qwest will charge us the prices then in effect under the list license agreement for the use of directory publisher lists and directory delivery lists until the end of this seven-year period, subject to increases for inflation. After this seven-year period, regardless of when the change in federal law occurred, Qwest will charge us prices equal to or less than the lowest prices it then charges to any other person doing business in the Dex States. However, if Qwest is not licensing this information to at least two other purchasers in the Dex States, it will charge us prices equal to the average price that other similarly sized incumbent local telephone companies charge for such information.

For the first seven years after November 8, 2002, Qwest will reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements.

This agreement will remain in effect for 50 years from November 8, 2002 and will automatically renew for additional one year terms unless either Qwest or we provide 12 months’ notice of termination. Qwest may terminate the entire agreement if we materially breach this agreement in a manner that has the effect of abrogating our performance and Qwest’s enjoyment of the benefits of this agreement, or if we fail to discharge Qwest’s publishing obligation with respect to twenty percent of Qwest’s subscribers. Generally, if we breach our obligation with respect to a particular directory in a manner that results in a material and continuing failure to discharge the publishing obligation with respect to that directory, Qwest may terminate this agreement with respect to the affected service area. In addition, if we or any of our subsidiaries engage in or act as a sales agent with regard to the marketing, sale or distribution of any telecommunication services or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any person pursuant to which such person’s telecommunication services are offered, marketed, sold or priced in connection with our directory products, in each case in any of Qwest’s service areas in the Dex States, Qwest may terminate this agreement with respect to the affected service area. However, if our owner or an affiliate of ours is a provider of telecommunication services and the activity referred to in the previous sentence is not occurring in connection with our directory products, Qwest may not terminate this agreement with respect to the affected service area.

We may terminate this entire agreement if Qwest materially breaches this agreement in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement. In addition, we may terminate this entire agreement after the first seven years after November 8, 2002 if new legal requirements imposed by government regulatory entities result in a net increase of more than 25% in our costs of publishing directories that satisfy Qwest’s publishing obligations (excluding cost increases that generally apply to incumbent local exchange carriers) and Qwest acknowledges that this has occurred or such increase is confirmed in a binding arbitration. Generally, if Qwest materially breaches its obligation with respect to a certain service area in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement with respect to the affected service area, we may terminate this agreement with respect to such service area.

If Qwest formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or we terminate this agreement due to a material breach of this agreement by Qwest, we will be entitled to receive liquidated damages from Qwest equal to thirty percent of the sum of the total consideration to Qwest Dex, Inc. for the Acquisitions, less any liquidated damages previously paid by Qwest for a material breach with respect to a specific service area. In the event that Qwest materially breaches its obligations with respect to a specific service area and we terminate this agreement with respect to the affected service area, we will be entitled to liquidated damages generally calculated on a similar basis as that described above, pro rata for the affected service area.

If we formally repudiate or reject this agreement (other than pursuant to the termination provisions described above) or Qwest terminates this agreement with respect to a specific service area because we have materially failed to discharge Qwest’s publishing obligation with respect to the service area, Qwest will be entitled to receive from us liquidated damages in an amount equal to one hundred twenty-five percent of the net present value of the anticipated costs to Qwest through the remaining term of the publishing agreement to perform, or cause another person to perform, Qwest’s publishing obligation.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are the sole remedy of either party in the event of a material breach or formal repudiation or rejection of this agreement by the other party. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, our right to claims for liquidated damages provided for in the non-competition and non-solicitation agreement discussed below.

We have agreed to indemnify Qwest for losses resulting from (1) our failure to perform our obligations under this agreement, (2) any third-party claims resulting from errors in listings and advertisements of Qwest’s customers in our directories or omissions of listings and advertisements of Qwest’s customers in our directories, in each case caused by us, and (3) any claims that our directories or the rights we will grant to Qwest relating to the Dex trademarks violate or infringe the intellectual property rights, or require the consent, of any third party. Qwest will indemnify us for losses resulting from (1) its failure to perform its obligations under this agreement, (2) any third party claims resulting from errors in listings and advertisements of its customers in our directories or omissions of listings and advertisements of its customers in our directories, in each case caused by Qwest and (3) any claims that the rights to identify ourselves as Qwest’s exclusive official directory publisher and to use Qwest’s branding on the directories violate or infringe the intellectual property rights, or require the consent, of any third party.

Non-competition and Non-solicitation Agreement

Pursuant to a non-competition and non-solicitation agreement, Qwest agreed, for a period of 40 years after November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex States in which Qwest provides local telephone service directed primarily at customers in those geographic areas. We agreed to cause any successor acquiring our business and Qwest agreed to cause any successors acquiring their businesses (subject to limited exceptions) to agree in writing to assume the terms of this agreement.

For a period of two years after November 8, 2002, we, on one hand, and Qwest, on the other hand, agreed not to solicit any of the other’s employees or to induce one another’s employees to terminate their relationship with the other. In addition, Qwest agreed not to solicit or hire any members of our senior management team for the same two-year time period.

This agreement will remain in effect for a period of 40 years after November 8, 2002. However, if the publishing agreement terminates in accordance with its terms, any party to this agreement may terminate it immediately. In addition, if we directly or indirectly provide telecommunication services in the Dex States, Qwest may terminate this agreement and the publishing agreement with respect to the affected service area. See “—Publishing Agreement.”

If Qwest formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or Qwest materially breaches this agreement, we will be entitled to receive liquidated damages from Qwest, calculated according to the formula described above with respect to the liquidated damages provisions of the publishing agreement. If Qwest materially breaches its obligations with respect to a specific service area or Qwest does not require a person acquiring its business in a specific service area to agree in writing to assume this agreement to the extent of the relevant service area, Qwest will be liable for liquidated damages generally calculated on a similar basis as in the publishing agreement, pro rata for the affected service area.

The liquidated damages provided for in this agreement are in lieu of any other type of damages and are our sole remedy in the event of a material breach or formal repudiation or rejection of this agreement by Qwest. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, the liquidated damages provided for in the publishing agreement.

Billing and Collection Services Agreements

Dex Media East and Dex Media West have each entered into a billing and collection services agreement with Qwest pursuant to which Qwest will continue until November 7, 2004 to bill and collect, on behalf of Dex Media East or Dex Media West, as applicable, amounts owed by certain of our customers. For the Combined Year 2003, Qwest billed approximately 45% of our local account billings on our behalf. This service extends only to those customers for whom Qwest is the provider of local telephone service and Qwest bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest prepares settlement statements approximately 10 times per month for each state in the Dex East States or the Dex West States, as applicable, summarizing the amounts due to Dex Media East or Dex Media West, as applicable, and purchases Dex Media East’s accounts receivable or Dex Media West’s accounts receivable, as applicable, within approximately nine business days following the earliest billing date within such settlement cycle representing such amounts pursuant to a formula that takes into account factors such as an allowance for bad debt reserves and realized uncollectible amounts. In addition, Qwest will charge Dex Media East or Dex Media West, as applicable, a fee per bill issued. These agreements will be in effect until November 7, 2004, although Qwest will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of these agreements for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest would be subject to Qwest’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Dex Media East or Dex Media West, as applicable, is able to terminate these agreements with 30 days’ notice. However, if Qwest willfully fails to pay Dex Media East or Dex Media West, as applicable, for the accounts receivable it is required to purchase under the applicable agreement, Dex Media East or Dex Media West, as applicable, may terminate such agreement immediately. Qwest has prepared its billing and collection system so that we will be able to transition from the Qwest billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so.

Intellectual Property Contribution Agreement

Pursuant to an intellectual property contribution agreement, Qwest has assigned, in certain cases, and has licensed, in other cases, to us the Qwest intellectual property used in the Qwest directory services business. We currently own all of Qwest’s former rights, titles and interests in certain Dex trademarks, including DEX®, and specific internet domain names. We also own specific patents and other intellectual property of Qwest Dex previously owned by Qwest and used in the directory services business, as well as all of Qwest’s former rights, titles and interests in registered copyrights for printed directories in the Qwest service areas in the Dex States and certain non-public data created by Qwest Dex regarding advertising customers in the Dex States.

In addition, Qwest has licensed to us other intellectual property of Qwest used by Qwest Dex in the directory business in the year prior to the consummation of the Dex East Acquisition, including but not limited to technology, research and development data and software not assigned to us by Qwest.

We have licensed to Qwest the Dex trademarks until September 2005 for use in connection with certain directory and ancillary products of Qwest in the Dex West States, as well as in connection with Qwest’s directory web sites, although Qwest is required to transition away from its use of the Dex trademarks beginning as of September 2003. In addition, we have licensed to Qwest other intellectual property transferred to us pursuant to the purchase agreement.

The intellectual property contribution agreement continues indefinitely (although many of the licenses are of limited duration) unless terminated by Qwest or us because of a material breach by the other. However, some of the licenses are perpetual and survive any termination.

Trademark License Agreement

Pursuant to a trademark license agreement, Qwest licensed to us the right to use the QWEST DEX® and QWEST DEX ADVANTAGE® marks until November 2007 in connection with directory products and related marketing materials in the Dex States. Qwest also licensed to us the right to use these marks in connection with our directory web site. Each of these licenses is generally exclusive for a period of time with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex States in which Qwest provides local telephone service.

We may terminate this agreement upon 30 days notice and Qwest may terminate this agreement in the event of an uncured material breach by us. In addition, this agreement may terminate if we cease using the licensed trademarks for a substantial period of time, or if the publishing agreement terminates before the expiration of the five-year term of this agreement.

List License Agreements

Pursuant to license agreements for the use of directory publisher lists and directory delivery lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use the listing information solely for publishing directories and the delivery information solely for delivering directories. The agreement with Dex Media East will be in effect until November 2005 and the agreement with Dex Media West will be in effect until September 2006. Each agreement is subject to automatic renewal for additional 18-month terms until either Qwest or Dex Media East or Dex Media West, as applicable, terminates the applicable agreement by providing 18 months’ notice. The publishing agreement, however, requires Qwest to continue to license the listing and delivery information to Dex Media East and Dex Media West for as long as the publishing agreement is in effect.

Pursuant to license agreements for expanded use of subscriber lists, Qwest granted to each of Dex Media East and Dex Media West a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreements. Dex Media East and Dex Media West may use this information for the sole purpose of reselling the information to third party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. Each of these agreements will be in effect until November 2007, subject to automatic renewal for additional one-year terms until either Qwest, on the one hand, or Dex Media East or Dex Media West, as applicable, on the other hand, terminates this agreement by providing six months notice.

Master Telecommunications Commitment Agreement

In connection with the Acquisition Transactions, Qwest, Dex Holdings LLC, Dex Media East and Dex Media West entered into a master telecommunications commitment agreement pursuant to which we must purchase from Qwest, and their affiliates, on an exclusive basis, those telecommunications services and products that we use from time to time (including data transmission, local wired and wireless local exchange services and enhanced services; wireless communications, including cellular, PCS and paging services; video conferencing services; intrastate, interstate and international long distance telephone services; pay telephone services; telephone calling cards; prepaid telephone calling cards, voice messaging and other enhanced services; internet connectivity and/or protocol based services; data hosting; web hosting; and any and all comparable or successor telecommunications products or services and offered by Qwest from time to time).

Our obligation to purchase such telecommunications services from Qwest is subject to Qwest’s ability to offer pricing and service terms that are not, in the aggregate, materially less favorable than the terms generally available in the market to us from other telecommunications services providers that are nationally or regionally recognized as being highly reputable. Furthermore, Qwest is required to offer the telecommunications services to us on terms and conditions that are no less favorable than the terms and conditions that Qwest provides similar services, at similar volumes and for similar time periods, to other customers in the applicable service area. In all events, however, Qwest’s service offerings and our obligation to purchase telecommunications services, are subject to tariff requirements and applicable laws and orders, although Qwest is required to engage in good faith discussions to offset any increased cost to us resulting from such tariff requirements on unregulated portions of telecommunications services that we purchase from Qwest. The term of the master telecommunications commitment agreement extends until November 8, 2017. The agreement may be terminated by us, on the one hand, or Qwest, on the other hand, on 90 days written notice if (i) the other party fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (ii) the other party otherwise is in material breach of the master agreement and fails to cure such breach with 30 days of receipt of written notice specifying the breach, (iii) the other party is the subject of certain bankruptcy or insolvency events, or (iv) the publishing agreement is terminated in accordance with the terms thereof.

Advertising Commitment Agreement

In connection with the Acquisition Transactions, Qwest, Dex Holdings LLC, Dex Media East and Dex Media West entered into an advertising agreement. Pursuant to the advertising agreement, Qwest agreed to purchase an aggregate of $20 million of advertising per year through 2017 from Dex Media East and/or Dex Media West. In the event that Qwest purchases more than $20 million of advertising from Dex Media East and/or Dex Media West in any one year, up to $5 million of the excess will be carried over to the subsequent year’s minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers.

The agreement may be terminated by Dex Media East and Dex Media West, on the one hand, or Qwest, on the other hand, on 90 days written notice if (1) the other party fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (2) the other party breaches other material covenants or obligations and fails to cure the breach within 30 days of notice of the breach, (3) the other party is the subject of certain bankruptcy or insolvency events, or (4) the publishing agreement is terminated in accordance with the terms thereof.

Other Agreements

We have entered into other agreements, including a joint defense and common interest agreement and a public pay stations agreement. The joint defense and common interest agreement relates to any future administrative proceedings or review of the agreements relating to the Acquisition Transactions by regulatory or governmental entities. The public pay stations agreement governs our exclusive right and obligation to place directories in all of Qwest’s phone booths in specific regions in the Dex States.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors as of July 31, 2004:

Name	Age	Position
George Burnett	49	President, Chief Executive Officer and Director
Robert M. Neumeister, Jr.	54	Executive Vice President and Chief Financial Officer
Marilyn B. Neal	56	Executive Vice President and Chief Operating Officer
Maggie Le Beau	45	Senior Vice President, Marketing
Linda Martin	50	Senior Vice President, Sales
Kristine Shaw	39	Senior Vice President, Sales
Bradley Richards	44	Senior Vice President, Operations
Francis B. Barker	42	Senior Vice President, Strategy and Corporate Development
Frank Eichler	48	Senior Vice President, General Counsel and Secretary
Helen Cousins	50	Senior Vice President, Chief Information Officer
Scott Bontempo	42	Senior Vice President, Human Resources
Robert Houston	56	Vice President, Financial Planning and Analysis
Scott Pomeroy	43	Vice President, Finance and Treasurer
John W. Meyer	48	Vice President, Finance and Controller
Anthony Basile	34	Vice President, Central Services
Simon Greenman	36	Vice President, Internet Products
James A. Attwood, Jr.	46	Co-Chairman of the Board
Anthony J. de Nicola	40	Co-Chairman of the Board
John Almeida, Jr.	33	Director
R. Glenn Hubbard	45	Director
William E. Kennard	47	Director
Bruce E. Rosenblum	50	Director
Sanjay Swani	37	Director

In addition, each of the executive officers set forth above is an officer of Dex Media East and Dex Media West and each of the directors set forth above is a director of Dex Media East and Dex Media West.

George Burnett is our President, Chief Executive Officer and a Director. He joined us as President, Chief Executive Officer and Director upon consummation of the Dex East Acquisition. He served as President and Chief Executive Officer of Qwest Dex from February 2001 until September 2003 and as of March 2004, serves as a Director and Chairman of the Yellow Pages Integrated Media Association, YPIMA. He joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D’Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth’s Amos Tuck School.

Robert M. Neumeister, Jr. is our Executive Vice President and Chief Financial Officer. He joined us as Executive Vice President and Chief Financial Officer in January 2003. From October 2001 until December 2002, Mr. Neumeister served as Chief Financial Officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as Chief Financial Officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as Vice President and Director of Finance of Intel Corporation. Prior to joining Intel, he served as Chief Financial Officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the Boards of Directors of Symmetricom, Inc. and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.

Marilyn B. Neal is our Executive Vice President and Chief Operating Officer. She joined us as Executive Vice President and Chief Operating Officer in January 2003. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon’s yellow pages business in the Western and Northeastern states. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the Board of Directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

Maggie Le Beau is our Senior Vice President of Marketing. She joined us as Senior Vice President of Marketing upon consummation of the Dex East Acquisition. She served as Senior Vice President of Marketing & Growth Ventures of Qwest Dex from November 1999 until September 2003. From 1994 until 1999, she served in other capacities within Qwest Dex, including Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

Linda Martin is Senior Vice President of Sales. She joined us as Senior Vice President of Sales in December of 2002. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/General Manager of the California Region and Regional Vice President of New York.

Kristine Shaw is Senior Vice President of Sales. She joined us as Senior Vice President of Sales upon consummation of the Dex East Acquisition. She served as Vice President of Sales of Qwest Dex from 2001 until September 2003. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

Bradley Richards is our Senior Vice President of Operations. He joined us as Senior Vice President of Operations upon consummation of the Dex East Acquisition. He served as Vice President of Operations of Qwest Dex from 2001 until September 2003. From 1999 until 2001, he served as Director of Operations for Gateway, Inc. Prior to holding that position, he worked for five years in a variety of strategic and operational positions at Worldcom, Inc. Mr. Richards received a B.A. and an M.P.A. from the University of Rhode Island and an M.A. from the University of Kentucky.

Francis B. Barker is our Senior Vice President for Strategy and Corporate Development. He joined us as Senior Vice President of Strategy and Corporate Development in January 2003. Prior to joining us, Mr. Barker spent approximately four years leading investment activities in the media sector at Carlyle, most recently as a Managing Director. Before joining Carlyle, Mr. Barker spent 10 years at Morgan Stanley & Co. providing investment banking services to media companies in various sectors. Mr. Barker is a magna cum laude graduate of Amherst College and holds an MBA degree from The Wharton School, University of Pennsylvania.

Frank Eichler is our Senior Vice President, General Counsel and Secretary. He joined us as Senior Vice President, General Counsel and Secretary in June 2003. Prior to holding this position, he served as Executive Vice President, General Counsel and Secretary for MediaOne Group. He was previously Senior Vice President of Corporate Development for Teletech, where he was responsible for transactions including mergers and acquisitions. Before joining Teletech, he was a founding partner of Lone Tree Capital, an investment firm targeting opportunities in communications, Internet and related industries. His experience also includes 16 years with U S WEST and its successor companies. Mr. Eichler received a B.S., a B.A., a J.D. and an M.B.A. from the University of South Dakota.

Helen Cousins is our Senior Vice President, Chief Information Officer. She joined us as Senior Vice President, Chief Information Officer in November 2003. Prior to holding this position, Ms. Cousins was Senior Vice President and CIO of Corporate Technology at Cendant Corporation. Before that, she was Senior Vice President of Global Product Development at Dun and Bradstreet and spent 24 years on Wall Street in senior management positions in both international and investment banking. Ms. Cousins received a B.S. from Fordham University and an M.B.A. from Pace University.

Scott Bontempo is our Senior Vice President, Human Resources. He joined us as Senior Vice President, Human Resources in May 2004. Prior to holding this position, he served as Vice President Human Resources, Operations for Frito Lay North America and as a member of that company’s executive committee from April 2001 to May 2004. From 1993-1999 he held various field and headquarter positions in human resources and labor relations at Frito Lay. His experience includes an additional 7 years in human resources, training, line management and new product development with Kraft Foods and Nabisco. Mr. Bontempo received a B.S.B.A. from Ashland College and an M.S. from Carnegie Mellon University.

Robert Houston is our Vice President of Financial Planning and Analysis. He joined us as Vice President of Financial Planning and Analysis upon consummation of the Dex East Acquisition. He served as Senior Director of Financial Planning and Analysis of Qwest Dex from 2000 until September 2003. From 1993 until 2000, he served as Director of Finance of Qwest Dex. Prior to holding that position, he worked for 12 years at Marketing Resources Group as Director of Finance and Planning (a predecessor to Qwest Dex). In addition, he held several other positions in the finance department of Qwest Dex since joining U S WEST in 1970. Mr. Houston received a B.A. from Utah State University.

Scott Pomeroy is our Vice President of Finance and Treasurer. He joined us as Vice President of Finance and Secretary upon consummation of the Dex East Acquisition. He served as a consultant to Qwest from May 2002 until November 2003. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an “interim” Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant, inactive.

John W. Meyer is our Vice President of Finance and Controller. He joined us as Vice President of Finance and Controller in January 2003. Before joining us, he served as Vice President and Controller of Sprint PCS from its start-up until joining Aerie Networks as Senior Vice President and Controller in 2000. Prior to that, Mr. Meyer held various positions in finance at Nortel Networks and Motorola. Mr. Meyer holds a B.S. in accountancy from the University of Illinois, College of Business Administration.

Anthony Basile is our Vice President of Central Services. He joined us as Vice President of Central Services upon consummation of the Dex East Acquisition. He served as Senior Director of Central Services of Qwest Dex from August 2001 until September 2003. From 1999 until 2001, he served as Director of Customer Service, Credit and Collections and as Director of Methods and Procedures of Qwest Dex. Prior to holding those positions, he worked for six years in a variety of positions at US WEST Dex. Mr. Basile received a B.A. from the University of Denver and a J.D. from the University of Denver College of Law.

Simon Greenman is our Vice President of Internet Products. He joined us as Vice President of Internet Products in January 2004. Before joining us, Mr. Greenman was an independent interactive marketing and strategy consultant from 2002 until 2003 with clients including AOL and Charles Schwab. From 2001 through 2002, he served as President and Chief Operating Officer of Asterand, Inc. and from 1999 through 2001, he served as General Manager of Webb Interactive Services Local Commerce group (now part of Aptas). Prior to holding these positions, Mr. Greenman was a co-founder of the MapQuest.com service and also held increasingly senior management positions at Accenture and R.R. Donnelley & Sons. Mr. Greenman holds a B.A. in Computing and Artificial Intelligence from the University of Sussex, England and an M.B.A. from Harvard Business School.

James A. Attwood, Jr. is Co-Chairman of the Board. He joined us as Co-Chairman of the Board upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications. He served as Executive Vice President-Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President-Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He received a BA and MA from Yale University in 1980 and an MBA and JD from Harvard University in 1985. Mr. Attwood was designated by affiliates of Carlyle and elected as Co-Chairman of the Board pursuant to the equity holders agreement described under “Certain Relationships and Related Transactions.”

Anthony J. de Nicola is Co-Chairman of the Board. He joined us as Co-Chairman of the Board upon consummation of the Dex East Acquisition. He has been a general partner of WCAS since April 1994. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is also a member of the boards of directors of Centennial Communications Corp., Valor Telecommunications, LLC, Alliance Data Systems Corporation, ITC^DeltaCom, Inc. and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the equity holders agreement.

John Almeida, Jr. is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. Mr. Almeida joined WCAS in March 1999 and is a general partner. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a member of the board of directors of ITC^DeltaCom, Inc. Mr. Almeida was designated by affiliates of WCAS and elected as a Director pursuant to the equity holders agreement.

R. Glenn Hubbard is a Director. He joined us as a Director upon consummation of our initial public offering on July 27, 2004. Mr. Hubbard was recently appointed as Dean of the Graduate School of Business of Columbia University and has served as the Russell L. Carson Professor of Economics and Finance in the Department of Economics and Graduate School of Business of Columbia University since 1994. From February 2001 until March 2003, Mr. Hubbard was Chairman of the U.S. Council of Economic Advisors under President George W. Bush and Chairman of the Economic Policy Committee of the Organization for Economic Cooperation and Development. Mr. Hubbard holds a B.A. and B.S. in Economics from the University of Central Florida and an A.M. and Ph.D. in Economics from Harvard University. He is also a member of the boards of directors of ADP, Inc. and Ripplewood Holdings.

William E. Kennard is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. He was the FCC’s general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Nextel Communications, The New York Times Company and eAccess Ltd. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of Carlyle and elected as a Director pursuant to the equity holders agreement.

Bruce E. Rosenblum is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. He has been a managing director of Carlyle since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm of Latham & Watkins, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of The Relizon Company and Rexnord Corporation. Mr. Rosenblum was designated by affiliates of Carlyle and elected as a Director pursuant to the equity holders agreement.

Sanjay Swani is a Director. He joined us as a Director upon consummation of the Dex East Acquisition. Mr. Swani has been a general partner of WCAS since October 2001. Prior to joining WCAS, Mr. Swani was a principal at Fox Paine & Company (a San Francisco-based buyout firm) from June 1998 to June 1999 and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. (a global financial services firm) from August 1994 to June 1998. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. He is also a member of the boards of directors of Banctec Inc, ITC^DeltaCom, Inc., Global Knowledge Networks, Inc. and Valor Telecommunications, LLC. Mr. Swani was designated by affiliates of WCAS and elected as a Director pursuant to the equity holders agreement.

Committees of the Board of Directors

Our board of directors currently has an executive committee, an audit committee, a compensation committee and a corporate governance and nominating committee. We may nominate and elect additional members to the committees described above and/or appoint additional committees of our board of directors in the future, including for purposes of complying with all required corporate governance rules of the New York Stock Exchange.

Executive Committee

The executive committee is comprised of James A. Attwood, Jr., Anthony J. de Nicola and George Burnett. Our executive committee has all the powers and authority of our board of directors in the management of our business and affairs, except in respect of:

•	approving or adopting, or recommending to stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval, and

•	adopting, amending or repealing any of our by-laws.

We call the types of actions described in the previous two bullets “full board matters.” Our executive committee has the power and authority to submit recommendations to the board of directors with respect to “full board matters” prior to the board of directors taking any action. The scope of the executive committee’s authority will be modified as necessary to exclude those matters which New York Stock Exchange corporate governance rules or SEC rules require to be within the purview of our independent directors or which is otherwise in conflict with such rules.

Audit Committee

The audit committee is currently comprised of R. Glenn Hubbard, Sanjay Swani and one other member designated by Carlyle. The audit committee is responsible for (1) selecting the independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of the independent registered public accounting firm describing the registered public accounting firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

Compensation Committee

The compensation committee is currently comprised of James A. Attwood, Jr. and Anthony J. de Nicola. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee oversees all aspects of our corporate governance functions. The committee makes recommendations to our board of directors regarding director candidates and assists our board of directors in determining the composition of our board of directors and its committees. The members of the committee are James A. Attwood, Jr. and Anthony J. de Nicola.

Board Compensation

We do not currently pay any cash compensation to any of our directors for serving as a director or as a member or chair of a committee of the board of directors other than reimbursements for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. We intend to pay our independent directors an annual cash retainer and a fee for each meeting attended. The board of directors may also pay fees to directors for acting as committee chairs and grant stock options and/or restricted stock awards to directors under the Dex Media, Inc. 2004 Incentive Award Plan.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to compensation for services in all capacities for the fiscal year ended December 31, 2003 paid to our President and Chief Executive Officer and our five other most highly compensated executive officers serving as our executive officers on December 31, 2003, whom we refer to as the Named Executive Officers. The Named Executive Officers also served as executive officers of Dex Media East and Dex Media West during the fiscal year ended December 31, 2003. In addition, all of the Named Executive Officers other than Mr. Neumeister served as executive officers of Qwest Dex from January 1, 2003 to September 9, 2003, the date of the consummation of the acquisition of Dex West. Compensation received by the Named Executive Officers during the fiscal year ended December 31, 2003 for services in their capacities as executive officers of Dex Media East, Dex Media West and/or Qwest Dex, as applicable, is included in the following table in addition to compensation received for services in their capacities as executive officers of Dex Media.

This table, and the other tables throughout this “Executive Compensation” section do not reflect the effects of adjustments made in March 2004 to the exercise price and number of securities underlying outstanding options in order to minimize dilution of benefits under the applicable option plan related to the distribution of $250.5 million by Dex Media to its parent but do give effect to the 10 for 1 stock split effective as of July 27, 2004.

	Annual Compensation				Long-Term Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/SARs (#)	All Other Compensation (2) ($)
George Burnett, President and Chief Executive Officer(3)	2003	456,731	797,250	—	586,470	5,712
Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer(4)	2003	315,766	435,000	—	703,770	6,000
Marilyn B. Neal, Executive Vice President and Chief Operating Officer(5)	2003	312,500	510,080	—	351,880	6,000
Maggie Le Beau, Senior Vice President, Marketing(6)	2003	225,000	246,250	—	117,290	5,381
Linda Martin, Senior Vice President, Sales(7)	2003	225,000	342,750	—	234,590	6,000
Kristine Shaw, Senior Vice President, Sales(8)	2003	225,000	246,250	—	117,290	5,170

(1)	Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.
(2)	Includes matching contributions to the defined contribution plan during 2003. Amounts contributed by Qwest were invested in the QSIP in Qwest stock. Amounts contributed by Dex Media were invested in the Dex Media plan according to the employee’s investment allocation. The Named Executive officers are fully vested in these matching contributions.
(3)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $190,954, $486,264 and $0 of Mr. Burnett’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $120,296, $170,000 and $5,712 of Mr. Burnett’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $63,139 and $61,188 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media East and $82,342 and $79,798 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media West. Does not include $126,438 paid to Mr. Burnett by Qwest Dex relating to in-the-money options to purchase common stock of Qwest or $48,578 paid to Mr. Burnett by Qwest Dex relating to the payment of deferred compensation for the periods prior to the fiscal year ended December 31, 2003.
(4)	Prior to September 9, 2003, all of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $218,405, $334,792 and $4,150 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $42,255, $43,490 and $803 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $55,106, $56,718 and $1,047 of Mr. Neumeister’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.

(5)	Prior to September 9, 2003, all of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $216,146, $409,872 and $4,150 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $41,818, $43,490 and $803 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $54,536, $56,718 and $1,047 of Ms. Neal’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.
(6)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $80,232, $145,156 and $2,164 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $75,393, $56,000 and $1,558 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $720 of Ms. Le Beau’s total salary, bonus and al other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $939 of Ms. Le Beau’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West. Does not include $32,489 paid to Ms. Le Beau by Qwest Dex relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.
(7)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $92,417, $297,656 and $1,006 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $63,208, $0 and $3,144 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $803 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $1,047 of Ms. Martin’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West.
(8)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to Qwest Dex. Accordingly, for the period from January 1, 2003 to September 9, 2003, $147,733, $145,156 and $3,339 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $7,892, $56,000 and $237 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Qwest Dex. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to Dex Media West. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109, $19,571 and $692 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media East and $39,266, $25,523 and $902 of Ms. Shaw’s total salary, bonus and all other compensation, respectively, was allocated to Dex Media West. Does not include $14,329 paid to Ms. Shaw by Qwest Dex, Inc. relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.

Option/SAR Grants in Last Fiscal Year

The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003 to purchase shares of common stock of Dex Media, including a theoretical grant date present value for each such grant. Such grants were made to the Named Executive Officers in their capacities as executive officers of Dex Media, Dex Media East and Dex Media West. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media during the fiscal year ended December 31, 2003.

Name and principal position	Number of Securities Underlying Options/ SARs Granted (#)(1)	Individual Grants				Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		Percent of Total Options/SARs Granted to Employees in Fiscal Year		Exercise Price per Share ($/ Sh)(1)			5% ($)		10% ($)
George Burnett, President and Chief Executive Officer	586,470	18.84%			$6	9/9/2013		$2,216,857		$5,594,924

Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer	351,890 351,880	11.30 11.30	% %	$ $	6 6	1/2/2013 9/9/2013	$ $	1,330,144 1,330,106	$ $	3,357,031 3,356,935

Marilyn B. Neal, Executive Vice President and Chief Operating Officer	351,880	11.30%			$6	9/9/2013		$1,330,106		$3,356,935

Maggie Le Beau, Senior Vice President, Marketing	117,290	3.77%			$6	9/9/2013		$443,356		$1,118,947

Linda Martin, Senior Vice President, Sales	117,300 117,290	3.77 3.77	% %	$ $	6 6	1/2/2013 9/9/2013	$ $	443,394 443,356	$ $	1,119,042 1,118,947

Kristine Shaw, Senior Vice President, Sales	117,290	3.77%			$6	9/9/2013		$443,356		$1,118,947

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2003.
(2)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the SEC and they assume a ten-year option term and annual compounding. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media common stock.

Aggregated Option/SAR Exercises

In Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers to purchase shares of common stock of Dex Media. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media during the fiscal year ended December 31, 2003.

Name and principal position	Exercise Price (1)	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(2)
George Burnett, President and Chief Executive Officer	$6	—	—	Exercisable Unexercisable	234,590 938,360	Exercisable Unexercisable	$211,131 844,524

Robert M. Neumeister, Jr., Executive Vice President and Chief Financial Officer	$6	—	—	Exercisable Unexercisable	140,750 563,020	Exercisable Unexercisable	126,675 506,718

Marilyn B. Neal, Executive Vice President and Chief Operating Officer	$6	—	—	Exercisable Unexercisable	140,750 563,020	Exercisable Unexercisable	126,675 506,718

Maggie Le Beau, Senior Vice President, Marketing	$6	—	—	Exercisable Unexercisable	46,920 187,670	Exercisable Unexercisable	42,228 168,903

Linda Martin, Senior Vice President, Sales	$6	—	—	Exercisable Unexercisable	46,920 187,670	Exercisable Unexercisable	42,228 168,903

Kristine Shaw, Senior Vice President, Sales	$6	—	—	Exercisable Unexercisable	46,920 187,670	Exercisable Unexercisable	42,228 168,903

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media during the period beginning on the date of grant and ending on December 31, 2003.
(2)	The value of an option equals the aggregate fair market value of the shares underlying the option (based on a per share value of $6.90 at fiscal year end), less the aggregate exercise price of the option. The $6.90 per share value used in this calculation is an estimate determined by the Board of Directors of Dex Media as of December 31, 2003, since on such date there was no trading market for the shares. The actual share value on that date may have been different, and share values are subject to change over time.

Employment Agreements

Dex Media and 16 senior executives (including each of the Named Executive Officers) have entered into written employment agreements governing the terms and conditions of such senior executive’s employment. With respect to the Named Executive Officers, each employment agreement provides:

•	The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

•	The annual base salary for each of the Named Executive Officers is as follows:

George Burnett	$475,000
Robert M. Neumeister, Jr.	$325,000
Marilyn Neal	$325,000
Maggie Le Beau	$225,000
Linda Martin	$225,000
Kristine Shaw	$225,000

•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain pre-established financial targets. The maximum amount of George Burnett’s, Robert M. Neumeister, Jr.’s and Marilyn Neal’s annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers’ annual bonus is 65% of annual base salary.

•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers).

•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

George Burnett’s employment agreement contains certain provisions that differ from the terms contained in the other management employment agreements, including a provision that provides that if we do not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not if he has violated any non-compete or other restrictive covenant).

With respect to the senior executives other than the Named Executive Officers, each employment agreement generally provides:

•	The initial term of the employment is three years, subject to possible year-to-year extensions.

•	In the event that a senior executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive may be eligible to continue to be paid his or her base salary (and to participate in certain of our health and welfare benefit plans) for a specified period (generally six months) following termination.

•	The executives may be eligible to receive annual performance based bonuses to the extent that we meet certain pre-established financial targets.

Stock Option Plan of Dex Media, Inc.

2002 Plan. Dex Media adopted a stock option plan as of November 8, 2002, which we also refer to as the 2002 Plan. The 2002 Plan provides that options to purchase common stock of Dex Media may be granted to, among others, Dex Media employees, including executive officers. The 2002 Plan provides for the grant of both non-qualified stock options and “incentive stock options” within the meaning of Section 422 of the Code. The compensation committee of our board of directors generally has the authority to administer the 2002 Plan, to designate individuals to whom options will be granted and to establish the terms of such options. Each individual to whom options have been granted (including each individual to whom High Performer Reward Program options (as described below) have been granted) has entered into a management stockholders agreement with Dex Media and Dex Holdings that contains certain transfer restrictions that apply to shares of Dex Media common stock that are purchased upon the exercise of any options granted under the 2002 Plan.

Options Outstanding. A total of 6,230,000 shares have been reserved for issuance under the 2002 Plan, of which 953,350 have been issued to employees upon exercise of options. As of May 31, 2004, options to purchase a total of 5,066,540 shares were issued and outstanding with a weighted average exercise price of $4.64 per share. The share numbers and exercise price amount set forth in this paragraph include the High Performer Reward Program options described in the next paragraph and reflect all adjustments made to the number of shares and exercise prices of outstanding stock options in connection with changes in our capitalization that have occurred on or prior to May 31, 2004 and the split of each share of common stock outstanding immediately prior to the initial public offering into 10 shares of common stock, including all adjustments made under the 2002 Plan in connection with the March 2004 distribution of $250.5 million by Dex Media to its parent. In general, 25% of shares subject to each outstanding option become vested in equal installments of 5% each over the first five years following the date of grant. The remaining 75% of the shares subject to each outstanding option generally become vested on the eighth anniversary of the date of grant, subject to earlier vesting if we achieve certain financial targets over the first five years following the date of grant. We do not intend to grant any additional options under the 2002 Plan following the completion of the initial public offering.

High Performer Reward Program.    Dex Media has granted non-qualified stock options under the 2002 Plan to certain employees who are not senior executive officers pursuant to the “High Performer Reward Program.” Approximately 60 of our non-executive employees have received options under the High Performer Reward Program. As of May 31, 2004, High Performer Reward Program options to purchase 668,050 shares were issued and outstanding with a weighted average exercise price of $4.64 per share. The share number and exercise price amount of outstanding High Performer Reward Program options set forth in this paragraph are included in the aggregate summary of outstanding options contained in the immediately preceding paragraph and reflect all adjustments made to the number of shares and exercise prices of outstanding options in connection with changes to our capitalization that have occurred on or prior to May 31, 2004 and the split of each share of common stock outstanding immediately prior to the initial public offering into 10 shares of common stock. In general, 25% of shares subject to each outstanding High Performer Reward Program option become vested in equal installments of 5% each over the first five years following the date of grant. The remaining 75% of the shares subject to each outstanding High Performer Reward Program option generally become vested on the eighth anniversary of the date of grant, subject to earlier vesting if the Company achieves certain financial targets over the first five years following the date of grant. Options granted under the High Performer Reward Program are intended to provide an inducement for selected employees who are not executive officers to enter into or remain in our employment and to serve as an incentive for increased efforts during such employment.

2004 Incentive Award Plan. In May 2004, our board of directors adopted, and our stockholders approved, our 2004 incentive award plan, which we also refer to as the 2004 Plan. The principal purpose of the 2004 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. The 2004 Plan provides for a variety of such awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance awards, performance-based awards and other stock-based awards. A total of 1,000,000 shares of common stock are reserved for issuance under the 2004 Plan, plus the number of shares of common stock which are or which become available for issuance under the 2002 Plan and which are not issued under the 2002 Plan. None of the shares available under the 2004 Plan are currently subject to outstanding awards. The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any fiscal year cannot exceed 330,000.

Administration. The 2004 Plan will be administered by our board of directors, unless and until the board delegates administration to the compensation committee or other applicable committee of the board. Following the completion of the initial public offering, the 2004 Plan will be administered by a committee which is comprised solely of at least two individuals who qualify as “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act and at least two “outside directors” pursuant to Section l62(m) of the Code, except that with respect to any awards granted to independent directors, the 2004 Plan will be administered by the full board. The compensation committee may delegate administration to one or more members of the board of directors. The board of directors, or the committee if so empowered, has the power to interpret the 2004 Plan and to adopt such rules for the administration, interpretation and application of the 2004 Plan according to its terms. The board of directors or the committee may also delegate to one or more of our officers the power to designate which of our non-officer employees shall receive stock awards, and the number of shares of common stock that will be subject to each award, subject to a maximum aggregate number of shares specified by the board of directors or the committee at the time the delegation to the officers is made. However, the board of directors may not delegate to a committee or otherwise, the power to grant stock awards to independent directors.

Grant of Awards. Certain employees, consultants and directors are eligible to be granted awards under the 2004 Plan. The board of directors, or the committee if so empowered, determines:

•	which employees, consultants, and directors are to be granted awards;

•	the type of award that is granted;

•	the number of shares subject to the awards; and

•	terms and conditions of such award, consistent with the 2004 Plan.

The board of directors, or the committee if so empowered, has the discretion, subject to the limitations of the 2004 Plan and applicable laws, to grant incentive stock options, non-qualified stock options, stock bonuses and rights to acquire restricted stock (except that only our employees may be granted incentive stock options).

Limitation on Incentive Stock Option Treatment. Even if an option is designated as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of the stock (as determined as of the date of grant) with respect to all of a holder’s incentive stock options exercisable for the first time during any calendar year under the 2004 Plan exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Stock Option Exercise Price. The board of directors, or the committee if so empowered, shall set the per share exercise price, subject to the following rules:

•	in the case of incentive stock options, the per share option exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date;

•	in the case of non-qualified stock options, the option exercise price shall not be less than the par value of shares of our common stock on the grant date; and

•	for any persons owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the per share exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date.

The fair market value of a share of our common stock as of a given date will be determined in good faith by the board of directors.

Expiration of Stock Options. The term of an option is set by the board of directors, or the committee if so empowered, subject to the following conditions: (1) no option term shall be longer than ten years from the date of grant; and (2) the option term for an incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder’s services with us, the holder may exercise his or her options within the period of time specified in the option agreement, to the extent that the options were vested at the time of termination. Options granted under the 2004 Plan must be exercised within one year if the holder’s services are terminated due to death, or by the date of expiration of the option as set forth in the option agreement, whichever is earlier.

Other Equity Awards. In addition to stock options, the committee may also grant to certain employees, consultants and directors stock appreciation rights, shares of restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock unit awards, stock payment awards, deferred stock awards, performance-based awards, or other stock-based awards, with such terms and conditions as the board of directors (or, if applicable, the committee) may, subject to the terms of the 2004 Plan, establish. Under the 2004 Plan, performance-based stock awards are intended to comply with the requirements of Section 162(m) of the Code and its underlying regulations, in order to allow these awards, when payable, to be fully tax deductible by us.

Adjustments of Awards. If the committee determines that a stock dividend, stock split, combination, merger, consolidation, spin-off, recapitalization or other change in our capitalization affects our common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2004 Plan, then the committee may appropriately and equitably adjust:

•	the aggregate number of, and kind of, shares of our common stock subject to the 2004 Plan;

•	the number of, and kind of, shares of our common stock subject to the outstanding awards;

•	the price per share of our common stock upon exercise of outstanding options; and

•	the financial or other performance targets specified in each option agreement for determining the exercisability of options.

Change in Control. Unless otherwise provided in any written agreement between a participant and us, if a change in control (as defined in the 2004 Plan) occurs and the participant’s awards granted pursuant to the 2004 Plan are not converted, assumed or replaced by the successor entity, then the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control. In addition, with respect to stock options, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our financial statements), the committee, in its sole discretion, may: (1) cancel options that have a per share exercise price that is greater than the fair market value per share of our common stock as of the date of such change in control or other transaction; (2) terminate outstanding options in exchange for a cash amount or replace outstanding options with other rights or property; (3) provide that only for a specified period of time after such transaction, options will be exercisable, notwithstanding any other provision in the 2004 Plan or option award agreement to the contrary; or (4) provide that each outstanding option shall be assumed or substituted for an equivalent option by any successor corporation. Any such action may be effectuated by the committee either by the terms of the applicable option agreement or by action of the committee taken prior to the change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2004, by:

•	each person that is a beneficial owner of more than 5% of our outstanding Common Stock;

•	Dex Holdings LLC (which holds all of the shares of our common stock that are beneficially owned by TCG Holdings, L.L.C. and WCAS IX Associates, LLC as set forth in the footnotes below);

•	each director and named executive officer of Dex Media; and

•	all of our directors and executive officers as a group.

Dex Holdings LLC is neither a broker dealer nor affiliated with a broker dealer.

	Beneficial Ownership of Dex Media
Name and address of beneficial owner	Number	%
TCG Holdings, L.L.C.(1)(2)	48,017,809	32.0%
WCAS IX Associates, LLC(3)(4)	48,017,809	32.0%
George Burnett(5)(6)	326,560	*
Robert M. Neumeister, Jr.(5)(7)	198,090	*
Marilyn B. Neal(5)	164,250	*
Maggie Le Beau(5)	57,500	*
Linda Martin (5)	56,830	*
Kristine Shaw(5)	62,670	*
James A. Attwood, Jr.(8)	—	—
Anthony J. de Nicola(9)	—	—
John Almeida, Jr.(9)	—	—
R. Glenn Hubbard(10)	—	—
William E. Kennard(8)	—	—
Bruce E. Rosenblum(8)	—	—
Sanjay Swani(9)	—	—
All executive officers and directors as a group (22 persons)(5)	1,227,670	*

*	Less than 1.0%
(1)

Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Dex Holdings LLC, our parent company. Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. collectively indirectly hold 32.0% of the outstanding Common Stock of Dex Media. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. TCG Holdings, L.L.C. is neither a broker dealer nor affiliated with a broker dealer.

(2)	Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.
(3)	Shares shown as beneficially owned by WCAS IX Associates, LLC are held directly by Dex Holdings LLC, our parent company. Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. collectively indirectly hold 32.0% of the outstanding Common Stock of Dex Media. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to co-invest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The Managers of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC. Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, Sanjay Swani, D. Scott Mackesy, John D. Clark, James R. Matthews, John Almeida, Jr. and Sean M. Traynor, as the managing members of WCAS IX Associates, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by WCAS IX Associates, LLC. Such persons disclaim such beneficial ownership. WCAS IX Associates is neither a broker dealer nor affiliated with a broker dealer.
(4)	Each of Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway, South Darien, Connecticut 06820.
(5)	Does not include certain option grants relating to Common Stock under the Stock Option Plan of Dex Media, as such options are subject to vesting provisions and are not exercisable within 60 days. Pursuant to the terms of the Stock Option Plan of Dex Media (and certain of the stock option agreements), vesting and exercisability of options may accelerate under certain circumstances, such as a change of control. The business address for George Burnett, Robert M. Neumeister, Jr., Marilyn B. Neal, Maggie LeBeau, Linda Martin and Kristine Shaw is 198 Inverness Drive West, Englewood, Colorado 80112.
(6)	Includes an aggregate of 93,000 shares of Common Stock held by two irrevocable trusts for the benefit of Mr. Burnett’s children for which George Burnett, Robert C. Burnett and Todd S. McCuaig serve as the co-trustees. Mr. Burnett disclaims beneficial ownership of these 93,000 shares.
(7)	Includes an aggregate of 16,000 shares of Common Stock held by two irrevocable trusts for the benefit of Mr. Neumeister’s children for which Mr. Neumeister’s wife serves as the trustee. Mr. Neumeister disclaims beneficial ownership of these 16,000 shares.
(8)	The business address for each such person is 520 Madison Avenue, 41st Floor, New York, New York 10022.
(9)	The business address for each such person is 320 Park Avenue, Suite 2500, New York, New York 10022.
(10)	The business address for R. Glenn Hubbard is 609 Uris Hall, 3022 Broadway, New York, New York 10027.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amended and Restated Limited Liability Company Agreement and Equityholders Agreement

In connection with the Acquisitions, the Sponsors and their assignees and designees entered into an amended and restated limited liability company agreement and an equityholders agreement that define their rights with respect to voting, ownership and transfer of their interests in our parent, Dex Holdings LLC. Following the consummation of the initial public offering, Dex Holdings LLC may be liquidated. In the case of such liquidation, the shares of our common stock held by Dex Holdings would be distributed to Dex Holdings’ equity holders. Upon the consummation of the initial public offering, we entered into a sponsor stockholders agreement, which modified and superceded the rights granted to the Sponsors pursuant to the amended and restated limited liability agreement and the equityholders agreement.

Sponsor Stockholders Agreement

Pursuant to the terms of the sponsor stockholders agreement, upon the liquidation of Dex Holdings LLC, the Sponsors will agree to the provisions set forth below. The sponsor stockholders agreement will also provide that prior to any such liquidation of Dex Holdings, the Sponsors will agree to use their commercially reasonable efforts to cause the same outcome as if Dex Holdings was liquidated and the common stock held by Dex Holdings was distributed to its equity holders, such outcome to be substantially as set forth below.

Corporate Governance

The sponsor stockholders agreement with the Sponsors provides that each Sponsor will vote their respective shares such that the board of directors will be comprised of:

•	immediately following the consummation of the initial public offering, seven directors consisting of George Burnett and three designees of each of Carlyle and WCAS;

•	within three months of the consummation of the initial public offering, nine directors consisting of the directors listed in the first bullet point plus two independent directors, of which each of Carlyle and WCAS will designate one; and

•	within twelve months of the consummation of the initial public offering, 11 directors consisting of the directors listed in the second bullet point plus two additional independent directors, of which each of Carlyle and WCAS will designate one.

In addition, pursuant to the sponsor stockholders agreement, each Sponsor will agree to vote in support of the other Sponsor’s designated board member or members as follows: (i) three directors if such other Sponsor owns 33% or more of the amount of our common stock that such Sponsor owned immediately after the initial public offering; (ii) two directors if such other Sponsor owns at least 10% but less than 33% of the amount of our common stock that such Sponsor owned immediately after the initial public offering; and (iii) one director if such other Sponsor owns at least 5% but less than 10% of the amount of our common stock that such Sponsor owned immediately after the initial public offering. If either Sponsor no longer has the right to designate a director, that Sponsor shall have the right to appoint a non-voting observer to our board of directors, such rights to be consistent with similar rights to be granted to other persons, and shall have the right to substantially participate in and substantially influence the conduct of management and its business through such Sponsor’s observer. Also, pursuant to the sponsor stockholders agreement, the Sponsors have agreed to use commercially reasonable efforts to vote their shares such that the board of directors of each of our subsidiaries shall at any given time either be (i) comprised in the same manner as our board of directors is comprised or (ii) comprised in a manner reasonably acceptable to both Carlyle and WCAS.

Transfer Restrictions

The sponsor stockholders agreement contains certain transfer restrictions on the Sponsors and their assignees and designees concerning their respective ownership, including (i) prohibiting the transfer of any board of directors rights and voting arrangements granted thereunder with the sale or transfer of stock; (ii) requiring the consent of the non-transferring Sponsor prior to either such Sponsor transferring stock to a third-party if such transfer represents an amount equal to 10% or more of such Sponsor’s ownership in us after the initial public offering and (iii) prohibiting the transfer by either Sponsor of any of our common stock to one of our direct competitors without the prior written consent of the non-transferring Sponsor. Pursuant to the sponsor stockholders agreement, if either Sponsor proposes to transfer common stock held by it, then such Sponsor shall give notice to the other Sponsor, who shall have the right to sell a number of shares of common stock equal to its pro rata portion of shares of common stock to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

The sponsor stockholders agreement will terminate once either Carlyle or WCAS own less than five percent of the amount of our common stock that such Sponsor owned immediately after the initial public offering (other than with respect to observer rights).

Registration Rights

The sponsor stockholders agreement provides each of the Sponsors the following registration rights:

•	Demand Rights. Each Sponsor has the right at any time to make up to three written requests to us for registration under the Securities Act of our common stock held by such Sponsor.

•	Piggyback Rights. If we at any time propose to register under the Securities Act any equity interests on a form and in a manner which would permit registration of our common stock held by a Sponsor for sale to the public under the Securities Act, we shall give written notice of the proposed registration to each Sponsor, who shall then have the right to request that any part of our common stock held by such Sponsor be included in such registration.

Holdback Agreements

Pursuant to the sponsor stockholders agreement, each Sponsor agrees that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement we file in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Management Stockholders Agreement

In connection with the Acquisitions, Dex Media, Dex Holdings and certain of Dex Media’s employees, executive officers and directors, whom we refer to as the management stockholders, have entered into an amended and restated management stockholders agreement to provide for certain matters with respect to the ownership and transfer of any and all shares of Dex Media’s common stock and/or preferred stock owned by the management stockholders, which we refer to as restricted shares. Pursuant to this agreement, the management stockholders agreed not to transfer any restricted shares without Dex Media’s prior consent, except for permitted transfers to Dex Media, Dex Holdings LLC, the applicable management stockholder’s immediate family, or, in the case of the death of the management stockholder, the management stockholder’s executors, administrators and beneficiaries. If a management stockholder receives a bona fide offer from a third party to purchase any restricted shares, Dex Media has the right to purchase such shares on terms no less favorable than those offered by the third party.

As of the date of this prospectus, Dex Media’s board of directors has not resolved to terminate this agreement, but may do so in the future.

Rights to Repurchase Shares. For seven months following the termination of a management stockholder’s employment, Dex Media has the right to repurchase all of that stockholder’s restricted shares at fair market value (as defined in the agreement). Dex Media may also repurchase any management stockholder’s restricted shares at fair market value immediately prior to a change in control. If a management stockholder’s restricted shares are transferred to a third party involuntarily (e.g. through foreclosure or divorce), Dex Media has the right to repurchase the affected shares from the involuntary transferee at fair market value. Notwithstanding the foregoing, Dex Media may not repurchase any restricted shares held by management stockholders if such repurchase would render it insolvent, is prohibited by law or would constitute a default under any of its financing arrangements.

Bring-along Rights. If Dex Holdings (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings) proposes to transfer shares of Dex Media’s common stock and preferred stock to a third party, Dex Holdings or such holder has the right to require each management stockholder to tender a proportionate amount of their restricted shares for purchase by the third party on the same terms.

Tag-along Rights. If Dex Holdings (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings) proposes to transfer shares of common stock and preferred stock to a third party constituting a change of control, each management stockholder has the right to require the third party to purchase an equivalent percentage of its restricted shares as that being sold by Dex Holdings or such holder on the same terms.

Cooperation. If Dex Holdings or such holder exercises its bring-along rights, each management stockholder agrees to consent to the underlying transaction and take all actions Dex Media’s Board of Directors deems necessary or desirable in furtherance of the underlying transaction.

Termination. Except as set forth in the next sentence, this agreement will terminate upon the first to occur of: the date Dex Media consummates an underwritten public offering of at least $500 million, the date of Dex Media’s complete liquidation or the date of an agreement for the disposition of all or substantially all of Dex Media’s assets or, the date that Dex Media’s Board resolves to terminate this agreement. However, in no event will this agreement terminate prior to November 8, 2005, unless Dex Media’s Board resolves to terminate this agreement prior to that date.

Dex Media also entered into the Dex Media, Inc. High Performer Reward Program Management Stockholders Agreement that will govern shares of Dex Media common stock purchased upon exercise of options granted pursuant to the Dex Media, Inc. High Performer Reward Program, which is substantially similar to the Amended and Restated Management Stockholders Agreement described above.

Management Consulting Agreements

Each of Dex Media East and Dex Media West is party to a management consulting agreement with each of the Sponsors. Each agreement allows Dex Media East or Dex Media West, as applicable, to avail itself of the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to such entity’s business, administration and policies. Each of the Sponsors received one-time cash transaction fees in the amount of $35 million for structuring the transactions related to the Acquisitions for an aggregate payment to the Sponsors of $70 million. Each Sponsor received a per annum fee from each of Dex Media East and Dex Media West of $1 million for advisory, consulting and other services and for other incidental expenses related to corporate management. As of March 31, 2004, Dex Media East and Dex Media West have paid a total of $3.3 million and $1.2 million, respectively, in the aggregate to the Sponsors in advisory fees. In connection with the closing of the initial public offering, each of Dex Media East and Dex Media West terminated the annual advisory fees payable under the management consulting agreements with the Sponsors and each of Dex Media East and Dex Media West paid each of the Sponsors $5 million as a final lump sum payment for an aggregate consideration to the Sponsors of $20 million. The Sponsors maintain the right to act as Dex Media East’s financial advisor or investment banker or Dex Media West’s financial advisor or investment banker, as applicable, in connection with any merger, acquisition, disposition, finance or the like if Dex Media East or Dex Media West, as applicable, decides it needs to engage someone to fill such a role, in return for additional reasonable compensation and expenses as agreed upon by the parties to the applicable agreement and approved by a majority of the members of the applicable board of directors.

Network Services Agreement

We have entered into a two year network services agreement with SAVVIS Communications Corporation, or SAVVIS, pursuant to which SAVVIS will provide network connections and other services to support our integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. We expect to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although we have the option to purchase additional services for which we would pay SAVVIS additional fees. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person.

Amdocs Agreement

During February 2003, we entered into a five year agreement with Amdocs for the complete modernization of our core production platform. Upon the consummation of the Dex West Acquisition, our obligation under the agreement totaled approximately $108 million. At the time we entered into this agreement, WCAS was a shareholder of Amdocs. This project will upgrade our existing software system to enhance its functionality. Dex Media East and Dex Media West will each be allocated their proportionate share of these charges in accordance with our Shared Services and Employees Agreement as the charges are incurred over the five year period. In the event that Dex Media West is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, Dex Media West may be required to assume the portion of the obligation currently attributable to Dex Media East. We believe the terms and conditions of this agreement are at least as favorable as those that could have been obtained from an unaffiliated person and such terms and conditions were independently approved by the unaffiliated directors.

DESCRIPTION OF OTHER INDEBTEDNESS

Although we have summarized the material provisions of our subsidiaries’ credit agreements and indentures, we encourage you to read the credit agreements and indentures contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of such agreements.

Our Subsidiaries’ Credit Facilities

General

Dex Media East and Dex Media West entered into credit facilities in connection with the Dex East Acquisition and the Dex West Acquisition, respectively, which we refer to together as our subsidiaries’ credit facilities. Unless the context otherwise requires, the description of our subsidiaries’ credit facilities that appears below refers to both the Dex Media East credit facilities and the Dex Media West credit facilities.

Dex Media East Credit Facilities

In connection with the Dex East Acquisition, on November 8, 2002, we and certain of our subsidiaries, including Dex Media East, entered into credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents. Such credit facilities were amended on October 31, 2003 and June 11, 2004.

The Dex Media East credit facilities consist of a revolving credit facility and term loan facilities. The revolving credit facility is comprised of commitments in a total principal amount of $100.0 million, which facility is available for general corporate purposes, subject to certain conditions. As of March 31, 2004, after giving pro forma effect to the Transactions, Dex Media East had approximately $89.1 million available for additional borrowings under this revolving credit facility (approximately $0.9 million was committed under a stand-by letter of credit). The Dex Media East term loan facilities consist of a Tranche A term loan facility in an initial total principal amount of $690.0 million (which includes additional loans in a total principal amount of $160.0 million that were made in connection with the Dex West Acquisition) and a Tranche B term loan facility in an initial total principal amount of $700.0 million. As of March 31, 2004, the principal amounts owing under these facilities were $547.5 million and $543.6 million, respectively. The Tranche A and Tranche B term loan facilities were available only to fund a portion of the Dex East Acquisition and a portion of the Dex West Acquisition. The Dex Media East revolving credit facility and Tranche A term loan facility will mature in November 2008 and the Tranche B term loan facility will mature in May 2009.

On October 31, 2003, Dex Media East amended its credit facilities to generally conform various terms and conditions to those in the Dex Media West credit facilities.

On November 11, 2003, Dex Media East refinanced its Tranche B-Euro term loan facilities with a new $620.5 million Tranche B term loan on more favorable terms to Dex Media East.

Dex Media West Credit Facilities

In connection with the Dex West Acquisition, on September 9, 2003, we and certain of our subsidiaries, including Dex Media West, entered into credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents. Such credit facilities were amended on October 31, 2003 and June 11, 2004.

The Dex Media West credit facilities consist of a revolving credit facility and term loan facilities. The revolving credit facility is comprised of commitments in a total principal amount of $100.0 million, which facility is available for general corporate purposes, subject to certain conditions. As of March 31, 2004, after giving pro forma effect to the Transactions, Dex Media West had approximately $90.0 million available for additional borrowings under the revolving credit facility. The Dex Media West term loan facilities consist of a Tranche A term loan facility in a total principal amount of $960.0 million and a Tranche B term loan facility in a total principal amount of $1,200 million. As of March 31, 2004, the principal amounts owing under these facilities were $892.4 million and $1,115.6 million, respectively. The Tranche A and Tranche B term loan facilities were available only to fund a portion of the Dex West Acquisition. The Dex Media West revolving credit facility and the Tranche A term loan facility will mature in September 2009 and the Tranche B term loan facility will mature in March 2010.

Guarantees

The obligations under the Dex Media East credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media East, Inc., Dex Media East’s existing subsidiary and each domestic restricted subsidiary that Dex Media East may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement. Similarly, the obligations under the Dex Media West credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media West, Inc. and each domestic restricted subsidiary that Dex Media West may create or acquire, with certain exceptions as set forth in the applicable credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

Interest Rates and Fees

Our subsidiaries’ credit facilities bear interest, at our subsidiaries’ option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

The applicable margin on loans under our subsidiaries’ revolving credit facilities and Tranche A term loan facilities is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

In addition to paying interest on outstanding principal amounts under our subsidiaries’ credit facilities, our subsidiaries are required to pay a commitment fee to the lenders for the unused commitments under their respective revolving credit facility, which is payable quarterly in arrears. The commitment fee is subject to change depending on the leverage ratio of Dex Media East or Dex Media West, as applicable.

Security Interests

Borrowings under our subsidiaries’ credit facilities, the guarantees described above and obligations under related hedging agreements are secured by a perfected first priority security interest in:

•	in the case of the Dex Media East credit facilities, all of the capital stock or other equity interests of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media West credit facilities, all of the capital stock or other equity interests of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests;

•	in the case of the Dex Media East credit facilities, all of the tangible and intangible assets of each of Dex Media East, Inc., Dex Media East and each of their respective existing and future restricted subsidiaries, with certain exceptions as set forth in the Dex Media East credit agreement; and

•	in the case of the Dex Media West credit facilities, all of the tangible and intangible assets of each of Dex Media West, Inc., Dex Media West and each of their respective existing and future restricted subsidiaries, with certain exceptions as set forth in the Dex Media West credit agreement.

Mandatory and Optional Repayment

Our subsidiaries are required to make scheduled principal repayments each quarter under their respective credit agreements. Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, our subsidiaries are required to prepay outstanding loans under their respective credit facilities with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

Our subsidiaries may voluntarily prepay loans or reduce commitments under their respective credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

Covenants

Our subsidiaries’ credit facilities contain negative and affirmative covenants and requirements affecting Dex Media and/or our existing and future subsidiaries. Our subsidiaries’ credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements, intercompany indebtedness and, in the case of the Dex Media East credit facilities, commingling of the funds of Dex Media East with the funds of Dex Media West and Dex Media West, Inc. and, in the case of the Dex Media West credit facilities, commingling of the funds of Dex Media West with the funds of Dex Media East and Dex Media East, Inc. Our subsidiaries’ credit facilities also require our existing and future subsidiaries, with certain exceptions set forth in our subsidiaries’ credit agreements, to meet certain financial covenants and ratios, in particular leverage ratios, interest coverage ratios and fixed charges coverage ratios.

Our subsidiaries’ credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

Events of Default

Our subsidiaries’ credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross- defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of the liens, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on Dex Media East, Inc. or Dex Media West, Inc. and their respective subsidiaries, as the case may be.

Support Agreement

In connection with each of our subsidiaries’ credit facilities, Dex Media entered into a support agreement that requires certain asset sale and excess distribution proceeds received by Dex Media from each of Dex Media East and Dex Media West to be retained at Dex Media and to be pledged to the administrative agent under the other subsidiary’s credit facility. Amounts received representing (i) an annual basket, (ii) any excess cash flow not required to be used to prepay the applicable credit facility, and (iii) the 42% or 58% share, as applicable, of regularly scheduled interest payments on the exchange notes are in each case not required to be retained or pledged. In addition, the initial $125 million received from each of Dex Media East and Dex Media West is not required to be retained or pledged.

The amount of such proceeds received by Dex Media to be pledged at any time must equal 1.35x the amount needed to reduce the other subsidiary’s pro forma leverage ratio to 5.0x. Upon an acceleration of the Dex Media East or Dex Media West credit facility, Dex Media will be required to apply the pledged amounts received from the other subsidiary to purchase subordinated participations in loans under such credit facility.

Each support agreement will terminate when the pro forma leverage ratio of Dex Media East or Dex Media West, as applicable, is less than 5.0x for two consecutive fiscal quarters.

The exchange notes will be subordinated to the obligations of Dex Media under the support agreements. See “Description of Exchange Notes—Ranking.”

Subsidiary Notes

Senior Notes

9 7/8% Senior Notes due 2009

On November 8, 2002, our wholly owned subsidiaries, Dex Media East and Dex Media East Finance Co., co-issued $450.0 million in aggregate principal amount of their 9 7/8% Senior Notes due 2009. The net proceeds were used to partially fund the Dex East Acquisition. Interest on the senior notes is payable semiannually on May 15 and November 15 of each year. The senior notes are guaranteed on a senior basis by each of Dex Media East’s current and future subsidiaries (other than Dex Media East Finance Co.) that is a guarantor or direct borrower under the Dex Media East credit facilities.

The senior notes are senior unsecured obligations of Dex Media East and Dex Media East Finance Co. and:

•	rank equally in right of payment to all existing and future senior indebtedness of the issuers;

•	rank senior in right of payment to all existing and future senior subordinated indebtedness and subordinated indebtedness of the issuers; and

•	are effectively subordinated in right of payment to the secured debt of the issuers, to the extent of the value of the assets securing such debt, and all liabilities and preferred stock of each of the issuers’ future subsidiaries that do not guarantee the senior notes.

Similarly, senior note guarantees are senior unsecured obligations of the guarantors and:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

•	rank senior in right of payment to all of the applicable guarantor’s existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	are effectively subordinated in right of payment to all secured debt of such guarantor, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

On or after November 15, 2006, the issuers may redeem some or all of the senior notes at specified prices, plus accrued and unpaid interest. Prior to November 15, 2005, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media East, Inc. or Dex Media East. Upon a change of control of Dex Media, Dex Media East, Inc. or Dex Media East, the issuers must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior notes contains certain covenants that limit, among other things the ability of Dex Media East and each of its subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of its capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of future restricted subsidiaries;

•	agree to payment restrictions affecting future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into transactions with its affiliates;

•	designate any of its future subsidiaries as unrestricted subsidiaries;

•	incur liens; and

•	make investments.

8 1/2% Senior Notes due 2010

On August 29, 2003, our wholly owned subsidiaries, Dex Media West and Dex Media West Finance Co., co-issued $385.0. million in aggregate principal amount of their 8 1/2% Senior Notes due 2010. The gross proceeds from such offering were deposited into an escrow account. On September 9, 2003, such proceeds were released from escrow and the net proceeds were used to partially fund the Dex West Acquisition. Interest on the senior notes is payable semiannually on February 15 and August 15 of each year. The senior notes are guaranteed on a senior basis by each of Dex Media West’s current and future subsidiaries (other than Dex Media West Finance Co.) that is a guarantor or direct borrower under the Dex Media West credit facilities.

The senior notes are senior unsecured obligations of Dex Media West and Dex Media West Finance Co. and the senior notes and the senior note guarantees rank in a similar manner to the 9 7/8% Senior Notes of Dex Media East and Dex Media East Finance Co. due 2009 and the guarantees thereof as described above.

The issuers may redeem some or all of the senior notes at any time at specified prices, plus accrued and unpaid interest. Prior to August 15, 2006, the issuers may redeem up to 35% of the senior notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West. Upon a change of control of Dex Media, Dex Media West, Inc. or Dex Media West, the issuers must offer to repurchase the senior notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior notes contains certain covenants that limit the actions of Dex Media West and each of its subsidiaries in a similar manner to that described above in relation to the 9 7/8% Senior Notes due 2009 of Dex Media East and Dex Media East Finance Co.

Senior Subordinated Notes

12 1/8% Senior Subordinated Notes due 2012

On November 8, 2002, our wholly owned subsidiaries, Dex Media East and Dex Media East Finance Co., co-issued $525.0 million in aggregate principal amount of their 12 1/8% Senior Subordinated Notes due 2012. We intend to redeem $183.8 million of such senior subordinated notes with a portion of the net proceeds from the initial public offering. The net proceeds were used to partially fund the Dex East Acquisition. Interest on the senior subordinated notes is payable semiannually on May 15 and November 15 of each year. The senior subordinated notes are guaranteed on a senior subordinated basis by each of Dex Media East’s current and future subsidiaries (other than Dex Media East Finance Co.) that is a guarantor or direct borrower under the Dex Media East credit facilities.

The senior subordinated notes are senior subordinated unsecured obligations of Dex Media East and Dex Media East Finance Co. and:

•	rank junior in right of payment to all existing and future senior indebtedness of the issuers;

•	rank equally in right of payment with all existing and future senior subordinated indebtedness of the issuers;

•	rank senior in right of payment to all future subordinated indebtedness of the issuers; and

•	are effectively subordinated in right of payment to secured debt of the issuers, to the extent of the value of the assets securing such debt, and all liabilities and preferred stock of each of the issuers’ future subsidiaries that do not guarantee the senior subordinated notes.

Similarly, senior subordinated note guarantees are senior subordinated unsecured obligations of the guarantors and:

•	rank junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

•	rank equally in right of payment with all of the applicable guarantor’s existing and future senior subordinated indebtedness;

•	rank senior in right of payment to all of the applicable guarantor’s future subordinated indebtedness; and

•	are effectively subordinated in right of payment to all secured debt of such guarantor, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

On or after November 15, 2007, the issuers may redeem some or all of the senior subordinated notes, plus accrued and unpaid interest. Prior to November 15, 2005, the issuers may redeem up to 35% of the senior subordinated notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media East, Inc. or Dex Media East. Upon a change of control of Dex Media, Dex Media East, Inc. or Dex Media East, the issuers must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior subordinated notes contains certain covenants that limit the actions of Dex Media East and each of its subsidiaries in a similar manner to that described above in relation to the 9 7/8% Senior Notes due 2009, except that the indenture governing the senior subordinated notes does not limit Dex Media East’s ability and the ability of its restricted subsidiaries to incur liens.

9 7/8% Senior Subordinated Notes due 2013

On August 29, 2003, our wholly owned subsidiaries, Dex Media West and Dex Media West Finance Co., co-issued $780.0 million in aggregate principal amount of their 9 7/8% Senior Subordinated Notes due 2013. We intend to redeem $18.2 million of such senior subordinated notes with a portion of the net proceeds from the initial public offering. The gross proceeds from such offering were deposited into an escrow account. On September 9, 2003, such proceeds were released from escrow and the net proceeds were used to partially fund the Dex West Acquisition. Interest on the senior subordinated notes is payable semiannually on February 15 and August 15 of each year. The senior notes are guaranteed by each of Dex Media West’s current and future subsidiaries (other than Dex Media West Finance Co.) that is a guarantor or direct borrower under the Dex Media West credit facilities.

The senior notes are senior subordinated unsecured obligations of Dex Media West and Dex Media West Finance Co. and the senior subordinated notes and the senior subordinated note guarantees rank in a similar manner to the 12 1/8% Senior Subordinated Notes of Dex Media East and Dex Media East Finance Co. due 2012 and the guarantees thereof as described above.

The issuers may redeem some or all of the senior subordinated notes at any time at specified prices, plus accrued and unpaid interest. Prior to August 15, 2006, the issuers may redeem up to 35% of the senior subordinated notes with the net cash proceeds from certain equity offerings of Dex Media, Dex Media West, Inc. or Dex Media West. Upon a change of control of Dex Media, Dex Media West, Inc. or Dex Media West, the issuers must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued interest.

The indenture governing the senior subordinated notes contains certain covenants that limit the actions of Dex Media West and each of its subsidiaries in a similar manner to that described above in relation to the 9 7/8% Senior Notes of Dex Media East and Dex Media East Finance Co. due 2009, except that the indenture governing the senior subordinated notes does not limit Dex Media West’s ability and the ability of its restricted subsidiaries to incur liens.

DESCRIPTION OF EXCHANGE NOTES

Definitions of certain terms used in this Description of Exchange Notes may be found under the heading “Certain Definitions.” For purposes of this section, the term “Company” refers only to Dex Media, Inc. and not to any of its Subsidiaries. The Notes (as defined below) are obligations solely of the Company.

On November 10, 2003, the Company issued notes due 2013 (the “Outstanding November Notes”) and discount notes due 2013 (the “Outstanding November Discount Notes”) to certain initial purchasers. On February 11, 2003, the Company issued additional discount notes due 2013 (the “Outstanding February Discount Notes”) to certain initial purchasers. Such initial purchasers subsequently resold the Outstanding November Notes, the Outstanding November Discount Notes and the Outstanding February Discount Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The Company issued the Outstanding November Notes and will issue the November Exchange Notes under an indenture, dated as of November 10, 2003 (the “Note Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Note Trustee”). The Company issued the Outstanding November Discount Notes and will issue the Exchange November Discount Notes under an indenture, dated as of November 10, 2003 (the “November Discount Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “November Discount Trustee”). The Company issued the Outstanding February Discount Notes and will issue the Exchange February Discount Notes under an indenture, dated as of February 11, 2004 (the “February Discount Indenture” and, collectively with the Note Indenture and the November Discount Indenture, the “Indentures”), between the Company and U.S. Bank National Association, as Trustee (the “February Discount Trustee” and, collectively with the Note Trustee and the November Discount Trustee, the “Trustee”). The term “Exchange Notes” means, collectively, the November Exchange Notes, the November Exchange Discount Notes and the February Exchange Discount Notes. The term “Outstanding Notes” means, collectively, the Outstanding November Notes, the Outstanding November Discount Notes and the Outstanding February Discount Notes. The term “Notes” means, collectively, the Outstanding November Notes and the November Exchange Notes. The term “November Discount Notes” means, collectively, the Outstanding November Discount Notes and the November Exchange Discount Notes. The term “February Discount Notes” means, collectively, the Outstanding February Discount Notes and the February Exchange Discount Notes. The term “Discount Notes” means, collectively, the November Discount Notes and the February Discount Notes. The term “Notes” means, collectively, the Outstanding Notes and the Exchange Notes, in each case outstanding and any given time and issued under the applicable Indenture.

Although the terms of the November Exchange Discount Notes will be substantially identical to the terms of the February Exchange Discount Notes, the November Exchange Discount Notes will not be fungible, or trade as a single class, with the February Exchange Discount Notes. The terms of (1) the November Exchange Notes are identical in all material respects to the Outstanding November Notes, (2) the November Exchange Discount Notes are identical in all material respects to the Outstanding November Discount Notes, (3) the February Exchange Discount Notes are identical in all material respects to the Outstanding February Discount Notes, except that, in each case, upon completion of the Exchange Offer, the applicable Exchange Notes will be:

•	registered under the Securities Act; and

•	free of any covenants regarding exchange registration rights.

In addition, the Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Note Indenture contains provisions which define the rights of Holders of November Notes, the November Discount Indenture contain provisions which define the rights of Holders of November Discount Notes and the February Discount Indenture contain provisions which define the rights of Holders of February Discount Notes. In addition, the Note Indenture, the November Discount Indenture and the February Discount Indenture govern the obligations of the Company under the November Notes, the November Discount Notes and the February Discount Notes, respectively. The terms of the Notes include those stated in the applicable Indentures and those made part of the Indentures by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indentures. It does not restate the terms of the Indentures in their entirety. The Company urges that you carefully read the Indentures as they, and not this description, govern your rights as Holders. The Company has filed copies of the Indentures as exhibits to the registration statement that includes this prospectus.

Overview of the Notes

The Notes:

•	are general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future Senior Indebtedness of the Company (other than the Company’s obligations under the Support Agreements, to which the Notes are contractually subordinated);

•	are senior in right of payment to all existing and future Subordinated Obligations of the Company;

•	are effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company.

Principal, Maturity and Interest

November Notes

•	The Company issued November Notes in an aggregate principal amount of $500 million. The November Notes will mature on November 15, 2013. The Company issued the November Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

•	Each November Note bears interest at a rate of 8% per annum beginning on November 10, 2003, or from the most recent date to which interest has been paid or provided for. The Company pays interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. The Company began paying interest to Holders on May 15, 2004.

Discount Notes

•	The Company issued November Discount Notes in an aggregate principal amount at maturity of $389 million. The November Discount Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $250 million. The Company issued February Discount Notes in an aggregate principal amount at maturity of $361 million. The February Discount Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $250 million. The Discount Notes will mature on November 15, 2013.

•	Until November 15, 2008, interest will accrue on the Discount Notes in the form of an increase in the applicable Accreted Value between the date of original issuance and November 15, 2008, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the applicable Accreted Value shall be equal to the full principal amount at maturity of the Discount Notes on November 15 , 2008 (the “Full Accretion Date”). Beginning on the Full Accretion Date, cash interest on the Discount Notes will accrue at the rate of 9% per annum and will be payable semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. The Company will issue the Discount Notes in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000.

No cash interest will accrue on the Discount Notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues. See “Material Federal Income Tax Consequences” for a discussion regarding the taxation of such original issue discount.

Indentures May be Used for Future Issuances

The Company may issue from time to time additional November Notes, November Discount Notes and/or February Discount Notes having identical terms and conditions to the November Exchange Notes, the November Exchange Discount Notes and/or the February Exchange Discount Notes to be issued in the exchange offer (the “Additional November Notes,” “Additional November Discount Notes” and the “Additional February Discount Notes,” respectively, and together, the “Additional Notes”). The Company will only be permitted to issue such Additional Notes if at the time of such issuance the Company is in compliance with the covenants contained in the applicable Indenture. Any Additional Notes will be part of the same issue as the November Notes, the November Discount Notes or the February Discount Notes, as applicable, that the Company is currently offering and will vote on all matters with such Notes.

Paying Agent and Registrar

The Company will pay the principal of, premium, if any, and interest on the Notes at any office of the Company or any agency designated by the Company. The Company has initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107. The Company, however, reserves the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. The Company, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

November Notes

Except as set forth in the following paragraphs, the November Notes are not redeemable at the option of the Company.

The November Notes may be redeemed, in whole or in part, at any time on or prior to November 15, 2008 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the November Note Applicable Premium as of, and accrued and unpaid interest, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“November Note Applicable Premium” means, with respect to a November Note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such November Note at November 15, 2008 (such redemption price being described below) plus (2) all required remaining interest payments due on such November Note through November 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such November Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such

Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2008; provided, however, that if the period from the redemption date to November 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

After November 15, 2008, the Company may redeem the November Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Year	Redemption Price
2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

Prior to November 15, 2006, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the November Notes (calculated giving effect to any issuance of Additional Notes due 2013) with the Net Cash Proceeds of one or more Equity Offerings by (1) the Company, Dex Media East, Inc., Dex Media West, Inc., Dex Media East LLC or Dex Media West LLC (collectively, the “Dex Entities”) or (2) any direct or indirect parent of the Company (a “Parent”) to the extent the Net Cash Proceeds thereof are contributed to the Company or its Restricted Subsidiaries or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company (a “Parent Equity Offering”), at a redemption price equal to 108.000% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the November Notes (calculated giving effect to any issuance of Additional November Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Note Indenture.

November Discount Notes and February Discount Notes

Except as set forth in the following paragraphs, neither the November Discount Notes nor the February Discount Notes are redeemable at the option of the Company.

The Discount Notes may be redeemed, in whole or in part, at any time on or prior to November 15, 2008 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the Accreted Value thereof plus the Discount Note Applicable Premium as of the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Discount Note Applicable Premium” means, with respect to a Discount Note at any redemption date, the excess of (A) the present value at such time of the redemption price of such Discount Note at the Full Accretion

Date (such redemption price being described below), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the applicable Accreted Value on the applicable redemption date of such Discount Note.

After November 15 , 2008, the Company may redeem the Discount Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Year	Redemption Price
2008	104.500%
2009	103.000%
2010	101.500%
2011 and thereafter	100.000%

Prior to November 15, 2006, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the applicable Discount Notes (calculated giving effect to any issuance of applicable Additional Discount Notes) with the Net Cash Proceeds of one or more Equity Offerings by (1) any Dex Entity or (2) a Parent pursuant to a Parent Equity Offering, at a redemption price equal to 109.000% of the applicable Accreted Value thereof as of the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount at maturity of the applicable Discount Notes (calculated giving effect to any issuance of applicable Additional Discount Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the applicable Indenture.

Selection

If the Company partially redeems November Notes, November Discount Notes or February Discount Notes, the Trustee will select the applicable Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or principal amount at maturity, as applicable, or less will be redeemed in part. If the Company redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount or principal amount at maturity, as applicable, thereof to be redeemed. A new Note in principal amount or principal amount at maturity, as applicable, equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon (or, in the case of Discount Notes prior to the Full Accretion Date, the applicable Accreted Value thereof as of the applicable redemption date).

Ranking

The Notes are unsecured senior indebtedness of the Company, rank equally in right of payment with all existing and future senior indebtedness of the Company (other than the Company’s obligations under the Support Agreements, to which the Notes are contractually subordinated) and are senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are effectively subordinated to any Secured Indebtedness of the Company (including its obligations under the Support Agreements) to the extent of the value of the assets securing such Indebtedness.

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The terms of the Credit Agreements and the indentures governing the Subsidiaries’ notes significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to the Company. Particularly, the indentures relating to the senior notes and the senior subordinated notes of Dex Media East LLC prohibit Dex Media East LLC and its restricted subsidiaries from distributing funds to the Company if the amount of such distribution, together with all other restricted payments made by Dex Media East LLC since the date of the consummation of the Dex East Acquisition, would exceed the sum of an amount calculated pursuant to a formula taking into account, among other things, the amount of adjusted consolidated net income accrued by Dex Media East LLC since January 1, 2003.

There is no specific exception to this restriction that would permit funds to be distributed to the Company to make interest payments on the Notes. In addition, although the terms of the Credit Agreements permit Dex Media East LLC and Dex Media West LLC to pay cash dividends to the Company in an amount not to exceed 42% and 58%, respectively, of regularly scheduled cash interest payable on any outstanding November Notes (provided that no event of default is continuing or would result therefrom), Dex Media East or Dex Media West, as applicable, may not pay dividends on its 42% or 58% portion, as applicable, of the regularly scheduled interest payments on $250 million of the $500 million of November Notes unless Dex Media East LLC or Dex Media West LLC, as applicable, meets an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend.

Additionally, although the terms of the Credit Agreements permit the Company to issue the Discount Notes, such Credit Agreements do not specifically permit the payment of dividends to the Company to pay cash interest on the Discount Notes when cash interest becomes payable on the Discount Notes on May 15, 2009. Accordingly, any dividend to the Company for payment of cash interest on the Discount Notes must be permitted to be paid pursuant to the general dividend basket of each the Credit Agreements, which restricts Dex Media East LLC (including its immediate parent and its subsidiaries) and Dex Media West LLC (including its immediate parent and its subsidiaries), as applicable, from paying dividends to the Company in excess of $5.0 million and $12.5 million per year, respectively, if Dex Media East LLC (including its immediate parent and its subsidiaries) or Dex Media West LLC (including its immediate parent and its subsidiaries), as applicable, does not comply with a coverage ratio and a leverage ratio test; furthermore, assuming the applicable parties comply with such tests, any such dividend would be limited to a portion of excess cash flow (as defined in the Credit Agreements). If Dex Media East LLC and Dex Media West LLC are not able to pay the Company dividends under the general dividend basket of the Credit Agreements in amounts sufficient to meet the Company’s obligations to pay cash interest on the Discount Notes once cash payments become due, the Company and its Subsidiaries will need to refinance or amend the Credit Agreements before such date. There can be no assurances that the Company and its Subsidiaries will be able to refinance or amend the Credit Agreements on commercially reasonable terms or at all.

Furthermore, the Company’s Subsidiaries are permitted under the terms of the Credit Agreements, the indentures governing the senior notes and senior subordinated notes of Dex Media East LLC and Dex Media West LLC and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such Subsidiaries to the Company. In addition to these contractual restrictions and prohibitions, the laws of the Company’s Subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by the Company’s Subsidiaries to the Company. There can be no assurances that the agreements governing the current and future indebtedness of the Company’s Subsidiaries, other agreements of the Company’s Subsidiaries and statutory restrictions will permit the Company’s Subsidiaries to provide the Company with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the Notes when due.

In addition to the limitations on distributions, dividends or loans to the Company by the Company’s Subsidiaries mentioned above, the Credit Agreements, the Indentures, the terms of the Company’s and its

Subsidiaries’ other indebtedness or any future agreements may prohibit or limit the Company’s and its Subsidiaries’ ability to, among other things, dispose of assets (including the stock of the Company’s Subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the Notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the Notes may be prohibited or limited by agreements governing the Company’s or the Company’s Subsidiaries’ current and future indebtedness. The Indentures do not significantly limit the Company’s Subsidiaries from entering into agreements restricting such distributions, dividends or loans. There can be no assurances that the agreements governing the Company’s and the Company’s Subsidiaries’ current and future indebtedness or other agreements will permit the Company to engage in transactions to fund scheduled interest and principal payments on the Notes when due, if such transactions are necessary. See “Risk factors—Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.”, “—The indentures governing our subsidiaries’ notes may restrict Dex Media’s access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.” and “—The terms of our subsidiaries’ credit facilities may limit our subsidiaries’ ability to pay dividends to Dex Media.”

The Notes are not guaranteed by the Subsidiaries of the Company. The creditors of the Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company. See “Risk factors—Dex Media is a holding company with no operations of its own and depends on our subsidiaries for cash.”

Assuming that we had completed the February Offering (as such term is defined in this prospectus) and applied the net proceeds thereof in the manner described under the heading “Use of Proceeds,” as of December 31, 2003, there would have been outstanding:

(1) $500.0 million of November Notes, $253.3 million ($389.0 million in aggregate principal amount at maturity) of November Discount Notes and $250.5 million ($361.0 million in aggregate principal amount at maturity) of February Discount Notes, which collectively would represent the only Senior Indebtedness of the Company (other than the Company’s obligations under the Support Agreements, to which the Notes would have been contractually subordinated); and

(2) $5,344.1 million of Indebtedness and other liabilities of the Subsidiaries, of which $3,204.1 million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreements).

In connection with the Credit Agreements, the Company entered into the Support Agreements. In the event that the Company receives proceeds from a Realization Event, the Support Agreements require the Company to pledge a portion of such proceeds to secure the Company’s obligation to repay a portion of the other Subsidiary’s Credit Agreement upon the acceleration of such Credit Agreement. As of the date of this prospectus, there are no funds pledged under the Support Agreements.

Only the Company’s obligations under the Support Agreements rank contractually senior to the Notes. The Notes rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any deposit pursuant to the provisions described under “Defeasance” below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Notes, in each case with the proceeds of a Realization Event (collectively, “pay the Notes”) if the Company’s obligations under the Support Agreements are not paid when due or the Company defaults under its obligation to retain at the Company and pledge the net proceeds of a Realization Event to secure its obligations under the Support Agreements, unless the Company’s obligations under the Support Agreements have been paid in full or the Company complies with such obligation to retain and pledge such net proceeds, as applicable; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee under each of the Indentures receive written notice approving such payment from the administrative agent party to the Support Agreement with respect to which the Company has failed to pay its obligations when due or to retain and pledge such net proceeds and, in either case, such failure is continuing.

During the continuance of any default under either Support Agreement (other than the defaults described in the preceding paragraph), the Company may not pay the Notes with the proceeds of a Realization Event for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the administrative agent party to the applicable Support Agreement specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

(2) by payment in full of the Company’s obligations under the Support Agreement, or

(3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of the Company’s obligations under the applicable Support Agreement or the administrative agent party to the Support Agreement have accelerated the maturity of the Company’s obligations under the applicable Support Agreement, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Support Agreements during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Support Agreement initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the administrative agent party to the Support Agreement, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to its creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the holders of the Company’s obligations under the Support Agreements will be entitled to receive payment in full of such obligations under the Support Agreements with the proceeds of a Realization Event before the Holders are entitled to receive any payment of principal of or interest on the Notes from such proceeds; and

(2) until the Company’s obligations under the Support Agreements are paid in full, any payment or distribution with the proceeds of a Realization Event to which Holders would be entitled but for the subordination provisions of the Indentures will be made to holders of such obligations under the Support Agreements as their interests may appear, except that Holders may receive:

(x) shares of stock; and

(y) any debt securities that are subordinated to such obligations under the Support Agreements to at least the same extent as the Notes.

If a distribution is made to Holders that due to the subordination provisions of the Indentures should not have been made to them, such Holders will be required to hold it in trust for the holders of the Company’s obligations under the Support Agreements and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Company’s obligation under the Support Agreements (or the administrative agent under each Support Agreement) of the acceleration. If any of the Company’s obligations under the Support Agreements are outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such obligations under the Support Agreements receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indentures otherwise permit payment at that time.

By reason of the subordination provisions of the Indentures, in the event of insolvency, creditors of the Company who are holders of the Company’s obligations under the Support Agreements may recover more, ratably, than the Holders, and creditors of the Company who are not holders of the Company’s obligations under the Support Agreements may recover less, ratably, than holders of the Company’s obligations under the Support Agreements.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (or, in the case of purchases of Discount Notes prior to the Full Accretion Date, a purchase price equal to 101% of the applicable Accreted Value thereof as of the date of purchase); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled “Optional Redemption”:

(1) prior to the first public offering of common stock of the Company, (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of the Company (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of the Company held by any other entity (the “parent entity”) so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

(2) any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of the Company (together with any new persons whose election by the Governing Board of the Company, or whose nomination for election by the equity holders of the Company, was approved by a vote of 66 2/3% of the members of the Governing Board of the Company then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of the Company then in office; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (or, in the case of purchases of Discount Notes prior to the Full Accretion Date, a purchase price equal to 101% of the applicable Accreted Value thereof as of the date of purchase);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the applicable initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management would decide to do so in the future. Subject to the limitations discussed below, the Company and/or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Company and its Subsidiaries ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount or principal amount at maturity of the November Notes, the November Discount Notes or the February Discount Notes, as applicable, then outstanding under the applicable Indenture. Except for the limitations contained in such covenants, however, the Indentures do not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company or its subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under each Indenture relative to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount or principal amount at maturity of the November Notes, the November Discount Notes or the February Discount Notes, as applicable.

Certain Covenants

The Indentures contain covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 7.0:1 if such Incurrence is on or prior to November 10, 2005 and 6.5:1 if such Incurrence is after such date.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $4,750.0 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under ”—Limitation on sales of assets and subsidiary stock,” applied to permanently reduce any such Indebtedness;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Company with respect to the Notes;

(3) Indebtedness (A) represented by the Notes (not including any Additional Notes), (B) outstanding on November 10, 2005, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness), or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes, substantially to the same extent as such Indebtedness is subordinated to the Notes;

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $85.0 million at any time outstanding);

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(8) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case, Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

(9) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $360.0 million.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement in connection with the Dex East Acquisition or the Dex West Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on

Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock for purposes of this covenant,

(3) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(4) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Indentures, and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock (in their capacity as such), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations outstanding on November 10, 2003 (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition), or

(4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to the consummation of the Dex East Acquisition would exceed the sum, without duplication, of:

(i) 100% of Adjusted EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Dex East Acquisition was consummated to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted EBITDA will be a deficit, minus 100% of such deficit) less 1.4 times our Consolidated Interest Expense for the same period;

(ii) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the consummation of the Dex East Acquisition (other than an issuance or sale (x) to a Subsidiary of the Company or (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the consummation of the Dex East Acquisition of any Indebtedness of the Company or its Restricted Subsidiaries issued after the consummation of the Dex East Acquisition which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “—Limitation on Indebtedness;” provided that such Indebtedness is subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, further, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

(5) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company or any of its Subsidiaries under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed (i) in any fiscal year of the Company, $20.0 million plus any unutilized portion of such amount in any prior fiscal year and any proceeds received by the Company in respect of “key-man” life insurance and (ii) up to an aggregate amount of $35.0 million plus any proceeds received by the Company in respect of “key-man” life insurance during the term of the Indentures; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

(6) the payment of dividends on a Dex Entity’s common stock following the first bona fide underwritten public offering of common stock of such Dex Entity after November 10, 2003 of up to 6% per annum of the net proceeds received by such Dex Entity from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by such Dex Entity from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

(7) the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under “Change of Control,” including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; or

(8) Restricted Payments to holders of the Company’s Capital Stock in an amount up to 100% of the gross proceeds received by the Company from the Outstanding November Notes and the Outstanding November Discount Notes; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(9) any payment of dividends, other distributions or other amounts by the Company to (i) any direct or indirect parent of the Company in amounts equal to the amounts required for such parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $4.0 million per fiscal year and (ii) any direct or indirect parent of the Company to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company; provided, however, that such dividend, distribution or other amount set forth in clauses (i) and (ii) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above; or

(10) other Restricted Payments not to exceed $60.0 million in the aggregate; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness or the Support Agreements, as applicable), (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock) or (ii) to the extent that such Net Available Cash constitutes net proceeds of a Realization Event required to be pledged to satisfy the Company’s obligations under the Support Agreements, to pledge such amounts in accordance with the terms of the applicable Support Agreement;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(C) third, to the extent the Net Available Cash constitutes Net Proceeds of an Equity Offering of a Dex Entity, if the Company elects, to optimally redeem Notes in accordance with the terms of the Indentures;

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase November Notes and Discount Notes on a pro rata basis pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Indebtedness of the Company; and

(E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and (D), for any general corporate purpose permitted by the terms of the Indentures;

provided, however that (i) in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (D) or (E) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value, and (ii) proceeds released to the Company or a Restricted Subsidiary from a pledge made by the Company to satisfy its obligations under a Support Agreement shall be applied by the Company or such Restricted Subsidiary within 365 days of such release as provided in this clause (3).

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $60.0 million.

For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

•	securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(D) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (or, in the case of repurchases of Discount Notes prior to the Full Accretion Date, at a purchase price equal to 100% of the applicable Accreted Value thereof as of the date of repurchase) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indentures and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount or principal amount at maturity, as applicable (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(E) of this covenant. The Company will not be required to make an Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $20.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A) are set forth in writing, and

(B) have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “Limitation on Restricted Payments,”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

(3) the grant of stock options or similar rights to employees and directors of the Company (including employees and directors of any Restricted Subsidiary) pursuant to plans approved by the Governing Board of the Company,

(4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company or any of its Subsidiaries, but in any event not to exceed $30.0 million in the aggregate outstanding at any one time,

(5) the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors of the Company and its Subsidiaries as determined in good faith by the Governing Board of the Company or its Subsidiary,

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

(7) amounts payable pursuant to the Management Agreement, but in any event not to exceed $10.0 million in the aggregate in any fiscal year,

(8) any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in compliance with the terms of the Indentures, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

(9) the sale of receivables on substantially the terms that receivables are purchased by Qwest LEC pursuant to the billing and collection services agreement as in effect on November 10, 2003, or

(10) any consolidation, merger or conveyance, transfer or lease of assets permitted under “Merger and Consolidation.”

Limitation on Liens. The Company will not, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (whether owned at November 10, 2003 or thereafter acquired) securing Indebtedness other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

SEC Reports. Prior to the filing of the exchange offer registration statement or the shelf registration statement that the Company has agreed to file with the SEC, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it would have been required to file them with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, all quarterly and annual financial statements that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of us and our consolidated Subsidiaries and, with respect to the annual information only, an audit report on our financial statements by our certified independent accountants. After the exchange offer registration statement or the shelf registration statement that the Company has agreed to file with the SEC has been filed, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the Company is not permitted to file with the SEC by the applicable federal securities laws) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company’s annual report and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than a Domestic Restricted Subsidiary, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the November Notes, the November Discount Notes or the February Discount Notes, as applicable, and the applicable Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness;”

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture; and

(5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the November Notes, the November Discount Notes or the February Discount Notes, as the case may be.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary; and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest (including additional interest) on any Note when due and payable, continued for 30 days,

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

(3) the failure by the Company or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4) the failure by the Company or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under “Change of Control” above (other than a failure to purchase Notes),

(5) the failure by the Company or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under “Certain Covenants” above (other than a failure to purchase Notes) or with its other agreements contained in the Notes or the applicable Indenture,

(6) the failure by the Company or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”), or

(8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $20.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor or

(B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (5) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding November Discount Notes or February Discount Notes, as the case may be, notify the Company and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding November Discount Notes or February Discount Notes, as the case may be, by notice to the Company may declare the principal of and accrued but unpaid interest on all the applicable Notes to be due and payable (or, in the case of Discount Notes prior to the full Accretion Date, the applicable Accreted Value thereof as of the date of repayment). Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders (or, in the case of Discount Notes prior to the full Accretion Date, the applicable Accreted Value thereof as of the date of repayment). Under certain circumstances, the Holders of a majority in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding Discount Notes, as the case may be, may rescind any such acceleration with respect to such Notes and its consequences.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indentures or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding November Discount Notes or February Discount Notes, as the case may be, have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding November Discount Notes or February Discount Notes, as the case may be, have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding November Notes or principal amount at maturity of the outstanding November Discount Notes or February Discount Notes, as the case may be, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indentures or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indentures or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the November Notes or principal amount at maturity of the outstanding Discount Notes, as the case may be, then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the November Notes or principal amount at maturity of the outstanding Discount Notes, as the case may be, then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Note,

(3) reduce the principal or applicable Accreted Value of or extend the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above,

(5) make any Note payable in money other than that stated in the Note,

(6) make any change to the subordination provisions of the applicable Indenture that adversely affects the rights of any Holder,

(7) impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or

(8) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder, the Company and the Trustee may amend the Indentures to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the Indentures,

•	provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

•	to make any change in the subordination provisions of the applicable Indenture that would limit or terminate the benefits available to any holder of the obligations of the Company under the Support Agreements (or any Representative thereof) under such subordination provisions,

•	add Guarantees with respect to the Notes,

•	secure the Notes,

•	add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the applicable Indenture,

•	provide for the issuance of the Exchange Notes or Additional Notes or

•	comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA.

However, no amendment may be made to the subordination provisions of the Indentures that adversely affects the rights of any holder of the Company’s obligations under the Support Agreements then outstanding unless the holders of such obligations under the Support Agreements (or any group or Representative thereof authorized to give a consent) consents to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indentures. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Defeasance

The Company may at any time terminate all its obligations under the November Notes, the November Discount Notes and/or the February Discount Notes, as the case may be, and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may at any time terminate:

(1) its obligations under “Change of Control” and under the covenants described under “Certain Covenants,” or

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the November Notes, the November Discount Notes or the February Discount Notes, as the case may be, may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (9) (with respect only to Significant Subsidiaries) under “Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the November Notes, the November Discount Notes or the February Discount Notes, as the case may be, to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

November Notes

The Note Indenture will be discharged and will cease to be of further effect as to all November Notes issued thereunder, when:

(1) either

(a) all November Notes that have been authenticated, except lost, stolen or destroyed November Notes that have been replaced or paid, have been delivered to the Note Trustee for cancellation; or

(b) all November Notes that have not been delivered to the Note Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Note Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Note Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including additional interest), if any, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company has paid, or caused to be paid, all sums payable by its under the Note Indenture; and

(4) the Company has delivered irrevocable instructions to the Note Trustee under the Note Indenture to apply the deposited money toward the payment of the November Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Note Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Company obligations that would survive legal defeasance will remain outstanding.

November Discount Notes and February Discount Notes

The applicable Discount Indenture will be discharged and will cease to be of further effect as to all Discount Notes issued thereunder, when:

(1) either

(a) all applicable Discount Notes that have been authenticated, except lost, stolen or destroyed Discount Notes that have been replaced or paid, have been delivered to the applicable Discount Note Trustee for cancellation; or

(b) all applicable Discount Notes that have not been delivered to the applicable Discount Note Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the applicable Discount Note Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the applicable Discount Note Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company has paid, or caused to be paid, all sums payable by it under the applicable Discount Indenture; and

(4) the Company has delivered irrevocable instructions to the applicable Discount Note Trustee under the applicable Discount Indenture to apply the deposited money toward the payment of the applicable Discount Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the applicable Discount Note Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Company obligations that would survive legal defeasance will remain outstanding.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indentures and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Accreted Value” means, as of any date of determination prior to the Full Accretion Date, (1) with respect to any November Discount Note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such November Discount Note at a rate of 9% per annum, compounded semi-annually on each May 15 and November 15 and from the Full Accretion Date to the date of issuance) of such November Discount Note and (b) the portion of the excess of the principal amount of such November Discount Note over such initial offering price that shall have been accreted thereon through such date, such amount to be so accreted as accrued interest on a daily basis at 9% per annum of the initial offering price of such November Discount Note, compounded semi-annually on each May 15 and November 15 from the date of issuance through the date of determination, computed on the basis of a 360-day year of twelve 30-day months; provided that, on and after the Full Accretion Date, the Accreted Value of each November Discount Note shall be equal to the principal amount at maturity of such November Discount Note; and (2) with respect to any February Discount Note, the sum of (a) $657.61 and (b) the portion of the excess of the principal amount of such February Discount Note over such amount that shall have been accreted thereon through such date, such amount to be so accreted as accrued interest on a daily basis at 9% per annum of $657.61 (per $1,000 principal amount at maturity), compounded semi-annually on each May 15 and November 15 from the date of issuance through the date of determination, computed on the basis of a 360-day year of twelve 30-day months; provided that, on and after the Full Accretion Date, the Accreted Value of each February Discount Note shall be equal to the principal amount at maturity of such February Discount Note.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that: any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Adjusted EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(2) Consolidated Interest Expense,

(3) depreciation expense, amortization expense, (including but not limited to amortization of intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and any non-cash impairment charges related to goodwill, other intangibles or assets,

(4) customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under “—Limitation on Indebtedness” or any acquisition permitted hereunder,

(5) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries,

(6) the amount of any minority interest expense deducted in calculating Consolidated Net Income,

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(8) non-cash pension and other post-employment benefit expense,

(9) transactions related to the Dex East Acquisition and the Dex West Acquisition and start-up costs incurred in the first year after the date of the consummation of the Dex East Acquisition and the Dex West Acquisition, as the case may be,

(10) payment of fees under the Management Agreement in an aggregate amount not to exceed $10.0 million, and

(11) any dividends paid in respect of the Company’s 5% Series A Preferred Stock.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B) for purposes of the provisions described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(C) a disposition of assets with a Fair Market Value of less than $5.0 million,

(D) the sale of Capital Stock of an Unrestricted Subsidiary,

(E) the sale or other disposition of cash or Temporary Cash Investments, and

(F) the sale of receivables on substantially the terms that receivables are purchased by Qwest LEC pursuant to the billing and collection services agreement as in effect on November 10, 2003.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the borrower of such Bank Indebtedness whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement and may be in the form of debt securities.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations,

(2) amortization of debt discount and debt issuance costs,

(3) capitalized interest,

(4) noncash interest expense,

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

(7) net costs associated with Hedging Obligations (including amortization of fees),

(8) cash dividends paid in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Restricted Subsidiaries, to the extent held by Persons other than the Company or a Restricted Subsidiary,

(9) interest Incurred in connection with investments in discontinued operations, and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of:

(1) the Total Consolidated Indebtedness as of the date of determination (the “Determination Date”) to

(2) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the “Measurement Period”);

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

(A) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(B) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

(C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. For purposes of this definition, in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Dex East Transactions or the Dex West Transactions, as applicable, were consummated, pro forma effect shall be given to the Dex East Transactions or the Dex West Transactions, as applicable, in the same manner as described in the applicable Offering Memorandum under “Unaudited pro forma financial information.”

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any noncash SFAS 133 income (or loss) related to hedging activities;

(5) any income (or loss) from discontinued operations;

(6) any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(7) the cumulative effect of a change in accounting principles;

(8) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness; and

(9) the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Dex East Transactions and the Dex West Transactions applicable to the given period.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means the Dex Media East Credit Agreement and the Dex Media West Credit Agreement.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Dex East Acquisition” means the acquisition by the Company of Qwest Dex, Inc.’s directory business in the States of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota.

“Dex West Acquisition” means the acquisition by the Company of Qwest Dex, Inc.’s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming.

“Dex Media East Credit Agreement” means the credit agreement dated as of November 8, 2002, among the Company, Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indentures, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of November Notes or principal amount at maturity of November Discount Notes or February Discount Notes, as the case may be, at the time outstanding).

“Dex Media West Credit Agreement” means the credit agreement dated as of September 9, 2003, among the Company, Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indentures, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of November Notes or principal amount at maturity of November Discount Notes or February Discount Notes, as the case may be, at the time outstanding).

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Equity Offering” means any public or private sale of common stock of any Dex Entity or Parent other than (i) public offerings with respect to such Dex Entity’s or Parent’s common stock registered on Form S-8 and (ii) other issuances upon exercise of options by employees of such Dex Entity or Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Indentures, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of November 10, 2003, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indentures shall be computed in conformity with GAAP.

“Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. It is understood and agreed that the Company’s 5% Series A Preferred Stock, par value $.01 per share, will not constitute Indebtedness.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the management agreements with the Sponsors, their affiliates or designees as in effect on November 10, 2003 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Notes in any material respect.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Offering Memorandum” means the offering memorandum relating to the issuance of the November Notes and the November Discount Notes dated November 3, 2003 or the Offering Memorandum relating to the issuance of the February Discount Notes dated January 28, 2004, as applicable.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate Fair Market Value of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate Fair Market Value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 20% of the Company’s Consolidated net revenues for the prior fiscal year.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on November 10, 2003 and any Related Business.

“Permitted Holders” means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of any Dex Entity’s Capital Stock.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $30.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9) Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(10) any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under “Certain Covenants—Limitation on Restricted Payments”; or

(11) any Person in an aggregate amount for all such Persons outstanding at any time not to exceed $150.0 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case, for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure (a) Bank Indebtedness of a Restricted Subsidiary permitted under the covenant described under “Certain Covenants—Limitation on Indebtedness” or Guarantees by the Company of any such Indebtedness, (b) Indebtedness of a Restricted Subsidiary Incurred pursuant to the first paragraph of the covenant described under “Certain Covenants—Limitation on Indebtedness” or Guarantees by the Company of any such Indebtedness and (c) the Company’s obligations under the Support Agreements;

(8) Liens existing on November 10, 2003;

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(10) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens in respect of judgments that do not constitute an Event of Default;

(13) Liens securing obligations under Interest Rate Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indentures to be, secured by a Lien on the same property securing such obligations; and

(14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (7), (8), (9), or (10) at the time the original Lien became a Permitted Lien under the Indentures and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case, where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Realization Event” means, with respect to Dex Media East LLC, its subsidiaries and immediate parent (collectively, the “East Entities”) or Dex Media West LLC, its subsidiaries and immediate parent (collectively, the “West Entities” and, together with the East Entities, the “Entities”), any of the following events occurring at any time after November 8, 2002, in the case of the East Entities, or September 9, 2003, in the case of the West Entities:

(i) the receipt by the Company of any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest or other investment in the applicable Entity, including without limitation any liquidating dividend, distribution upon dissolution or payment or distribution in respect of an equity or debt claim in bankruptcy or insolvency proceeding, but excluding any dividend or distribution paid by Dex Media East, Inc. or Dex Media West, Inc., as applicable, which is permitted by the applicable Credit Agreement (or any replacement senior secured bank credit facilities) and is a dividend or distribution (A) made pursuant to an annual basket, (B) representing excess cash flow of Dex Media East, Inc. or Dex Media West, Inc., as applicable, in a fiscal year not required to be applied to the prepayment of the applicable Credit Agreement (or any such replacement facilities) or (C) representing 42%, in the case of the East Entities, or 58%, in the case of the West Entities, of regularly scheduled cash interest payable during the next 30 days on outstanding November Notes (it being understood for the avoidance of doubt that any dividend or distribution representing proceeds from an initial public offering of Dex Media East, Inc. or Dex Media West, Inc., as applicable, shall not be excluded from this clause (i));

(ii) the receipt by the Company of any return of capital or repayment of principal in respect of any equity interest or other investment in Dex Media East, Inc. or Dex Media West, Inc., as applicable, or any other subsidiary of the Company other than the West Entities, in the case of a Realization Event with respect to the East Entities, and the East Entities, in the case of a Realization Event with respect to the West Entities, except to the extent paid as a dividend or distribution to the Company that would not constitute a Realization Event with respect to the West Entities, in the case of an Realization Event with respect to the East Entities, or a Realization Event with respect to the East Entities, in the case of a Realization Event with respect to the West Entities, under clause (i) of this definition; and

(iii) the receipt by the Company of any proceeds, including securities or other non-cash proceeds from any sale, transfer or other disposition of (x) equity interest of the West Entities, in the case of an

Realization Event with respect to the East Entities, or the East Entities, in the case of a Realization Event with respect to the West Entities (including without limitation any proceeds from an initial public offering of Dex Media East, Inc. or Dex Media West, Inc., as applicable, or any secondary sales of equity interest of Dex Media East, Inc. or Dex Media West, Inc., as applicable, owned by the Company), or (y) any substantial portion of the assets or businesses of Dex Media West, Inc., in the case of a Realization Event with respect to the East Entities, or Dex Media East, Inc., in the case of a Realization Event with respect to the West Entities, effected outside the ordinary course of business.

Notwithstanding the foregoing, the receipt by the Company of the initial $125,000,000 of net proceeds from the events described in the immediately preceding sentence (determined on a cumulative aggregate basis) shall not be deemed to constitute a Realization Event and such net proceeds (but not any net proceeds in excess of such amount, even if derived from the same event) shall not be deemed to constitute net proceeds from a Realization Event for purposes of the Support Agreements; provided, however, that any cash proceeds from any such event which is partially a Realization Event will be deemed to constitute net proceeds from such Realization Event (to the extent thereof) prior to allocation of any non-cash proceeds to the portion of such event that constitutes a Realization Event.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on November 10, 2003 or Incurred in compliance with the Indentures (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on November 10, 2003.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on November 10, 2003 or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Support Agreements” means, together, (1) the Agreement dated as of November 8, 2002, as amended, between the Company and JPMorgan Chase Bank, in its capacity as administrative agent under the Dex Media East Credit Agreement and (2) the Agreement dated as of September 9, 2003, as amended, between the Company and JPMorgan Chase Bank, in its capacity as administrative agent under the Dex Media West Credit Agreement; provided that no such amendments shall, taken as a whole, materially and adversely affect the interest of the Holders of the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.—77aaa-7bbbb) as in effect on November 10, 2003.

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indentures until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants—Limitation on Restricted Payments.”

The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Registration Rights

The Company has filed a registration statement to comply with its obligations under the registration rights agreements to register the issuance of the Exchange Notes.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the exchange notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indentures and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company’s applicable procedures, in addition to those provided for under the indentures and, if applicable, those of Euroclear and Clearstream, Luxembourg.

Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of Dex Media, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following The Depository Trust Company’s settlement date.

We expect that The Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account The Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although The Depository Trust Company, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Dex Media nor the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by Dex Media within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company’s rules and procedures in addition to those provided for under the applicable indenture.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the outstanding November notes, the outstanding November discount notes, and the outstanding February discount notes (collectively, the “outstanding notes”) for, respectively, the November exchange notes, the November discount exchange notes, and the February discount exchange notes (collectively, the “exchange notes”) pursuant to this exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

United States Holders

Stated interest—November notes

Payments of stated interest on the November notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Original issue discount—November discount notes and February discount notes

The November discount notes and the February discount notes (collectively, the “discount notes”) were issued with original issue discount (“OID”) for United States federal income tax purposes, and accordingly, United States Holders of the discount notes are subject to special rules relating to the accrual of income for tax purposes. United States Holders of discount notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States Holders must include OID in income in advance of the receipt of cash attributable to such income. However, United States Holders of the discount notes generally will not be required to include separately in income cash payments received on such discount notes to the extent such payments constitute payments of accrued OID.

The discount notes are treated as issued with OID equal to the excess of a discount note’s “stated redemption price at maturity” over its issue price. The stated redemption price at maturity of a discount note includes all payments on the discount note, whether denominated as principal or interest Thus, the stated interest on the discount notes will be taxed as part of OID and will not again be taxed as it is paid. The amount of OID includible in income by an initial United States Holder of a note is the sum of the “daily portions” of OID with respect to the discount note for each day during the taxable year or portion thereof in which such United States Holder holds such discount note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a discount note may be of any length and may vary in length over the term of the discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the discount note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The “adjusted issue price” of a discount note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such discount note.

The yield to maturity of the discount notes generally is the discount rate that, when applied to all payments to be made under the discount notes, produces a present value equal to the issue price of the discount notes. Because the yield to maturity of the February discount notes is based on the issue price of such discount notes (and not the initial accreted value of such discount notes) and the amount of OID that accrues with respect to any accrual period is based on the yield to maturity and the adjusted issue price of the discount notes, the amount of OID includible in income by a United States Holder with respect to the February discount notes will differ from the amount of non-cash interest accruing on such discount notes and cash interest paid on such discount notes.

Additional payments—November notes and discount notes

In certain circumstances (see “Description of exchange notes—Optional redemption” and “Description of exchange notes—Change of control,”) we may be obligated to make payments on the notes in excess of stated

interest and principal. First, if we call the notes for redemption, we may be obligated to make “make-whole” payments in excess of stated principal and interest. Second, upon the occurrence of a Change of Control, we may be required to purchase the notes at a purchase price in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, United States Holders could be required to accrue additional interest income on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. United States Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Market discount—November notes and discount notes

If a United States Holder acquires a note at a cost that is less than its stated redemption price at maturity, in the case of a November note, or the revised issue price, in the case of a discount note, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). In general, the “revised issue price” of a discount note will be such discount note’s adjusted issue price, as defined above under “Original issue discount—November discount notes and February discount notes.”

Under the market discount rules of the Code, a United States Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Acquisition premium—Discount notes

If a United States Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A discount note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

•	less than or equal to the sum of all amounts payable on the discount note after the purchase date and

•	greater than the discount note’s adjusted issue price.

If a discount note is purchased at an acquisition premium, the United States Holder will reduce the amount of OID that otherwise would be included in income during an accrual period by an amount equal to

•	the amount of OID otherwise includible in income, multiplied by

•	a fraction, the numerator of which is the excess of the adjusted basis of the discount note immediately after its acquisition by the United States Holder over the adjusted issue price of the discount note and the denominator of which is the excess of the sum of all amounts payable on the discount note after the purchase date over the discount note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the United States holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under “Original issue discount—November discount notes and February discount notes.”

Amortizable bond premium—November notes

In general, if a United States Holder purchases a November note for an amount in excess of the stated principal amount of such November note, such excess will constitute bond premium. A United States Holder generally may elect to amortize the premium over the remaining term of the November note on a constant yield method as an offset to interest when includible in income under its regular accounting method. The November notes are subject to call provisions at our option at various times, as described under “Description of Exchange Notes—Optional Redemption—November notes.” A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If such holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss it would otherwise recognize on disposition of the November note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. United States Holders should consult their tax advisors before making this election.

Election to treat all interest as original issue discount—November notes and discount notes

United States Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, by using the constant yield method described above under the heading “Original issue discount—November discount notes and February discount notes.” This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. This election for a November note with amortizable bond premium will result in a deemed election to amortize premium on a constant yield method for the November note and for all other debt instruments held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the permission of the IRS. A United States Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Sale or other taxable disposition of the notes—November notes and discount notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less, in the case of the November notes, that portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost therefor, increased by any OID (in the case of discount notes) or market discount included in gross income with respect to the note and reduced (but not below zero), by the amount of any amortizable bond premium previously taken into account with respect to the note (in the case of November notes) and any payments received by such holder (other than, in the case of November notes, payments of stated interest) with respect to such note. This gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

Backup withholding—November notes and discount notes

A United States Holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or “TIN,” which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A non-United States Holder is a beneficial owner of the notes who is an individual, corporation, trust or estate and is not a United States Holder.

Interest and original issue discount—November notes and discount notes

Payments of interest or in respect of OID to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•

either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business within the United States.

Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

As more fully described under “Description of exchange notes—Optional redemption,” upon the occurrence of certain enumerated events, we may be required to make additional payments. Such payments may be treated as interest, subject to the rules described above or additional amounts paid for the notes, subject to the rules described below, as applicable, or as other income subject to the United States federal withholding tax. A non-United States Holder that is subject to the withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or other taxable disposition of the notes—November notes and discount notes

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-United States Holder) and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

United States trade or business—November notes and discount notes

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States “permanent establishment” to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup withholding and information reporting—November notes and discount notes

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Dex Media, Inc. and subsidiaries as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from November 9, 2002 to December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, referred to as Dex East (as more fully described in note 1 to the combined financial statements) for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Dex Media West LLC and subsidiary as of December 31, 2003, and for the period from September 10, 2003 to December 31, 2003, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, referred to as Dex West (as more fully described in note 1 to the combined financial statements) as of December 31, 2002, and for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dex Media has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering the exchange notes being offered hereby. This prospectus is not required to contain, and does not contain, all the information contained in the registration statement, such as information relating to the indemnification of directors and officers, exhibits and undertakings by Dex Media. For further information with respect to Dex Media and the exchange offer, please refer to the registration statement. Although we have summarized the material provisions of the contracts, agreements and other documents filed as exhibits to the registration statement, we encourage you to read the documents contained in the exhibits for a more complete understanding and description of each contract, agreement or other document filed as an exhibit.

The indentures governing the outstanding notes provide that we file the registration statement referred to above, even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will file with the SEC (unless we are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee for the notes, holders of the notes and prospective holders of the notes (upon request) within 15 days after we file them with the SEC, copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Upon consummation of the Exchange Offer, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Dex Media, Inc. and Subsidiaries consolidated financial statements
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-4

Consolidated Statements of Operations for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002 and for the year ended December 31, 2001

F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002 and for the year ended December 31, 2001

F-6
Consolidated Statements of Changes in Stockholders’ Equity for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002	F-7
Consolidated Statements of Changes in Owner’s Deficit for the period from January 1 to November 8, 2002 and for the year ended December 31, 2001	F-8
Notes to Consolidated Financial Statements	F-9
Dex Media, Inc. and Subsidiaries condensed consolidated financial statements
Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2004 and December 31, 2003	F-48
Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2004 and 2003	F-49
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2004 and 2003	F-50
Notes to Condensed Consolidated Financial Statements (unaudited)	F-51
Dex Media West LLC consolidated financial statements
Reports of Independent Registered Public Accounting Firm	F-61
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-63
Consolidated Statements of Operations for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-64
Consolidated Statements of Cash Flows for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-65
Consolidated Statements of Changes in Owner’s Equity for the period from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001	F-66
Notes to Consolidated Financial Statements	F-67
Dex Media West LLC condensed consolidated financial statements
Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2004 and December 31, 2003	F-101
Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2004 and 2003	F-102
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2004 and 2003	F-103
Notes to Condensed Consolidated Financial Statements (unaudited)	F-104

Report of Independent Registered Public Accounting Firm

The Board of Directors

Dex Media, Inc.:

We have audited the accompanying consolidated balance sheets of Dex Media, Inc. and subsidiaries (Successor) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003, and for the period from November 9, 2002 to December 31, 2002 (Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dex Media, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the Successor Period in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1(a) to the consolidated financial statements, effective November 8, 2002, Dex Media East LLC acquired from Qwest Communications International Inc. the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (Dex East). As a result of the acquisition, the consolidated financial information of Dex Media East LLC for the periods after the acquisitions are presented on a different cost basis than that of Dex East for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Denver, Colorado

March 16, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We have audited the accompanying combined statements of operations, owner deficit and cash flows of the operations of Qwest Dex Holdings, Inc. and subsidiary (Dex) in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, hereinafter referred to as Dex East (as more fully described in Note 1) for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001. These combined financial statements are the responsibility of Qwest Dex’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of Dex East’s operations and its cash flows for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado

March 14, 2003

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(Dollars in thousands, except per share data)	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$7,416	$37,626
Accounts receivable, net	116,409	67,394
Deferred directory costs	270,626	111,373
Current deferred taxes	9,855	1,053
Other current assets	13,564	3,480

Total current assets	417,870	220,926
Property, plant and equipment, net	77,683	21,891
Goodwill	3,089,317	903,347
Intangible assets, net	3,446,100	1,759,160
Deferred income taxes	59,387	20,190
Deferred financing costs	195,346	94,245
Other assets	4,675	1,915

Total Assets	$7,290,378	$3,021,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,773	$46,193
Employee compensation	32,783	9,024
Deferred revenue and customer deposits	167,754	62,521
Accrued interest payable	73,645	24,760
Current portion of long-term debt	71,023	40,514
Other accrued liabilities	15,233	8,560

Total current liabilities	426,211	191,572

Long-term debt	6,026,411	2,166,616
Post-retirement and other post-employment benefit obligations	69,381	35,456
Other liabilities	7,603	4,651

Total Liabilities	6,529,606	2,398,295

Commitments and contingencies (Note 15)
Stockholders’ Equity:
Preferred stock, $.01 par value, 500,000 undesignated shares authorized, none issued and outstanding at December 31, 2003 and 2002	—	—
Series A Preferred Stock, $.01 par value, 500,000 shares authorized, $175.3 million and $131.0 million of total liquidation preference at December 31, 2003 and 2002: 323,812 and 131,000 shares issued and outstanding at December 31, 2003 and 2002	3	1
Common stock, $.01 par value, 20 million shares authorized, 12,952,557 and 5,240,000 shares issued and outstanding at December 31, 2003 and 2002	130	52
Additional paid-in capital	867,805	654,947
Accumulated deficit	(103,140)	(28,104)
Accumulated other comprehensive loss	(4,026)	(3,517)

Total Stockholders’ Equity	760,772	623,379

Total Liabilities and Stockholders’ Equity	$7,290,378	$3,021,674

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company		Predecessor
(Dollars in thousands, except per share data)	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Revenue	$882,772	$58,097	$589,896	$666,207
Operating Expenses:
Cost of revenue	265,333	19,906	177,360	209,050
General and administrative expense	111,638	18,548	34,231	31,552
Bad debt expense	34,842	1,954	15,375	16,058
Depreciation and amortization expense	15,360	1,459	9,258	12,707
Amortization of intangibles	290,060	31,840	—	—
Merger-related expense	—	—	—	3,859
Impairment charges	—	—	—	6,744

Total operating expenses	717,233	73,707	236,224	279,970

Operating income (loss)	165,539	(15,610)	353,672	386,237
Other expense (income):
Interest income	(1,380)	(71)	(721)	(2,971)
Interest expense	277,626	27,866	10,979	—
Interest expense, affiliate	—	—	76,186	112,944
Other expense, net	12,058	3,578	3,506	7,417

(Loss) income before income taxes	(122,765)	(46,983)	263,722	268,847
Income tax (benefit) provision	(47,729)	(18,879)	106,629	108,292

Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555

Basic and diluted loss per common share	$(10.94)	$(5.55)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company		Predecessor
(Dollars in thousands)	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Operating activities:
Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555
Adjustments to net (loss) income:
Employee benefit credit	—	—	—	(8,764)
Bad debt expense	34,842	1,954	15,375	16,058
Depreciation and amortization expense	15,360	1,459	9,258	12,707
Amortization of intangibles	290,060	31,840	—	—
Realized gain on foreign currency derivative instrument	(3,875)	—	—	—
Realized loss on translation of foreign currency debt	3,908	2,130	—	—
Amortization of deferred financing costs	24,285	1,843	2,300	—
Accretion of long-term debt	3,139	—	—	—
Write down of investments	—	—	—	6,308
Asset impairment charges	—	—	—	6,744
Loss on disposition of assets	—	—	3,539	—
Deferred tax (benefit) provision	(47,729)	(18,879)	(25,484)	9,126
Contributions from Qwest in lieu of income taxes	—	—	103,600	86,844
Changes in operating assets and liabilities:
Accounts receivable	(14,690)	(6,359)	(1,831)	(15,513)
Deferred directory costs	(34,974)	(29,595)	20,079	3,317
Other current assets	(2,547)	4,956	(6,419)	(2,883)
Other long-term assets	(1,119)	2,000	—	—
Accounts payable and other liabilities	78,695	51,969	(2,972)	12,843
Deferred revenue and customer deposits	104,657	61,420	(21,280)	2,589
Employee benefit plan obligations and other, net	5,409	748	(12,390)	(9,527)

Cash provided by operating activities	380,385	77,382	240,868	280,404

Investing activities:
Acquisition of Dex East	(778)	(2,754,000)	—	—
Proceeds from disposition of investment	17,190	—	—	—
Acquisition of Dex West	(4,290,104)	—	—	—
Payment of acquisition expenses	(54,391)	(44,155)	—	—
Expenditures for property, plant and equipment	(9,107)	(1,372)	(12,700)	—
Capitalized software development costs	(31,441)	(2,141)	(667)	(7,401)
Escrow deposits	(2,000)	(2,000)	—	—
Escrow funds released	4,000	—	—	—

Cash used for investing activities	(4,366,631)	(2,803,668)	(13,367)	(7,401)

Financing activities:
Proceeds from issuance of short-term debt	9,000	—	—	—
Repayments of short-term debt	(9,000)	—	—	—
Proceeds from issuance of long-term debt	4,288,181	2,255,000	329,847	—
Payments on long-term debt	(405,135)	(50,000)	—	—
Cash received on foreign currency swap settlement	4,538	—	—	—
Issuance of preferred stock	192,400	131,000	—	—
Issuance of common stock	769,600	524,000	—	—
Payment of deferred financing costs	(125,386)	(96,088)	(24,200)	—
Distributions to stockholder	(750,181)	—	—	—
Payment of debt commitment fees	(17,981)	—	—	—
Repayments of short-term borrowings from affiliates	—	—	(497,902)	(211,734)
Distributions to Qwest	—	—	—	(6,444)

Cash provided by (used for) financing activities	3,956,036	2,763,912	(192,255)	(218,178)

Cash and cash equivalents:
(Decrease) increase	(30,210)	37,626	35,246	54,825
Beginning balance	37,626	—	54,825	—

Ending balance	$7,416	$37,626	$90,071	$54,825

Non-cash investing and financing activities:
Contribution of LCI	—	—	$19,747	—
Contribution of software assets	—	—	3,752	—
Distribution of land and buildings	—	—	(9,915)	—

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Comprehensive Loss

Company
(Dollars in thousands)	Shares	Amount	Shares	Amount
Balance, November 9, 2002	—	$—	—	$—	$—	$—	$—	$—
Issuance of Preferred Stock	131,000	1			130,999			131,000
Issuance of Common Stock			5,240,000	52	523,948			524,000
Net loss						(28,104)		(28,104)	$(28,104)
Other comprehensive loss							(3,517)	(3,517)	(3,517)

Comprehensive loss									(31,621)

Balance, December 31, 2002	131,000	1	5,240,000	52	654,947	(28,104)	(3,517)	623,379
Issuance of Preferred Stock	192,812	2			192,621			192,623
Issuance of Common Stock			7,712,557	78	770,418			770,496
Distribution to stockholder					(750,181)			(750,181)
Net loss						(75,036)		(75,036)	(75,036)
Other comprehensive loss							(509)	(509)	(509)

Comprehensive loss									$(75,545)

Balance, December 31, 2003	323,812	$3	12,952,557	$130	$867,805	$(103,140)	$(4,026)	$760,772

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S DEFICIT

Predecessor	Total Owner Deficit	Comprehensive Income
(Dollars in thousands)
Balance, December 31, 2000	$(1,491,142)
Net income	160,555	$160,555

Contribution from Qwest in lieu of taxes	86,844
Distribution to Qwest	(6,444)

Balance, December 31, 2001	(1,250,187)
Net income	157,093	$157,093

Contribution from Qwest in lieu of taxes	103,600
Net non-cash capital contribution from Qwest	13,584

Balance, November 8, 2002	$(975,910)

See accompanying notes to consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media” or the “Company”), new entities formed by the private equity firms of The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002 (the “Dex East Acquisition”), Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), a subsidiary of Dex Media East, Inc. and an indirect wholly-owned subsidiary of Dex Media. Qwest Dex contributed substantially all of its assets and liabilities relating to its directory business in the Dex East States to SGN LLC, a newly-formed limited liability company, and, following that contribution, Dex Media East purchased all of the interests in SGN LLC. Immediately following such purchase, Dex Media East merged with SGN LLC. Dex Media East now operates the directory business acquired in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase, consummated on September 9, 2003 (the “Dex West Acquisition”), Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (defined below) to GPP LLC, another newly-formed limited liability company, and following that contribution, Dex Media West LLC (“Dex Media West”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees and acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the acquisition, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Service LLC.

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex East States prior to the November 8, 2002 acquisition date, referred to as “Dex East” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex East States. “Dex West” represents a component of Qwest Dex and includes the operating activities of Qwest Dex for the Dex West States. Dex East and Dex West are not separate legal entities but represent the business of Qwest Dex in or attributable to the Dex East States and the Dex West States, respectively.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex East States and the Dex West States (together, the “Dex States”). As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

directories. Printed directories are distributed to residents and businesses in the local service area through third-party vendors. The Company operates as a single segment.

2. Basis of Presentation

(a) The Company

The accompanying consolidated balance sheets as of December 31, 2003 and 2002, and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002 reflect the consolidated financial position, results of operations and cash flows of the Company, which includes its wholly-owned subsidiaries, from the date of the Dex East Acquisition for Dex Media East and from the date of the Dex West Acquisition for Dex Media West, respectively. The historical financial statements of the Predecessor are included in the accompanying consolidated financial statements, including the statements of operations, cash flows and owner’s deficit for the period from January 1, 2002 to November 8, 2002, and for the year ended December 31, 2001 (collectively, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Dex East Acquisition and the Dex West Acquisitions (together, the “Acquisitions”). As such, the consolidated financial statements of the Company after the Acquisitions are not comparable to the Predecessor Financial Statements prior to the Acquisitions.

(b) The Predecessor

The Predecessor Financial Statements include the activities of Qwest Dex for business conducted in the Dex East States. To prepare these financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West and believed such specific identifications, assignments or apportionments were reasonable. However, because of Dex East’s and Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these Predecessor Financial Statements are not necessarily indicative of future results of operations.

3. Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements of the Company include the results of operations, financial position, and cash flows of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. The Company recognizes revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company and its Predecessor publish white and yellow pages directories with primarily 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of 13 directories published (including eight published in the Dex West States) in December 2002 and publish them in January 2004 in most cases. The lives of the affected directories will be 12 months thereafter. For the year ended December 31, 2003 and the period from November 9 to December 31, 2002, the Company published 182 (including 35 published in the Dex West States) and 20 directories, respectively. For the period from January 1 to November 8, 2002 and the year ended December 31, 2001, the Predecessor published 130 and 150 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by a customer and, in exchange, the Company carries that customer’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17 “Accounting for Advertising Barter Transactions”.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”.

(d) Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the Company’s cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period, and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third-party certified marketing representatives which act as the Company’s channel to national advertisers. All deferred costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

(e) Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f) Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g) Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $19.9 million and $1.3 million are included in general and administrative expense in the Company’s consolidated statements of operations for the year ended December 31, 2003 and the period from November 9 to December 31, 2002, respectively. Advertising costs of $2.4 million and $7.0 million are included in general and administrative expense in the Predecessor’s combined statements of operations for the period from January 1 to November 8, 2002 and the year ended December 31, 2001, respectively.

(h) Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In periods of the Predecessor, all obligations to affiliates not settled on a quarterly basis were considered to be financing activities for purposes of the statement of cash flows.

(i) Accounts Receivable

The Company has a billing and collection agreement with Qwest LEC. Under that agreement, certain receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between the Company and Qwest LEC within the DEX States. Qwest LEC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the Qwest LEC billed receivables and any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables includes amounts past due more than 75 days as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.

For accounts receivable purchased by Qwest LEC, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At December 31, 2003, $2.9 million of national accounts receivable past due 90 days or more were accruing finance charges.

The following table presents a breakdown of accounts receivable balances as of December 31, (in thousands):

	2003	2002
Trade accounts receivable	$117,192	$68,974
Accounts receivable purchased by Qwest LEC	7,941	3,015
Amounts due from Qwest and its affiliates	10,683	3,418
Other accounts receivable	1,119	—
Less: allowance for doubtful accounts	(20,526)	(8,013)

Accounts receivable, net	$116,409	$67,394

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Balance at Beginning of Period	Costs and Expenses	Other (1)	Deductions (2)	Balance at End of Period
Allowance for doubtful accounts:
Predecessor:
Year ended December 31, 2001	7,382	16,058		(15,612)	7,828
Period from January 1, 2002 to November 8, 2002	7,828	15,375		(14,852)	8,351

Successor:
Period From November 9, 2002 to December 31, 2002	8,351	1,954		(2,292)	8,013
Year ended December 31, 2003	8,013	34,842	13,462	(35,791)	20,526

(1)	Represents the acquired allowance for doubtful accounts related to the Dex West Acquisition on September 9, 2003.

(2)	Represents uncollectible accounts charged against the allowance for doubtful accounts.

(j) Property, Plant and Equipment

Assets acquired as part of the Acquisitions were recorded at fair value as of the acquisition dates and are amortized over their remaining useful life. For assets purchased after the Acquisitions, property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other expense (income).

(k) Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $32.4 million and $10.7 million as of December 31, 2003 and 2002, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $9.3 million, $0.7 million, $3.1 million and $3.2 million for the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002, and the year ended December 31, 2001, respectively. During December 2001, $6.7 million of capitalized computer software costs were written off because of the abandonment of a sales automation project and the implementation of various system enhancements. See Note 18(b) for an additional discussion of the asset impairment.

(l) Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheets as of December 31, 2003 and 2002 were $195.3 million and $94.2 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m) Identifiable Intangibles and Long-Lived Assets

The impairment of identifiable intangibles and long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n) Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on November 8, 2002, the date of the Dex East Acquisition, and on September 9, 2003, the date of the Dex West Acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to forty years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS No. 142, impairment of goodwill and indefinite-lived intangibles may exist if the carrying value of the reporting unit to which they are allocated exceeds the fair value of the reporting unit. The Company has two reporting units, being Dex Media East and Dex Media West, and therefore compares the carrying value of each reporting unit to the fair value of each respective reporting unit. The fair value of Dex Media East and Dex Media West is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

As of December 31, 2003, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Stock-Based Compensation

Company

The Company accounts for the Stock Option Plan of Dex Media, Inc., as more fully discussed in Note 12(e), under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company would have been as follows (in thousands, except per share data):

	For the Year Ended December 31, 2003	For the Period from November 9 to December 31, 2002
Net Loss
As reported	$(75,036)	$(28,104)
Pro forma	(75,339)	(28,126)
Basic and diluted loss per common share
As reported	$(10.94)	$(5.55)
Pro forma	(10.98)	(5.55)

Predecessor

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of the Predecessor would have been as follows (in thousands):

	For the period from January 1 to November 8, 2002	For the Year Ended December 31, 2001
Net Income
As reported	$157,093	$160,555
Pro forma	156,705	160,019

(p) Derivative Instruments and Hedging Activities

The Company follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS Nos. 133, 138 and 149 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

On the date a derivative contract is executed, the Company may designate the derivative as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash-flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative is expired or is sold, terminated, or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

(q) Earnings (loss) Per Common Share

The Company calculates earnings (loss) per common share in accordance with SFAS No. 128, “Earning per Share.” Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 12(e)) and the assumed conversion of Series A Preferred Stock into common stock (see Note 12(a)).

(r) Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income (loss), comprehensive income (loss) includes all changes in net assets during a period, except those resulting from equity contributions and distributions.

(s) Income Tax Provision

The Company files a consolidated Federal income tax return and combined or consolidated state income tax returns, where permitted. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(t) Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short-term nature. The carrying value of the Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market interest rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by discounting the

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

(u) Reclassifications

Certain prior period amounts have been reclassified to conform to the 2003 presentation.

(v) Predecessor Financial Statements

In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

Balance Sheet:

Cash and cash equivalents—as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the period from January 1 to November 8, 2002 and for the year ended December 31, 2001 were determined based on operating activities within the specified Dex States.

Accounts receivable, net—(i) the majority of accounts receivable were specifically identified as related to the customers within the Dex States and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs—specifically identified by state and by directory.

Current and non-current deferred taxes—specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets—apportioned based upon Dex East’s and Dex West’s total current assets, excluding other current assets, relative to total Qwest Dex current assets, excluding other current assets.

Property, plant and equipment, net—the majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative aggregate expense amounts of Dex East and Dex West recorded in their respective employee-related cost of revenues and general and administrative expenses for the years presented.

Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations—generally apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

Short-term borrowings from affiliates—As discussed in Note 8, Qwest Dex had outstanding debt due to Qwest Capital Funding, Inc. (“QCF”) that was ascribed to Qwest Dex in 1999. As the initial amount of this debt

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was determined based on the fair value of the Qwest Dex business derived using an EBITDA multiple at that time, Qwest Dex’s management believed that the 1999 EBITDA of Dex East and Dex West was the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest was apportioned consistent with the related interest expense as discussed below.

Short-term borrowings and deferred debt issuance costs—as discussed in Note 8, Qwest Dex issued $750.0 million in debt to third parties in 2002 and incurred deferred financing costs of $55.5 million associated with the issuance. This loan and associated costs were apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Upon the sale of Dex East, Dex West was allocated the remainder of the debt and the unamortized portion of the deferred financing costs. Accrued interest has been apportioned consistent with the related interest expense as discussed below. The $750.0 million owed to third parties repaid in August 2003 by drawing on a line of credit from an affiliate discussed in more detail in Note 8.

Accounts payable—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented, excluding employee-related costs.

Amounts due to related parties—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Employee compensation—apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Deferred revenue and customer deposits—specifically identified by state and by directory.

Other accrued liabilities—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Other liabilities—(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the periods presented.

Statements of operations:

Revenue—(i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex’s directory services revenue for the respective periods presented.

Cost of revenue—specifically identified by state and by directory.

Bad debt expense—specifically identified based on customer specific information and association with a specific state or directory.

General and administrative—apportioned primarily based on relative cost of revenue.

Depreciation and amortization expense—computed using historical depreciation rates applied to property, plant and equipment balances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger-related expenses—apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenue.

Impairment charges—specifically apportioned based upon the state that the impaired asset was intended to benefit.

Interest income—apportioned based upon relative cash and cash equivalents.

Interest expense and interest expense, affiliate—computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

Other expense (income)—apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

Provision for income taxes—specifically determined using the overall effective tax rate considering the states included in each stated geographic area for each period.

All significant intercompany amounts and transactions have been eliminated.

(v) New Accounting Standards

During April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and hedging activities, resulting primarily from decisions reached by the FASB Derivatives Implementation Group subsequent to the original issuance of SFAS No. 133. This Statement is generally effective prospectively for contracts and hedging relationships entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many financial instruments were previously classified as equity. This statement is generally effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable non-controlling minority interests of all entities and mandatorily redeemable financial instruments of nonpublic companies. The adoption of this statement did not have a material impact on the Company’s financial statements.

4. Acquisition of Dex West

The Dex West Acquisition (as more fully described in Note 1 (a)), was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” The operations of Dex Media West have been included in the accompanying consolidated financial statements from the September 9, 2003 acquisition date. The determination of the purchase price was based upon arm’s-length negotiations between the buyer and seller, including analyses of expected future cash flows, the ability of the Company to service various levels of debt at then current market interest rates and comparisons to comparable transactions regarding multiples of various

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operating measures. Although numerous factors affected the final negotiation of the purchase price, the ability of the Predecessor to historically maintain revenue and cash flow over long periods contributed to a valuation reflecting goodwill related to expected future customers and cash flow not acquired in the Acquisition. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the resulting excess, based upon the negotiated purchase price, allocated to goodwill as follows (in thousands):

Fair value of the assets acquired and liabilities assumed:

Dex purchase price	$4,290,104
Working capital contribution	30,054
Fees and expenses	179,842

Total purchase price	4,500,000
Estimated fair values of:
Assets acquired:
Tangible	413,595
Identifiable intangible assets	1,977,000
Liabilities assumed	(89,181)

Goodwill	$2,198,586

The purchase price was preliminarily allocated as follows:

Current assets	$270,549
Property and equipment	32,620
Intangible assets	1,977,000
Goodwill	2,198,586
Other assets	110,426

Total assets	4,589,181
Current liabilities	(60,516)
Other liabilities	(28,665)

Total liabilities	(89,181)

Total purchase price	$4,500,000

The sources of funds for the purchase price are as follows:

Dex Media West revolving credit facility	$53,000
Dex Media West Tranche A term loan facility	960,000
Dex Media East Tranche A term loan facility	160,000
Dex Media West Tranche B term loan facility	1,200,000
Dex Media West senior notes	385,000
Dex Media West senior subordinated notes	780,000
Capital contribution from stockholder	962,000

Total sources of funds	$4,500,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Pro Forma Financial Information (unaudited)

The following pro forma financial information for the year ended December 31, 2003 summarizes the results of operations of the Company as if the Dex West Acquisition (see Note 1 (a)) had occurred as of January 1, 2003 and without the non-recurring effects on 2003 revenue and cost of revenue from purchase accounting adjustments related to the Dex East Acquisition. The following pro forma financial information for the year ended December 31, 2002 summarizes the results of operations of the Company as if both the Dex East Acquisition and the Dex West Acquisition (See Note 1 (a)) had occurred as of January 1, 2002. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisitions occurred as described above, and does not purport to represent what the Company’s results of operations might be for any future period.

	Year ended December 31,
(In thousands)	2003	2002
Revenue	$1,631,129	$1,589,676
Operating expenses:
Cost of revenue	491,253	489,616
General and administrative	222,104	167,831
Depreciation and amortization	482,156	489,774

Total operating expense	1,195,513	1,147,221

Operating income	435,616	442,455
Other expense:
Interest expense, net	422,227	409,630
Other expense	12,058	7,084

Income before income taxes	1,331	25,741
Provision for income taxes	518	10,306

Net income	$813	$15,435

Revenue and operating expense for the twelve months following the consummation of the Dex East Acquisition were approximately $85.9 million and $22.2 million lower, respectively, than they would have been had the Dex East Acquisition not occurred because the Dex East Acquisition was accounted for under the purchase method of accounting. Revenue and operating expense for the twelve months following the consummation of the Dex West Acquisition will be approximately $120.6 million and $31.6 million lower, respectively, than they would have been had the Dex West Acquisition not occurred because the Dex West Acquisition was accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had been published prior to the Acquisitions were not carried over to the opening balance sheet on the respective acquisition dates. The purchase method of accounting for the Acquisitions will not affect the Company’s revenue and directory costs in periods subsequent to these twelve-month periods. The effects of these purchase accounting adjustments are non-recurring and have no historical or future cash impact, and therefore the effects of these purchase accounting adjustments are not included in the pro forma information above. As a result of purchase accounting adjustments at November 8, 2002 and September 9, 2003, revenue and expense included in the consolidated statements of operations for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002, are $118.2 million and $32.6 million and $41.5 million and $10.6 million lower, respectively, than they would have been had the Acquisitions not occurred.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The nature of the adjustments applied in preparing the pro forma financial information is as follows:

(a) Management fees

Additional general and administrative expense has been included to reflect the pro rata amount of a $4.0 million annual fee to be paid to the Sponsors under management agreements.

(b) Amortization of intangible assets

Additional annual amortization of identifiable intangible assets acquired is included in amortization of intangibles. See Note 7 for the Company’s determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

(c) Interest expense

The adjustment to interest expense records interest expense as if the Acquisition had occurred and related debt had been obtained at the beginning of the period presented and eliminates historical interest expense. The pro forma adjustment to interest expense reflects an interest rate of 9.875% for the Dex Media East senior notes, an interest rate of 8.5% for the Dex Media West senior notes, an interest rate of 12.125% for the Dex Media East senior subordinated notes, an interest rate of 9.875% for the Dex Media West senior subordinated notes, estimated interest expense relating to the Company’s credit facilities (including the commitment fee on the unused portions of the Company’s revolving credit facility) and amortization of related debt issuance costs. Amortization of related debt issue costs was calculated using the effective interest method over the term of the related debt. Interest expense relating to the new credit facilities, was based on an assumed weighted average interest rate of approximately 4% and an assumed London Interbank Offered Rate (“LIBOR”) of 1.13%.

Pro forma interest expense adjustments related to debt obligations incurred in connection with the Acquisitions were as follows:

	Dex West		Dex East
(In thousands)	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Period from January 1 to November 8, 2002
Revolver	$1,436	$2,051	$2,728
Tranche A term loan	31,144	44,499	26,501
Tranche B term loan	38,762	55,315	38,780
Trance B term loan Euros	—	—	2,916
Senior notes	22,377	33,969	39,505
Senior subordinated notes	52,262	79,365	56,135

	$145,981	$215,199	$166,565

In addition, $111.3 million and $143.2 million of historical interest expense, net, for the Dex West historical period from January 1, 2003 through September 9, 2003 and the year ended December 31, 2002, respectively, and $86.4 million of historical interest expense, net, for the Predecessor Period was eliminated as the related debt was not assumed.

(d) Income taxes

The estimated tax effect of the pro forma adjustments has been included at the Company’s estimated effective tax rates for the periods presented. The estimated effective tax rates are based upon the Company’s Federal statutory rate of 35% and its average state income tax rate, net of Federal tax benefit.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31, (dollars in thousands):

		Company
	Estimated lives	2003	2002
Computers and equipment	3-7 years	$22,542	$4,043
Leasehold improvements	5 years	4,877	4,239
Capitalized software	18 months-5 years	32,374	10,705
Furniture and fixtures	7 years	3,834	1,002
Construction in progress	N/A	30,218	3,361

Gross property, plant and equipment		93,845	23,350
Less: accumulated depreciation and amortization		(16,162)	(1,459)

Net property, plant and equipment		$77,683	$21,891

Depreciation and amortization expense (excluding amortization of definite-lived intangibles) for the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001 was $15.4 million, $1.5 million, $9.3 million and $12.7 million, respectively.

Included in computers and equipment above is $1.2 million of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2004	$805
2005	830
2006	437
2007	25

Total lease obligation	$2,097
Less: interest	(239)
Less: executory costs	(643)

Capital lease obligation	1,215
Less: current portion	(82)

Long-term capital lease obligation	$1,133

7. Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex East as of the date of the Dex East Acquisition was approximately $2,694 million ($903.3 million of goodwill and $1,791 million of identifiable intangible assets). The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West as of the date of the Dex West Acquisition was approximately $4,176 million ($2,199 million of goodwill and $1,977 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent specialist to determine the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2003 goodwill was increased (decreased) by the following purchase accounting adjustments (in thousands):

Balance at December 31, 2002	$903,347
Adjustments to Dex East Acquisition:
Fair value adjustment to investment acquired	(17,190)
Working capital adjustment	4,210
Other fair value adjustments	364
Dex West Acquisition	2,198,586

Balance at December 31, 2003	$3,089,317

The majority of the increase in goodwill is attributable to the acquisition of Dex West as discussed in Notes 1(a) and 4. In addition, the remaining change in goodwill is primarily attributable to an adjustment to the fair value of the Company’s investment in a partnership interest held by Dex Media International Inc. At the time of the Dex East Acquisition the fair value of the investment was estimated to be zero. During November 2003, the Company received cash of $17.2 million for its investment and accordingly recorded a corresponding adjustment to goodwill. The initial purchase price and fair value estimates recorded upon the Dex East Acquisition were adjusted to final balances upon settlement with the seller in 2003 pursuant to provisions of the Dex East Purchase Agreement.

The Company evaluates the carrying value of goodwill and indefinite-lived intangible assets at the end of the third quarter of each fiscal year. Based upon the evaluation performed as of September 30, 2003, goodwill was determined not to be impaired at September 30, 2003. No events have occurred since the date of the Company’s evaluation that would indicate the Company’s goodwill and indefinite-lived intangible asset may be impaired as of December 31, 2003.

Intangible assets (other than goodwill), net of amortization, totaled $3,446 million and $1,759 million at December 31, 2003 and 2002, respectively. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

	As of December 31, 2003
Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(240,691)	$1,546,309	20 years	(1)
Customer relationships—national	493,000	(48,433)	444,567	25 years	(1)
Non-compete/publishing agreements	610,000	(10,050)	599,950	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(20,404)	112,596	4-5 years
Advertising agreement	49,000	(2,322)	46,678	14-15 years

Totals	$3,768,000	$(321,900)	$3,446,100

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2002
Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$897,000	$(23,910)	$873,090	20 years	(1)
Customer relationships—national	241,000	(4,830)	236,170	25 years	(1)
Non-compete/publishing agreements	251,000	(910)	250,090	40 years
Dex Trademark	311,000	—	311,000	Indefinite
Qwest Dex Trademark agreement	68,000	(1,970)	66,030	5 years
Advertising agreement	23,000	(220)	22,780	15 years

Totals	$1,791,000	$(31,840)	$1,759,160

(1)	Amortization expense is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships was made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

Amortization expense for amortizing intangible assets for the year ended December 31, 2003 and the period from November 9 to December 31, 2002 were $290.1 million and $31.8 million, respectively. Estimated amortization expense for the next five years and thereafter is (in thousands):

2004	$412,442
2005	345,701
2006	291,400
2007	243,341
2008	182,035
Thereafter	1,275,181

$2,750,100

8. Short-Term Borrowings (Predecessor)

Qwest Dex had a line of credit borrowing arrangement with QCF under which Qwest Dex could borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. Qwest Dex used proceeds from the sale of the Predecessor to retire all amounts outstanding under this line of credit, which had been apportioned to the Predecessor.

In September 2002, Qwest Dex issued $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations were secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest LEC. In conjunction with the financing, Qwest Dex incurred $55.5 million in debt issuance costs of which $24.2 million was apportioned to the Predecessor. Amortization of $1.8 million related to these costs is included in interest expense for the period from January 1 to November 8, 2002. Upon completion of the sale of Dex West, the entire $750.0 million debt balance was repaid from the proceeds of the sale of Dex West on September 9, 2003.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	December 31,
	2003	2002
Dex Media East Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.25% (weighted average rate of 3.4% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in November 2008. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	$585,288	$530,000
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.5% (weighted average rate of 3.7% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly, maturing in May 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	580,825	660,700
Notes payable to banks, Tranche B-Euros term loan (Euro portion), bearing interest at 6.91% at December 31, 2002.	—	41,430
Dex Media West Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on December 31, 2004, maturing in September 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	905,778	—
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	1,132,222	—
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 9.875%, interest payable semi-annually (May and November), principal due in November 2009. At December 31, 2003, the fair value of the notes was approximately $515 million.	450,000	450,000
Unsecured senior subordinated notes payable, bearing interest at 12.125%, interest payable semi-annually (May and November), principal due in November 2012. At December 31, 2003, the fair value of the notes was approximately $646 million.	525,000	525,000

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
	2003	2002
Dex Media West Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2003 the fair value of the notes was approximately $429 million.	385,000	—
Unsecured senior subordinated notes payable, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2003, the fair value of the notes was approximately $907 million.	780,000	—
Dex Media Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes payable, bearing interest at 8%, interest payable semi-annually (May and November), principal due in November 2013. At December 31, 2003, the fair value of the notes was approximately $525 million.	500,000	—
Unsecured senior subordinated discount notes payable, prior to November 2008, interest accrues at the rate of 9% per annum in the form of an increase in the initial accreted value of approximately $643 per $1,000 principal amount at maturity of the notes. Thereafter, cash interest on the discount notes will accrue and be payable at the rate of 9% per annum semi-annually (May and November), principal due in November 2013. At December 31, 2003, the fair value of the notes was approximately $274 million.	253,321	—

	6,097,434	2,207,130
Less: current portion of long-term debt	(71,023)	(40,514)

	$6,026,411	$2,166,616

At December 31, 2003 the aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$71,023
2005	276,688
2006	357,175
2007	402,114
2008	688,065
Thereafter	4,302,369

$6,097,434

Dex Media East Long-Term Debt:

In connection with the Dex East Acquisition, Dex Media East entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $530.0 million six year term loan (Tranche A), (iii) a $660.7 million six and a half year term loan (Tranche B), and (iv) a $39.0 million six and a half year term loan payable in Euros (Tranche B-Euros). The entire proceeds from the Tranche A, Tranche B, and Tranche B-Euros term loans, along with $50.0 million of the revolving credit facility were used to consummate the Dex East Acquisition. The $50.0 million from the revolving credit facility was repaid in December 2002.

In conjunction with the consummation of the Dex West Acquisition on September 9, 2003, Dex Media East borrowed $160.0 million under the delayed draw provision of its Tranche A term loan.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective October 31, 2003, Dex Media East amended its credit agreement for the Tranche A, Tranche B, and Tranche B-Euros term loans. In connection with the amendment, the Tranche B and Tranche B-Euros term loans were refinanced on November 10, 2003 with proceeds of a new Tranche B term loan. A one-percent prepayment fee totaling $6.2 million was paid in conjunction with the refinancing and is included in interest expense.

Interest rate periods under the bank facility can, at the option of Dex Media East, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media East to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.25% for Tranche A term loans and 2.5% for Tranche B term loans. The corresponding spreads on ABR borrowings are 1.25% for Tranche A term loans and 1.5% for Tranche B term loans. Dex Media East is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving facility. Dex Media East expects to use the revolving facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving facility. The interest rates on Tranche A Term Loan and Tranche B Term Loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility, senior notes, senior subordinated notes and settlements on the interest rate swap (as more fully discussed in Note 10) of $182.9 million for the year ended December 31, 2003. The Company paid interest and fees on the bank facility of $0.6 million in the period from November 9 to December 31, 2002.

Dex Media East entered into interest rate swaps, an interest rate cap and a foreign currency hedging transaction to mitigate the interest rate and foreign currency exchange rate risk related to the credit facilities mentioned above. Refer to Note 10 for disclosure on these transactions.

The credit agreement related to the revolving credit facility and term loan facilities and the indenture related to Dex Media East’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, Dex Media East was in compliance with these covenants.

The obligations under Dex Media East’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media East, Inc., Dex Media Finance Co. and Dex Media International, Inc. (“East Credit Guarantors”). The East Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media East fails to perform under these facilities.

The obligations under Dex Media East’s senior notes and senior subordinated notes are guaranteed by Dex Media International, Inc. Dex Media East has a principal obligation of $975.0 million for these notes, for which Dex Media International, Inc. shall be responsible for repaying in the event that Dex Media East and Dex Media East Finance Co., co-issuer of the senior notes and senior subordinated notes, fail to perform under these notes.

Dex Media East registered its senior notes and subordinated senior notes with the Securities and Exchange Commission (“SEC”) through an exchange offer completed on May 6, 2003.

Dex Media West Long-Term Debt:

In connection with the Dex West Acquisition, Dex Media West entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Dex West Acquisition. During the period from September 10 to December 31, 2003 Dex Media West repaid $54.2 million, $67.8 million and $53.0 million on the Tranche A term loan and Tranche B term loan and the revolving credit facility, respectively.

Interest rate periods under the bank facility can, at the option of Dex Media West, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow Dex Media West to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.75% for Tranche A and Tranche B term loans. The current spreads on ABR borrowings are 1.75% for Tranche A and Tranche B term loans. Dex Media West is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving credit facility. Dex Media West expects to use the facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and Tranche B term loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain financial ratios. The Company paid interest and fees on the bank facility of $14.3 million for the period from September 10 to December 31, 2003.

The obligations under Dex Media West’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“West Credit Guarantors”). Dex Media West and these entities are all under the common control of Dex Media. The West Credit Guarantors shall be responsible for repaying these obligations in the event that Dex Media West fails to perform under these facilities.

Also in connection with the Dex West Acquisition, Dex Media West and Dex Media West Finance Co. (“West Co-Issuer”) issued $1,165 million of senior notes and senior subordinated notes. As of December 31, 2003, the West Co-Issuer had no independent assets or operations.

The credit agreement related to Dex Media West’s revolving credit facility and term loan facilities and the indentures related to Dex Media West’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, Dex Media West was in compliance with these covenants.

The note issuers have entered into registration rights agreements with the initial purchasers of Dex Media West’s senior notes and senior subordinated notes. In those agreements, Dex Media West and the West Co-Issuer agreed to use all commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange Dex Media West’s senior notes and senior subordinated notes for an issue of SEC-registered notes with terms identical to Dex Media West’s senior notes and senior subordinated notes. If the registration statement is not effective on or before the date that is 270 days after September 9, 2003, the annual interest rate on Dex Media West’s senior notes and senior subordinated notes will be increased by a maximum of 1.0% per annum until the registration statement is effective.

Dex Media Long-Term Debt:

Dex Media has no operations of its own and derives all of its cash flow and liquidity from its two principal operating subsidiaries, Dex Media East and Dex Media West. The Company therefore depends on distributions from Dex Media East and Dex Media West to meet its debt service obligations, including the interest and principal on the senior notes. Dex Media has a principal obligation of $753.3 million for these notes at

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003. Since the obligations under Dex Media’s senior notes are not guaranteed by the Company’s subsidiaries, these notes are effectively subordinated to the prior payment of all obligations (including trade payables) of the subsidiaries.

10. Derivative Instruments and Hedging Activities

The Company utilizes a combination of fixed-rate and variable-rate debt to finance its operations. The variable-rate debt exposes the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to mitigate the interest rate risk on a portion of its variable-rate borrowings. To meet this objective, management entered into four interest rate swap agreements and an interest rate cap agreement to manage fluctuations in cash flows resulting from adverse changes in interest rates on the term loans of Dex Media East. The interest rate swaps effectively change the variable-rate cash flow exposure on the debt obligations of Dex Media East to fixed cash flows. Under the terms of the interest rate swaps, the Company receives fluctuating interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate interest payments. The purpose of the interest rate cap agreement is to limit interest payments made to the extent of the notional amount of the cap agreement. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging purposes. That is, the Company does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the possible failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates or currency exchange rates. The market risk associated with interest-rate and foreign exchange contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Company maintains a risk management model to monitor interest rate cash flow risk attributable to both the Company’s outstanding debt obligations as well as the Company’s offsetting hedge positions. The risk management model involves the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

During November 2002, the Company entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on Dex Media East’s revolving credit facility and term loan facilities. The interest rate swap agreements have an aggregate notional amount of $370.0 million, applicable fixed rates ranging from 2.354% to 4.085% and expire in various terms ranging from two and a half to five and a half years.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with Dex Media East’s variable-rate, term debt obligations are reported in accumulated other comprehensive income, net of tax (“AOCI”). These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest payments affect earnings. During the year ended December 31, 2003, the Company reclassified $4.6 million into earnings. Due to the forward starting dates of the interest rate related derivative instruments, the Company did not reclassify any amounts for the period from November 9 to December 31, 2002. For the year ended December 31, 2003, the Company had $0.5 million of unrealized losses, net of tax, included in other comprehensive income and had $4.0 million of unrealized losses, net of tax, included in AOCI as of December 31, 2003. For the period from November 9 to December 31, 2002, the Company had $3.5 million of unrealized losses included in other comprehensive loss and had $3.5 million in unrealized losses, net of tax, included in AOCI as of December 31, 2002.

As of December 31, 2003, $3.1 million of deferred losses, net of tax, on derivative instruments recorded in other comprehensive income are expected to be reclassified to earnings during the next 12 months. Transactions and events are expected to occur over the next 12 months that will necessitate reclassifying these derivative losses to earnings.

During November 2002, the Company entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuations between the US Dollar and the Euro on Dex Media East’s Tranche B-Euros. The foreign currency swap agreement did not qualify for hedge accounting treatment and, therefore, all gains and losses resulting from the change in fair value of the foreign currency swap are reported directly in earnings. In conjunction with the Tranche B-Euros refinancing as more fully discussed in Note 9, the foreign currency swap agreement was settled resulting in a gain of $3.9 million reported in earnings for the year ended December 31, 2003.

During November 2002, the Company entered into an interest rate cap agreement. The Company has not designated the interest rate cap as a hedging instrument and therefore reports all gains and losses in the change in fair value of the interest rate cap directly in earnings. The amount reported in earnings in the year ended December 31, 2003 and the period from November 9 to December 31, 2002 amounted to $0.6 million and $0.2 million, respectively. The interest rate cap has a notional amount of $200.0 million and expires in May 2005.

11. Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from investments by stockholders and distributions to stockholders. Net income (loss) is the primary component of comprehensive income (loss). For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in fair value on derivatives qualifying for hedge accounting, net of tax. The aggregate amounts of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss).

For the year ended December 31, 2003, the period from November 9 to December 31, 2002, the period from January 1 to November 8, 2002 and the year ended December 31, 2001, comprehensive income (loss) included the following components (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Net (loss) income	$(75,036)	$(28,104)	$157,093	$160,555
Changes in fair value of derivatives, net of tax	(509)	(3,517)	—	—

Other comprehensive (loss) income	$(75,545)	$(31,621)	$157,093	$160,555

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Stockholders’ Equity

(a) Preferred stock

On November 8, 2002, September 9, 2003 and November 11, 2003, 131,000, 192,400 and 412 shares, respectively, of the Company’s Series A Preferred Stock were issued, all of which remain outstanding at December 31, 2003. In the case of a public offering of the Company’s common stock, preferred stock may be required to be converted into shares of common stock at the closing date at a conversion ratio on that date.

(b) Common stock

On November 8, 2002, September 9, 2003 and November 11, 2003, 5,240,000, 7,696,000 and 16,557 shares, respectively, of common stock were issued, all of which remain outstanding at December 31, 2003.

(c) Dividends

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million, which includes payment of cumulative undeclared dividends on its Series A Preferred Stock up to the date of payment, November 10, 2003. The Company did not declare any dividends during the period of November 9 to December 31, 2002. The Company had cumulative undeclared dividends on its Series A Preferred Stock of approximately $1.2 million and $1.0 million as of December 31, 2003 and 2002, respectively. The respective accumulated and undeclared dividends per share of Series A Preferred Stock at December 31, 2003 and 2002 are $3.83 and $7.36, respectively.

No dividends or other distributions may be paid to the holders of common stock until the Company has declared and set aside funds for payment of all dividends in arrears on all Series A Preferred Stock.

(d) Basic and Diluted Loss Per Common Share

(Amounts in thousands, except per share data)	Year Ended December 31, 2003	Period from November 9, to December 31, 2002
Net loss	$(75,036)	$(28,104)
Dividend on Series A Preferred Stock	(8,594)	(965)

Loss available to common stockholders	$(83,630)	$(29,069)
Weighted average shares outstanding	7,646	5,240

Basic and diluted loss per share	$(10.94)	$(5.55)

For the year ended December 31, 2003 and the period from November 9 to December 31, 2002, the effect of 456,432 and 145,157, respectively of outstanding stock options and 323,812 and 131,000, respectively of outstanding Series A Preferred Stock were excluded from the calculation of diluted loss per common share because the effect of the assumed exercise or conversion was anti-dilutive.

(e) Stock options

Company

On November 8, 2002, the Company adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly owned subsidiaries. As of December 31, 2003 and 2002, the maximum number of

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of common stock available for grant was 623,000 and 234,591, respectively. The Compensation Committee of Dex Media determines the exercise price for each option. However, all outstanding stock options have an exercise price that was equal to the estimated fair value of the common stock on the date the stock option was granted and all outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest in full on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million which was paid on November 10, 2003. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60 effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.” The effect of this change has been included in the SFAS No. 123 pro forma calculation.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million which was paid on February 17, 2004. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44. The effects of this change will be included in the SFAS No. 123 pro forma calculation in the first quarter of 2004.

Summarized below is information regarding options outstanding under the Plan as of December 31, 2003 and 2002:

	2003	2002
Options outstanding	456,432	145,157
Options exercisable	87,181	—
Weighted average exercise price	$60	$60
Weighted average remaining contractual life (years)	9.34	9.86

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had the Company accounted for the Plan under the fair value method prescribed by SFAS No. 123, the pro forma results of the Company for year ended December 31, 2003 and the period from November 9 to December 31, 2002 would have been as follows (in thousands):

	Year Ended December 31, 2003	For the period from November 9 to December 31, 2002
Net loss:
As reported	$(75,036)	$(28,104)
Pro forma	$(75,339)	$(28,126)
Basic and diluted loss per common share:
As reported	$(10.94)	$(5.55)
Pro forma	$(10.98)	$(5.55)

Following are the weighted average assumptions used to estimate the fair value of options granted under the Plan during 2003 and 2002.

	2003	2002
Risk-free interest rate	3.19%	2.88%
Expected dividend yield	0%	0%
Expected option life (years)	5.0	5.0
Expected stock price volatility	0%	0%
Grant date fair value	$8.84	$8.03
Options granted	311,275	145,157

Predecessor

Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest employee stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media East and Dex Media West employees under this plan expired 90 days after the acquisition of Dex East and Dex West, respectively.

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma results of the Company would have been as follows (in thousands):

	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Net income:
As reported	$157,093	$160,555
Pro forma	156,705	160,019

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following are the weighted average assumptions used to estimate the fair value of stock options granted to employees of the Predecessor during the period from January 1 to November 8, 2002 and the year ended December 31, 2001.

	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Risk-free interest rate	4.2%	4.2%
Expected dividend yield	0.0%	0.1%
Expected option life (years)	5.0	5.5
Expected stock price volatility	49.3%	64.0%
Grant date fair value	$2.72	$15.58
Options granted	137,686	369,940

13. Income Taxes

The composition of the income tax (benefit) provision is as follows (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Federal:
Current	$—	$—	$104,631	$79,214
Deferred	(40,177)	(15,122)	(19,481)	7,019

Total Federal	(40,177)	(15,122)	85,150	86,233

State and Local:
Current	—	—	27,482	21,057
Deferred	(7,552)	(3,757)	(6,003)	1,002

Total State and Local	(7,552)	(3,757)	21,479	22,059

Total income tax (benefit) provision	$(47,729)	$(18,879)	$106,629	$108,292

The effective tax rate differs from the statutory tax rate as follows:

	Company		Predecessor
	Year ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year ended December 31, 2001
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net	4.3	5.2	5.2	5.2
Other	(0.4)	—	0.2	0.1

Effective tax rate	38.9%	40.2%	40.4%	40.3%

Company

The Acquisitions (as more fully described in Note 1 (a)) were considered to be taxable asset acquisitions for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair value at

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that are amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

For the year ended December 31, 2003, the Company generated a loss for tax purposes of approximately $100.0 million. For the period November 9 to December 31, 2002, the Company generated a loss for tax purposes of $40.7 million. Because the earlier period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for the year ended December 31, 2003 will expire in the year 2023 and, the net operating loss for the period from November 9, to December 31, 2002 will expire in the year 2022. No valuation allowance has been provided for the net operating losses as, in management’s judgment, it is more likely than not that the net operating loss carryovers will be utilized before the end of the expiration periods. This presumption is based upon the book and taxable income expected to be generated by the Company over the next several years. No payments for income taxes were made for the year ending December 31, 2003 or for the period from November 9 to December 31, 2002.

The components of the net deferred tax assets are as follows (in thousands):

	Company As of December 31,
	2003	2002
Current:
Expenses not currently deductible	$9,855	$1,053

Net current deferred tax assets	9,855	1,053

Noncurrent:
Post-employment benefits, including pension	3,825	312
Amortization of goodwill and other intangibles	(4,439)	765
Net operating loss carryforward	55,303	16,375
Depreciation	1,285	301
Other	3,413	2,437

Net noncurrent deferred tax assets	$59,387	$20,190

Included in other noncurrent deferred tax assets as of December 31, 2003 and 2002 are approximately $2.6 million and $2.4 million, respectively in deferred tax assets associated with mark-to-market adjustments for the Company’s derivative financial instruments, with the related benefit included in accumulated other comprehensive loss on the consolidated balance sheets.

Predecessor

The Predecessor accounted for income taxes as if it were a separate taxpayer. However, the Predecessor was included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result of the Predecessor’s inclusion in the Qwest returns, it was expected that there would be no cash obligation associated with its taxable income due to the utilization of losses from other Qwest affiliates. The Predecessor and its parent did not have a formal tax-sharing arrangement and there was no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes, the Predecessor reflected in its statements of changes in owner’s deficit, contributions and distributions in lieu of recording receivables and payables for current income taxes. The contributions and distributions are reflected as non-cash charges/(credits) to operations in the statements of cash flows.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Qwest Dex made net payments of income taxes to third parties and QSC of which $28.4 million and $29.1 million for the period from January 1 to November 8, 2002, and for the year ended December 31, 2001, respectively, were apportioned to the Predecessor.

14. Employee Benefit Plans

(a) Pension and other post-retirement benefits

(i) General description

Company

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex Media in connection with the Acquisitions and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisitions became retirees of Qwest and as such receive benefits under the Qwest plans. Dex Media has filed for a determination letter with the IRS for its pension plan. The actuarially determined liabilities of $192.1 million for the Qwest pension plan and $51.5 million for the Qwest other post-retirement benefit plan attributable to individuals that became employees of Dex Media East and Dex Media West as of the dates of acquisition (November 8, 2002 and September 9, 2003, respectively) were assumed by the Dex Media Plans. During 2003, pension trust assets from the Qwest pension trust totaling $192.3 million were transferred to the Dex Media pension trust.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2003 or 2002. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for 2003 or 2002.

Predecessor

Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy was to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in 2001 or in 2002 through the date of sale and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan in 2001 or in 2002 through the date of sale.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Predecessor was apportioned pension credits for the period of January 1 to November 8, 2002, and the year ended December 31, 2001, of $5.9 million and $10.4 million, respectively. The Predecessor’s apportioned post-retirement benefit costs for the period from January 1 to November 8, 2002, and the year ended December 31, 2001 were $2.5 million and a credit of $0.5 million, respectively. These amounts represent the Predecessor’s apportioned share of the pension credits and post-retirement benefit costs of Qwest, based on employee demographic information.

(ii) Obligations and funded status (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Year Ended December 31, 2003	Period from November 9 to December 31, 2002
Change in benefit obligation
Projected benefit obligation at beginning of period	$88,939	$87,518	$31,850	$27,368
Service cost	6,512	542	1,230	128
Interest cost	8,494	879	2,426	274
Amendments	(1,972)	—	(4,510)	—
Actuarial loss	6,287	—	408	4,080
Benefits paid	(10,036)	—	(42)	—
Benefit obligation relating to Dex Media West employees	104,557	—	24,117	—

Projected benefit obligation at end of period	$202,781	$88,939	$55,479	$31,850

Change in plan assets
Fair value of plan assets at beginning of period	$80,236	$80,266	$—	$—
Actual return (loss) on plan assets	20,235	(30)	—	—
Employer contribution	—	—	42	—
Benefits paid	(10,036)	—	(42)	—
Assets received from prior plan for Dex Media West employees	103,590	—	—	—

Fair value of plan assets at end of period	$194,025	$80,236	$—	$—

Funded status	$(8,756)	$(8,703)	$(55,479)	$(31,850)
Unrecognized net actuarial (gain) loss	(3,101)	1,147	4,488	4,080
Unrecognized prior service cost	(1,972)	—	(4,510)	—

Total accrued liabilities	$(13,829)	$(7,556)	$(55,501)	$(27,770)

The accumulated benefit obligation for the defined benefit pension plan was $170.3 million and $73.3 million at December 31, 2003 and 2002, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(iii) Components of net periodic benefit cost (in thousands)

	Pension Benefit		Post-Retirement Benefits
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Year Ended December 31, 2003	Period from November 9 to December 31, 2002
Service cost	$6,512	$542	$1,230	$128
Interest cost	8,494	879	2,426	274
Expected return on plan assets	(9,700)	(1,117)	—	—

Total net periodic benefit cost	$5,306	$304	$3,656	$402

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2003, the corridor is defined as the range from 4% to 12%, based upon its expected return of 8%.

(iv) Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of January 1, 2003, and November 8, 2002, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002
Weighted average discount rate	6.50%	6.75%	6.50%	6.75%
Weighted average rate of compensation increase	4.65%	4.65%	N/A	N/A
Expected long-term rate of return on plan assets	8.00%	9.40%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2013	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2003, and December 31, 2002, respectively, and are as follows:

	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002
Weighted average discount rate	6.25%	6.75%	6.25%	6.75%
Weighted average rate of compensation increase	4.00%	4.65%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2014	2013

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2003 (in thousands):

	One Percent Change Increase	Decrease
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$154	$(126)
Effect on accumulated post-retirement benefit obligation (balance sheet)	1,814	(1,586)

(v) Plan assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2003, by asset category, are as follows:

	Plan Assets at December 31, 2003	Asset Allocation Target
Asset Category
Equity Securities	57%	60%
Debt Securities	29%	35%
Real Estate	5%	5%
Cash	9%	0%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with the plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

In 2003, the Dex Media assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 expected long-term rate of return, Dex Media made adjustments to the historical return based on the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. This expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets. As a result, Dex Media will be assuming an expected long-term rate of return of 9% in 2004.

(vi) Cash flows

Dex Media does not expect to make any contributions to its pension plan in 2004.

(vii) New matters

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media has elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan. Therefore, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in the financial statements and accompanying notes do not give effect to the Medicare Act. Specific authoritative guidance on the accounting for the effects of the Medicare Act is pending and that guidance, when issued, could require Dex Media to change previously reported information.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in approximately $0.2 million in annual expense savings and a reduction in the projected benefit obligation of $2.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in approximately $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $4.5 million. The changes are as follows: (1) elimination of Company-provided post-65 medical coverage for management retirees, (2) elimination of Medicare Part B reimbursement for management retirees, (3) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions, (4) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees and (5) a reduction in the life insurance benefit for management and CWA retirees.

(b) 401(k) plan

Company

Effective November 1, 2002, Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan (“QSIP”) described below were given the option of leaving their balance in that plan, moving their balance to the Dex

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media plan were credited with previous service for eligibility and vesting purposes in the new plan. Rollover contributions in 2002 and 2003 from QSIP to the Dex Media, Inc. Employee Savings Plan totaled $43.0 million.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $3.6 million for the year ended December 31, 2003. No contributions were recorded in the statement of operations for the period from November 9 to December 31, 2002. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions. The Predecessor was apportioned its share of matching contributions to the QSIP amounting to $0.3 million and $2.1 million for the period from January 1 to November 8, 2002, and the year ended December 31, 2001, respectively.

Predecessor

Qwest sponsored a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Qwest Dex. Under the plan, employees could contribute a percentage of their annual compensation to the Plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution by the employees is limited to the maximum amount determined by the Internal Revenue Service. Qwest matched a percentage of employee contributions, and those matching contributions were invested in Qwest common stock. The Predecessor was apportioned its share of matching contributions to the plans of $1.6 million and $2.1 million for the period from January 1, 2002 to November 8, 2002 and for the year ended December 31, 2001, respectively. Effective January 1, 2002, Qwest merged the Qwest plan into the U S WEST, Inc. plan which was renamed the Qwest Savings & Investment Plan (“QSIP”). As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended the investment of employee contributions in its common stock. These filings were made subsequent to November 8, 2002.

(c) Employee Stock Purchase Plan

Company

As of December 31, 2003 and 2002, Dex Media did not sponsor an employee stock purchase plan.

Predecessor

Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Qwest Dex employees were permitted to participate. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended purchases and sales under its ESPP until the filings were made in 2003.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Commitments and Contingencies

(a) Lease commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of December 31, 2003, are as follows (in thousands):

2004	$15,152
2005	12,904
2006	10,850
2007	8,099
2008	5,332
Thereafter	6,268

$58,605

The Company recorded rent expense under operating leases of $11.4 million and $1.5 million for the year ended December 31, 2003 and for the period from November 9 to December 31, 2002, respectively. The Predecessor recorded rent expense under operating leases of $5.2 million and $10.7 million for the period from January 1 to November 8, 2002 and the year ended December 31, 2001, respectively. For the periods prior to November 8, 2002, rent expense was specifically identified to the Predecessor based upon the actual rent on properties Qwest Dex leased in the Dex East States.

As required by the Dex East Purchase Agreement, the Company has leased its headquarters’ building (located at 198 Inverness Drive West in Englewood, Colorado) from Qwest on terms and conditions that are reasonably acceptable to the Company. The aggregate lease commitments disclosed above include the amounts associated with this provision of the agreement.

(b) Litigation

Company

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(c) Collective bargaining agreement

As of December 31, 2003, 48% of the Company’s employees were members of the CWA. The collective bargaining agreement covering their employment expired in October 2003. In October 2003, the Company reached a three-year agreement with the CWA for a new collective bargaining agreement which was ratified by its member employees in December 2003. In addition, 18% of the Company’s employees were members of the International Brotherhood of Electrical Workers (“IBEW”) Union. In January 2003, the Company extended its collective bargaining agreement with the IBEW until May 5, 2006.

(d) Amdocs agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of its core production platform. Upon consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108 million. This project is designed to upgrade

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dex Media’s existing software system to enhance its functionality. As of December 31, 2003, the Company has incurred $15.0 million under this agreement.

16. Transactions with Qwest and its Affiliates

(a) Services provided by Qwest and its Affiliates

Shared Services—Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to the Predecessor based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became employees of Dex Media East and have been made available to Dex Media East and Dex Media West. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates were considered affiliate transactions.

After the Acquisitions, Qwest and Qwest LEC continued to provide certain services that they have historically provided to the Predecessor, including support services relating to information technology, data access services and payroll services, pursuant to a transition services agreement. Services provided by Qwest and its affiliates subsequent to the Acquisition are considered shared services with a third party. As of December 31, 2003, the Company terminated and replaced the transition services agreement with Qwest and Qwest LEC with services provided internally, or through arrangements with third parties.

Billing and Collection—As discussed in Note 3(i) above, the Company has a billing and collection agreement with Qwest LEC under which revenue and related receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between the Company and Qwest LEC within the Dex States. The amounts paid to Qwest LEC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services. This agreement will be in effect until November 7, 2004, although Qwest LEC will provide transitional billing services for transactions billed through the system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months.

Telephony and Data Services—Telephony and data services are provided to the Company by Qwest LEC, primarily at tariffed or negotiated contract rates, based upon a master services agreement in effect until November 8, 2017.

Customer Lists—Pursuant to a list license agreement between the Company and Qwest LEC, the Company acquires a listing of all business and residential customers annually from Qwest LEC. The amount charged to the Company is consistent with the prevailing third party market prices charged by Qwest LEC to nonaffiliated purchasers of these same customer lists. This agreement will be in effect until September 2006, subject to automatic renewal for additional 18-month terms until either Qwest LEC or the Company terminate this agreement by providing 18 months notice.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the consolidated statements of operations are the following shared services (in thousands):

	Company		Predecessor
	Year Ended December 31, 2003	Period from November 9 to December 31, 2002	Period from January 1 to November 8, 2002	Year Ended December 31, 2001
Cost of revenue	$11,271	$1,969	$4,253	$11,132
General and administrative expenses	12,164	1,702	31,536	27,496

Total	$23,435	$3,671	$35,789	$38,628

(b) Services provided to Qwest and its affiliates

Rates charged for advertising services provided by the Predecessor to Qwest and its affiliates were determined based upon prevailing third party market prices. Included in Predecessor’s revenue is $6.8 million for the period January 1, 2002 to November 8, 2002 and $6.3 million for the year ended December 31, 2001.

As part of the Advertising Commitment Agreement dated September 9, 2003, Qwest agreed to purchase from the Company, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the Dex East Acquisition. For the year ended December 31, 2003 and the period from November 9 through December 31, 2002, Qwest purchased from the Company $21.5 million and $2.3 million, respectively, in advertising services under this arrangement. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5.0 million of the excess could be carried over to the subsequent year’s minimum advertising purchase requirement. In addition, as part of the agreement, the Company agreed to allocate $2.9 million of advertising purchased in 2002 to the 2003 advertising purchase commitment.

(c) Due from (to) Qwest and its affiliates

Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in thousands):

	December 31,
	2003	2002
Accounts receivable purchased by Qwest LEC	$7,941	$3,015
Amounts due from Qwest and its affiliates	10,683	3,418
Amounts due to Qwest and its affiliates	(6,570)	(24,539)

17. Related Party Transactions

In connection with the Acquisitions, the Company entered into management consulting agreements with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the transactions related to the Dex East Acquisition and the Dex West Acquisition of $15.0 million and $20.1 million, respectively. In addition, each of the Sponsors will receive an annual advisory fee of $2.0 million for advisory, consulting and other services. These annual payments shall continue until such time as the agreement is terminated. Pursuant to this management consulting agreement, the Company incurred $2.6 million and $0.3 million in annual advisory fees for the year ended December 31, 2003 and the period from November 9 to December 31, 2002, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As more fully described in Note 15(d), the Company entered into an agreement with Amdocs for the complete modernization of the Company’s core production platform. WCAS, one of the Sponsors, is a shareholder of Amdocs.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company expects to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

18. Merger-Related Expenses and Impairment Charges (Predecessor)

(a) Merger-related expenses

On June 30, 2000, Qwest completed its acquisition (the “Merger”) of U S WEST, INC. U S WEST, INC. was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, were carried forward as those of the newly combined company.

In connection with the Merger, Qwest’s management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Qwest Dex, principally the involuntary separation of 359 employees. Qwest and Qwest Dex considered only those costs that were incremental and directly related to the Merger to be “Merger-related.”

The Predecessor recorded Merger-related charges as follows (in thousands):

Predecessor
Year Ended December 31, 2001
Contractual settlements	$860
Severance and employee-related expenses	2,131
Rebranding	868

Total Merger-related expenses	$3,859

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Qwest Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

(b) Impairment charges

In December 2001, Qwest Dex reviewed all internal software projects in process. At that time, management decided that certain projects should no longer be pursued as other systems with greater long-term utility had become available. Because the projects were incomplete and abandoned, the fair value of such software was

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determined to be zero. Capitalized software costs, related to the Predecessor, of $6.7 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

19. Subsequent Event

On February 11, 2004, the Company issued $361.0 million in 9% Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by Dex Media as a distribution to its parent. Such notes are expected to be serviced and repaid from distributions from Dex Media East and Dex Media West, subject to any restrictions in their respective credit facilities.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands)	As of March 31, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$14,089	$7,416
Accounts receivable, net	112,719	116,409
Deferred directory costs	297,910	270,626
Current deferred taxes	9,938	9,855
Other current assets	7,774	13,564

Total current assets	442,430	417,870
Property, plant and equipment, net	98,610	77,683
Goodwill	3,084,066	3,089,317
Intangible assets, net	3,342,990	3,446,100
Deferred income taxes	66,802	59,387
Deferred financing costs	179,406	195,346
Other assets	4,294	4,675

Total Assets	$7,218,598	$7,290,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,906	$65,773
Employee compensation	32,791	32,783
Deferred revenue and customer deposits	205,835	167,754
Accrued interest payable	80,486	73,645
Current portion of long-term debt	109,194	71,023
Other accrued liabilities	17,508	15,233

Total current liabilities	495,720	426,211

Long-term debt	6,142,122	6,026,411
Post-retirement and other post-employment benefit obligations	72,431	69,381
Other liabilities	5,184	7,603

Total Liabilities	6,715,457	6,529,606

Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $.01 par value, 500,000 undesignated shares authorized, none issued and outstanding at March 31, 2004 and December 31, 2003	—	—
Series A Preferred Stock, $.01 par value, 500,000 shares authorized, $125.7 million and $175.3 million of total liquidation preference at March 31, 2004 and December 31, 2003. 323,970 and 323,812 shares issued and outstanding at March 31, 2004 and December 31, 2003	3	3
Common stock, $.01 par value, 20 million shares authorized, 13,052,558 and 12,952,557 shares issued and outstanding at March 31, 2004 and December 31, 2003	130	130
Additional paid-in capital	621,985	867,805
Accumulated deficit	(113,681)	(103,140)
Accumulated other comprehensive loss	(5,296)	(4,026)

Total Stockholders’ Equity	503,141	760,772

Total Liabilities and Stockholders’ Equity	$7,218,598	$7,290,378

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except per share data)	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Revenue	$388,177	$152,873
Operating expenses:
Cost of revenue	118,192	47,228
General and administrative expense	39,371	16,514
Bad debt expense	13,980	7,128
Depreciation and amortization expense	6,330	2,773
Amortization of intangibles	103,110	53,590

Total operating expenses	280,983	127,233

Operating income	107,194	25,640
Other expense (income):
Interest income	(257)	(98)
Interest expense	124,625	48,164
Other expense	33	4,077

Loss before income taxes	(17,207)	(26,503)
Income tax benefit	(6,666)	(10,615)

Net loss	$(10,541)	$(15,888)

Basic and diluted loss per common share	$(0.96)	$(3.35)

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Operating activities:
Net loss	$(10,541)	$(15,888)
Adjustments to net loss:
Bad debt expense	13,980	7,128
Depreciation and amortization expense	6,330	2,773
Amortization of intangibles	103,110	53,590
Amortization of deferred financing costs	18,216	4,277
Accretion on long-term debt	8,502	—
Deferred tax benefit	(6,666)	(10,615)
Unrealized gain on foreign currency derivative instrument	—	(1,733)
Unrealized loss on translation of foreign currency debt	—	967
Changes in operating assets and liabilities:
Accounts receivable	(11,409)	4,938
Deferred directory costs	(27,284)	(6,036)
Other current assets	3,590	(612)
Other long term assets	421	(5,598)
Accounts payable and other current liabilities	(9,161)	11,190
Deferred revenue and customer deposits	38,081	20,216
Employee benefit plan obligations and other long-term liabilities	3,050	1,113

Cash provided by operating activities	130,219	65,710

Investing activities:
Working capital adjustment related to the acquisition of Dex West	5,251	—
Expenditures for property, plant and equipment	(9,255)	—
Capitalized software development costs	(18,002)	(3,273)

Cash used for investing activities	(22,006)	(3,273)

Financing activities:
Proceeds from issuance of short-term debt	25,000	—
Repayments of short-term borrowings	(25,000)	—
Proceeds from issuance of long-term debt	250,476	—
Repayments on long-term debt	(105,000)	(25,000)
Payment of financing costs	(2,316)	(337)
Exercise of employee stock options	4,337	—
Contribution by stockholders	1,439	—
Distribution to stockholders	(250,476)	—

Cash used for financing activities	(101,540)	(25,337)

Cash and cash equivalents:
Increase	6,673	37,100
Beginning balance	7,416	37,626

Ending balance	$14,089	$74,726

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media” or the “Company”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002 (the “Dex East Acquisition”), Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase, consummated on September 9, 2003 (the “Dex West Acquisition”), Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC (“Dex Media West”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees and acquisition costs). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC (“Service Co.”).

(b) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex East States and the Dex West States (collectively, the “Dex States”), which is the primary local exchange carrier in most service areas within the Dex States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex States. The Company provides directory and Internet solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the Dex States through third-party vendors.

(2) Basis of Presentation

The accompanying condensed consolidated interim financial statements are unaudited. In compliance with the Securities and Exchange Commission’s (the “SEC”) instructions for interim financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In management’s opinion, the condensed consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary to fairly present the condensed consolidated results of operations, cash flows and financial position of the Company as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003. These condensed consolidated financial statements should be read in

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

conjunction with the audited consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the year ended December 31, 2003, for the periods from November 9 to December 31, 2002 and from January 1 to November 8, 2002, and for the year ended December 31, 2001 included in the Company’s Form S-1 as filed with the SEC. The condensed consolidated results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

The condensed consolidated results of operations and cash flows for the three months ended March 31, 2004 and the condensed consolidated balance sheets as of March 31, 2004 and December 31, 2003 include the results of operations, cash flows and financial position of Dex Media West, whereas the results of operations and cash flows for the three months ended March 31, 2003 do not include the results of operations and cash flows of Dex West, the predecessor of Dex Media West.

The accompanying condensed consolidated statements of operations and cash flows for the three months ended March 31, 2004 and the condensed consolidated balance sheets as of March 31, 2004 and December 31, 2003 reflect the consolidated financial results of operations, cash flows and financial position of the Company and include all material adjustments required under purchase accounting related to the Dex East Acquisition and the Dex West Acquisition. The accompanying condensed consolidated statements of operations and cash flows for the three months ended March 31, 2003 reflect the consolidated financial results of operations and cash flows of the Company and include all material adjustments required under purchase accounting related to the Dex East Acquisition.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The condensed consolidated financial statements include the financial statements of Dex Media and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these condensed consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company publishes white and yellow pages directories primarily with 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of 13 directories published in December 2002 and publish the new editions of these 13 directories in January 2004, in most cases. The lives of the new editions of these 13 directories will be 12 months thereafter. These extensions did not have a significant impact on the Company’s results of operations for the three months ended March 31, 2004 and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting. For the three months ended March 31, 2004, the Company published 74 directories. For the three months ended March 31, 2003, the Company and Dex West published 28 and 33 directories, respectively.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement. The Company accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to the Company’s operations for the three months ended March 31, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company accounts for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

(e) Earnings (Loss) Per Common Share

The Company calculates earnings (loss) per common share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share.” Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the effect, if dilutive, of the assumed exercise of outstanding stock options (see Note 9 and the assumed conversion of Series A Preferred Stock into common stock (see Note 7(a)).

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(f) Stock-Based Compensation

The Company accounts for the Stock Option Plan of Dex Media, Inc. under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for three months ended March 31, 2004 and 2003 would have been as follows (in thousands, except per share data):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Net loss:
As reported	$(10,541)	$(15,888)
Pro forma	(10,668)	(15,931)

Basic and diluted loss per common share:
As reported	$(0.96)	$(3.35)
Pro forma	(0.97)	(3.36)

(g) Income Tax Provision

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the period in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(4) Goodwill and Intangible Assets

During the three months ended March 31, 2004, the following adjustments were recorded to goodwill (in thousands):

Balance at December 31, 2003	$3,089,317
Working capital adjustment	$(5,251)

Balance at March 31, 2004	$3,084,066

The initial purchase price and fair value estimates recorded upon the Dex West Acquisition on September 9, 2003 were adjusted upon settlement of working capital adjustments with the seller in 2004 pursuant to the provisions of the acquisition agreement.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

As of March 31, 2004

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(316,260)	$1,470,740	20 years(1)
Customer relationships—national	493,000	(64,005)	428,995	25 years(1)
Non-compete/publishing agreements	610,000	(13,910)	596,090	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(27,673)	105,327	4-5 years
Advertising agreements	49,000	(3,162)	45,838	14-15 years

Totals	$3,768,000	$(425,010)	$3,342,990

As of December 31, 2003

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$1,787,000	$(240,691)	$1,546,309	20 years(1)
Customer relationships—national	493,000	(48,433)	444,567	25 years(1)
Non-compete/publishing agreements	610,000	(10,050)	599,950	39-40 years
Dex Trademark	696,000	—	696,000	Indefinite
Qwest Dex Trademark agreement	133,000	(20,404)	112,596	4-5 years
Advertising agreements	49,000	(2,322)	46,678	14-15 years

Totals	$3,768,000	$(321,900)	$3,446,100

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(5) Long-Term Debt

Long-term debt is comprised of the following (in thousands):

	March 31, 2004	December 31, 2003
Dex Media East Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted London Interbank Offering Rates (“LIBOR”) plus the current applicable interest spread of 2.25% (weighted average of 3.39% at March 31, 2004)	$547,467	$585,288
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.5% (weighted average of 3.62% at March 31, 2004)	543,550	580,825
Dex Media West Notes Payable to Banks (in descending order of right of payment):
Notes payable to banks, Tranche A term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	892,445	905,778
Notes payable to banks, Tranche B term loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	1,115,555	1,132,222
Dex Media East Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes, due in November 2009, bearing interest at 9 7/8%	450,000	450,000
Unsecured senior subordinated notes, due in November 2012, bearing interest at 12 1/8%	525,000	525,000
Dex Media West Unsecured Notes Payable (in descending order of right of payment):
Unsecured senior notes, due August 2010, bearing interest at 8 1/2%	385,000	385,000
Unsecured senior subordinated notes, due August 2013, bearing interest at 9 7/8%	780,000	780,000
Dex Media Unsecured Notes Payable (in descending order of right of payment):
Unsecured notes, due November 2013, bearing interest at 8%	500,000	500,000
Unsecured discount notes, due November 2013, bearing interest at 9%	512,299	253,321

	6,251,316	6,097,434
Less: current portion of long-term debt	(109,194)	(71,023)

	$6,142,122	$6,026,411

As of March 31, 2004, there were no borrowings under the revolving credit facilities (although approximately $1 million was committed under a standby letter of credit). The Company paid interest and fees on the credit facilities, interest rate swap, senior notes and senior subordinated notes of $90.1 million and $17.2 million during the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004, Dex Media East and Dex Media West were in compliance with all covenants under their respective credit facilities.

Effective June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements as more fully described in Note 13(b).

(6) Derivative Instruments and Hedging Activities

During November 2002, Dex Media East entered into four interest rate swap agreements to hedge against the effects of increases in the interest rates associated with floating rate debt on its credit facilities. All interest

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

rate related derivative instruments had forward starting dates of May 8, 2003. Due to the forward starting dates, the Company did not reclassify any amounts into earnings for the three months ended March 31, 2003. The Company reclassified $1.8 million of hedging losses into interest expense for the three months ended March 31, 2004. For the three months ended March 31, 2004 and 2003, the Company had $1.3 million and $1.7 million of unrealized losses, respectively, net of tax which are included in accumulated other comprehensive loss. As of March 31, 2004 and December 31, 2003, $5.3 million and $4.0 million, respectively, of deferred losses, net of tax on derivative instruments are recorded in accumulated other comprehensive loss, of which $2.7 million, net of tax is expected to be reclassified to earnings during the next 12 months.

During November 2002, Dex Media East entered into a foreign currency swap agreement to hedge against the effects of foreign currency fluctuation between the US Dollar and the Euro on its Tranche B-Euros. For the three months ended March 31, 2003, the Company recognized approximately $1.7 million in unrealized gains on the foreign currency derivative instrument. These gains were offset by losses on foreign currency transaction adjustments to the underlying debt instrument of approximately $1.2 million for the three months ended March 31, 2003. In connection with the refinancing of the Tranche B and Tranche-B Euros in November 2003, Dex Media East canceled its foreign currency swap agreement on November 10, 2003.

During November 2002, Dex Media East entered into an interest rate cap agreement. Losses of less than $0.1 million and $0.3 million are included in earnings for the three months ended March 31, 2004 and 2003, respectively, relating to this agreement.

(7) Stockholders’ Equity

(a) Preferred stock

During the three months ended March 31, 2004, 158 shares of the Company’s Series A Preferred Stock were issued, all of which remain outstanding at March 31, 2004. In the case of a public offering of the Company’s common stock, preferred stock may be required to be converted into shares of common stock at the closing date at a conversion ratio on that date.

(b) Common stock

During the three months ended March 31, 2004, 100,001 shares of common stock were issued, all of which remain outstanding at March 31, 2004.

(c) Dividends

On January 28, 3004, Dex Media declared a distribution to its parent of $250.5 million which was paid February 17, 2004 and includes payment of cumulative undeclared dividends on its Series A Preferred Stock up to February 17, 2004. The Company had cumulative undeclared dividends on its Series A Preferred Stock of approximately $0.8 million and $1.2 million at March 31, 2004 and December 31, 2003, respectively. The respective accumulated and undeclared dividends per share of Series A Preferred Stock at March 31, 2004 and December 31, 2003 are as follows:

Issuance	March 31, 2004	December 31, 2003
All issuances prior to December 31, 2003	$2.37	$3.83
March 3, 2004	1.51	N/A

No dividends or other distributions may be paid to the holders of common stock until the Company has declared and set aside funds for payment of all dividends in arrears on all Series A Preferred Stock.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(8) Comprehensive Income (Loss)

Components of comprehensive income (loss) are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income (loss). For the Company, the component of comprehensive income (loss) other than net income (loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax. The aggregate amounts of such changes to equity that have not been recognized in net income are reported in the equity portion of the consolidated balance sheets as accumulated other comprehensive income (loss). Comprehensive loss for the three months ended March 31, 2004 and 2003 was $11.8 million and $17.6 million, respectively.

(9) Stock Options

On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of March 31, 2004 and December 31, 2003, the maximum number of shares of common stock available for grant was 623,000. The Compensation Committee of Dex Media determines the terms for each option. Generally, all outstanding stock options have an exercise price that is equal to the fair value of the common stock on the date the stock option was granted, however, in certain instances stock options have been granted with an exercise price below the fair value of the common stock on the date of grant. All outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets are met with respect to each year.

On November 3, 2003, the Company declared and paid a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the Plan, the Company adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation”.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations in accordance with APB Opinion No. 25 and FIN 44.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(10) Pension and Other Post-Retirement Benefits

(a) General Description

Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”). All individuals who became employees of Dex Media in connection with the Acquisitions and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisitions became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for the three months ended March 31, 2004 and 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for the three months ended March 31, 2004 and 2003.

(b) Components of Net Periodic Benefit Cost

The components of net periodic benefit costs are as follows (in thousands):

	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	Pension Benefit	Post-Retirement Benefits	Pension Benefit	Post-Retirement Benefits
Service cost	$2,725	$625	$973	$239
Interest cost	3,100	800	1,379	596
Expected return on plan assets	(4,100)	—	(1,460)	—
Amortization of prior service costs	—	(100)	—	—

Net periodic benefit cost	$1,725	$1,325	$892	$835

(11) Commitments and Contingencies

(a) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of any of these litigations are not expected to have a material adverse impact on the Company.

(b) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s core production platform. Upon the consummation of the acquisition of Dex West, the Company’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade the Company’s existing software system to enhance its functionality. As of March 31, 2004, the Company has approximately $76.0 million of obligations remaining under this agreement.

DEX MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(12) Related Party Transactions

In connection with the Acquisitions, the Company entered into a management consulting agreement with each of the two Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $2.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $1.0 million and $0.5 million in pro-rated annual advisory fees for the three months ended March 31, 2004 and 2003, respectively.

The Company has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company expects to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(13) Subsequent Event

(a)  The Company filed a Form S-1 with the SEC on May 14, 2004 in connection with its proposed initial public offering. The intended use of proceeds from the offering is to reduce Dex Media West’s and Dex Media East’s senior subordinated notes by $18.2 million and $183.8 million, respectively.

(b)  On June 11, 2004, Dex Media East and Dex Media West amended their respective credit agreements which included a repricing of their respective credit facilities. The applicable margins on loans under the revolving credit facilities, Tranche A term loan facilities and Tranche B term loan facilities were reduced. In connection with this agreement, the requirement of using any of the initial public offering proceeds received by Dex Media to prepay indebtedness under their respective credit facilities will be waived. This provision will be effective immediately upon the consummation of Dex Media’s initial public offering.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Dex Media, Inc.:

We have audited the accompanying consolidated balance sheet of Dex Media West LLC (an indirect wholly-owned subsidiary of Dex Media, Inc.) and subsidiary (Successor) as of December 31, 2003, and the related consolidated statements of operations, changes in owner’s equity and cash flows for the period from September 10, 2003 to December 31, 2003 (Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dex Media West LLC and subsidiary as of December 31, 2003, and the results of their operations and their cash flows for the Successor Period in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1(a) to the consolidated financial statements, effective September 9, 2003, Dex Media West LLC acquired from Qwest Communications International, Inc. the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (Dex West). As a result of the acquisition, the consolidated financial information of Dex Media West LLC for the period after the acquisition is presented on a different cost basis than that of Dex West for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Denver, Colorado

March 16, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We have audited the accompanying combined balance sheet of the operations of Qwest Dex Holdings, Inc. (a Colorado corporation and wholly-owned subsidiary of Qwest Communications International Inc.) and subsidiary (Qwest Dex) in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, hereinafter referred to as Dex West (as more fully described in Note 1) as of December 31, 2002, and the related combined statements of operations, changes in owner’s deficit and cash flows for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001. These combined financial statements are the responsibility of Qwest Dex’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dex West as of December 31, 2002, and the results of its operations and its cash flows for the period from January 1, 2003 to September 9, 2003, and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado

March 16, 2004

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	Company	Predecessor
	As of December 31, 2003	As of December 31, 2002
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,658	$161,338
Accounts receivable, net	53,114	113,516
Deferred directory costs	142,293	159,424
Current deferred taxes	3,876	18,441
Other current assets	5,461	3,067

Total current assets	209,402	455,786
Property, plant and equipment, net	38,016	23,479
Goodwill	2,198,586	—
Intangible assets, net	1,901,300	—
Deferred income taxes	13,778	—
Deferred financing costs	102,794	46,219
Prepaid pension asset	—	47,466
Other assets	2,955	3,196

Total Assets	$4,466,831	$576,146

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Short-term borrowings	$—	$750,000
Accounts payable	16,694	21,875
Amounts due to affiliate	28,554	33,470
Employee compensation	—	8,769
Deferred revenue and customer deposits	68,232	142,052
Accrued interest payable	49,405	1,497
Current portion of long-term debt	20,178	—
Other accrued liabilities	6,113	26,562

Total current liabilities	189,176	984,225
Long-term debt	3,182,822	—
Post-retirement and other post-employment benefit obligations	—	59,823
Amounts due to affiliate related to post-retirement and other post-employment obligations	35,519	—
Other liabilities	408	4,011

Total Liabilities	3,407,925	1,048,059

Commitments and contingencies (Note 13)
Owner’s interest	1,086,714	—
Accumulated deficit	(27,808)	—
Owner’s deficit	—	(471,913)

Total Owner’s Equity	1,058,906	(471,913)

Total Liabilities and Owner’s Equity	$4,466,831	$576,146

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company	Predecessor
	Period from September 10 to December 31, 2003	Period from January 1 to September 9, 2003	Years Ended December 31,
(Dollars in thousands)			2002	2001
Revenue	$213,997	$630,160	$900,200	$880,212
Operating Expenses:
Cost of revenue	63,661	193,282	281,754	272,732
General and administrative expense	36,247	53,286	62,416	44,887
Bad debt expense	9,052	20,955	31,307	30,086
Depreciation and amortization expense	4,992	8,153	15,934	16,706
Amortization of intangibles	75,700	—	—	—
Merger-related expense	—	—	—	5,579
Impairment charges	—	—	—	8,976

Total operating expenses	189,652	275,676	391,411	378,966

Operating income	24,345	354,484	508,789	501,246
Other expense (income):
Interest income	(685)	(2,336)	(1,486)	(3,858)
Interest expense	70,492	113,627	144,724	167,500
Other expense	—	—	—	7,614

(Loss) income before income taxes	(45,462)	243,193	365,551	329,990
Income tax (benefit) provision	(17,654)	91,441	138,208	123,713

Net (loss) income	$(27,808)	$151,752	$227,343	$206,277

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company	Predecessor
(Dollars in thousands)	Period from September 10 to December 31, 2003	Period from January 1 to September 9, 2003	Years Ended December 31,
			2002	2001
Operating activities:
Net (loss) income	$(27,808)	$151,752	$227,343	$206,277
Adjustments to net (loss) income:
Bad debt expense	9,052	20,955	31,307	30,086
Depreciation and amortization expense	4,992	8,153	15,934	16,706
Amortization of intangibles	75,700	—	—	—
Amortization of deferred financing costs	5,944	46,219	7,073	—
Loss on distribution of assets	—	—	1,000	—
Employee benefit expense (credit)	—	—	745	(8,098)
Deferred tax (benefit) expense	(17,654)	(1,570)	16,024	6,653
Write down of investment	—	—	—	8,000
Asset impairment charge	—	—	—	8,976
Non-cash stock based charge for restricted stock	—	—	—	1,000
Contributions from Qwest in lieu of income taxes	—	79,412	122,184	119,720
Changes in operating assets and liabilities:
Accounts receivable	25,466	(335)	(58,570)	(26,564)
Deferred directory costs	(18,013)	3,577	5,747	3,583
Other current assets	(121)	(11,075)	(1,332)	(3,712)
Other long-term assets	—	—	—	—
Accounts payable and other liabilities	43,913	16,152	6,650	31,891
Deferred revenue and customer deposits	67,655	(20,835)	8,134	(342)
Employee benefit plan obligations and other, net	1,798	6,362	(2,000)	(10,300)

Cash provided by operating activities	170,924	298,767	380,239	383,876

Investing activities:
Acquisition of Dex West	(4,290,104)	—	—	—
Payment of acquisition costs	(54,391)	—	—	—
Expenditures for property, plant and equipment	(1,415)	(11,446)	(15,639)	(1,325)
Capitalized software development costs	(8,973)	(4,404)	(5,213)	(9,500)

Cash used for investing activities	(4,354,883)	(15,850)	(20,852)	(10,825)

Financing activities:
Repayments of short-term borrowings	—	—	(2,062,286)	(313,932)
Borrowings from affiliates	—	768,187	—	—
Repayments on long-term debt	(175,000)	(750,000)	—	—
Borrowings of long-term debt	3,378,000	—	420,000	—
Payment of financing costs	(108,739)	—	(31,392)	—
Payment of debt commitment fees	(17,981)
Owner contributions	1,122,000	—	—	—
Owner distributions	(9,663)	—	—	—
Dividends paid to Qwest	—	(189,118)	—	(6,000)
Contributions from Qwest Dex Holdings, Inc	—	—	1,411,244	—

Cash provided by (used for) financing activities	4,188,617	(170,931)	(262,434)	(319,932)

Cash and cash equivalents:
Increase	4,658	111,986	96,953	53,119
Beginning balance	—	161,338	64,385	11,266

Ending balance	$4,658	$273,324	$161,338	$64,385

Non-cash investing and financing activities:
Distribution payable to parent	(2,087)	—	—	—
Distribution to parent	(5,555)	—	—	—
Distribution of land and buildings	—	—	(21,778)	—
Non-cash transactions with affiliates of Qwest Dex Holdings, Inc	—	(2,060)	—	—

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S EQUITY

(Dollars in thousands)	Total Owner Deficit
Predecessor
Balance, December 31, 2000	$(2,207,309)
Net income	206,277
Contribution from Qwest in lieu of taxes	119,720
Dividends paid to Qwest	(6,000)
Amortization of Qwest restricted stock grant	1,000

Balance, December 31, 2001	(1,886,312)
Net income	227,343
Contribution from Qwest in lieu of taxes	122,184
Contribution from Dex Holdings, Inc	1,086,650
Non-cash distribution of assets to affiliate	(21,778)

Balance, December 31, 2002	(471,913)
Net income	151,752
Contribution from Qwest in lieu of taxes	79,412
Dividends paid to Qwest	(189,118)
Non-cash transactions with affiliates of Qwest Dex Holdings, Inc	(2,060)

Balance, September 9, 2003	$(431,927)

	Owner Interest	Accumulated Deficit	Total Owner’s Equity
Company
Balance, September 9, 2003	$—	$—	$—
Capital contribution from Owner	1,122,000		1,122,000
Net loss		(27,808)	(27,808)
Distribution to Owner	(35,286)		(35,286)

Balance, December 31, 2003	$1,086,714	$(27,808)	$1,058,906

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase (the “Acquisition”), consummated on September 9, 2003, Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC, (“Dex Media West” or the “Company”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees, acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC.

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex West States prior to the September 9, 2003 acquisition date, referred to as “Dex West” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex West States. “Dex East” represents a component of Qwest Dex and includes the operating activities of Qwest Dex for the Dex East States. Dex East and Dex West are not separate legal entities but represent the business of Qwest Dex in or attributable to the Dex East States or the Dex West States, respectively.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex West States, which is the primary local exchange carrier in most service areas within the Dex West States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex West States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the local service area through third-party vendors.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Basis of Presentation

(a) The Company

The accompanying consolidated balance sheet as of December 31, 2003, and the consolidated statements of operations, cash flows and owner equity, for the period from September 10 to December 31, 2003 reflect the consolidated financial position, results of operations, cash flows and owner’s equity of the Company from the date of acquisition and include all material adjustments required under purchase accounting. Dex West is considered the Predecessor to the Company. As such, the historical financial statements of Dex West are included in the accompanying consolidated financial statements, including the combined balance sheet as of December 31, 2002, the combined statements of operations, cash flows, and owner equity for the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001 (collectively, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Acquisition. As such, the consolidated financial statements of the Company after the Acquisition are not comparable to the Predecessor Financial Statements prior to the Acquisition.

(b) The Predecessor

The accompanying Predecessor Financial Statements include the assets, obligations and activities of Qwest Dex for business conducted in the Dex West States. To prepare these combined financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West and believe such specific identifications, assignments or apportionments were reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the assets, liabilities, revenue and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these Predecessor Financial Statements are not necessarily indicative of future results of operations.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the financial statements of Dex Media West and its wholly-owned subsidiary, Dex Media West Finance Co. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company and the Predecessor is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company and its Predecessor publish white and yellow pages directories primarily with 12-month lives. From

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of eight directories published in December 2002 and publish them in January 2004, in most cases. The lives of the affected directories will be 12 months thereafter. For the period from September 10 to December 31, 2003, the Company published 35 directories. For the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001, the Predecessor published 77, 121 and 119 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement and accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.”

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company and the Predecessor account for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery.

(e) Deferred Revenue

Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

(f) Deferred Directory Costs

Deferred directory costs represent costs incurred in the production of directories prior to publication and incurred costs for directories that have been delivered that have not yet been recognized as cost of revenue. Deferred directory costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

(g) Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expenses of $8.3 million in the period from September 10 to December 31, 2003 are included in general and administrative expense in the Company’s

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidated statement of operations. Advertising costs of $6.8 million, $3.0 million, and $9.5 million for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively, are included in general and administrative expense in the Predecessor’s combined statements of operations.

(h) Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In periods of the Predecessor, Dex West considered all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the statement of cash flows.

(i) Accounts Receivable

The Company has a billing and collection agreement with Qwest LEC. Under that agreement, certain receivables are billed and collected by Qwest LEC on behalf of the Company for common customers within the local service area. Qwest LEC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the Qwest LEC -billed receivables and any related bad debt reserves in its consolidated balance sheets.

The Company reports its accounts receivable at the outstanding principal balance net of the allowance for doubtful accounts. The allowance for doubtful accounts for Company billed local trade receivables includes amounts past due more than 75 days as determined by the contractual term of each sale. The allowance for doubtful accounts for national trade receivables includes specifically identified uncollectible accounts. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.

For accounts receivable purchased by Qwest LEC, the Company uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the necessary allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At December 31, 2003 $2.2 million of national accounts receivable past due 90 days or more were accruing finance charges.

The following table presents a breakdown of accounts receivable balances (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Trade accounts receivable	$52,404	$69,079
Accounts receivable purchased by Qwest LEC	5,193	37,247
Amounts due from Dex Media East	—	17,585
Amounts due from Qwest and its affiliates	6,413	2,417
Less: allowance for doubtful accounts	(10,896)	(12,812)

Accounts receivable, net	$53,114	$113,516

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts due from Dex Media East represent amounts owed to Dex West for operating expenses incurred on behalf of Dex Media East as discussed in Note 15 to these consolidated financial statements.

Amounts due from related parties generally represent amounts owed to Qwest Dex for advertising services rendered to wholly-owned subsidiaries of Qwest.

(j) Property, Plant and Equipment

Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other (income) expense.

(k) Computer Software

Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $18.8 million (which reflects a purchase accounting adjustment to net the accumulated depreciation against the cost basis as of September 9, 2003) and $31.2 million at December 31, 2003 and 2002, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $3.3 million, $3.8 million, $4.0 million and $4.2 million for the periods from September 10 to December 31, 2003 and from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively. During December 2001, $8.9 million of capitalized computer software costs were written off because of the abandonment of a sales automation project and various system enhancements. See Note 17(b) for an additional discussion of the asset impairment.

(l) Deferred Financing Costs

Costs of $108.7 million incurred in connection with the financing activities related to the Acquisition are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statement of operations. The carrying values of deferred financing costs in the accompanying consolidated balance sheet at December 31, 2003 and 2002 were $102.8 million and $46.2 million, respectively. The $46.2 million of Predecessor debt issuance costs were fully amortized to interest expense for the period from January 1, 2003 to September 9, 2003, as the underlying debt of the Predecessor was repaid in full prior to maturity.

(m) Identifiable Intangibles and Long-Lived Assets

The impairment of identifiable intangibles and long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value. Cash flow projections, although subject to a degree of

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

(n) Goodwill and Intangible Assets

Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on September 9, 2003, the date of the Acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill and indefinite-lived intangibles balances are not being amortized, but instead will be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Intangible assets acquired include trademarks, customer relationships, non-compete/publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to 39 years.

The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter of each fiscal year. Under SFAS 142, impairment of goodwill and indefinite-lived intangible assets may exist if the carrying value of the reporting unit to which they are allocated exceeds the fair value of the reporting unit. The Company has one reporting unit and therefore, compares the carrying value of the Company to its fair value. The fair value of the Company is estimated using a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. As of December 31, 2003, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Stock-Based Compensation

Company. The Company accounts for the Stock Option Plan of Dex Media, Inc., as more fully described in Note 10, under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Had the Company accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for the period from September 10 to September 30, 2003 would have been as follows (in thousands):

For the Period from September 10 to December 31, 2003
Net Loss
As reported	$(27,808)
Pro forma	(27,898)

Predecessor. Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 would have been as follows (in thousands):

	For the Period from January 1 to September 9, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
Net Income
As reported	$151,752	$227,343	$206,277
Pro forma	150,865	225,973	205,007

(p) Income Tax Provision

The Company will be included in the consolidated federal income tax return and combined or consolidated state income tax returns, where permitted, for Dex Media, the Company’s indirect parent. Although the Company is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(q) Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. The carrying value of the

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

(r) Reclassifications

Certain prior period amounts have been reclassified to conform to the 2003 presentation.

(s) Predecessor Financial Statements

In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West for periods prior to the November 8, 2002 Dex East acquisition, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

Balance Sheet:

Cash and cash equivalents—as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 were determined based on operating activities within the specified Dex West states.

Accounts receivable, net—(i) the majority of accounts receivable were specifically identified as related to the customers within the Dex West States and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

Deferred directory costs—specifically identified by state and by directory.

Current and non-current deferred taxes—specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

Other current assets—apportioned based upon Dex West’s total current assets, excluding other current assets, relative to total Qwest Dex current assets, excluding other current assets.

Property, plant and equipment, net—the majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative aggregate expense amounts of Dex West and Dex East recorded in their respective employee-related cost of revenues and general and administrative expenses for the years presented.

Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations—generally apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-term borrowings from affiliates—As discussed in Notes 1 and 5, Qwest Dex had outstanding debt due to QCF that was ascribed to Qwest Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Qwest Dex business derived using an EBITDA multiple at that time, Qwest Dex’s management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

Short-term borrowings and deferred debt issuance costs—as discussed in Note 8, Qwest Dex issued $750.0 million in debt to third parties in 2002 and incurred deferred financing costs of $55.5 million associated with the issuance. This loan and associated costs were apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Upon the sale of Dex East, Dex West was allocated the remainder of the debt and the unamortized portion of the deferred financing costs. Accrued interest has been apportioned consistent with the related interest expense as discussed below. The $750.0 million owed to third parties was paid off in August 2003 by drawing on a line of credit from an affiliate discussed in more detail in Note 8.

Accounts payable—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented, excluding employee-related costs.

Amounts due to related parties—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Employee compensation—apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Deferred revenue and customer deposits—specifically identified by state and by directory.

Other accrued liabilities—apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for years presented.

Other liabilities—(i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Statements of Operations:

Revenue—(i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex’s directory services revenue for the respective periods presented.

Cost of revenue—specifically identified by state and by directory.

Bad debt expense—specifically identified based on customer specific information and association with a specific state or directory.

General and administrative expense—apportioned primarily based upon relative cost of revenue.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense—computed using historical depreciation rates applied to property, plant and equipment balances.

Merger-related expenses—apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the years presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenue.

Impairment charges—specifically apportioned based upon the state that the asset was intended to benefit.

Interest income—apportioned based upon relative cash and cash equivalents.

Interest expense—computed using historical interest rates and average apportioned outstanding short-term borrowings balances.

Other expense (income)—apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

Provision for income taxes—specifically determined using the overall effective tax rate considering the states included in Dex West’s stated geographic area for each period.

All significant intercompany amounts and transactions have been eliminated.

(4) Acquisition of Dex West

The Acquisition (as more fully described in Note 1), was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” The operations of Dex West have been included in the accompanying consolidated financial statements from the September 9, 2003 acquisition date. The determination of the purchase price was based upon arm’s-length negotiations between the buyer and seller, including analysis of expected future cash flows, the ability of the Company to service various levels of debt at then current market interest rates and comparisons to comparable transactions regarding multiples of various operating measures. Although numerous factors affected the final negotiation of the purchase price, the ability of the Predecessor to historically maintain revenue and cash flow over long periods contributed to a valuation reflecting goodwill related to expected future customers and cash flow not acquired in the Acquisition. The purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the resulting excess, based upon the negotiated purchase price, allocated to goodwill as follows (in thousands):

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair value of the assets acquired and liabilities assumed:

Dex purchase price	$4,290,104
Working capital contribution	30,054
Fees and expenses	179,842

Total purchase price	4,500,000
Estimated fair values of:
Assets acquired:
Tangible	413,595
Identifiable intangible assets	1,977,000
Liabilities assumed	(89,181)

Goodwill	$2,198,586

The purchase price was preliminarily allocated as follows:

Current assets	$270,549
Property and equipment	32,620
Intangible assets	1,977,000
Goodwill	2,198,586
Other assets	110,426

Total assets	4,589,181
Current liabilities	(60,516)
Other liabilities	(28,665)

Total liabilities	(89,181)

Total purchase price	$4,500,000

The sources of funds for the purchase price are as follows:

Revolving credit facility	$53,000
Tranche A term loan facility	960,000
Tranche B term loan facility	1,200,000
Senior notes	385,000
Senior subordinated notes	780,000
Capital contribution from Owner	1,122,000

Total sources of funds	$4,500,000

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Pro Forma Financial Information

The following pro forma financial information summarizes the results of operations of the Company as if the Acquisition (See Note 1(a)) had occurred as of the beginning of the respective period presented. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisition occurred on January 1, 2003 and 2002, and does not purport to represent what the Company’s results of operations might be for any future period.

	Year Ended December 31,
	2003	2002
	(In thousands)
Revenue	$917,978	$900,200
Operating expenses:
Cost of revenue	277,998	281,754
General and administrative	120,918	95,723
Depreciation and amortization	257,428	260,217

Total operating expense	656,344	637,694

Operating income	261,634	262,506
Other expense:
Interest expense, net	215,788	215,199
Other expense	—	—

Income before income taxes	45,846	47,307
Provision for income taxes	17,788	18,355

Net income	$28,058	$28,952

Revenue and operating expense for the twelve months following the consummation of the Acquisition of Dex West will be approximately $120.6 million and $31.6 million lower, respectively, than they would have been had the transactions not occurred because the Acquisition was accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to the opening balance sheet on the acquisition date. The purchase method of accounting will not affect the Company’s revenue and directory costs in periods subsequent to this twelve-month period. The effects of these purchase accounting adjustments are non-recurring and have no historical or future cash impact, and therefore the effects of these purchase accounting adjustments are not included in the pro forma information above. As a result of purchase accounting adjustments at September 9, 2003, revenue and expense for the period from September 10 to December 31, 2003, included in the consolidated statement of operations, are $73.8 million and $21.1 million lower, respectively, than they would have been had the Acquisition not occurred.

The nature of the adjustments applied in preparing the pro forma financial information is as follows:

(a) Management Fees

Additional general and administrative expense has been included to reflect the pro rata amount of a $2.0 million annual fee to be paid to the Sponsors under management agreements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Amortization of Intangible Assets

Additional annual amortization of identifiable intangible assets acquired is included in depreciation and amortization. See Note 7 for the Company’s determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

(c) Interest Expense

The adjustment to interest expense records interest expense as if the Acquisition had occurred and related debt had been obtained at the beginning of the periods presented and eliminates all historical interest expense. The pro forma adjustment to interest expense reflects an interest rate of 8.5% for the senior notes, an interest rate of 9.875% for the senior subordinated notes, estimated interest expense relating to the Company’s new credit facilities (including the commitment fee on the unused portions of the Company’s new revolving credit facility) and amortization of related debt issuance costs. Amortization of related debt issuance costs was calculated using the effective interest method over the term of the related debt. Interest expense relating to the new credit facilities was based on an assumed weighted average interest rate of approximately 4% and an assumed London Interbank Offered Rate (“LIBOR”) of 1.13%.

Pro forma interest expense related to the debt obligations incurred in connection with the Acquisition were as follows:

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002
	(In thousands)
Revolver	$1,436	$2,051
Tranche A term loan	31,144	44,499
Tranche B term loan	38,762	55,315
Senior notes	22,377	33,969
Senior subordinated notes	52,262	79,365

	$145,981	$215,199

In addition, $111.3 million and $143.2 million of historical interest expense, net for periods of the Predecessor from January 1 to September 9, 2003 and for the year ended December 31, 2002, respectively, were eliminated as none of the related debt was assumed.

(d) Income Taxes

The estimated tax effect of the pro forma adjustments has been included at the Company’s estimated effective tax rates for the periods presented. The estimated effective rates are based upon the Company’s Federal statutory rate of 35% and its average state income tax rate, net of Federal tax benefit, of 3.9%.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6) Property, Plant and Equipment

The following table presents the composition of property, plant and equipment as of December 31, 2003 and 2002 (dollars in thousands):

		Company	Predecessor
	Estimated Lives	December 31, 2003	December 31, 2002
Computers and equipment	3-7 years	$11,729	$90,316
Leasehold improvements	5 years	476	5,542
Capitalized software	18 months-5 years	18,794	31,151
Furniture and fixtures	7 years	1,834	9,190
Construction in progress	N/A	10,175	1,720

Gross property, plant and equipment		43,008	137,919
Less: accumulated depreciation		(4,992)	(114,440)

Net property, plant and equipment		$38,016	$23,479

Included in computers and equipment above are $0.6 million of equipment obtained under capital lease agreements. The following are the future minimum lease payments required under these capital leases (in thousands):

2004	$423
2005	439
2006	245
2007	15
2008	—
Thereafter	—

Total lease obligation	$1,122
Less: interest	(121)
Less: executory costs	(379)

Capital lease obligation	$622

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7) Goodwill and Intangible Assets

The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West as of the date of the Acquisition was approximately $4,176 million ($2,199 million of goodwill and $1,977 million of identifiable intangible assets). In order to determine an estimate of the fair value of identifiable intangible assets, the Company utilized an independent specialist to determine the amount at which an asset could be bought or sold between willing parties, other than in a forced liquidation sale. In its analysis, the specialist relied primarily on the market approach, whereby transactions in which similar assets are bought or sold are identified. Identifiable intangible assets, net of amortization totaled $1,901.3 million at December 31, 2003. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value as of December 31, 2003	Life
Customer relationships — local	$890,000	$(56,411)	$833,589	20 years	(1)
Customer relationships — national	252,000	(11,023)	240,977	25 years	(1)
Non-compete/publishing agreements	359,000	(2,860)	356,140	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(4,834)	60,166	4 years
Advertising agreements	26,000	(572)	25,428	14 years

Totals	$1,977,000	$(75,700)	$1,901,300

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

The determination of useful lives for customer relationships were made based on historical and expected customer attrition rates. Useful lives for non-compete/publishing agreements, the Qwest Dex Trademark agreement, and advertising agreements are based upon the remaining life of the related agreements.

Amortization expense relating to intangible assets for the period September 10 to December 31, 2003, was $75.7 million. Estimated amortization expense for the next five years and thereafter is (in thousands):

2004	$231,315
2005	192,020
2006	160,455
2007	133,206
2008	99,006
Thereafter	700,298

$1,516,300

(8) Short-Term Borrowings (Predecessor)

In September 2002, Qwest Dex issued $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations were secured by a first priority pledge of the stock

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest LEC. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. In August 2003, the entire $750.0 million debt balance was paid using proceeds from a $750.0 million affiliate loan from Qwest, which was due on demand and had an interest rate of 7.5% per annum. This transaction resulted in the accelerated amortization of the debt issuance costs of $46.2 million, which was recorded as interest expense during the period from January 1 to September 9, 2003. The Predecessor paid interest of $67.4 million, $150.5 million and $165.7 million for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001, respectively.

Qwest Dex had a line of credit borrowing arrangement with QCF, an affiliate of Qwest, under which Qwest Dex could borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. In November 2002 following the sale of Dex East, Qwest Dex repaid all amounts outstanding under the QCF line of credit.

During 2003, Qwest Dex drew against the QCF line of credit to fund a 2003 estimated income tax payment of $13.6 million to QC, an affiliate of Qwest, and the repayment of $750.0 million in short-term borrowings. The short-term borrowings from affiliate balance of $750.0 million with accrued interest of $1.3 million was repaid upon the sale of Dex West on September 9, 2003.

(9) Long-Term Debt

Long-term debt is comprised of the following (in thousands, in descending order of right of payment):

December 31, 2003
Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on December 31, 2004, maturing in September 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	$905,778
Notes payable to banks, Tranche B Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.93% at December 31, 2003), interest payable at various intervals based on interest rate periods, and principal payable quarterly beginning on June 30, 2005, maturing in March 2010. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value	1,132,222
Unsecured senior notes, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At December 31, 2003 the fair value of the notes was approximately $428.8 million	385,000
Unsecured senior subordinated notes, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At December 31, 2003, the fair value of the notes was approximately $906.8 million	780,000

3,203,000
Less: current portion of long-term debt	(20,178)

$3,182,822

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003 aggregate amounts of required principal payments on long-term debt are as follows (in thousands):

2004	$20,178
2005	155,382
2006	203,176
2007	241,576
2008	264,376
Thereafter	2,318,312

$3,203,000

In connection with the Acquisition, the Company entered into a syndicated credit facility consisting of (i) a $100.0 million six year revolving credit facility, (ii) a $960.0 million six year term loan (Tranche A), and (iii) a $1,200.0 million six and a half year term loan (Tranche B). The entire proceeds from the Tranche A and Tranche B term loans along with $53.0 million from the revolving credit facility were used to finance the Acquisition. During the period from September 10 to December 31, 2003 the Company repaid $54.2 million, $67.8 million and $53.0 million on the Tranche A term loan and Tranche B term loan and the revolving credit facility, respectively.

Interest rate periods under the bank facility can, at the option of the Company, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. Interest rate periods greater than three months require quarterly cash interest payments. The interest rate options allow the Company to choose, each time floating interest rates are reset, a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The current applicable interest rate spreads added to LIBOR-based borrowings are 2.75% for Tranche A and Tranche B term loans. The current spreads on ABR borrowings are 1.75% for Tranche A and Tranche B term loans. The Company is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving credit facility. The Company expects to use the facility for general corporate purposes. As of December 31, 2003, there were no borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and Tranche B term loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain Company financial ratios. The Company paid interest and fees on the bank facility, senior notes and senior subordinated notes of $14.3 million for the period from September 10 to December 31, 2003.

The obligations under the Company’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“Credit Guarantors”). The Company and these entities are all under the common control of Dex Media. The Credit Guarantors shall be responsible for repaying these obligations in the event that the Company fails to perform under these facilities.

Also in connection with the Acquisition, the Company and Dex Media West Finance Co. (“Co-Issuer”) issued $1,165.0 million of senior notes and senior subordinated notes. As of December 31, 2003, the Co-Issuer had no independent assets or operations.

The credit agreement related to the Company’s revolving credit facility and term loan facilities and the indentures related to the Company’s senior notes and senior subordinated notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of December 31, 2003, the Company was in compliance with these covenants.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The note issuers have entered into registration rights agreements with the initial purchasers of the Company’s senior notes and senior subordinated notes. In those agreements, the Company and the Co-Issuer agreed to use all commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) and cause to become effective a registration statement relating to an offer to exchange the Company’s senior notes and senior subordinated notes for an issue of SEC-registered notes with terms identical to the Company’s senior notes and senior subordinated notes. If the registration statement is not effective on or before the date that is 270 days after September 9, 2003, the annual interest rate on the Company’s senior notes and senior subordinated notes will be increased by a maximum of 1.0% per annum until the registration statement is effective.

Separate financial statements for Dex Media West Finance Co., the only subsidiary of the Company are not provided because the subsidiary has no independent assets or operations from the Company. Dex Media West Finance Co. is a 100%-owned finance operating subsidiary of the Company. The co-issuance of Dex Media West Finance Co. create obligations that are full, unconditional, and joint and severable.

(10) Owner Equity

(a) Owner Contributions and Distributions

As more fully described in Note 4, the Company’s indirect parent, Dex Media, contributed $1,122.0 million to owner interest in connection with the Acquisition. Also in connection with the Acquisition, the Company made distributions of $5.6 million and $18.0 million to its parent related to Dex Media East’s acquisition of employee liabilities and settlement of accrued commitment fees, respectively. In November 2003, the Company declared a distribution to its parent of $11.8 million of which $9.7 million was paid prior to December 31, 2003. The remainder was paid in January 2004.

(b) Stock Options

Company. On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of December 31, 2003 and 2002, the maximum number of shares of common stock available for grant was 623,000 and 234,591, respectively. The Compensation Committee of Dex Media determines the exercise price for each option. However, all outstanding stock options have an exercise price that was equal to the fair market value of the common stock on the date the stock option was granted and all outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million which was paid on November 10, 2003. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.” The effect of this change will be included in the SFAS 123 pro forma calculation in the first quarter of 2004.

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million which was paid on February 17, 2004. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44. The effect of this change will be included in the SFAS 123 pro forma calculation in the first quarter of 2004.

Summarized below is information regarding options outstanding under the Plan at December 31, 2003:

2003
Options outstanding	456,432
Options exercisable	87,181
Weighted average exercise price	$60
Weighted average remaining contractual life (years)	9.34

Had Dex Media accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” compensation cost would have been allocated to the Company as described in Note 14. The pro forma results of the Company for the period from September 10 to September 30, 2003 would have been as follows (in thousands):

Period from September 10 to December 31, 2003
Net Loss
As reported	$(27,808)
Pro forma	(27,898)

Following are the weighted average assumptions used to estimate the fair value of options granted under the Plan during 2003.

2003
Risk-free interest rate	3.19%
Expected dividend yield	0%
Expected option life (years)	5.0
Expected stock price volatility	0%
Grant date fair value	$8.84
Options granted	311,275

Predecessor. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media West employees under this plan expired 90 days after the Acquisition.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized below is information regarding the Plan as it relates to the employees of the Predecessor.

	Number of Shares	Weighted Average Exercise Price
Options outstanding January 1, 2001	1,401,713	$36.96
Options
Granted	333,690	23.23
Exercised	(67,924)	28.18
Options exchanged	(186,426)	43.69
Canceled or forfeited	(161,801)	43.71

Options outstanding December 31, 2001	1,319,252	32.15
Options
Granted	537,853	3.18
Exercised	(87)	11.82
Canceled or forfeited	(33,856)	39.84

Options outstanding December 31, 2002	1,823,162	23.47
Options
Granted	9,000	3.44
Exercised	—	—
Canceled or forfeited	(70,188)	10.79

Options outstanding September 9, 2003	1,761,974	$24.02

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 9, 2003	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable at September 9, 2003	Weighted Average Exercise Price
$ 0.01—$10.00	490,203	1.2	$2.93	121,382	$2.94
$10.01—$20.00	244,059	3.6	16.09	112,035	15.52
$20.01—$30.00	221,369	4.5	27.60	187,099	28.20
$30.01—$40.00	583,934	3.7	36.80	445,334	36.01
$40.01—$50.00	222,236	3.5	42.11	210,876	41.75
$50.01—$60.00	173	3.2	52.62	173	52.62

Total	1,761,974	3.1	$24.02	1,076,899	$29.92

Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 would have been as follows (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Income
As reported	$151,752	$227,343	$206,277
Pro forma	150,865	225,973	205,007

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following are the weighted average assumptions used to estimate the fair value of stock options granted to the Predecessor employees during the period from January 1 through September 9, 2003 and the years ended December 31, 2002 and 2001.

	Period from January 1 to September 9, 2003	Year Ended 2002	Year Ended 2001
Risk-free interest rate	3.2%	4.0%	4.2%
Expected dividend yield	0.0%	0.0%	0.1%
Expected option life (years)	6.4	7.6	5.5
Expected stock price volatility	73.6%	51.7%	64.0%
Grant date fair value	$2.35	$1.79	$15.58

Approximately 45.0 million options for Qwest common stock were available for grant at September 9, 2003. No specific amounts have been reserved for Qwest Dex employees. As a result of Qwest’s failure to file its June 30 and September 30, 2002, and its March 21, 2003 Quarterly Reports on Form 10-Q, and its annual report on Form 10-K for the year ended December 31, 2002, Qwest suspended the rights of employees to exercise stock options granted under its stock option plans. These filings were made by Qwest subsequent to September 9, 2003.

(c) Capitalization (Predecessor)

Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by QSC, a subsidiary of Qwest. There were no authorized, issued or outstanding shares of stock of Dex West.

(11) Income Taxes

Company. The composition of the income tax benefit follows (in thousands):

Period from September 10 to December 31, 2003
Federal:
Current	$—
Deferred	(14,931)

Total Federal	(14,931)

State and Local:
Current	—
Deferred	(2,723)

Total State and Local	(2,723)

Total income tax benefit	$(17,654)

The effective tax rate differs from the statutory tax rate as follows:

Period from September 10 to December 31, 2003
Federal statutory rate	35.0%
State income taxes, net of Federal tax benefit	3.9
Other	(0.1)

Effective tax rate	38.8%

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Acquisition (as more fully described in Note 1) was considered to be a taxable asset acquisition for income tax purposes. As a result, the Company recorded the tax basis of all acquired assets at their fair market value at the date of acquisition. In addition, the Company acquired several intangible assets for tax purposes that will be amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

Dex Media West will be included in the consolidated federal income tax return and combined or consolidated state income tax returns (where permitted) for Dex Media, the Company’s indirect parent. Although Dex Media West is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis. For the period from September 10 to December 31, 2003, the Company generated a loss for tax purposes of approximately $46.8 million. Because this period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for this period will expire in the year 2023. No valuation allowance has been provided for the net operating loss as it is more likely than not that the net operating loss carryover will be utilized before the end of the expiration period. This presumption is based upon the book and taxable income expected to be generated by the Company over the next several years. No payments for income taxes were made for the period from September 10 to December 31, 2003.

Predecessor. The composition of the Predecessor income tax provision follows (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Federal:
Current	$83,071	$109,164	$97,997
Deferred	(1,461)	13,020	13,000

Total Federal	81,610	122,184	110,997
State and Local:
Current	9,940	13,020	9,782
Deferred	(109)	3,004	2,934

Total State and Local	9,831	16,024	12,716

Total income tax provision	$91,441	$138,208	$123,713

The Predecessor effective tax rate differs from the statutory tax rate as follows:

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.6	2.6	2.6
Other	—	0.2	(0.1)

Effective tax rate	37.6%	37.8%	37.5%

The Predecessor accounted for income taxes as if it were a separate taxpayer. However, the Predecessor was included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Predecessor’s inclusion in the Qwest returns, it was expected that there would be no cash obligation associated with its taxable income due to the utilization of losses from other Qwest affiliates. The Predecessor and its parent did not have a formal tax-sharing arrangement and there was no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes, the Predecessor reflected in its statements of changes in owner’s deficit, contributions and distributions in lieu of recording receivables and payables for current income taxes. The contributions and distributions are reflected as non-cash charges/(credits) to operations in the statements of cash flows.

Qwest Dex made net payments of income taxes to third parties and QSC of which $13.6 million for the period from January 1 to September 9, 2003 was apportioned to Dex West. Qwest Dex made no payments of income tax to third parties and QSC in the years ended December 31, 2002 and 2001, respectively.

The components of the net deferred tax assets and liabilities are as follows (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Current:
Deferred revenue currently taxable	$3,876	$21,014
Expenses not currently deductible	—	(2,573)

Net current deferred tax assets	$3,876	$18,441

Noncurrent:
Post-employment benefits, including pension	$778	$7,002
Amortization of goodwill and other intangibles	(6,212)	—
Net operating loss carryforward	18,203	—
Depreciation	788	(9,394)
Investment write-offs not presently deductible	—	3,108
Other	221	(4,727)

Net noncurrent deferred tax assets (liabilities)	$13,778	$(4,011)

Management of Qwest Dex, Dex West and Dex Media West believe that it is more likely than not that all net deferred tax assets will be realized. Therefore, valuation allowances have not been provided.

(12) Employee Benefit Plans

(a) Pension and Other Post-Retirement Benefits

(i) General Description

Company. Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex Media in connection with the Acquisition and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisition became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan. The actuarially determined liabilities of $192.1 million for the Qwest pension plan and $51.5 million for the Qwest other post-retirement benefit plan attributable to individuals that became

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees of Dex Media East and Dex Media West as of the dates of acquisition (November 8, 2002 and September 9, 2003, respectively) were assumed by the Dex Media Plans. During 2003, pension trust assets from the Qwest pension trust totaling $192.3 million were transferred to the Dex Media pension trust.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for 2003 and 2002. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for 2003 and 2002.

On September 9, 2003, Dex West employees became employees of Dex Media East. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Dex Media East’s reported liabilities. The Company records an affiliate payable to Dex Media East for the portion of the liability associated with the Dex Media East employees who provide services to Dex Media West. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to Dex Media East employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue. Effective January 1, 2004, all employees of Dex Media East were transferred to Dex Media Service LLC.

Predecessor. Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in 2001, 2002, or 2003 through September 9, 2003 and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan in 2001, 2002, or 2003 through September 9, 2003.

Dex West was apportioned pension credits for the period from January 1 to September 9, 2003, and for the years ended December 31, 2002 and 2001, of $2.0 million, $3.6 million and $7.9 million, respectively. Dex West’s apportioned post-retirement benefit costs/credits were $7.1 million for 2003, $2.7 million for 2002 and a credit of $0.4 million for 2001. These amounts represent Dex West’s apportioned share of the pension credits and post-retirement benefit costs/credits of Qwest, based on employee demographic information.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii) Obligations and Funded Status (in thousands)

	Period from September 10 to December 31, 2003
	Pension Benefit	Post-Retirement Benefits
Change in benefit obligation
Projected benefit obligation at beginning of period	$—	$—
Service cost	1,618	314
Interest cost	2,051	565
Amendments	(1,035)	(2,067)
Actuarial loss	3,589	1,851
Benefits paid	(3,902)	(9)
Benefit obligation relating to Dex West employees	104,797	28,163

Projected benefit obligation at end of period	$107,118	$28,817

Change in plan assets
Fair value of plan assets at beginning of period	$—	$—
Actual return on plan assets	4,841	—
Employer contribution	—	9
Benefits paid	(3,902)	(9)
Assets received from prior plan for Dex West employees	100,884	—

Fair value of plan assets at end of period	$101,823	$—

Funded status	$(5,295)	$(28,817)
Unrecognized net actuarial (gain) loss	(983)	2,678
Unrecognized prior service cost	(1,035)	(2,067)

Total accrued liabilities	$(7,313)	$(28,206)

The accumulated benefit obligation for the defined benefit pension plan was $89.7 million at December 31, 2003.

(iii) Components of Net Periodic Benefit Cost (in thousands)

	Period from September 10 to December 31, 2003
	Pension Benefit	Post-Retirement Benefits
Service Cost	$1,618	$314
Interest Cost	2,051	565
Expected return on plan assets	(2,436)	—

Net periodic benefit cost	$1,233	$879

To compute its expected return on plan assets, Dex Media applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” Dex Media elected to amortize actual returns on its plan assets falling outside a defined corridor over

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a five year period. Any actual returns falling within the corridor are recognized currently. Dex Media defined the corridor as a range that is 50% higher and 50% lower than the expected return on plan assets. For the year ending December 31, 2003, the corridor is defined as the range from 4% to 12%, based upon its expected return of 8%.

(iv) Assumptions

The actuarial assumptions used to compute the pension and other post-retirement net periodic benefit costs are based upon information available as of September 10, 2003, are as follows:

	Period from September 10 to December 31, 2003
	Pension Benefits	Post-Retirement Benefits
Weighted average discount rate	6.50%	6.50%
Weighted average rate of compensation increase	4.65%	N/A
Expected long-term rate of return on plan assets	8.00%	N/A
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2013

The actuarial assumptions used to compute the projected benefit obligation for the plans are based upon information available as of December 31, 2003, are as follows:

	Period from September 10 to December 31, 2003
	Pension Benefits	Post-Retirement Benefits
Weighted average discount rate	6.25%	6.25%
Weighted average rate of compensation increase	4.00%	N/A
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement benefit plan. A one-percent change in the assumed healthcare cost trend rate would have had the following effects at December 31, 2003:

	Period from September 10 to December 31, 2003 One Percent Change
	Increase	Decrease
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$52	$(42)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$984	$(859)

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(v) Plan Assets

Dex Media’s pension plan weighted-average asset allocations at December 31, 2003, by asset category, are as follows:

	Plan Assets at December 31, 2003	Asset Allocation Target
Asset Category
Equity Securities	57%	60%
Debt Securities	29%	35%
Real Estate	5%	5%
Cash	9%	0%

Total	100%	100%

The plan’s assets are invested in accordance with investment practices that emphasize long-term investment fundamentals. The plan’s investment objective is to achieve a positive rate of return over the long-term from capital appreciation and a growing stream of current income that would significantly contribute to meeting the plan’s current and future obligations. These objectives can be obtained through a well-diversified portfolio structure in a manner consistent with plan’s investment policy statement.

The plan’s assets are invested in marketable equity and fixed income securities managed by professional investment managers. The plan’s assets are to be broadly diversified by asset class, investment style, number of issues, issue type and other factors consistent with the investment objectives outlined in the plan’s investment policy statement. The plan’s assets are to be invested with prudent levels of risk and with the expectation that long-term returns will maintain and contribute to increasing purchasing power of the plan’s assets, net of all disbursements, over the long-term.

The plan’s assets in separately managed accounts may not be used for the following purposes: short sales, purchases of letter stock, private placements, leveraged transactions, commodities transactions, option strategies, investments in some limited partnerships, investments by the managers in their own securities, their affiliates or subsidiaries, investment in futures, use of margin or investments in any derivative not explicitly permitted in the plan’s investment policy statement.

In 2003, Dex Media assumed an expected long-term rate of return of 8% in computing its net periodic pension cost. The basis used for determining this rate was the historical capital market returns for an asset mix similar to the Pension Plan’s 65% equity and 35% fixed income. Dex Media did not begin to manage the trust assets until November 1, 2003, when Qwest transferred assets from its pension trust to the Dex Media pension trust. From January 1, 2003 until the date of transfer, Qwest Asset Management Company managed the Dex Media pension assets as provided for in the Purchase Agreement. In determining the 2004 expected long-term rate of return, Dex Media made adjustments to the historical return based on the expectation that there is opportunity for active management of the trust’s investments to add value over the long term. This expectation was supported by calculating historical returns for the eight investment managers who were selected to actively manage the trust’s assets. As a result, Dex Media will be assuming an expected long-term rate of return of 9% in 2004.

(vi) Cash Flows

Dex Media does not expect to make any contributions to its pension plan in 2004.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(vii) New Matters

On December 8, 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As provided by FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” Dex Media has elected to defer recognizing the effects of the Medicare Act on its post-retirement benefit plan. Therefore, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in the financial statements and accompanying notes do not give effect to the Medicare Act. Specific authoritative guidance on the accounting for the effects of the Medicare Act is pending and that guidance, when issued, could require Dex Media to change previously reported information.

Effective February 1, 2004, Dex Media’s pension plan was amended to eliminate the death benefit previously provided to certain management employees. This amendment resulted in a reduction of the Company’s projected benefit obligation of $1.0 million.

Effective January 1, 2004, several changes were made to the Company’s retiree health care plan for management and Communications Workers of America (“CWA”) retirees resulting in approximately $0.6 million in annual expense savings and a reduction in the projected benefit obligation of $2.1 million. The changes are as follows: (1) elimination of Company-provided post-65 medical coverage for management retirees, (2) elimination of Medicare Part B reimbursement for management retirees, (3) implementation of pre-65 retiree medical plan for all management employees with associated employee contributions, (4) change in dental coverage to a voluntary retiree-paid plan for management and CWA retirees and (5) a reduction in the life insurance benefit for management and CWA retirees.

(b) 401(k) Plan

Company. Effective November 1, 2002 Dex Media adopted a defined contribution benefit plan covering substantially all management and occupational employees of Dex Media. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual pre-tax dollar contribution of the employees is limited to the maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan (“QSIP”) described below were given the option of leaving their balance in that plan, moving their balance to the Dex Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media plan were credited with previous service for eligibility and vesting purposes in the new plan. Rollover contributions in 2002 and 2003 from QSIP to the Dex Media, Inc. Employee Savings Plan totaled $43.0 million.

Dex Media matches a percentage of employee contributions, and those matching contributions as recorded by the Company in the statement of operations were $1.1 million for the Successor Period. Effective January 1, 2004, Dex Media increased the matching formula for all management employees participating in its defined contribution plan from 100% on the first 3% of employee contributions to 100% on the first 4% of employee contributions and 50% on the next 2% of employee contributions.

Predecessor. Qwest sponsored a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Qwest Dex. Under the plan, employees could contribute a percentage of their annual compensation to the Plan up to a maximum percentage identified in the plan. The

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

annual pre-tax dollar contribution by the employees is limited to the maximum amount determined by the Internal Revenue Service. Qwest Dex was apportioned its share of matching contributions and recorded expense of $1.7 million, $2.5 million and $2.7 million for the period from January 1 to September 9, 2003, and the years ended December 31, 2002 and 2001, respectively. Those matching contributions were invested in Qwest common stock.

(c) Employee Stock Purchase Plan

Company. As of December 31, 2003, Dex Media did not sponsor an employee stock purchase plan.

Predecessor. Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Qwest Dex employees were permitted to participate. Qwest is authorized to issue approximately seven million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. Effective January 1, 2002, Qwest merged the Qwest plan into the US WEST, INC. plan which was renamed the Qwest Savings & Investment Plan (“QSIP”). As a result of Qwest’s failure to file its June 30 and September 30, 2002 quarterly reports on Form 10-Q, Qwest suspended the investment of employee contributions in its common stock. These filings were made subsequent to September 9, 2003.

(13) Commitments and Contingencies

(a) Lease Commitments

The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of December 31, 2003, are as follows (in thousands):

2004	$7,904
2005	6,563
2006	4,732
2007	2,636
2008	1,259
Thereafter	1,109

$24,203

The Company recorded rent expense under operating leases of $3.1 million for the period from September 10 to December 31, 2003. The Predecessor recorded rent expense under operating leases of $6.5 million, $8.5 million and $11.0 million for the period from January 1 to September 9, 2003, and the years ended December 31, 2002 and 2001, respectively. For the periods prior to September 9, 2003 rent expense was specifically identified to Dex West based upon the actual rent on properties Qwest Dex leased in the Dex West States.

(b) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Collective Bargaining Agreements

As of December 31, 2003, 47% of the Dex Media East employees providing services to the Company were members of the CWA. The collective bargaining agreement covering their employment expired in October 2003. In October 2003, Dex Media reached a three-year agreement with the CWA for a new collective bargaining agreement which was ratified by its member employees in December 2003. In January 2003, Dex Media extended its collective bargaining agreement with the International Brotherhood of Electrical Workers (“IBEW”) Union until May 5, 2006. As of December 31, 2003, 18% of the Dex Media East employees providing services to the Company were members of the IBEW.

(d) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s and Dex Media East’s core production platform. Upon the consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade Dex Media’s existing software system to enhance its functionality. The Company will be allocated its proportional share of these charges in accordance with its Shared Services and Employment Agreement as the charges are incurred over the five year period. In the event that the Company is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, the Company may be required to assume the portion of the obligation currently attributable to Dex Media West. As of December 31, 2003, Dex Media East and the Company have paid $11.9 million and $3.1 million, respectively, under this agreement.

(14) Transactions with Dex Media East

(a) Shared Services

As also described in Note 12, upon consummation of the Acquisition, all former Qwest employees who transferred to Dex Media became employees of Dex Media East. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to Dex Media East employees providing services entirely for the Company are allocated 100% to the Company. Shared employee costs are allocated and charged to the Company based upon the Company’s proportional share of consolidated Dex Media revenue. The Company records an affiliate payable to Dex Media East for the employee-related charges allocated to it. All cash related affiliate balances are settled at least monthly.

(b) Due from (to) Dex Media East

As of December 31, 2003, amounts due to Dex Media East in the accompanying consolidated financial statements include the following (in thousands):

Current
Amounts due to Dex Media East, net	$16,875
Amounts due to Dex Media East related to employee compensation	11,679

28,554
Long-term
Amounts due to Dex Media East related to post-retirement obligations	35,519

Total due to Dex Media East	$64,073

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002, amounts due from Dex Media East amounted to $18.0 million and amounts due to Dex Media East amounted to $2.4 million and are included in the accounts receivable and accounts payable balances in the accompanying consolidated financial statements.

(15) Transactions with Qwest and its Affiliates

(a) Services provided by Qwest and its Affiliates

Shared Services—Historically, the Predecessor reimbursed Qwest for services it and its affiliates provided to the Predecessor based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became employees of Dex Media East and have been made available to Dex Media East and Dex Media West. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates were considered affiliate transactions.

After the acquisition of Dex West, Qwest and Qwest LEC continued to provide certain services that they have historically provided to the Predecessor, including support services relating to information technology, data access services and payroll services, pursuant to a transition services agreement. Services provided by Qwest and its affiliates subsequent to the Acquisition are considered shared services with a third party. As of December 31, 2003, the Company terminated and replaced the transition services agreement with Qwest and Qwest LEC with services provided internally, or through arrangements with third parties.

Billing and Collection—As discussed in Note 3(i) above, the Company has a billing and collection agreement with Qwest LEC under which revenue and related receivables are billed and collected by Qwest LEC on behalf of the Company for customers common between Dex Media West and Qwest LEC within the Dex West States. The amounts paid to Qwest LEC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services. This agreement will be in effect until November 7, 2004, although Qwest LEC will provide transitional billing services for transactions billed through the system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months.

Telephony and Data Services—Telephony and data services are provided to the Company by Qwest LEC, primarily at tariffed or negotiated contract rates, based upon a master services agreement in effect until November 8, 2017.

Customer Lists—Pursuant to a listing services agreement between the Company and Qwest LEC, the Company acquires a listing of all business and residential customers annually from Qwest LEC. The amount charged to the Company is consistent with the prevailing third party market prices charged by Qwest LEC to nonaffiliated purchasers of these same customer lists.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the Company’s consolidated statement of operations for the period September 10 to December 31, 2003 are the following shared services (in thousands):

Period from September 10 to December 31, 2003
Cost of revenue	$133
General and administrative	2,979

Total	$3,112

Predecessor. Included in the Predecessor’s combined statements of operations for the period from January 1 to September 9, 2003 and for the years ended December 31, 2002 and 2001 are the following affiliate transactions (in thousands):

	Period from January 1 to September 9, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Cost of revenue	$3,478	$14,022	$14,401
General and administrative	26,545	47,789	32,259

Total	$30,023	$61,811	$46,660

(b) Services Provided to Qwest and its Affiliates

Rates historically charged for advertising services provided by the Predecessor to Qwest and its affiliates were determined based upon prevailing third party market prices. The Predecessor provided advertising services to Qwest and its affiliates of $6.4 million, $9.4 million and $7.9 million during the period from January 1 to September 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

As part of the Advertising Agreement dated September 9, 2003, Qwest agreed to purchase from Dex Media East and the Company, under a take-or-pay arrangement, a minimum of $20.0 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20.0 million of advertising in any one year pursuant to such agreement, up to $5 million of the excess could be carried over to the subsequent year’s minimum advertising purchase requirement. Supplementally, Dex Media East and Dex Media West agreed to allocate the cash received under the take-or-pay arrangement at 42% and 58%, respectively. For the period from September 10 to December 31, 2003, Qwest purchased $2.3 million in advertising services from the Company under this arrangement.

(c) Due from (to) Qwest and its Affiliates

Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in thousands):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Accounts receivable purchased by Qwest LEC	$5,193	$37,427
Amounts due from Qwest and its affiliates	6,413	2,417
Amounts due to Qwest and its affiliates	(5,405)	(33,470)

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Related Party Transactions, Other than Dex Media East

In connection with the Acquisition, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $1.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $0.6 million in pro-rated annual advisory fees for the period from September 10 to December 31, 2003 and $40.2 million in aggregate one-time transaction fees on September 9, 2003.

As more fully described in Note 13(d), Dex Media entered into an agreement with Amdocs for the complete modernization of the Dex Media core production platform. WCAS, one of the Sponsors, is a shareholder of Amdocs.

On November 10, 2003, the Company’s indirect parent, Dex Media, issued $500.0 million of 8% Notes due 2013 and $389.0 million of 9% Discount Notes due 2013 for total proceeds of $750.2 million. The proceeds of $750.2 million were paid by Dex Media as a dividend to its parent. Such notes are expected to be serviced and repaid from dividends from the Company and its affiliate, Dex Media East, subject to the restrictions in their respective debt agreements.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. The Company and Dex Media West expect to pay SAVVIS approximately $2.2 million, collectively, over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(17) Merger-Related Expenses and Impairment Charges (Predecessor)

(a) Merger-Related Expenses

On June 30, 2000, Qwest completed its acquisition (the “Merger”) of US WEST, INC. US WEST, INC. was deemed the accounting acquiree and its historical financial statements, including those of its wholly owned subsidiaries, were carried forward as those of the newly combined company.

In connection with the Merger, Qwest’s management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Qwest Dex, principally the involuntary separation of 359 employees. Qwest and Qwest Dex considered only those costs that were incremental and directly related to the Merger to be “Merger-related.”

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dex West recorded Merger-related charges as follows (in thousands):

Predecessor
Year Ended December 31, 2001
Contractual settlements	$1,330
Severance and employee-related expenses	3,117
Rebranding	1,132

Total Merger-related expenses	$5,579

Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

In connection with the Merger, Qwest Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left the business since the consummation of the Merger.

(b) Impairment Charges

In December 2001, Qwest Dex reviewed all internal software projects in process. At that time, management decided that certain projects should no longer be pursued as other systems with greater long-term utility had become available. Because the projects were incomplete and abandoned, the fair value of such software was determined to be zero. Capitalized software costs related to Dex West of $8.9 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

(18) Subsequent Event

On February 11, 2004, the Company’s indirect parent, Dex Media, issued $361.0 million in Discount Notes due 2013 for gross proceeds of $250.5 million. The gross proceeds of $250.5 million were paid by Dex Media as a distribution to its parent. Such notes are expected to be serviced and repaid from distributions from the Company and its affiliate, Dex Media East, subject to any restrictions in their respective credit facilities.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands)	As of March 31, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$8,369	$4,658
Accounts receivable, net	58,328	53,114
Deferred directory costs	164,368	142,293
Current deferred taxes	3,732	3,876
Other current assets	3,065	5,461

Total current assets	237,862	209,402
Property, plant and equipment, net	49,825	38,016
Goodwill	2,193,335	2,198,586
Intangible assets, net	1,843,471	1,901,300
Deferred income taxes	14,316	13,778
Deferred financing costs	96,090	102,794
Other assets	2,956	2,955

Total Assets	$4,437,855	$4,466,831

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$26,961	$16,694
Amounts due to affiliate	14,811	28,554
Deferred revenue and customer deposits	102,115	68,232
Accrued interest payable	21,035	49,405
Current portion of long-term debt	33,245	20,178
Other accrued liabilities	4,031	6,113

Total current liabilities	202,198	189,176
Long-term debt	3,139,755	3,182,822
Amounts due to affiliate related to post-retirement and other post-employment obligations	37,219	35,519
Other liabilities	376	408

Total Liabilities	3,379,548	3,407,925

Commitments and contingencies (Note 9)
Accumulated deficit	(28,407)	(27,808)
Owner’s interest	1,086,714	1,086,714

Total Owner’s Equity	1,058,307	1,058,906

Total Liabilities and Owner’s Equity	$4,437,855	$4,466,831

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Company	Predecessor
(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Revenue	$207,388	$228,615
Operating Expenses:
Cost of revenue	62,822	67,611
General and administrative expense	21,781	16,604
Bad debt expense	7,077	7,227
Depreciation and amortization expense	3,839	2,074
Amortization of intangibles	57,829	—

Total operating expenses	153,348	93,516

Operating income	54,040	135,099
Other expense (income):
Interest income	(143)	(697)
Interest expense	55,176	32,355

(Loss) income before income taxes	(993)	103,441
Income tax (benefit) provision	(394)	38,790

Net (loss) income	$(599)	$64,651

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Company	Predecessor
(Dollars in thousands)	Three Months ended March 31, 2004	Three Months ended March 31, 2003
Operating activities:
Net (loss) income	$(599)	$64,651
Adjustments to net income (loss):
Bad debt expense	7,077	7,227
Depreciation and amortization expense	3,839	2,074
Amortization of intangibles	57,829	—
Amortization of deferred financing costs	6,862	6,933
Deferred tax benefit	(394)	(2,941)
Contributions from Qwest in lieu of income taxes	—	41,731
Changes in operating assets and liabilities:
Accounts receivable	(12,291)	7,237
Deferred directory costs	(22,075)	(2,392)
Other current assets	2,395	2,448
Accounts payable and other liabilities	(18,131)	11,139
Deferred revenue and customer deposits	33,883	(5,217)
Amounts due to affiliates	(12,043)	—
Employee benefit plan obligations and other, net	—	(993)

Cash provided by operating activities	46,352	131,897

Investing activities:
Acquisition of Dex West	5,251	—
Expenditures for property, plant and equipment	(4,505)	—
Capitalized software development costs	(11,143)	—

Cash used for investing activities	(10,397)	—

Financing activities:
Proceeds from issuance of short-term debt	23,000	—
Repayments of short-term debt	(23,000)	—
Borrowings from affiliates	—	—
Repayments on long-term debt	(30,000)	—
Payment of financing costs	(157)	—
Dividend to Owner	(2,087)	—

Cash used for financing activities	(32,244)	—

Cash and cash equivalents:
Increase	3,711	131,897
Beginning balance	4,658	161,338

Ending balance	$8,369	$293,235

See accompanying notes to condensed consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1) Description of Business

(a) Acquisition

On August 19, 2002, Dex Holdings LLC (“Dex Holdings”), the parent of Dex Media, Inc. (“Dex Media”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (“WCAS”) (together, the “Sponsors”), entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to purchase the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (together “Qwest Dex”) from Qwest Communications International Inc. (“Qwest”) in two separate phases.

In the first phase, consummated on November 8, 2002, Dex Holdings assigned its right to purchase the directory business in the Dex East States (as defined below) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.8 billion (excluding fees and acquisition costs).

In the second phase (the “Acquisition”), consummated on September 9, 2003, Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC, (“Dex Media West” or the “Company”), an indirect wholly-owned subsidiary of Dex Media, purchased all of the interests in GPP LLC for $4.3 billion (excluding fees, acquisition costs and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the directory business acquired in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). In conjunction with the sale, Dex West employees became employees of Dex Media West and were immediately transferred to Dex Media East. On January 1, 2004, all employees of Dex Media East were transferred to another indirect wholly-owned subsidiary of Dex Media, Dex Media Services LLC (or “Service Co.”).

(b) Predecessor Business

The combined financial statements of the acquired business in the Dex West States prior to the September 9, 2003 acquisition date, referred to as “Dex West” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex West States.

(c) Operations

The Company is the exclusive official directory publisher for Qwest Corporation, Qwest’s local exchange carrier (“Qwest LEC”), in the Dex West States, which is the primary local exchange carrier in most service areas within the Dex West States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex West States. The Company provides directory and Internet solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories. Published directories are distributed to businesses and residents in the Dex West States through third-party vendors.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Basis of Presentation

(a) The Company

The accompanying condensed consolidated interim financial statements are unaudited. In compliance with the Securities and Exchange commission’s (“SEC”) instructions for interim financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In management’s opinion, the condensed consolidated financial statements reflect all adjustments (which consists of normal recurring adjustments) necessary to fairly present the condensed consolidated results of operations, cash flows and financial position of the Company as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the periods from September 10 to December 31, 2003 and from January 1 to September 9, 2003, and for the years ended December 31, 2002 and 2001 included in the Company’s Form S-4 Amendment No. 2 as filed with the SEC. The condensed consolidated results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

Dex West is considered the Predecessor to the Company. As such, the historical financial statements of Dex West are included in the accompanying consolidated financial statements, including the combined statements of operations and cash flows for the three months ended March 31, 2003, (together, the “Predecessor Financial Statements”). The Predecessor Financial Statements have not been adjusted to give effect to the Acquisition. As such, the consolidated financial statements of the Company after the Acquisition are not comparable to the Predecessor Financial Statements prior to the Acquisition. In management’s opinion, the consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary to fairly present the consolidated results of operations and financial position of the Company for all periods presented. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results expected for the full year.

(b) The Predecessor

The accompanying combined financial statements of the Predecessor include the activities of Qwest Dex for business conducted in the Dex West States. Because of Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would have been had Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future results of operations.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The condensed consolidated financial statements include the financial statements of Dex Media West and its wholly-owned subsidiary, Dex Media West Finance Co. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Revenue Recognition

The sale of advertising in printed directories published by the Company and the Predecessor is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. The Company and the Predecessor publish white and yellow pages directories primarily with 12-month lives. From time to time, the Company may choose to change the lives of certain directories in order to more efficiently manage work and customer flow. During 2003, the Company determined it would extend the lives of eight directories published in December 2002 and publish them in January 2004, in most cases. The lives of the affected directories will be 12 months thereafter. These extensions did not have a significant impact on our results of operations for the three months ended March 31, 2004 and are not expected to have a material effect on revenue or cost of revenue in future periods under the deferral and amortization method of accounting. For the three months ended March 31, 2004 and 2003, the Company and the Predecessor published 41 and 33 directories, respectively.

The Company enters into transactions where the Company’s products and services are promoted by the customer and, in exchange, the Company carries the customer’s advertisement and accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Such transactions were not significant to the Company’s operations for the three months ended March 31, 2004 and 2003.

In certain cases, the Company enters into agreements with customers that involve the delivery of more than one product or service. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d) Cost of Revenue

The Company and the Predecessor account for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which may be significant.

Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Stock-Based Compensation

Company. The Company accounts for the Stock Option Plan of Dex Media, Inc. under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Had the Company accounted for employee stock option grants under the fair value method prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for three months ended March 31, 2004 would have been as follows (in thousands):

Three Months Ended March 31, 2004
Net Loss:
As reported	$(599)
Pro forma	(670)

Predecessor. Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the three months ended March 31, 2003 would have been as follows (in thousands):

Three Months Ended March 31, 2003
Net Income:
As reported	$64,651
Pro forma	64,434

(f) Income Tax Provision

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating losses and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

(4) Goodwill and Intangible Assets

During the three months ended March 31, 2004, goodwill was changed by the following purchase accounting adjustment (in thousands):

Balance at December 31, 2003	$2,198,586
Working capital adjustment	(5,251)

Balance at March 31, 2004	$2,193,335

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The initial purchase price and fair value estimates recorded upon the September 9, 2003 Acquisition were adjusted upon settlement of working capital adjustment with the seller in 2004 pursuant to the provisions of the acquisition agreements.

The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in thousands):

As of March 31, 2004

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$890,000	$(99,104)	$790,896	20 years	(1)
Customer relationships—national	252,000	(19,543)	232,457	25 years	(1)
Non-compete/publishing agreements	359,000	(5,150)	353,850	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(8,703)	56,297	4 years
Advertising agreements	26,000	(1,029)	24,971	14 years

Totals	$1,977,000	$(133,529)	$1,843,471

As of December 31, 2003

Intangible Assets	Gross Carrying Value	Accumulated Amortization	Net Book Value	Life
Customer relationships—local	$890,000	$(56,411)	$833,589	20 years	(1)
Customer relationships—national	252,000	(11,023)	240,977	25 years	(1)
Non-compete/publishing agreements	359,000	(2,860)	356,140	39 years
Dex Trademark	385,000	—	385,000	Indefinite
Qwest Dex Trademark agreement	65,000	(4,834)	60,166	4 years
Advertising agreements	26,000	(572)	25,428	14 years

Totals	$1,977,000	$(75,700)	$1,901,300

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Long-Term Debt

Long-term debt is comprised of the following (in thousands, in descending order of right of payment):

	March 31, 2004	December 31, 2003
Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted London Interbank Offer Rates (“LIBOR”) plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	$892,445	$905,778
Notes payable to banks, Tranche B Term Loan, bearing interest at adjusted LIBOR plus the current applicable interest spread of 2.75% (weighted average of 3.87% at March 31, 2004)	1,115,555	1,132,222
Unsecured senior notes, due August 2010, bearing interest at 8.5%	385,000	385,000
Unsecured senior subordinated notes, due August 2013, bearing interest at 9.875%	780,000	780,000

	3,173,000	3,203,000
Less: current portion of long-term debt	(33,245)	(20,178)

	$3,139,755	$3,182,822

As of March 31, 2004, there were no borrowings under the revolving credit facility. The Company paid interest and fees on the bank facility, senior notes and senior subordinated notes of $76.1 million during the three months ended March 31, 2004. As of March 31, 2004, the Company was in compliance with all debt covenants under its credit facilities.

Effective June 11, 2004, the Company amended its credit agreement as more fully described in Note 12(b).

(6) Short-term Borrowings

In September 2002, Qwest Dex, Inc. issued to the Predecessor $750.0 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at LIBOR plus 11.50% which was 12.8% at March 31, 2003. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation (“QSC”), and the obligations are secured by a first priority pledge of the stock of Qwest Dex, a first priority pledge of substantially all of the assets of Qwest Dex and a second priority pledge of the stock of Qwest Corporation (“QC”), a wholly owned subsidiary of Qwest. The loan agreement includes certain financial covenants, including an interest coverage ratio based on EBITDA to interest expense with a minimum ratio of 4.75:1 and a debt to EBITDA ratio of 1.75:1 and other covenants limiting Dex’s ability to incur additional debt or liens, pay dividends and make investments. Upon the completion of the sale of Dex West, the entire $750 million debt balance was repaid. The Predecessor paid interest of approximately $22 million for the three months ended March 31, 2003.

In addition, Qwest granted a secondary priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. Qwest Dex, Inc. and Qwest Dex Holdings, Inc. are guarantors of the credit facility. The amount of the guarantee is limited to the maximum amount outstanding under the loan. The credit facility, as amended, includes several restrictive covenants which, among other things, limits Qwest’s ability to incur additional debt or liens; pay dividends; repurchase Qwest’s common stock; sell, lease, transfer or dispose of assets; make investments; and merge with another company.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7) Stock Options

Company. On November 8, 2002, Dex Media adopted the Stock Option Plan of Dex Media, Inc. (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of March 31, 2004 and December 31, 2003, the maximum number of shares of common stock available for grant was 623,000, respectively. The Compensation Committee of Dex Media determines the terms for each option. Generally, all outstanding stock options have an exercise price that was equal to the estimated fair value of the common stock on the date the stock option was granted. However, in certain instances stock options have been granted with an exercise price below the fair value of the common stock on the date of grant. All outstanding options have a term of ten years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years beginning the year of grant or the following year, depending upon when during the calendar year the options are granted, and ending five years after if certain EBITDA targets are met with respect to each year.

On November 3, 2003, Dex Media declared a distribution to its parent of $750.2 million. As a result of the distribution and as provided under the Plan, Dex Media adjusted the exercise price of all outstanding options to $60, effective November 10, 2003. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater that the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation.”

On January 28, 2004, Dex Media declared another distribution to its parent of $250.5 million. As a result of the distribution and as allowed under the Plan, Dex Media adjusted the exercise price of outstanding options to $46.43 and increased the number of outstanding options by 9.3587%, effective March 3, 2004. As the aggregate intrinsic value of the awards immediately after the change in exercise price was not greater than the aggregate intrinsic value of the awards immediately prior to the change in exercise price, and as the ratio of the exercise price per share to the market price per share was not reduced, the adjustment to the exercise price of the options did not result in any accounting recognition in the Company’s consolidated statements of operations, in accordance with APB Opinion No. 25 and FIN 44.

Predecessor. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method of APB Opinion No. 25 under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media West employees under this plan expired 90 days after the Acquisition.

(8) Pension and Other Post-Retirement Benefits

(a) General Description

Company. Effective November 8, 2002, Dex Media adopted a pension plan and effective December 1, 2002, Dex Media adopted an other post-retirement benefit plan providing retiree healthcare (together, the “Dex Media Plans”) with features similar to the Qwest plans described below. All individuals who became employees of Dex

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Media in connection with the Acquisition and who previously participated in the Qwest plans now participate in the Dex Media Plans. Employees of Qwest Dex who retired prior to the date of the Acquisition became retirees of Qwest and as such receive benefits under the Qwest Plans. Dex Media has filed for a determination letter with the IRS for its pension plan.

Pension costs and other post-retirement costs are recognized over the periods in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Dex Media’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media for the three months ended March 31, 2004 and 2003. The other post-retirement benefit plan is pay-as-you go and is funded out of Dex Media’s operating cash as the costs are incurred. No other post-retirement benefit funding was required for Dex Media for the three months ended March 31, 2004 and 2003.

On September 9, 2003, Dex West employees became employees of Dex Media East. Effective January 1, 2004, all employees of Dex Media East were transferred to Service Co. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Service Co.’s liabilities. The Company records an affiliate payable for the portion of the liability associated with the employees who provide services to Dex Media West. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue.

Predecessor. Qwest Dex employees participated in the Qwest pension, other post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex to these plans were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions were apportioned to Qwest Dex based upon demographic information provided by the plan administrator.

The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provided medical, dental, and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

Pension credits and other post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex for the three months ended March 31, 2003 and neither Qwest nor Qwest Dex made any contributions to the other post-retirement benefit plan for the three months ended March 31, 2003.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the Company and the Predecessor are as follows (in thousands):

	Company		Predecessor
	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	Pension Benefit	Post-Retirement Benefits	Pension Benefit	Post-Retirement Benefits
Service cost	$1,471	$343	$763	$90
Interest cost	1,713	414	2,687	1,642
Expected return on plan assets	(2,184)	—	(3,839)	(572)
Amortization of prior service cost	—	(57)	—	(75)
Amortization of transition asset	—	—	(318)	—
Amortization of net loss	—	—	—	421

Net periodic benefit cost	$1,000	$700	$(707)	$1,506

(9) Commitments and Contingencies

(a) Litigation

The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(b) Amdocs Agreement

During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) for the complete modernization of the Company’s and Dex Media East’s core production platform. Upon the consummation of the Dex West Acquisition, Dex Media’s obligation under the agreement totaled approximately $108.0 million. This project is designed to upgrade Dex Media’s existing software system to enhance its functionality. The Company will be allocated its proportional share of these charges in accordance with its Shared Services and Employees Agreement as the charges are incurred over the five year period. In the event that the Company is unable to meet its obligation, Dex Media East is required to assume the obligation for charges incurred, and in the event Dex Media East is unable to meet its obligation under the agreement, the Company may be required to assume the portion of the obligation currently attributable to Dex Media West. As of March 31, 2004, Dex Media East and the Company collectively have approximately $76.0 million remaining under this agreement.

(10) Transactions with Affiliates

Upon consummation of the acquisition of Dex West on September 9, 2003, all Qwest employees transferred to Dex Media West became legal employees of Dex Media East. Effective January 1, 2004, all employees of Dex Media East were transferred to Service Co. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Service Co.’s liabilities, with an offsetting asset recorded as an affiliate receivable. Dex Media West is charged and carries an affiliate payable for the portion of the liability

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

associated with employees providing services to Dex Media West. Per the Shared Services and Employees Agreement dated September 9, 2003, costs related to employees providing services entirely for Dex Media West are allocated 100% to Dex Media West. Shared employee costs are allocated and charged to Dex Media West based upon Dex Media West’s proportional share of consolidated Dex Media revenue. All cash related affiliate balances are settled at least monthly.

(11) Related Party Transactions, Other than Affiliates

In connection with the Acquisition, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $1.0 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company incurred $0.5 million in pro-rated annual advisory fees for three months ended March 31, 2004.

Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation (“SAVVIS”), pursuant to which SAVVIS will provide network connections and other services to support the Company’s integrated production system and other systems. SAVVIS is an affiliate of WCAS. The Company and Dex Media East expect to pay SAVVIS approximately $2.2 million, collectively, over the two-year term of the contract, although the Company has the option to purchase additional services for which the Company would pay SAVVIS additional fees.

(12) Subsequent Event

(a) Dex Media filed a Form S-1 with the SEC on May 14, 2004 in connection with its proposed initial public offering. The intended use of proceeds from the offering is to reduce the Company’s and Dex Media East’s senior subordinated notes by $18.2 million and $183.8 million, respectively.

(b) On June 11, 2004, Dex Media West amended its credit agreement which included a repricing of its credit facilities. The applicable margins on loans under the revolving credit facility, Tranche A term loan facility and Tranche B term loan facility were reduced. In connection with this agreement, the requirement of using any of the initial public offering proceeds received by Dex Media to prepay indebtedness under its credit facilities will be waived. This provision will be effective immediately upon the consummation of Dex Media’s initial public offering.

DEX MEDIA, INC.

OFFER TO EXCHANGE

$500,000,000 principal amount of its 8% Series B Notes due 2013,

which have been registered under the Securities Act,

for any and all of its outstanding 8% Series A Notes due 2013

and

$389,000,000 aggregate principal amount at maturity of its 9% Series B Discount Notes due 2013, which have been registered under the Securities Act,

for any and all of its outstanding 9% Series A Discount Notes due 2013.

and

$361,000,000 aggregate principal amount at maturity of its 9% Series B Discount Notes due 2013, which have been registered under the Securities Act,

for any and all of its outstanding 9% Series A Discount Notes due 2013.

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Our employment agreement with Mr. Burnett provides that during the term of his employment and so long as he has not breached any of his contractual obligations relating to non-competition, non-solicitation, nondisclosure of proprietary information and non-disparagement, we will indemnify him to the fullest extent permitted by the laws of the State of Delaware, and will advance to him reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the officer to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that he was not entitled to the reimbursement of such fees and expenses). During the term of Mr. Burnett’s employment, he will be entitled to the protection of any insurance policies we and our affiliates that employ him shall elect to maintain generally for the benefit of our directors and officers, which we refer to as “Directors and Officers Insurance,” against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee or his serving or having served any other enterprise as a director, officer or employee at our request (other than any dispute, claim or controversy arising under or relating to his employment agreement). Provided there is no non-de minimis incremental cost to us and our affiliates that employ him, for six years following the termination of his employment, Mr. Burnett will be entitled to continued coverage under Directors and Officers Insurance no less favorable than that (if any) provided to any other present or former director or officer.

Item 21. Exhibits and Financial Data Schedules.

(A) Exhibits

Number	Description

2.1 +	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

2.2 +	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

3.1 +++	Form of Amended and Restated Certificate of Incorporation of Dex Media, Inc.

3.2 +++	Form of Amended and Restated By-laws of Dex Media, Inc.

4.1 +	Note Indenture with respect to the 8% Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.2 +	Form of 8% Notes due 2013 (included in exhibit 4.1).

4.3 +	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.4 +	Form of 9% Discount Notes due 2013 (included in exhibit 4.3).

4.5 +	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated February 11, 2004.

4.6 +	Form of 9% Discount Notes due 2013 (included in exhibit 4.5).

4.7 +	Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.8 +	Form of 9 7/8% Senior Notes due 2009 (included in exhibit 4.7)

4.9 +	Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.10 +	Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.9)

4.11 +	Senior Note Indenture with respect to the 8½% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.12 +	Form of 8½% Senior Notes due 2010 (included in exhibit 4.11).

4.13 +	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.14 +	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.13)

4.15 +	Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.16 +	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

Number	Description

4.17 +	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc., dated February 11, 2004.

5.1 +	Opinion of Latham & Watkins LLP regarding the validity of the exchange notes.

10.1 +	Second Amendment and Restatement of Credit Agreement, dated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.2 ++	Third Amendment, dated as of June 11, 2004, to the Credit Agreement, dated as of November 8, 2002, as amended and restated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.3 +	Guarantee and Collateral Agreement, dated as of November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media East Finance Co., LCI International, Inc. (Dex Media International, Inc.) and JPMorgan Chase Bank, as collateral agent.

10.4 +	Agreement, dated as of November 8, 2002, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media East Credit Agreement), as amended.

10.5 +	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.6 +	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.7 ++	Second Amendment, dated as of June 11, 2004, to the Credit Agreement, dated as of September 9, 2003, as amended as of October 31, 2003, by and among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.8 +	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.

10.9 +	Agreement, dated as of September 9, 2003, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media West Credit Agreement).

10.10 +	Amended and Restated Billing and Collection Agreement, dated September 1, 2003, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

Number	Description

10.11 +	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).

10.12 +	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

10.13 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and The Carlyle Group.

10.14 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and Welsh, Carson, Anderson and Stowe.

10.15 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and The Carlyle Group.

10.16 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe dated September 9, 2003.

10.17 +++	Sponsor Stockholders Agreement among Dex Media, Inc., Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P.

10.18 +	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.

10.19 +	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

10.20 +	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated September 8, 2003.

10.21 +	Publishing Agreement by and among Dex Holdings LLC, Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2002.

10.22 +	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.

10.23 +	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.

10.24 +	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.

10.25 +	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.

10.26 +	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.

10.27 +	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.

Number	Description

10.28 +	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.

10.29 +	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.

10.30 +	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.

10.31 +	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.

10.32 +	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.

10.33 +	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.

10.34 +	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.

12.1 *	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1 +	List of Subsidiaries.

23.1 +	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2 *	Consent of KPMG LLP.

24.1 +	Powers of Attorney (included in the signature pages to this Registration Statement).

25.1 +	Statement of Eligibility of Trustee with respect to the Notes Indenture and each Discount Notes Indenture.

99.1 +	Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.

99.2 +	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.

99.3 +	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

99.4 +	Letter to Our Clients.

99.5 +	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

+	Incorporated by reference to our Registration Statement on Form S-4 (File No. 333-114472) filed April 14, 2004.
++	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-115489) filed June 28, 2004.
+++	Incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-115489) filed July 20, 2004.
*	Filed herewith

(B) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dex Media, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 4, 2004.

DEX MEDIA, INC.
By:	/S/ GEORGE BURNETT
George Burnett Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/S/ GEORGE BURNETT George Burnett	Chief Executive Officer, President and Director (principal executive officer)	August 4, 2004

/S/ ROBERT M. NEUMEISTER JR. Robert M. Neumeister, Jr.	Chief Financial Officer (principal financial and accounting officer)	August 4, 2004

* James A. Attwood, Jr.	Co-Chairman of the Board	August 4, 2004

* Anthony J. de Nicola	Co-Chairman of the Board	August 4, 2004

* John Almeida, Jr.	Director	August 4, 2004

* William Kennard	Director	August 4, 2004

* Bruce Rosenblum	Director	August 4, 2004

* Sanjay Swani	Director	August 4, 2004

R. Glenn Hubbard	Director

*By:	/S/ ROBERT M. NEUMEISTER, JR.
Robert M. Neumeister, Jr. As Attorney-in-Fact

EXHIBIT INDEX

Number	Description

2.1 +	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

2.2 +	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.

3.1 +++	Form of Amended and Restated Certificate of Incorporation of Dex Media, Inc.

3.2 +++	Form of Amended and Restated By-laws of Dex Media, Inc.

4.1 +	Note Indenture with respect to the 8% Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.2 +	Form of 8% Notes due 2013 (included in exhibit 4.1).

4.3 +	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated November 10, 2003.

4.4 +	Form of 9% Discount Notes due 2013 (included in exhibit 4.3).

4.5 +	Discount Note Indenture with respect to the 9% Discount Notes due 2013, between Dex Media, Inc. and U.S. Bank National Association, as trustee, dated February 11, 2004.

4.6 +	Form of 9% Discount Notes due 2013 (included in exhibit 4.5).

4.7 +	Senior Note Indenture with respect to the 9 7/8% Senior Notes due 2009, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.8 +	Form of 9 7/8% Senior Notes due 2009 (included in exhibit 4.7)

4.9 +	Senior Subordinated Note Indenture with respect to the 12 1/8% Senior Subordinated Notes due 2012, among Dex Media East LLC, Dex Media East Finance Co. and U.S. Bank National Association, as trustee, dated November 8, 2002.

4.10 +	Form of 12 1/8% Senior Subordinated Notes due 2012 (included in exhibit 4.9)

4.11 +	Senior Note Indenture with respect to the 8½% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.12 +	Form of 8½% Senior Notes due 2010 (included in exhibit 4.11).

4.13 +	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.

4.14 +	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.13)

4.15 +	Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.16 +	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., dated November 10, 2003.

4.17 +	Discount Note Registration Rights Agreement among Dex Media, Inc. and J.P. Morgan Securities Inc. and Lehman Brothers Inc., dated February 11, 2004.

Number	Description

5.1 +	Opinion of Latham & Watkins LLP regarding the validity of the exchange notes.

10.1 +	Second Amendment and Restatement of Credit Agreement, dated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, J.P. Morgan Europe, Limited, as London Agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.2 ++	Third Amendment, dated as of June 11, 2004, to the Credit Agreement, dated as of November 8, 2002, as amended and restated as of October 31, 2003, by and among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.3 +	Guarantee and Collateral Agreement, dated as of November 8, 2002, by and among Dex Media East, Inc., Dex Media East LLC (f/k/a SGN LLC), Dex Media East Finance Co., LCI International, Inc. (Dex Media International, Inc.) and JPMorgan Chase Bank, as collateral agent.

10.4 +	Agreement, dated as of November 8, 2002, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media East Credit Agreement), as amended.

10.5 +	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.6 +	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.7 ++	Second Amendment, dated as of June 11, 2004, to the Credit Agreement, dated as of September 9, 2003, as amended as of October 31, 2003, by and among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.

10.8 +	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.

10.9 +	Agreement, dated as of September 9, 2003, between Dex Media, Inc. and JPMorgan Chase Bank, as administrative agent under the Credit Agreement (the “Parent Support Agreement” relating to the Dex Media West Credit Agreement).

10.10 +	Amended and Restated Billing and Collection Agreement, dated September 1, 2003, by and between Qwest Corporation and Dex Media East LLC (f/k/a SGN LLC).

10.11 +	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).

Number	Description

10.12 +	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.

10.13 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and The Carlyle Group.

10.14 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media East LLC and Welsh, Carson, Anderson and Stowe.

10.15 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and The Carlyle Group.

10.16 +++	Form of Amended and Restated Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe dated September 9, 2003.

10.17 +++	Sponsor Stockholders Agreement among Dex Media, Inc., Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P.

10.18 +	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.

10.19 +	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.

10.20 +	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated September 8, 2003.

10.21 +	Publishing Agreement by and among Dex Holdings LLC, Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2002.

10.22 +	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.

10.23 +	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.

10.24 +	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.

10.25 +	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.

10.26 +	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.

10.27 +	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.

Number	Description

10.28 +	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.

10.29 +	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.

10.30 +	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.

10.31 +	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.

10.32 +	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.

10.33 +	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.

10.34 +	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1 +	List of Subsidiaries.

23.1 +	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2 *	Consent of KPMG LLP.

24.1 +	Powers of Attorney (included in the signature pages to this Registration Statement).

25.1 +	Statement of Eligibility of Trustee with respect to the Notes Indenture and each Discount Notes Indenture.

99.1 +	Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.

99.2 +	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.

99.3 +	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.

99.4 +	Letter to Our Clients.

99.5 +	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

+	Incorporated by reference to our Registration Statement on Form S-4 (File No. 333-114472) filed April 14, 2004.
++	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-115489) filed June 28, 2004.
+++	Incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-115489) filed July 20, 2004.
*	Filed herewith